   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1998


                                                      REGISTRATION NO: 333-62305

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                                MEDTRONIC, INC.

             (Exact name of registrant as specified in its charter)

            MINNESOTA                              3845                             41-0793183
 (State or other jurisdiction of       (Primary Standard Industrial      (I.R.S. Employer Identification
  incorporation or organization)       Classification Code Number)                   Number)

                            7000 CENTRAL AVENUE N.E.
                          MINNEAPOLIS, MINNESOTA 55432
                                 (612) 514-4000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                               CAROL E. MALKINSON
                  SENIOR LEGAL COUNSEL AND ASSISTANT SECRETARY
                                MEDTRONIC, INC.
                            7000 CENTRAL AVENUE N.E.
                          MINNEAPOLIS, MINNESOTA 55432
                                 (612) 514-4000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

          DAVID C. GRORUD, ESQ.                      BRUCE A. MACHMEIER, ESQ.
           MARY E. STRAND, ESQ.                      TIMOTHY J. SCALLEN, ESQ.
         FREDRIKSON & BYRON, P.A.                OPPENHEIMER WOLFF & DONNELLY LLP
   900 SECOND AVENUE SOUTH, SUITE 1100         45 SOUTH SEVENTH STREET, SUITE 3400
    MINNEAPOLIS, MINNESOTA 55402-3397           MINNEAPOLIS, MINNESOTA 55402-1609
              (612) 347-7000                              (612) 607-7000

                           --------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
 UPON CONSUMMATION OF THE MERGER, AS DESCRIBED IN THIS REGISTRATION STATEMENT.
                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES TO BE        AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING     REGISTRATION
                 REGISTERED                     REGISTERED(1)           SHARE               PRICE             FEE(2)(3)
Common Stock, par value $.10 per share(4)...   1,638,387 shares     Not Applicable      Not Applicable        $24,268.36



(1) Represents the approximate maximum number of shares issuable upon consummation of the Merger as described in the Registration Statement, based upon the anticipated maximum number of outstanding shares of AVECOR Cardiovascular Inc. Common Stock immediately prior to the Merger's Effective Time that are not owned by Medtronic, Inc. (8,100,000) and assuming the Average Stock Price for Medtronic, Inc. Common Stock is equal to $55.00, thereby resulting in the maximum Conversion Fraction of 0.20227 of a Medtronic, Inc. share issued for each AVECOR Cardiovascular Inc. share.



(2) The registration fee was calculated pursuant to Section 6 of the Securities Act of 1933 (the "Securities Act") and Rules 457(f)(1) and 457(c) thereunder, as 0.000295 multiplied by the product of (A) 8,100,000, the anticipated maximum number of AVECOR Cardiovascular Inc. shares that may be exchanged pursuant to the Merger, multiplied by (B) $10.15625, the average of the high and low sale prices of AVECOR Cardiovascular Inc. Common Stock as reported by the Nasdaq National Market on August 21, 1998, which date was within five business days prior to the date of the original filing of the Registration Statement on August 26, 1998.



(3) The entire registration fee was paid at the time of original filing of the Registration Statement on August 26, 1998.



(4) Each share of Medtronic, Inc. Common Stock includes a Preferred Stock Purchase Right pursuant to Medtronic, Inc.'s Shareholder Rights Plan.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                                                              September 28, 1998


Dear AVECOR Shareholder:


    I am pleased to invite you to attend the Special Meeting of Shareholders of AVECOR Cardiovascular Inc. ("AVECOR"), which will be held on October 28, 1998, at 9:00 a.m., local time, at AVECOR's corporate headquarters, located at 7611 Northland Drive, Minneapolis, Minnesota. At the meeting you will be asked to consider and vote upon a Plan of Merger and an Agreement and Plan of Merger dated as of July 12, 1998 (the "Merger Agreement") that provide for the merger of a wholly-owned subsidiary of Medtronic, Inc. ("Medtronic") into AVECOR.


    Under the terms of the Plan of Merger and the Merger Agreement, AVECOR shareholders will receive $11.125 in shares of Medtronic Common Stock in exchange for each of their shares of AVECOR Common Stock. The actual number of Medtronic shares you will receive in the merger for your AVECOR shares will be based on the market value of Medtronic Common Stock for a specified time period before the meeting.

    The attached Proxy Statement/Prospectus is intended to provide you with the information you will need to make an informed decision regarding how your should vote on the proposed merger. It also serves as a Prospectus for Medtronic, describing the investment in Medtronic that you will be making if the merger is approved and you exchange your AVECOR Common Stock for Medtronic Common Stock. Copies of the Plan of Merger and the Merger Agreement are attached to the Proxy Statement/Prospectus as Appendices A and B. I urge you to read this information carefully before voting on the proposed merger.

    THE BOARD OF DIRECTORS BELIEVES THE PROPOSED TRANSACTION IS FAIR AND IN THE BEST INTERESTS OF AVECOR AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS APPROVAL OF THE PLAN OF MERGER AND THE MERGER AGREEMENT. The Board believes that the merger will, among other things, permit AVECOR shareholders to continue their equity participation on a tax-free basis in a larger, more diversified medical products enterprise.

    The Board of Directors of AVECOR retained the investment banking firm of Piper Jaffray Inc. to advise it with respect to the consideration to be received in the merger. Piper Jaffray has advised the Board that, in its opinion, the consideration to be received by AVECOR shareholders pursuant to the Merger Agreement and the Plan of Merger is fair to such shareholders from a financial point of view. A copy of the opinion is attached to the Proxy Statement/Prospectus as Appendix D.

    The Plan of Merger and the Merger Agreement must be approved by the holders of a majority of the outstanding shares of AVECOR Common Stock. Your vote on this matter is very important. We urge you to carefully review the enclosed material and to return your proxy promptly.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                                          Sincerely,

                                                      [SIGNATURE]

                                          Anthony Badolato
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                           AVECOR CARDIOVASCULAR INC.
                              7611 NORTHLAND DRIVE
                          MINNEAPOLIS, MINNESOTA 55428

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 28, 1998


                            ------------------------

TO THE SHAREHOLDERS OF
AVECOR CARDIOVASCULAR INC.:


    A Special Meeting of the Shareholders of AVECOR Cardiovascular Inc. ("AVECOR") will be held at AVECOR's corporate headquarters, located at 7611 Northland Drive, Minneapolis, Minnesota, on October 28, 1998, at 9:00 a.m., local time, to consider and act upon a proposal to approve a Plan of Merger and an Agreement and Plan of Merger (the "Merger Agreement"), copies of which are included as Appendices A and B to the Proxy Statement/Prospectus accompanying this Notice. Pursuant to the Plan of Merger and the Merger Agreement, (a) AC Merger Corp. ("Merger Subsidiary") will be merged into AVECOR, with AVECOR to be the surviving corporation and to become a wholly-owned subsidiary of Medtronic, Inc. ("Medtronic"), and (b) holders of AVECOR common stock, par value $.01 per share ("AVECOR Common Stock"), will receive shares of Medtronic common stock, par value $.10 per share ("Medtronic Common Stock"), based upon a conversion fraction described in the Proxy Statement/ Prospectus accompanying this Notice.


    With respect to the proposal to approve the Plan of Merger and the Merger Agreement, AVECOR shareholders have a right to dissent and obtain payment in cash for their shares by complying with the terms and procedures of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, copies of which are included as Appendix C to the Proxy Statement/Prospectus accompanying this Notice.


    Only shareholders of record as shown on the books of AVECOR at the close of business on September 23, 1998 are entitled to notice of and to vote at the Special Meeting or any adjournments thereof.


    Information relating to the above proposal is set forth in the attached Proxy Statement/Prospectus. Approval of the Plan of Merger and the Merger Agreement will require the affirmative vote of the holders of a majority of the shares of AVECOR Common Stock outstanding on the record date. All shareholders are cordially invited to attend the Special Meeting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                        [SIG]

                                          Richard G. Lareau
                                          SECRETARY


September 28, 1998


         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE
          COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY CARD AND MAIL IT
         PROMPTLY IN THE ENCLOSED PROXY RETURN ENVELOPE, WHICH REQUIRES
                   NO POSTAGE IF MAILED IN THE UNITED STATES

             DO NOT SEND ANY STOCK CERTIFICATES WITH THE PROXY CARD

                           PROXY STATEMENT/PROSPECTUS

AVECOR Cardiovascular Inc.         Medtronic, Inc.
   7611 Northland Drive       7000 Central Avenue N.E.
  Minneapolis, Minnesota       Minneapolis, Minnesota
           55428                        55432
 Telephone: (612) 391-9000    Telephone: (612) 514-4000

                            ------------------------


         SPECIAL MEETING OF SHAREHOLDERS OF AVECOR CARDIOVASCULAR INC.
                         TO BE HELD ON OCTOBER 28, 1998


                             ---------------------


    This Proxy Statement/Prospectus is being furnished to the shareholders of AVECOR Cardiovascular Inc. ("AVECOR") in connection with the special meeting of shareholders (the "Meeting") of AVECOR to be held at AVECOR's corporate headquarters, located at 7611 Northland Drive, Minneapolis, Minnesota, on October 28, 1998, at 9:00 a.m. At the Meeting, AVECOR shareholders will be asked to consider and act upon a proposal to approve the Plan of Merger attached hereto as Appendix A and the Agreement and Plan of Merger attached hereto as Appendix B (the "Merger Agreement"), pursuant to which (a) AC Merger Corp. ("Merger Subsidiary"), a wholly-owned subsidiary of Medtronic, Inc. ("Medtronic"), will be merged (the "Merger") into AVECOR, which will be the surviving corporation in the Merger and become a wholly-owned subsidiary of Medtronic, and (b) each share of AVECOR common stock, par value $.01 per share ("AVECOR Common Stock"), will be converted into a portion of a share of Medtronic common stock, par value $.10 per share ("Medtronic Common Stock"), as described in this Proxy Statement/Prospectus.



    This Proxy Statement/Prospectus also constitutes the Prospectus of Medtronic with respect to the shares of Medtronic Common Stock to be issued in the Merger. Medtronic has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission") covering the shares of Medtronic Common Stock that may be issued in connection with the Merger, based on the Conversion Fraction described in this Proxy Statement/Prospectus. The Medtronic Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "MDT." This Proxy Statement/Prospectus is first being mailed to AVECOR shareholders on or about September 28, 1998.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Information contained or incorporated by reference in this Proxy Statement/Prospectus regarding Medtronic has been supplied by Medtronic. Information contained or incorporated by reference in this Proxy
Statement/Prospectus regarding AVECOR has been supplied by AVECOR.

    Additional copies of this Proxy Statement/Prospectus and the Proxy card to be returned for the Meeting can be obtained from AVECOR, 7611 Northland Drive, Minneapolis, Minnesota 55428, Attention: Investor Relations, telephone (612) 391-9000.


       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS SEPTEMBER 24, 1998.

    No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus or the documents incorporated by reference herein, and any information or representations not contained herein or therein may not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Medtronic Common Stock offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any circumstances in which such offer or solicitation is unlawful. The delivery of this Proxy Statement/Prospectus does not imply that the information herein is correct as of any time subsequent to the date of such information.

                             AVAILABLE INFORMATION

    This Proxy Statement/Prospectus is a prospectus of Medtronic delivered in compliance with the Securities Act of 1933 (the "Securities Act"). This Proxy Statement/Prospectus constitutes part of a Registration Statement on Form S-4 (the "Registration Statement") filed by Medtronic with the Commission under the Securities Act with respect to the Medtronic Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Medtronic, AVECOR, and the Medtronic Common Stock offered hereby, reference is made to the Registration Statement, exhibits, and schedules. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


    Medtronic and AVECOR are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, each files reports, proxy and information statements, and other information with the Commission. The public may read and copy the Registration Statement and the reports, proxy and information statements, and other information filed by each of Medtronic and AVECOR pursuant to the Exchange Act at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at one of the Commission's regional offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of such material are available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Copies of all or any part of such AVECOR material are available for inspection at the offices of the National Association of Securities Dealers, Inc. The public may obtain information on the operation of the Commission's Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site at "http://www.sec.gov" containing reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission, including Medtronic and AVECOR.


                     INFORMATION INCORPORATED BY REFERENCE


    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE. MEDTRONIC AND AVECOR WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF AVECOR COMMON STOCK, TO WHOM A COPY OF THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, COPIES OF ANY AND ALL SUCH DOCUMENTS (OTHER THAN THE EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THIS PROXY STATEMENT/PROSPECTUS INCORPORATES) OF MEDTRONIC OR AVECOR, AS THE CASE MAY BE, THAT ARE INCORPORATED BY REFERENCE. REQUESTS SHOULD BE DIRECTED TO MEDTRONIC, INC., 7000 CENTRAL AVENUE N.E., MINNEAPOLIS, MINNESOTA 55432, ATTENTION:
INVESTOR RELATIONS DEPARTMENT, TELEPHONE (612) 514-3035, OR TO AVECOR CARDIOVASCULAR INC., 7611 NORTHLAND DRIVE, MINNEAPOLIS, MINNESOTA 55428,
ATTENTION: INVESTOR RELATIONS, TELEPHONE (612) 391-9000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE NO LATER THAN OCTOBER 21, 1998.

    The following Medtronic documents are incorporated by reference herein:

    1. Medtronic's Annual Report on Form 10-K for the fiscal year ended April 30, 1998.


    2. Medtronic's Quarterly Report on Form 10-Q for the quarter ended July 31, 1998.



    3. Medtronic's Current Reports on Form 8-K filed July 8, 1998, July 16, 1998, August 20, 1998, September 22, 1998, and September 23, 1998.



    4. The description of Medtronic's Common Stock contained in Medtronic's Registration Statement on Form 8-A filed under Section 12 of the Exchange Act.



    5. The description of Medtronic's Preferred Stock Purchase Rights attached to its Common Stock contained in Medtronic's Registration Statement on Form 8-A filed under Section 12 of the Exchange Act.


    All documents filed by Medtronic with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents.

    The following AVECOR documents are incorporated by reference herein:

    1.  AVECOR's Annual Report on Form 10-K for the year ended December 31,
       1997.

    2. AVECOR's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

    All documents filed by AVECOR with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act after the date hereof and prior to the date of the Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents.

    Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

    Certain statements contained in this Proxy Statement/Prospectus (including information included or incorporated by reference herein) and other written and oral statements made from time to time by Medtronic and AVECOR do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as "anticipate," "believe," "estimate," "expect," "intend," "may," "could," "possible," "plan," "project," "will," "forecast" and similar words or expressions. Medtronic's and AVECOR's respective forward-looking statements generally relate to their respective growth strategies, financial results, product development and regulatory approval programs, and sales efforts. One must carefully consider forward-looking statements and understand that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. It is not possible to foresee or identify all factors affecting Medtronic's or AVECOR's respective forward-looking statements, and investors therefore should not consider any list of factors affecting Medtronic's or AVECOR's respective forward-looking statements to be an exhaustive statement of all risks, uncertainties, or potentially inaccurate assumptions. Neither Medtronic nor AVECOR undertakes any obligation to update any forward-looking statement.

    Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from Medtronic's or AVECOR's forward-looking statements, such factors include, among others, (i) trends toward managed care, health care cost containment, and other changes in government and private sector initiatives, in the United States and other countries in which Medtronic or AVECOR do business, that are placing increased emphasis on the delivery of more cost-effective medical therapies; (ii) the trend of consolidation in the medical device industry as well as among customers of medical device manufacturers, resulting in more significant, complex, and long-term contracts than in the past and potentially greater pricing pressures;
(iii) the difficulties and uncertainties associated with the lengthy and costly new product development and regulatory approval processes, which may result in lost market opportunities or preclude product commercialization; (iv) efficacy or safety concerns with respect to marketed products, whether scientifically justified or not, that may lead to product recalls, withdrawals, or declining sales; (v) changes in governmental laws, regulations, and accounting standards and the enforcement thereof that may be adverse to Medtronic or AVECOR; (vi) increased public interest in recent years in product liability claims for implanted medical devices, including pacemakers and leads; (vii) other legal factors including environmental concerns and patent or other intellectual property disputes with competitors or others; (viii) agency or government actions or investigations affecting the industry in general or Medtronic or AVECOR in particular; (ix) the development of new products or technologies by competitors, technological obsolescence, and other changes in competitive factors; (x) risks associated with maintaining and expanding international operations; (xi) business acquisitions, dispositions, discontinuations or restructurings by Medtronic or AVECOR; (xii) the integration of businesses acquired by Medtronic or AVECOR; and (xiii) economic factors over which Medtronic or AVECOR has no control, including changes in inflation, foreign currency rates, and interest rates. Medtronic and AVECOR note these factors as permitted by the Private Securities Litigation Reform Act of 1995.

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                             ---------
SUMMARY....................................................................................................          7

GENERAL INFORMATION........................................................................................         18

THE MERGER.................................................................................................         19
  General..................................................................................................         19
  Effective Time of the Merger.............................................................................         19
  Background of the Merger.................................................................................         20
  AVECOR's Reasons for the Merger; Recommendation of the AVECOR Board of Directors.........................         23
  Medtronic's Reasons for the Merger.......................................................................         24
  Opinion of AVECOR's Financial Advisor....................................................................         24
  Vote Required............................................................................................         28
  Conversion of AVECOR Common Stock in the Merger..........................................................         29
  Shareholder Rights Plans.................................................................................         30
  Treatment of Stock Options...............................................................................         31
  Conduct of Business of AVECOR Pending the Merger.........................................................         31
  Interests of Certain Persons in the Merger...............................................................         32
  Voting Agreements........................................................................................         33
  Stock Option Agreement...................................................................................         33
  Conditions; Waiver.......................................................................................         33
  Amendment and Termination of the Merger Agreement........................................................         34
  Expenses and Fees........................................................................................         35
  Restrictions on Resale of Medtronic Common Stock.........................................................         35
  Deregistration of AVECOR Common Stock....................................................................         36
  Accounting Treatment of the Merger.......................................................................         36
  Certain Federal Income Tax Consequences..................................................................         36
  Indemnification..........................................................................................         38
  Regulatory Requirements..................................................................................         38
  Rights of Dissenting AVECOR Shareholders.................................................................         38

COMPARATIVE STOCK PRICES AND DIVIDENDS.....................................................................         41

RECENT DEVELOPMENTS........................................................................................         42

COMPARATIVE RIGHTS OF MEDTRONIC AND AVECOR SHAREHOLDERS....................................................         43
  Classification, Removal, and Nomination of Directors.....................................................         43
  Preferred Stock..........................................................................................         44
  Special Meetings of Shareholders.........................................................................         45
  Voting Rights; Shareholder Approvals.....................................................................         45
  Cumulative Voting........................................................................................         45
  Preemptive Rights........................................................................................         45
  Amendment of the Articles of Incorporation...............................................................         45
  Business Combinations and Control Share Acquisitions.....................................................         45
  Shareholder Rights Plans.................................................................................         46
  Related Person Business Transactions.....................................................................         47

INFORMATION REGARDING AVECOR...............................................................................         48
  General Development of Business..........................................................................         48
  Industry Background and Markets..........................................................................         48
  Products.................................................................................................         52
  Research and Development.................................................................................         55

                                                                                                               PAGE
                                                                                                             ---------
  Marketing................................................................................................         56
  Competition..............................................................................................         57
  Manufacturing............................................................................................         58
  Governmental Regulation..................................................................................         59
  Third-Party Reimbursement and Cost Containment...........................................................         61
  Patents and Propriety Rights.............................................................................         62
  Employees................................................................................................         64

SELECTED FINANCIAL DATA OF AVECOR..........................................................................         65

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AVECOR............         66

CERTAIN TRANSACTIONS AND RELATIONSHIPS BETWEEN AVECOR AND MEDTRONIC........................................         74

LEGAL MATTERS..............................................................................................         74

EXPERTS....................................................................................................         74

INDEX TO FINANCIAL STATEMENTS..............................................................................        F-1

APPENDIX A--Plan of Merger.................................................................................        A-1

APPENDIX B--Agreement and Plan of Merger...................................................................        B-1

APPENDIX C--Sections 302A.471 and 302A.473 of Minnesota Business Corporation Act...........................        C-1

APPENDIX D--Opinion of Piper Jaffray Inc...................................................................        D-1

                                    SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/ PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO, AND THE DOCUMENTS INCORPORATED IN THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE.

                             PARTIES TO THE MERGER


AVECOR:.................  AVECOR Cardiovascular Inc. ("AVECOR"), a Minnesota corporation, was incorporated in 1990 and began operations in 1991 when it purchased the surgical division of SCIMED Life Systems, Inc.
                          AVECOR designs, manufactures, markets, and services specialty medical devices for heart/lung bypass surgery and long-term respiratory support. Its products include the
                          AFFINITY-Registered Trademark- microporous, hollow fiber membrane oxygenator and related blood reservoirs, a line of solid silicone membrane oxygenators and related blood reservoirs, the AFFINITY blood pump, the MYOTHERM-Registered Trademark- cardioplegia delivery system, SIGNATURE-TM- custom tubing packs, and the
                          AFFINITY arterial filter.

                          AVECOR's principal offices and corporate headquarters are located at 7611 Northland Drive, Minneapolis, Minnesota 55428, telephone:
                          (612) 391-9000. See "Information Incorporated by Reference" and
                          "Information Regarding AVECOR."

MEDTRONIC:..............  Medtronic, Inc. ("Medtronic"), a Minnesota corporation, was incorporated in 1957. Medtronic is the world's leading medical technology company specializing in implantable and interventional therapies. Its primary products include those for bradycardia pacing, tachyarrhythmia management, atrial fibrillation
                          management, heart failure management, coronary and peripheral vascular disease, heart valve replacement, extracorporeal cardiac support, minimally invasive cardiac surgery, malignant and non-malignant pain, movement disorders, neurosurgery and
                          neurodegenerative disorders. Medtronic serves customers and patients in more than 120 countries.

                          Medtronic's principal offices and corporate headquarters are located at 7000 Central Avenue N.E., Minneapolis, Minnesota
                          55432, telephone: (612) 514-4000. See "Information Incorporated by Reference."

AC MERGER CORP.:........  AC Merger Corp. ("Merger Subsidiary"), a Minnesota corporation, is a corporation recently organized by Medtronic for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the proposed
                          Merger.

                               AVECOR SHAREHOLDERS' MEETING

TIME, DATE, AND PLACE OF
  MEETING:..............  A special meeting of shareholders of AVECOR will be held on
                          October 28, 1998, at 9:00 a.m., local time, at AVECOR's corporate headquarters, located at 7611 Northland Drive, Minneapolis,
                          Minnesota (the "Meeting").

PURPOSE OF THE
  MEETING:..............  The purpose of the Meeting is to consider and vote upon a proposal to approve the Plan of Merger attached hereto as
                          Appendix A and the Agreement and Plan of Merger dated as of July
                          12, 1998 (the "Merger Agreement"), among Medtronic, AVECOR, and
                          Merger Subsidiary, which is attached hereto as Appendix B, providing for the merger (the "Merger") of Merger Subsidiary into
                          AVECOR, as a result of which AVECOR will become a wholly-owned subsidiary of Medtronic. Other terms and provisions related to the Merger are set forth in the Merger Agreement, which is summarized in this Proxy Statement/Prospectus.

RECORD DATE:............  Only holders of record of AVECOR Common Stock at the close of business on September 23, 1998, will be entitled to receive notice of and to vote at the Meeting or any adjournment or adjournments thereof.

VOTE REQUIRED:..........  The affirmative vote by the holders of a majority of the outstanding shares of AVECOR Common Stock is required to approve the Plan of Merger and the Merger Agreement. As of the record date, 8,055,975 shares of AVECOR Common Stock were outstanding and entitled to vote. Of such shares, 1,084,524 shares
                          (approximately 13.5% of the shares entitled to vote at the
                          Meeting) are beneficially owned by directors and executive officers of AVECOR. AVECOR's directors and executive officers have executed voting agreements under which such persons agreed to vote shares of AVECOR Common Stock owned by them in favor of the Merger. Of the shares of AVECOR Common Stock outstanding as of the record date, Medtronic, through a wholly-owned subsidiary, owns 346,960 shares of AVECOR Common Stock representing
                          approximately 4.3% of the shares entitled to vote. Medtronic intends to have all such shares voted in favor of the Merger.

                          AVECOR shareholders have the power to revoke proxies previously given by them before the shares represented by any such proxies are voted at the Meeting. See "General Information."

                          Approval of the Plan of Merger and the Merger Agreement by
                          Medtronic shareholders is not required under Minnesota law and, accordingly, will not be sought. See "The Merger--Vote Required."

DISSENTERS' RIGHTS:.....  Under Minnesota law, holders of AVECOR Common Stock who give proper notice to AVECOR and who do not vote in favor of the
                          Merger have the right to receive in cash the "fair value" of their AVECOR shares in lieu of Medtronic Common Stock as a result of the Merger. See "The Merger--Rights of Dissenting AVECOR
                          Shareholders" and Sections 302A.471 and 302A.473 of the Minnesota
                          Business Corporation Act (the "MBCA"), copies of which are attached hereto as Appendix C. Holders of Medtronic Common Stock do not have dissenters' rights in connection with the Merger.

                                 DESCRIPTION OF THE MERGER

GENERAL:................  Upon consummation of the Merger, Merger Subsidiary will be merged into AVECOR and AVECOR will become a wholly-owned subsidiary of
                          Medtronic. Each share of AVECOR Common Stock outstanding
                          immediately prior to the Merger (except shares of AVECOR Common
                          Stock owned by Medtronic and any shares as to which dissenters'
                          rights have been properly exercised) will be converted into the portion of a share (the "Conversion Fraction") of Medtronic
                          Common Stock equal to $11.125 divided by the average of the daily closing sale prices of Medtronic Common Stock as reported on the
                          NYSE Composite Tape (the "Average Stock Price") for the 18
                          consecutive NYSE trading days ending on the second NYSE trading day immediately preceding the Effective Time of the Merger.
                          Solely for illustrative purposes, the Conversion Fraction would be .1980 (or one Medtronic share for each 5.05 AVECOR shares held) if the Average Stock Price were calculated based upon the closing sale price of Medtronic Common Stock on September 21,
                          1998.

                          The Conversion Fraction is subject to appropriate adjustment in the event of a stock split, combination, stock dividend, or other distribution of shares of Medtronic Common Stock prior to the
                          Effective Time of the Merger. See "The Merger."

                          Each share of Medtronic Common Stock received in the Merger will also represent one Preferred Stock Purchase Right under
                          Medtronic's Shareholder Rights Plan. See "The Merger--Shareholder
                          Rights Plans."

                          Persons entitled to a fractional share of Medtronic Common Stock upon such conversion will receive a cash payment in lieu thereof.
                          See "The Merger--Conversion of AVECOR Common Stock in the
                          Merger-- Fractional Shares."

                          If the Merger is approved and the Merger is completed, AVECOR shareholders will be instructed to deliver to Medtronic's
                          exchange agent for the Merger a letter of transmittal, which will be sent to such shareholders following the Merger, together with certificates evidencing each shareholder's AVECOR Common Stock, in exchange for the Medtronic Common Stock and, if applicable, cash in lieu of any fractional shares of Medtronic Common Stock.
                          AVECOR SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL
                          THEY RECEIVE A LETTER OF TRANSMITTAL. See "The Merger--
                          Conversion of AVECOR Common Stock in the Merger."

EFFECTIVE TIME OF THE
  MERGER:...............  It is expected that the Merger will become effective as promptly as practicable following approval of the Plan of Merger and the
                          Merger Agreement by the requisite vote of the AVECOR shareholders and the satisfaction or waiver of the other conditions to the
                          Merger. See "The Merger--Effective Time" and "--Conditions;
                          Waiver."

BACKGROUND OF THE
  MERGER:...............  The terms of the Merger Agreement are the result of arm's-length negotiations between representatives of Medtronic and AVECOR. The following is a brief discussion of the background of these negotiations, the Merger, and related transactions.

                          In November 1997, AVECOR engaged Piper Jaffray Inc. ("Piper
                          Jaffray") to explore various strategic alternatives for AVECOR.

                          During the period from December 1997 to early July 1998, AVECOR met at various times with Medtronic and four other companies regarding a possible business combination between AVECOR and each of those companies. During the course of AVECOR's negotiations with Medtronic, which began in June 1998, AVECOR continued to discuss a possible transaction with two of the other four
                          interested companies.

                          During June 1998, Medtronic held meetings with AVECOR, reviewed due diligence information concerning AVECOR's business, and ultimately proposed the terms of its offer to acquire AVECOR. On
                          June 25, 1998, the Medtronic Board of Directors approved the acquisition of AVECOR, subject to final negotiations by senior management. During the period of July 7-12, 1998, AVECOR,
                          Medtronic, and their respective advisors negotiated the
                          definitive terms of the Merger Agreement and related agreements.

                          On July 12, 1998, the Board of Directors of AVECOR unanimously approved the terms of the Merger Agreement and the Plan of
                          Merger. The Merger Agreement was signed following the conclusion of the meeting of the Board of Directors of AVECOR. See "The
                          Merger--Background of the Merger," "--AVECOR's Reasons for the
                          Merger; Recommendation of the AVECOR Board of Directors,"
                          "--Medtronic's Reasons for the Merger," and "--Opinion of
                          AVECOR's Financial Advisor."

REASONS FOR THE
  MERGER:...............  In reaching its conclusions to approve the Merger Agreement and to recommend the approval of the Plan of Merger and the Merger
                          Agreement by the AVECOR shareholders, the AVECOR Board of
                          Directors considered various factors, including: (i) AVECOR's strategic alternatives, including remaining a separate company, exploring a future acquisition of AVECOR by another party, or engaging in a merger of equals or joint venture transaction with another party; (ii) certain factors influencing the heart/lung bypass device industry, including pricing pressures, the need to compete by offering a more complete line of products, and other competitive factors; (iii) the overall strategic fit between
                          AVECOR and Medtronic in view of their respective product lines, markets, and distribution channels and the potential synergies, efficiencies, and cost savings that could be realized through a combination of AVECOR and Medtronic; (iv) the opportunity for
                          AVECOR shareholders to continue equity participation in a larger, more diversified medical device company at a premium over market prices for AVECOR Common Stock prior to announcement of the
                          Merger; (v) the financial advice provided to AVECOR by Piper
                          Jaffray and Piper Jaffray's opinion that the consideration to be received by AVECOR shareholders in the Merger is fair from a financial point of view; (vi) the terms and conditions of the
                          Merger Agreement; and (vii) that the Merger will be a tax-free transaction for federal income tax purposes to AVECOR
                          shareholders receiving Medtronic Common Stock.

                          THE BOARD OF DIRECTORS OF AVECOR HAS UNANIMOUSLY APPROVED THE
                          MERGER, AND THE BOARD RECOMMENDS THAT THE SHAREHOLDERS OF AVECOR
                          VOTE IN FAVOR OF THE PLAN OF MERGER AND THE MERGER AGREEMENT.

                          See "The Merger--AVECOR's Reasons for the Merger; Recommendation
                          of the AVECOR Board of Directors," "--Medtronic's Reasons for the
                          Merger," "--Opinion of AVECOR's Financial Advisor," and
                          "Comparative Stock Prices and Dividends." For information on the interests of certain persons in the Merger, see "The
                          Merger--Interests of Certain Persons in the Merger."

AVECOR'S FINANCIAL
  ADVISOR:..............  Piper Jaffray was retained by AVECOR to advise it with respect to the fairness of the consideration to be received by AVECOR shareholders in the Merger from a financial point of view. Piper
                          Jaffray has rendered its written opinion to the effect that, as of the date of such opinion, the consideration to be received in the Merger by AVECOR shareholders is fair to the AVECOR
                          shareholders from a financial point of view. The full text of the opinion of Piper Jaffray, which contains information as to the assumptions made, matters considered, and the scope and
                          limitations on the review undertaken, is set forth as Appendix D to this Proxy Statement/ Prospectus and should be read in its entirety. See "The Merger--Opinion of AVECOR's Financial
                          Advisor."

FLUCTUATION IN MARKET
  PRICE:................  Although the Merger Agreement fixes the value of Medtronic Common
                          Stock to be issued with respect to each share of AVECOR Common
                          Stock at $11.125, the number of shares of Medtronic Common Stock to be received by AVECOR shareholders in the Merger will depend on the market value of Medtronic Common Stock, which is subject to fluctuation. Because of such fluctuations in the value of
                          Medtronic shares, the market value of Medtronic Common Stock that
                          AVECOR shareholders receive in the Merger may increase or
                          decrease following the Merger. See "Comparative Stock Prices and
                          Dividends" and "The Merger--Conversion of AVECOR Common Stock in
                          the Merger."

CERTAIN FEDERAL INCOME
  TAX CONSEQUENCES:.....  The Merger is expected to be treated as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").
                          Medtronic, AVECOR, and Merger Subsidiary will each be a "party to the reorganization" within the meaning of Section 368(b) of the
                          Code.

                          No gain or loss will be recognized by the shareholders of AVECOR upon their receipt of Medtronic Common Stock in exchange for their AVECOR Common Stock. An AVECOR shareholder receiving cash in lieu of a fractional share or exercising dissenters' rights, however, will be required to recognize gain, if any, realized in the transaction but not in excess of the cash received by such shareholder. See "The Merger--Certain Federal Income Tax
                          Consequences."

ACCOUNTING TREATMENT:...  Medtronic intends to account for the Merger as a purchase for accounting and financial reporting purposes under generally accepted accounting principles. See "The Merger--Accounting
                          Treatment of the Merger."

TREATMENT OF STOCK
  OPTIONS:..............  Pursuant to the terms of the outstanding options to purchase
                          AVECOR Common Stock, such options that are not otherwise vested will be fully vested and exercisable as a result of the Merger.
                          All options that are not exercised and remain outstanding at the
                          Effective Time will be assumed by Medtronic and will thereafter be exercisable on the same terms and conditions, except for appropriate adjustments to reflect the Conversion Fraction and conversion into options to purchase Medtronic Common Stock. See
                          "The Merger--Treatment of Stock Options" and "--Interests of
                          Certain Persons in the Merger."

INTERESTS OF CERTAIN
  PERSONS IN THE
  MERGER:...............  In considering the recommendation of the Board of Directors of
                          AVECOR with respect to the Plan of Merger, the Merger Agreement, and the transactions contemplated thereby, shareholders of AVECOR should be aware that certain executive officers and directors of
                          AVECOR have certain interests in the Merger that are in addition to, and may conflict with, the interests of shareholders of
                          AVECOR generally. These interests include, among other things, the interests of certain executives and directors of AVECOR in stock options that will vest and become exercisable as a result of the Merger, and the obligation of Medtronic to cause AVECOR to continue to provide certain indemnification and related insurance coverage to directors, officers, employees, and agents of AVECOR following the Merger.

                          Two executive officers of AVECOR have executed separate
                          noncompetition agreements with Medtronic and, pursuant to the terms of the Merger Agreement, AVECOR is required to use all reasonable efforts to cause two other executive officers and one other member of AVECOR's management to execute proposed
                          noncompetition agreements with Medtronic. All executed and proposed agreements are conditioned upon the effectiveness of the
                          Merger and provide that the individual, upon signing the
                          agreement, agrees that such individual will not be employed by, associated with, or render services to certain competitive businesses, anywhere in the world, for 24 or 42 months (depending on the individual) after the Merger. In addition, four executive officers are parties to change in control agreements with AVECOR that provide certain payments and other benefits to these
                          individuals if, during the 12-month period following a "change in control" of AVECOR or its successors (such as the Merger), (i)
                          such individual's employment is terminated other than for death, disability, or "for cause" or (ii) such individual terminates his employment as a result of a material adverse change in the nature of such individual's employment.

                          The AVECOR Board of Directors was aware of each of these
                          interests and considered them, among other matters, in approving the Merger. See "The Merger--Interests of Certain Persons in the
                          Merger."

REGULATORY APPROVAL:....  The only federal or state regulatory approval needed to effect the Merger is the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust
                          Improvements Act of 1976 (the "HSR Act"). On August 21, 1998,
                          Medtronic and AVECOR received a request for additional
                          information relating to the notifications that they had earlier filed under the HSR Act. This request extends the waiting period during which the applicable governmental authorities can review the Merger. The waiting period will expire on the 20th day after the companies substantially comply with the request. The
                          companies have discussed and clarified the request with the governmental authorities and expect to file shortly their
                          response to the request. Medtronic and AVECOR do not expect international regulatory filings that may be required, if any, to affect the expected timing of the Merger. See "The
                          Merger--Regulatory Requirements."

NO SOLICITATION:........  Pursuant to the Merger Agreement, AVECOR and its representatives cannot, prior to the Effective Time or earlier termination of the
                          Merger Agreement, encourage, solicit, discuss, or negotiate with any person (other than Medtronic) concerning any merger, sale, or license of any significant portion of AVECOR's assets or similar transaction, except to the extent required by the fiduciary obligations of the AVECOR Board of Directors and in accordance with the provisions of the Merger Agreement. See "The
                          Merger--Conduct of Business of AVECOR Pending the Merger."

CONDITIONS TO MERGER:...  The respective obligations of Medtronic, Merger Subsidiary, and
                          AVECOR to effect the Merger are subject to the satisfaction or waiver at or prior to the Merger of certain conditions. See "The
                          Merger--Conditions; Waiver."

TERMINATION:............  The Merger Agreement may be terminated prior to the Effective
                          Time, whether before or after approval of the Merger by the
                          AVECOR shareholders, in certain specified events. Upon a
                          termination as a result of certain of such events, AVECOR is required to pay to Medtronic a termination fee of $2.75 million.
                          See "The Merger--Amendment and Termination of the Merger
                          Agreement."

STOCK OPTION
  AGREEMENT:............  In connection with the execution of the Merger Agreement,
                          Medtronic and AVECOR entered into a Stock Option Agreement pursuant to which AVECOR granted to Medtronic an option to purchase up to 1,600,851 shares of AVECOR Common Stock (or 19.9%
                          of the outstanding shares of AVECOR Common Stock as of July 12,
                          1998) at an exercise price of $11.125 per share. The option is exercisable upon the occurrence of certain events and provides
                          Medtronic with the right, under certain circumstances, to require
                          AVECOR to repurchase the option for its in-the-money value, provided that the sum of any termination fee and the amount paid to repurchase the option cannot exceed $3.6 million. The option, which Medtronic required as a condition to Medtronic's entering into the Merger Agreement, may increase the likelihood of
                          consummation of the Merger. See "The Merger--Stock Option
                          Agreement" and "--Amendment and Termination of the Merger
                          Agreement."

     COMPARISON OF RIGHTS OF MEDTRONIC SHAREHOLDERS AND AVECOR SHAREHOLDERS

    Medtronic and AVECOR are incorporated under the laws of the State of Minnesota. The rights of AVECOR shareholders are currently governed by the Second Restated Articles of Incorporation, as amended, and Bylaws, as amended, of AVECOR. Upon consummation of the Merger, AVECOR shareholders will become shareholders of Medtronic and their rights as such will be governed by the Restated Articles of Incorporation and Bylaws, as amended, of Medtronic. See "The Merger-- Comparative Rights of Medtronic Shareholders and AVECOR Shareholders."

               RECENT PRICES OF MEDTRONIC AND AVECOR COMMON STOCK


    On July 10, 1998, the last trading day preceding public announcement of the Merger Agreement, the reported closing sale price of Medtronic Common Stock on the NYSE was $69.8125 per share. On that day, the reported closing sale price of AVECOR Common Stock on the Nasdaq National Market was $9.875 per share. On September 21, 1998, the latest practicable trading day prior to the printing of this Proxy Statement/Prospectus, the reported closing sale price of Medtronic Common Stock on the NYSE was $56.1875 per share. On that day, the reported closing sale price of AVECOR Common Stock on the Nasdaq National Market was $9.50 per share.



    Pursuant to the Merger Agreement, the actual portion of a Medtronic share into which one AVECOR share will be converted will be equal to $11.125 divided by the Average Stock Price of Medtronic Common Stock for the 18 consecutive NYSE trading days ending on the second trading day immediately preceding the Effective Time of the Merger. Solely for illustrative purposes, the Conversion Fraction would be 0.1594 if the Average Stock Price were calculated based on the reported closing sale price of Medtronic Common Stock on July 10, 1998, or .1980 if the Average Stock Price were calculated based on the reported closing sale price of Medtronic Common Stock on September 21, 1998. See "Comparative Stock Prices and Dividends" and "The Merger--Conversion of AVECOR Common Stock in the Merger."


                              RECENT DEVELOPMENTS


    To be eligible to use the pooling of interests accounting method to account for its merger with Physio-Control International Corporation ("Physio-Control") and future transactions, Medtronic has recently completed an offering, at a price per share of $56.75, of 12.5 million shares of Medtronic Common Stock, which approximates the number of shares tainted for purposes of the pooling of interests accounting method.


    On June 27, 1998, Medtronic entered into an agreement to acquire Physio-Control, a company that designs, manufactures, markets, and services an integrated line of noninvasive emergency cardiac defibrillator and vital sign assessment devices, disposable electrodes, and data management software. Pursuant to the acquisition agreement, Physio-Control will become a wholly-owned subsidiary of Medtronic in a stock-for-stock merger that is expected to be tax-free and accounted for using the pooling of interests accounting method.


    On September 22, 1998, Medtronic entered into an agreement to acquire Midas Rex, L.P. ("Midas Rex"), a privately-held company that designs, manufactures, markets, distributes, and sells high-speed neurological powered instruments, including pneumatic instrumentation for surgical dissection of bones, biometals, bioceramics, and bioplastics, and related instruments. Pursuant to the acquisition agreement, Medtronic or a subsidiary of Medtronic will acquire for cash all of the assets and certain liabilities of Midas Rex.

                       SELECTED HISTORICAL FINANCIAL DATA


    The following table sets forth selected historical financial data for Medtronic as of and for each of the five consecutive fiscal years ended April 30, 1998 and as of and for the three-month periods ended July 31, 1998 and August 1, 1997, and for AVECOR as of and for each of the five consecutive fiscal years ended December 31, 1997 and as of and for the six-month periods ended June 30, 1998 and 1997. Such data should be read in conjunction with the consolidated financial statements and the unaudited condensed consolidated interim financial statements of Medtronic and AVECOR, all of which are incorporated by reference or included herein. The consolidated interim financial data of Medtronic as of and for the three-month periods ended July 31, 1998 and August 1, 1997 and of AVECOR as of and for the six-month periods ended June 30, 1998 and 1997 included herein has been prepared, without audit, by Medtronic and AVECOR, respectively. Selected unaudited financial data for Medtronic as of and for the three months ended July 31, 1998 and August 1, 1997 and for AVECOR as of and for the six-month periods ended June 30, 1998 and 1997 include all adjustments (consisting only of normal recurring adjustments) that each considers necessary for a fair presentation of the consolidated operating results and financial position as of and for such interim periods. Results of operations for the interim periods are not necessarily indicative of results for the full years. See "Information Incorporated by Reference," "Selected Financial Data of AVECOR," and "Index to Financial Statements."


                                MEDTRONIC, INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                            THREE MONTHS ENDED
                                                                 YEAR ENDED APRIL 30,                     ----------------------
                                              ----------------------------------------------------------  AUGUST 1,    JULY 31,
                                                 1994        1995        1996        1997      1998(2)       1997        1998
                                              ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                                                                               (UNAUDITED)
Net sales...................................  $1,390,922  $1,742,392  $2,172,100  $2,438,224  $2,604,819  $  646,279  $  653,235
Net earnings................................     232,357     294,000     428,306     529,988     457,382     146,488     150,356
Basic earnings per share(1).................        0.51        0.64        0.90        1.11        0.98        0.31        0.32
Diluted earnings per share(1)...............        0.50        0.63        0.89        1.09        0.96        0.31        0.32
Total assets................................   1,623,252   1,946,732   2,554,700   2,409,210   2,774,727   2,515,709   2,792,742
Long-term debt..............................      20,232      14,200      15,336      13,980      16,227      18,939      16,434
Cash dividends per share(1).................        0.09        0.10        0.13        0.19        0.22        0.06        0.07


                           AVECOR CARDIOVASCULAR INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         YEAR ENDED DECEMBER 31,              SIX MONTHS ENDED
                                              ---------------------------------------------  -------------------
                                                                                             JUNE 30,   JUNE 30,
                                               1993     1994     1995    1996(3)     1997      1997       1998
                                              -------  -------  -------  --------   -------  --------   --------
                                                                                                 (UNAUDITED)
Net sales...................................  $14,125  $21,486  $33,340  $44,401    $46,864  $24,004    $26,021
Net income (loss)...........................   (1,650)     (39)   3,296     (567)     1,327      790        630
Basic earnings per share....................    (0.26)   (0.01)    0.47    (0.07)      0.17     0.10       0.08
Diluted earnings per share..................    (0.26)   (0.01)    0.45    (0.07)      0.17     0.10       0.08
Total assets................................   15,031   15,877   33,519   37,161     42,759   44,363     46,049
Long-term debt..............................        0        0        0        0      4,694    4,823      4,632
Cash dividends per share....................        0        0        0        0          0        0          0

------------------------

(1) In each of September 1994, September 1995, and September 1997, Medtronic effected a two-for-one common stock split, paid in the form of a 100% stock dividend. All references in the Selected Historical Consolidated Financial Data to Medtronic's earnings per share and cash dividends per share have been restated to reflect these stock splits.

(2) Medtronic's net earnings, basic earnings per share, and diluted earnings per share reflect the impact of $205.3 million pre-tax nonrecurring charges recorded in the third quarter of fiscal 1998.

(3) AVECOR's net income (loss), basic earnings per share, and diluted earnings per share include a $4.2 million pre-tax loss resulting from a litigation settlement with COBE Laboratories, Inc.

                           COMPARATIVE PER SHARE DATA


    The following summary sets forth certain historical per share data of Medtronic and AVECOR and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a purchase basis assuming, solely for illustrative purposes of this presentation, that the Average Stock Price for Medtronic Common Stock is $56.1875 (the reported closing sale price of Medtronic Common Stock on September 21, 1998). The actual Average Stock Price that will be used in the Merger will be the Average Stock price of Medtronic Common Stock for the 18 consecutive NYSE trading days ending on the second trading day immediately preceding the Effective Time of the Merger. The unaudited pro forma data is provided for comparative purposes only and does not purport to be indicative of actual or future operating results or financial position that would have occurred or will occur upon consummation of the Merger. The information presented below should be read in conjunction with the selected historical financial data and the separate historical financial statements of Medtronic and AVECOR, including the notes thereto, included or incorporated by reference in this Proxy Statement/Prospectus. See "Information Incorporated by Reference" and "Index to Financial Statements." Presentation of full pro forma financial statements is not included because the Merger does not constitute a significant business combination and the disclosure is not deemed to be material.



                                                                                                 DILUTED
                                                                             BASIC EARNINGS     EARNINGS
                                                                               (LOSS) FROM     (LOSS) FROM
                                                                    BOOK       CONTINUING      CONTINUING       CASH
                                                                    VALUE      OPERATIONS      OPERATIONS     DIVIDENDS
                                                                  ---------  ---------------  -------------  -----------
MEDTRONIC HISTORICAL DATA:
Per Medtronic share at and for the three months ended July 31,
  1998..........................................................  $    4.43     $    0.32       $    0.32     $    0.07
Per Medtronic share at and for the fiscal year ended April 30,
  1998(1).......................................................       4.36          0.98            0.96          0.22
Per Medtronic share for the fiscal year ended
  April 30, 1997................................................      *              1.11            1.09          0.19
Per Medtronic share for the fiscal year ended
  April 30, 1996................................................      *              0.90            0.89          0.13

AVECOR HISTORICAL DATA:
Per AVECOR share at and for the 3 months ended June 30, 1998
  (unaudited)...................................................       4.16          0.05            0.05             0
Per AVECOR share at and for the 12 months ended
  March 31, 1998 (unaudited)....................................       4.11          0.15            0.14             0
Per AVECOR share for the fiscal year ended December 31, 1997....       4.07          0.17            0.17             0
Per AVECOR share for the fiscal year ended December 31,
  1996(2).......................................................      *             (0.07)          (0.07)            0

MEDTRONIC AND AVECOR PRO FORMA COMBINED DATA(5):
Per Medtronic share at and for the three months ended July 31,
  1998(3).......................................................       4.43          0.32            0.31          0.07
Per AVECOR share equivalent(6) at and for the three months ended
  June 30, 1998(3)..............................................       0.88          0.06            0.06          0.01
Per Medtronic share at and for the fiscal year ended
  April 30, 1998(1)(4)..........................................       4.36          0.96            0.95          0.22
Per AVECOR share equivalent(6) at and for the fiscal year ended
  April 30, 1998(1)(4) April 30, 1998(1)(4).....................       0.86          0.19            0.18          0.04

------------------------

(1) Medtronic's basic earnings from continuing operations and diluted earnings from continuing operations reflect the impact of $205.3 million pre-tax nonrecurring charges recorded in the third quarter of fiscal 1998.

(2) AVECOR's net income (loss), basic earnings per share, and diluted earnings per share include a $4.2 million pre-tax loss resulting from a litigation settlement with COBE Laboratories, Inc.


(3) The combined pro forma data combine the unaudited financial information of Medtronic at and for the three-month period ended July 31, 1998 with the unaudited financial information of AVECOR at and for the three-month period ended June 30, 1998.



(4) The combined pro forma data combine the financial information of Medtronic at and for the year ended April 30, 1998 with the unaudited financial information of AVECOR at and for the 12-month period ended March 31, 1998.



(5) Pro forma information includes the dilutive impact of estimated annual goodwill amortization and foregone interest income.



(6) The equivalent pro forma combined information represents the pro forma combined net income and book value multiplied by .1980, which is the assumed Conversion Fraction (based on an assumed Average Stock Price of $56.1875 solely for purposes of this illustration.


*   Disclosure is not required.

                              GENERAL INFORMATION


    This Proxy Statement/Prospectus is being furnished to the shareholders of AVECOR in connection with the solicitation by the Board of Directors of AVECOR of proxies to be voted at the Meeting to be held on October 28, 1998.


    At the Meeting, AVECOR shareholders will be asked to consider and vote upon the approval of the Plan of Merger and the Merger Agreement attached to this Proxy Statement/Prospectus as Appendices A and B, respectively, providing for the Merger of Merger Subsidiary, a wholly-owned subsidiary of Medtronic, with and into AVECOR, as a result of which AVECOR will become a wholly-owned subsidiary of Medtronic. Other terms and provisions related to the Merger are set forth in the Merger Agreement, as described herein.

    The Board of Directors of AVECOR has unanimously approved the Merger. The Board of Directors of Medtronic has approved the Merger and the issuance of shares of Medtronic Common Stock in the Merger. See "The Merger--Background of the Merger." Applicable Minnesota law does not require that Medtronic shareholders approve the Merger, and no such approval is being sought. Medtronic, as the sole shareholder of Merger Subsidiary, has approved the Merger.

    Pursuant to the Plan of Merger and the Merger Agreement, upon effectiveness of the Merger, each outstanding share of AVECOR Common Stock (except for shares of AVECOR Common Stock owned by Medtronic and shares of AVECOR Common Stock held by shareholders who properly exercise dissenters' rights under Minnesota law) will be converted into the right to receive a portion of a share of Medtronic Common Stock. See "The Merger--General," "--Conversion of AVECOR Common Stock in the Merger," and "--Rights of Dissenting AVECOR Shareholders."


    The close of business on September 23, 1998 (the "Record Date") has been fixed as the record date for determination of the holders of AVECOR Common Stock who are entitled to receive notice of and to vote at the Meeting or at any adjournment thereof. As of the Record Date, there were 8,055,975 shares of AVECOR Common Stock outstanding held by approximately 310 holders of record. The holders of record on the Record Date of shares of AVECOR Common Stock are entitled to one vote per share at the Meeting. The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of AVECOR Common Stock entitled to vote will constitute a quorum for the transaction of business. The affirmative vote of the holders of a majority of the outstanding shares of AVECOR Common Stock is required for approval of the Merger. Directors and executive officers of AVECOR have agreed to vote AVECOR shares owned by them in favor of the Merger. Medtronic intends to have all of the 346,960 shares of AVECOR stock owned by Medtronic voted in favor of the Merger. See "The Merger--Vote Required" and "--Voting Agreements."


    Representatives of PricewaterhouseCoopers LLP, AVECOR's independent accountants, are expected to be present at the Meeting. Such representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions. (On July 1, 1998, Coopers & Lybrand L.L.P merged with Price Waterhouse LLP to form PricewaterhouseCoopers LLP.)

    A proxy card is enclosed for use by AVECOR shareholders. Such shareholders are solicited on behalf of the Board of Directors of AVECOR to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States.

    All properly executed proxies not revoked will be voted at the Meeting in accordance with the instructions contained therein. Proxies that are signed by shareholders but lack specific instructions will be voted in favor of approval of the Merger. A shareholder who has executed and returned a proxy may revoke it at any time before it is voted at the Meeting, but only by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of AVECOR, or by attending the Meeting and voting in person. Abstentions will be treated as shares present for purposes of determining a quorum for the Meeting but will have the same effect as a vote against approval of the Merger. If a broker or other record holder or nominee indicates on a proxy that it does not have direction or authority as to certain shares to vote on the Merger, those shares will be considered present at the Meeting for purposes of determining a quorum but will have the same effect as a vote against approval of the Merger.

    If any other matters are properly presented for consideration at the Meeting, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

    THE BOARD OF DIRECTORS OF AVECOR RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PLAN OF MERGER. See "The Merger--Interests of Certain Persons in the Merger" for a discussion of conflicts of interest that certain directors and members of management of AVECOR may have in connection with the Merger.

    SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY
CARDS.

    In addition to soliciting proxies by mail, the directors, officers, or regular employees of AVECOR may, but without compensation other than their regular compensation, solicit proxies personally or by telephone or fax. AVECOR intends to reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of AVECOR Common Stock held of record by such persons. AVECOR and Medtronic have agreed to share equally all expenses relating to the printing and mailing of this Proxy Statement/ Prospectus and the filing of it with the Commission.


    The mailing of this Proxy Statement/Prospectus to shareholders of AVECOR is expected to commence on or about September 28, 1998.


                                   THE MERGER

    SET FORTH BELOW IS A BRIEF DESCRIPTION OF CERTAIN TERMS OF THE MERGER AGREEMENT AND RELATED MATTERS. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN OF MERGER AND THE MERGER AGREEMENT, WHICH ARE ATTACHED HERETO AS APPENDICES A AND B AND ARE INCORPORATED HEREIN BY REFERENCE.

GENERAL

    Medtronic, Merger Subsidiary, and AVECOR have entered into the Merger Agreement, which provides that Merger Subsidiary will be merged with and into AVECOR, with AVECOR becoming a wholly-owned subsidiary of Medtronic. In the Merger, AVECOR will change its name to "Medtronic AVECOR Cardiovascular, Inc." Each outstanding share of AVECOR Common Stock (except shares owned by Medtronic and shares held by AVECOR shareholders who perfect dissenters' rights under Minnesota law) will be converted at the Effective Time (as defined below) into the right to receive the portion of a share of Medtronic Common Stock equal to $11.125 divided by the Average Stock Price of Medtronic Common Stock for a specified determination period, as described in further detail below. See "The Merger--Conversion of AVECOR Common Stock in the Merger."

EFFECTIVE TIME OF THE MERGER

    As soon as practicable after the conditions to consummation of the Merger described below have been satisfied or waived, and unless the Merger Agreement has been terminated as provided below, articles of merger containing the Plan of Merger will be filed with the Secretary of State of the State of Minnesota, at which time the Merger will become effective (the "Effective Time"). It is presently contemplated that the Effective Time will be as soon as practicable after approval of the Merger at the Meeting. See "The Merger--Conditions; Waiver."

BACKGROUND OF THE MERGER

    The terms of the Merger Agreement are the result of arm's-length negotiations between representatives of Medtronic and AVECOR. The following is a brief discussion of the background of these negotiations, the Merger and related discussions.

    Over a period of time, AVECOR's Board of Directors and senior management had explored methods of enhancing shareholder value through internal growth and development, the acquisition of technology, or the formation of joint ventures with others in the medical device or cardiopulmonary bypass products industries.

    In November 1997, AVECOR engaged Piper Jaffray exclusively to explore various strategic alternatives for AVECOR, including the acquisition of 15% or more of AVECOR's equity or assets by a third party. In connection with its engagement, Piper Jaffray explored the alternatives of AVECOR continuing its current strategy of internal growth, expanding into other businesses within the cardiopulmonary market or making acquisitions within a new market.

    In December 1997, AVECOR management was contacted by and met with the management of Suitor A, a company engaged in, among other things, medical device businesses other than in the cardiopulmonary market to discuss the cardiopulmonary industry. No discussions were held as to the terms of a possible transaction.

    On March 3, 1998, AVECOR executives and executives of Suitor B, a large, diversified medical products company with an existing business in the cardiopulmonary market, met to discuss a potential business combination. Representatives of Piper Jaffray and Suitor B's investment banker, together with AVECOR and Suitor B's executives, met again on March 31, 1998 to discuss financial projections of AVECOR and potential combination synergies. Subsequent to a meeting and additional discussion between Piper Jaffray and Suitor B's investment banker, Suitor B submitted a nonbinding indication of interest on April 16, 1998. Piper Jaffray presented such indication of interest to AVECOR's Board at a meeting held on April 21, 1998.

    Following that Board meeting, further discussions took place between Piper Jaffray and Suitor B's investment banker. These discussions primarily concerned valuation issues and were undertaken by Piper Jaffray with the objective of moving Suitor B towards a higher valuation of AVECOR. Suitor B refused to increase the valuation set forth in its April 16, 1998 indication of interest. Suitor B was then allowed to conduct due diligence on AVECOR for a period of three weeks, beginning on May 6, 1998. On May 21, 1998, Anthony Badolato, the Chief Executive Officer of AVECOR, and an executive of Suitor B discussed conditions of Suitor B to proceeding with a transaction. These discussions resulted in an impasse.

    On May 5, 1998, Mr. Badolato received a telephone call from Suitor A, indicating an interest to meet and discuss a potential combination. On May 6, 1998, Piper Jaffray talked with Suitor A to qualify Suitor A's interest and to discuss Suitor A's preliminary valuation range. The AVECOR Board of Directors met on May 7, 1998, and Piper Jaffray reviewed some of the aspects of a potential transaction with either Suitor A or Suitor B, and it was agreed that management would meet with representatives of Suitor A. On May 11, 1998, members of AVECOR and Suitor A's senior management met to discuss the cardiopulmonary market and a potential combination. Following an evaluation and analysis of a potential combination during the weeks of May 11 and May 18, 1998, Suitor A decided not to proceed further.

    On May 27, 1998, Suitor C, a large potential financial buyer with a history of acquiring medical device businesses, met with AVECOR management and Piper Jaffray to discuss, on a very preliminary basis, a potential combination. Following an evaluation of a potential combination, Suitor C determined not to pursue such a transaction with AVECOR. This determination was communicated to Piper Jaffray in early June 1998.

    Also on May 27, 1998, Glen D. Nelson, M.D., the Vice Chairman of Medtronic, contacted Mr. Badolato by telephone and indicated an interest in meeting with Mr. Badolato to discuss a range of topics concerning AVECOR's products, consolidation in the medical device industry, and possible synergies between Medtronic and AVECOR. On June 1, 1998, Dr. Nelson, Philip M. Laughlin, Medtronic's Senior Vice President and President, Cardiac Surgery, and Mr. Badolato had a meeting during which Dr. Nelson expressed Medtronic's interest in acquiring AVECOR. On June 5, 1998, Medtronic submitted a nonbinding indication of interest to acquire AVECOR. Based on this indication of interest, Medtronic was permitted to conduct due diligence on AVECOR.

    On June 8, 1998, Piper Jaffray had further discussions with Suitor B's investment banker and informed Suitor B's investment banker that AVECOR had received an indication of interest from another party.

    During the weeks of June 8 and June 15, 1998, Medtronic conducted due diligence, examining the same written materials regarding AVECOR's operations that had been made available on a confidential basis to Suitor B.

    On June 12, 1998, Piper Jaffray had additional discussions with Suitor B's investment banker and informed Suitor B's investment banker that a meeting of AVECOR's Board of Directors was scheduled for the week of June 22, 1998 to discuss all indications of interest that had been expressed. Piper Jaffray also invited Suitor B's investment banker to update Suitor B's indication of interest before the scheduled meeting of AVECOR's Board, and in doing so to address the conditions that had previously resulted in an impasse.

    On June 19 and June 22, 1998, representatives of Piper Jaffray and Medtronic had various telephone conversations focusing on valuation and process. On June 24, 1998, Medtronic submitted a revised indication of interest in the form of a terms sheet, containing a price greater than that contained in the June 5, 1998 indication of interest.

    During this June time period, Suitor D, another company engaged in the cardiopulmonary business, called Mr. Badolato to discuss a potential combination, renewing discussions that had previously been carried on in early 1997. An executive of Suitor D and Mr. Badolato met in New York on June 13, 1998 to discuss a potential transaction. On June 16, 1998, Suitor D submitted a nonbinding indication of interest.

    On June 19, 1998, AVECOR received a revised, nonbinding indication of interest from Suitor B. This revised indication of interest did not represent a change in the valuation set forth in Suitor B's April 16, 1998 indication of interest, but did indicate certain flexibility on the part of Suitor B with respect to the conditions that had previously resulted in an impasse.

    On June 24, 1998, members of AVECOR's senior management made presentations to Suitor D's management.

    On June 25, 1998, the AVECOR Board met to discuss the June 19, 1998 revised, nonbinding indication of interest from Suitor B, the June 16, 1998 nonbinding indication of interest by Suitor D, and the revised Medtronic indication of interest (in the form of a terms sheet) of June 24, 1998. The AVECOR Board authorized continued due diligence and negotiation of a possible agreement with Medtronic.

    On June 25, 1998, the Board of Directors of Medtronic approved the acquistion of AVECOR, subject to final negotiations by senior management, and authorized Medtronic's officers to undertake all acts necessary or desirable to effect the Merger.

    On June 26, 1998, Piper Jaffray informed Suitor B of the AVECOR Board's decision to negotiate with another company. On the same date, AVECOR sent a revised terms sheet modifying Medtronic's written proposal to Medtronic. During the morning of June 29, 1998, Suitor B submitted a further revised, nonbinding indication of interest, which did not change the price set forth in the April 16 and June 19, 1998 indications of interest but removed the conditions that had previously led to the impasse in

AVECOR's discussions with Suitor B. Piper Jaffray contacted Suitor B's investment banker on the same day to discuss an increased price, but the request for a higher price was refused.

    In addition, on the same date, Piper Jaffray informed Suitor D regarding the AVECOR Board's decision to negotiate with a company other than Suitor D.

    During the afternoon of June 29, 1998, AVECOR and Medtronic discussed the revised terms sheet sent to Medtronic on June 26, 1998. Prior to execution of the terms sheet with Medtronic, Piper Jaffray contacted Suitor B to acknowledge receipt of Suitor B's June 29, 1998 revised indication of interest and to inform Suitor B that AVECOR would be proceeding with exclusive negotiations with another party. Late in the afternoon on June 29, AVECOR executed a nonbinding terms sheet with Medtronic, containing the $11.125 per share consideration in the form of Medtronic Common Stock and providing that negotiations would be held only between AVECOR and Medtronic until July 24, 1998.


    On July 1, 1998, Suitor B submitted another revised indication of interest containing a price higher than set forth in its previous indications of interest, but still lower than the price offered by Medtronic. No contact was made with Suitor B, given the exclusivity arrangement contained in the executed terms sheet with Medtronic.


    During the period of July 7-12, 1998, members of Medtronic's senior management and Medtronic's legal counsel met with members of AVECOR's senior management, representatives of Piper Jaffray, and AVECOR's legal counsel and held detailed discussions regarding the possible terms of a merger involving the two companies. With the advice of legal counsel and financial advisors, Medtronic and AVECOR negotiated the terms of the Merger Agreement and the Stock Option Agreement.

    On July 10, 1998, AVECOR received a letter from Suitor B indicating that Suitor B was prepared to significantly increase the price contained in its prior indications of interest, but which failed to specify a price. Suitor B's indication of interest was subject to AVECOR not having executed a definitive agreement with another party, due diligence investigation, Board approval, and other conditions. AVECOR's senior management, representatives of Piper Jaffray, and AVECOR's legal counsel discussed the letter from Suitor B at that time. Later that day, Piper Jaffray informed Medtronic that AVECOR had received a revised proposal from another party, and invited Medtronic to increase the price per share it would offer prior to presentation of the Merger Agreement to AVECOR's Board of Directors. Medtronic declined.

    On July 12, 1998, AVECOR's Board of Directors held a special telephone meeting to review, with the advice and assistance of AVECOR's management and financial and legal advisors, the proposed Merger Agreement and Stock Option Agreement and the transactions contemplated thereby. Piper Jaffray also reviewed the terms of Suitor B's July 10, 1998 letter, pointing out that a new offer price had not been stated, that the amount of Suitor B's last offer price was below the price being offered by Medtronic, and that there were other uncertainties regarding this proposal. Piper Jaffray further indicated that it had advised Medtronic that a competing offer might be forthcoming, had invited Medtronic to increase its offer, and that Medtronic chose not to increase its offer. After extensive discussion and consideration of various materials, including drafts of the agreements and a presentation by Piper Jaffray setting forth its analysis of the proposed transaction, the AVECOR Board unanimously approved the Merger, subject to the resolution of various issues within guidelines established by the AVECOR Board. The Board also amended AVECOR's shareholder rights plan to provide that the Merger would not cause the rights contemplated by the plan to become exercisable.

    In the evening of July 12, 1998, following resolution of the remaining issues, Medtronic and AVECOR executed the Merger Agreement and Stock Option Agreement. On July 13, 1998, prior to the opening of trading on the Nasdaq National Market and the NYSE, Medtronic and AVECOR issued a joint press release announcing the execution of the Merger Agreement.

AVECOR'S REASONS FOR THE MERGER; RECOMMENDATION OF THE AVECOR BOARD OF DIRECTORS

    At the July 12, 1998 meeting, the AVECOR Board unanimously determined that the Merger is in the best interests of AVECOR and its shareholders, approved and adopted the Merger Agreement and the Plan of Merger, and recommended that AVECOR shareholders vote to approve and adopt the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby.

    Prior to making its determination, the AVECOR Board consulted with senior management with respect to strategic and operational matters and legal counsel with respect to the legal duties of the AVECOR Board, regulatory matters, tax matters, and the Merger Agreement, the Stock Option Agreement, and the voting agreements and issues related thereto. The AVECOR Board also consulted with Piper Jaffray, financial advisor to AVECOR, with respect to the financial aspects and fairness from a financial point of view of the $11.125 per share consideration to be received by the shareholders of AVECOR. In reaching its determination to approve and adopt the Merger Agreement, the AVECOR Board also considered a number of factors, including, without limitation:

     (i) the business, earnings, operations, financial condition, and prospects of Medtronic and AVECOR, both individually and on a combined basis, including, but not limited to, AVECOR's and Medtronic's respective recent and historic stock and earnings performance;

     (ii) the financial analyses and other information with respect to AVECOR and Medtronic presented to the AVECOR Board by Piper Jaffray, as well as the AVECOR Board's own knowledge of AVECOR and Medtronic and their respective businesses;

    (iii) AVECOR's strategic alternatives, including remaining a separate company and growing internally or through acquisitions, remaining a separate company for the near term while continuing to explore a future acquisition of AVECOR, or engaging in a merger of equals or joint venture transaction with another party, including certain risks involved in remaining a separate company such as the risks of being unable to meet or exceed projections and growth rates due to increasing competitive pressures in the markets for its products;

     (iv) certain factors influencing the heart/lung bypass device industry, including pricing pressures affecting products in the heart/lung bypass circuit, the need to compete by offering a complete line of devices for the heart/lung bypass circuit, centralization of customer purchasing decisions by group purchasing and managed care organizations, and the impact of competitor acquisitions and control of groups providing perfusion services to hospitals;

     (v) the overall strategic fit between AVECOR and Medtronic in view of their respective product lines, which together would provide current AVECOR customers with a complete line of products in the heart/lung bypass circuit from a single source, as well as their respective markets and distribution channels and the potential synergies, efficiencies, and cost savings that could be realized through a combination of AVECOR and Medtronic;

     (vi) the amount and form of the consideration to be received by AVECOR shareholders in the Merger, the historical trading ranges of AVECOR Common Stock and Medtronic Common Stock, and the estimated future financial results of AVECOR and Medtronic;

    (vii) the opportunity for AVECOR shareholders to receive a premium over the market price for their shares immediately prior to the announcement of the Merger (with the consideration to be received representing a premium of approximately 74.4% over the closing price of $6.38 per share of AVECOR Common Stock as of the date four weeks prior to the announcement of the Merger);

   (viii) the opportunity for AVECOR shareholders to receive future cash dividends with respect to their shareholdings;

     (ix) the opportunity for AVECOR shareholders to continue equity participation in a larger, more diversified medical products enterprise and to share in the long-term growth of Medtronic following the Merger, including participation in the combination of benefits referred to above, if achieved;

     (x) the effect of the Merger on AVECOR employees and benefits and opportunities potentially available to AVECOR employees within the combined company;

     (xi) the financial advice provided by Piper Jaffray and the written opinion of Piper Jaffray that, based upon and subject to certain matters set forth in the opinion and such other factors as Piper Jaffray considered relevant, it is Piper Jaffray's opinion that the consideration proposed to be received by the shareholders of AVECOR in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of AVECOR as of the date of the opinion of July 12, 1998 (with the full text of such opinion, which should be read in its entirety by AVECOR shareholders, attached as Appendix D to this Proxy Statement/Prospectus, setting forth the procedures followed, the factors considered, and the assumptions made by Piper Jaffray);

    (xii) the terms and conditions of the Merger Agreement, including the consideration to be received by the shareholders of AVECOR, the parties' representations, warranties, and covenants, the conditions to their respective obligations, the amount of termination fees payable under the Merger Agreement and the circumstances under which such termination fees will be payable, and the likelihood that the Merger would be consummated;

   (xiii) the terms and conditions of the Stock Option Agreement, including the circumstances under which the stock option granted thereunder will be exercisable; and

    (xiv) that the Merger will be accounted for under the purchase method of accounting and that as a condition to the Merger Agreement the Merger will be a tax-free transaction for federal income tax purposes.

    In view of the number and wide variety of factors considered in connection with its evaluation of the Merger, the AVECOR Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The AVECOR Board viewed its position and recommendations as being based on the totality of the information and factors presented to and considered by it. In addition, individual members of the AVECOR Board may have given different weight to different information and factors. See "--Background of the Merger."

    BASED UPON ITS CONSIDERATION OF THE FOREGOING MATTERS AND OTHER ADVICE AND INFORMATION DEEMED RELEVANT, THE AVECOR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AVECOR SHAREHOLDERS VOTE TO APPROVE AND ADOPT THE PLAN OF MERGER, THE MERGER AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED THEREBY.

MEDTRONIC'S REASONS FOR THE MERGER

    Medtronic believes that the acquisition of AVECOR will enhance Medtronic's surgical perfusion product line offerings and that, by concentrating on the best technologies from both Medtronic and AVECOR, Medtronic will augment its offerings of industry-leading products as it streamlines manufacturing capabilities and achieves efficiencies of scale.

OPINION OF AVECOR'S FINANCIAL ADVISOR

    Pursuant to an engagement letter dated November 14, 1997, AVECOR retained Piper Jaffray to act as its exclusive representative and financial advisor and, if requested, to render to the Board of Directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by AVECOR shareholders in the Merger.

    At a meeting of the Board of Directors on July 12, 1998, Piper Jaffray made a presentation summarizing the proposal to acquire AVECOR, analyzing the proposal (in a manner similar to that summarized below), and rendering its written opinion to the Board of Directors to the effect that, as of such date, and subject to the assumptions, factors, and limitations set forth therein, the consideration to be received by AVECOR shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to AVECOR shareholders. A copy of Piper Jaffray's written opinion dated July 12, 1998, which sets forth the assumptions made, matters considered, and limits on the review taken, is attached as Appendix D to this Proxy Statement/Prospectus and is incorporated herein by reference (the "Piper Jaffray Opinion"). AVECOR shareholders are urged to read the Piper Jaffray Opinion in its entirety. The description of the Piper Jaffray Opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. The Piper Jaffray Opinion is directed to and is for the use and benefit of the Board of Directors of AVECOR and is rendered to the Board of Directors in connection with its consideration of the Merger. The opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger.

    In arriving at its opinion, Piper Jaffray made such review, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, it reviewed (i) a draft dated July 10, 1998 of the Merger Agreement, (ii) certain public information related to Medtronic, (iii) certain publicly available financial and securities data of Medtronic and selected public companies deemed comparable to Medtronic, (iv) certain analyst reports on Medtronic, (v) to the extent publicly available, information concerning selected transactions deemed comparable to the proposed Merger, (vi) certain publicly available information relative to AVECOR and selected public companies deemed comparable to AVECOR, (vii) certain unaudited internal financial information of AVECOR on a stand-alone basis prepared for financial planning purposes, and furnished by AVECOR management, and (viii) certain publicly available financial and securities data of AVECOR. Piper Jaffray had discussions with members of the management of AVECOR concerning the financial condition, current operating results, and business outlook for AVECOR on a stand-alone basis.

    Piper Jaffray relied upon and assumed the accuracy, completeness, and fairness of the financial statements and other information provided by AVECOR, or otherwise made available to Piper Jaffray, and did not assume responsibility for the independent verification of such information. Piper Jaffray relied upon the assurance of the management of AVECOR that the information provided by AVECOR had been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflected the best currently available estimates, and that they were not aware of any information or facts that would make the information provided incomplete or misleading.

    Set forth below is a summary of selected analyses Piper Jaffray relied upon in rendering its opinion:

STOCK TRADING HISTORY

    Piper Jaffray reviewed the stock trading history of AVECOR Common Stock. Piper Jaffray presented the following stock price data for AVECOR relative to specified periods prior to July 9, 1998:

Proposed Merger Price..............................................  $  11.125
30 day average.....................................................  $    7.00
60 day average.....................................................  $    6.94
90 day average.....................................................  $    6.97
52 week high.......................................................  $   12.88
52 week low........................................................  $    5.00

    Piper Jaffray also presented stock price and volume performance data for AVECOR Common Stock for specified periods, and the relationship between movements in the trading prices of AVECOR Common

Stock and movements in trading prices of the common stock of comparable companies and Nasdaq Composite Index.

COMPARABLE COMPANY ANALYSIS

    Piper Jaffray compared selected financial data and ratios for AVECOR to the corresponding data and ratios for a group of companies deemed comparable to AVECOR, all of which are publicly traded medical technology companies. The Comparable Company Group consisted of the following nine publicly-held medical technology companies: ATS Medical Inc., Haemonetics Corporation, ICU Medical Inc., Merit Medical Systems Inc., Novametrix Medical Systems, Minntech Corporation, Utah Medical Products, Inc., Vital Signs Inc., and Zoll Medical Corporation. The financial data and ratios compared as part of this analysis included the stock price as a percentage of the 52-week high; the multiple of company value (market capitalization plus debt less cash) to revenue; the multiple of company value to earnings before interest and taxes ("EBIT"); the multiple of market price to latest-12-month ("LTM") earnings per share; the multiple of market price to estimated 1998 earnings per share; the multiple of market price to estimated 1999 earnings per share; sales (LTM); gross margin
(LTM); operating margin (LTM); net margin (LTM); and one-year historical revenue growth.

    This analysis showed that this group of medical technology companies had a stock price as a percentage of the 52-week high ranging from 67.8% to 89.6%, with a mean of 81.5% and a median of 85.7%, compared to 86.4% for AVECOR based on a merger value of $11.125 per share; a multiple of company value to revenue ranging from 0.7 to 7.1, with a mean of 2.4 and a median of 2.0, compared with
1.9 for AVECOR based on a merger value of $11.125 per share; a multiple of company value to EBIT ranging from 7.6 to 21.0, with a mean of 13.5 and a median of 12.6, compared with 49.8 for AVECOR based on a merger value of $11.125 per share; a multiple of market price to LTM earnings per share ranging from 13.7 to 58.0, with a mean of 28.0 and a median of 19.2, compared with 74.2 for AVECOR based on a merger value of $11.125 per share; a multiple of market price to estimated 1998 earnings per share ranging from 12.1 to 50.0, with a mean of 22.9 and a median of 20.8, compared with 44.5 for AVECOR based on a merger value of $11.125 per share; a multiple of market price to estimated 1999 earnings per share ranging from 10.4 to 44.1, with a mean of 18.4 and a median of 15.0, compared with 30.9 for AVECOR based on a merger value of $11.125 per share; LTM sales ranging from $15.3 million to $285.8 million, with a mean of $77.6 million and a median of $54.1 million, compared with $47.3 million for AVECOR; gross margin (LTM) ranging from 35.4% to 58.1%, with a mean of 48.6% and a median of 50.3%, compared with 40.8% for AVECOR; operating margin (LTM) ranging from 4.6% to 24.9%, with a mean of 12.8% and a median of 10.8%, compared with 3.7% for AVECOR; net margin (LTM) ranging from 1.6% to 17.9%, with a mean of 9.8% and a median of 9.2%, compared with 2.5% for AVECOR; and one-year historical revenue growth ranging from -34.2% to 28.7%, with a mean of 8.1% and a median of 11.9%, compared with 6.5% for AVECOR.

COMPARABLE TRANSACTION ANALYSIS

    Piper Jaffray reviewed and analyzed certain financial data from a group of 21 selected change-in-control transactions in the medical technology industry announced or completed between January 1, 1995, and July 9, 1998, and deemed comparable to the Merger. For these transactions, Piper Jaffray analyzed the ratio of target company value to target company LTM sales; target company value to LTM earnings before interest and taxes ("EBIT"); and target equity value to LTM net income. For these transactions, this analysis showed that the ratio of target company value to target company LTM sales ranged from 1.0 to 5.5, with a mean of 2.7 and median of 2.5, compared with a multiple of 1.9 for AVECOR based on a merger value of $11.125 per share; the ratio of target company value to LTM EBIT ranged from 10.7 to 34.0, with a mean of 20.7 and a median of 18.9, compared with a multiple of 49.8 for AVECOR based on a merger value of $11.125 per share; and the ratio of target equity value to LTM net income ranged from
13.7 to

72.5, with a mean of 35.1 and a median of 32.0, compared with a multiple of 74.2 for AVECOR based on a merger value of $11.125 per share.

PREMIUMS PAID ANALYSIS

    Piper Jaffray also reviewed and analyzed the premiums paid in recent acquisitions of a group of publicly held companies. The analysis examined the ratio between the proposed acquisition offer price and the target company's price per share at various times prior to the announcement of a possible transaction. In selecting comparable transactions for the premiums paid analysis, Piper Jaffray only included medical technology businesses involved in change-in-control transactions completed or pending since January 1, 1995. This analysis revealed 40 transactions that Piper Jaffray deemed to be comparable. For these transactions, the implied premiums paid, based on the target share price four weeks prior to the announcement of a possible transaction compared with the proposed acquisition offer price, ranged from -9.3% to 93.1%, with a mean of 36.1% and a median of 33.2%, compared with a premium of 74.4% for the Merger. The implied premiums paid, based on the target company share price one week prior to announcement compared with the proposed acquisition offer price, ranged from -11.8% to 60.9%, with a mean of 27.4% and a median of 25.8%, compared with a premium of 50.7% for AVECOR based on a merger value of $11.125 per share.

DISCOUNTED CASH FLOW ANALYSIS

    Using a discounted cash flow analysis, Piper Jaffray calculated a range of theoretical per share values for AVECOR, based on the net present value of implied future cash flows of AVECOR from 1998 to 2001 and a terminal value from a multiple of operating income in 2001. Piper Jaffray used internal financial planning data prepared by management of AVECOR for 1998 through 2001 that reflect AVECOR as a stand-alone entity. Piper Jaffray calculated the range of net present values for AVECOR based on a range of discount rates of 20% to 25% and a range of terminal value multiples of forecasted 2001 EBIT of 11.0x to 15.0x. This analysis yielded a range of estimated present values for AVECOR of between $5.86 per share and $8.86 per share, compared with a merger value of $11.125 per share.

ANALYSIS OF MEDTRONIC COMMON STOCK

    Piper Jaffray reviewed general background information concerning Medtronic. Piper Jaffray reviewed certain publicly available analyst estimates and ratings of Medtronic Common Stock, the annual returns of Medtronic Common Stock over various periods, the relative price performance to the S&P 500 Composite Index over the last five years and the stock price over several periods in the last year. In addition, Piper Jaffray compared selected financial data and ratios for Medtronic to the corresponding data and ratios for a group of companies deemed comparable to Medtronic, all of which are publicly traded medical technology companies. The comparable company group consisted of the following five companies: Arterial Vascular Engineering Inc., Boston Scientific Corporation, Guidant Corporation, Sofamor/Danek Group Inc., and Stryker Corporation. The financial data and ratios compared as part of this analysis included the stock price as a percentage of the 52-week high; the multiple of company value to revenue; the multiple of company value to EBIT; the multiple of market price to LTM earnings per share; the multiple of market price to estimated 1998 earnings per share; the multiple of market price to estimated 1999 earnings per share; LTM sales; gross margin (LTM); operating margin (LTM); net margin (LTM); and one-year historical revenue growth.

    This analysis showed that this group of medical technology companies had a stock price as a percentage of the 52-week high ranging from 86.3% to 98.7%, with a mean of 94.0% and a median of 95.2%, compared to 97.3% for Medtronic; a multiple of company value to revenue ranging from 3.8 to 11.3, with a mean of
7.6 and a median of 7.8, compared with 12.1 for Medtronic; a multiple of company value to EBIT ranging from 19.9 to 56.8, with a mean of 32.7 and a median of 28.0, compared with 35.2 for Medtronic; a multiple of market price to LTM earnings per share ranging from 31.4 to 98.3, with a mean of

55.0 and a median of 41.4, compared with 54.0 for Medtronic; a multiple of market price to estimated 1998 earnings per share ranging from 16.6 to 39.3, with a mean of 30.6 and a median of 34.4, compared with 47.5 for Medtronic; a multiple of market price to estimated 1999 earnings per share ranging from 20.8 to 30.6, with a mean of 26.6 and a median of 28.4, compared with 39.2 for Medtronic.

    Although the summary set forth above does not purport to be a complete description of the analyses performed by Piper Jaffray, the material analyses performed by Piper Jaffray in rendering its opinion have been summarized. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting part or all of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray Opinion. In addition, Piper Jaffray may have given various analyses more or less weight than other analyses but no analysis was given materially more weight than any other analysis. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

    The analyses performed by Piper Jaffray are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Piper Jaffray's analysis of the fairness of the consideration to be paid in connection with the Merger to AVECOR shareholders. The analyses do not purport to be appraisals or to reflect the prices at which AVECOR might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

    Piper Jaffray was selected by AVECOR on the basis of its experience in connection with mergers and acquisitions and its knowledge of AVECOR. Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate, and other purposes. Piper Jaffray has acted as exclusive financial advisor to AVECOR in connection with the Merger and will receive a fee of approximately $950,000 for its services, which is contingent upon consummation of the Merger. Piper Jaffray will receive a separate fee of $250,000 for providing its opinion to AVECOR, which will be credited against the fee for its services. This opinion fee is not contingent upon the consummation of the Merger. AVECOR has also agreed to indemnify Piper Jaffray against certain liabilities in connection with the provision of these services. Piper Jaffray acted as lead manager of a public stock offering of AVECOR Common Stock on June 21, 1995 and provides research on AVECOR. In the ordinary course of business, Piper Jaffray and its affiliates may actively trade securities of Medtronic and AVECOR for their own accounts or the accounts of their customers and accordingly, may at any time hold a long or short position in such securities.

VOTE REQUIRED


    Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of AVECOR Common Stock. Each holder of AVECOR Common Stock outstanding as of the Record Date is entitled to one vote for each share held. On the Record Date, there were 8,055,975 shares of AVECOR Common Stock outstanding. Of such shares, 1,084,524 shares (approximately 13.5% of the outstanding shares of AVECOR Common Stock) are beneficially owned by directors and executive officers of AVECOR. AVECOR's directors and executive officers have executed voting agreements under which such persons have agreed to vote shares of AVECOR Common Stock owned by them in favor of the Merger. See "The Merger--Voting Agreements." In addition, of the shares of AVECOR Common Stock outstanding as of the Record Date, Medtronic, through a wholly-owned subsidiary, owns 346,960 shares of AVECOR Common Stock, which represent approximately 4.3% of the shares outstanding and entitled to vote as of the Record Date. Medtronic intends to have all such shares voted in favor of the Merger.

    Medtronic, as the sole shareholder of Merger Subsidiary, has approved the Plan of Merger and the Merger Agreement. Approval of the Plan of Merger and the Merger Agreement by Medtronic's shareholders is not required under Minnesota law and is not being sought.

CONVERSION OF AVECOR COMMON STOCK IN THE MERGER

    At the Effective Time of the Merger, each issued and outstanding share of AVECOR Common Stock, except shares of AVECOR Common Stock owned by Medtronic and any shares of AVECOR Common Stock held by holders who have perfected their dissenters' rights under the MBCA (see "The Merger-- Rights of Dissenting AVECOR Shareholders"), will be automatically converted into the right to receive the portion of a share (the "Conversion Fraction") of Medtronic Common Stock equal to $11.125 divided by the average of the daily closing sale prices of Medtronic Common Stock as reported on the NYSE Composite Tape (the "Average Stock Price") for the 18 consecutive trading days ending on the second trading day immediately preceding the Effective Time.

    The $11.125 amount per share of AVECOR Common Stock, payable in shares of Medtronic Common Stock as described above, shall be reduced proportionately if the sum of the number of shares of AVECOR Common Stock outstanding at the Effective Time plus the number of shares subject to then outstanding options, warrants, or other rights to acquire shares of AVECOR Common Stock (collectively, "Stock Rights") at the Effective Time exceeds 8,879,725 (the number of AVECOR shares, and options to purchase such shares, outstanding on the date the Merger Agreement was signed) plus the number of shares issuable pursuant to the offering period in process as of the date of the Merger Agreement under AVECOR's Employee Stock Purchase Plan, or if the aggregate exercise price of all Stock Rights then outstanding is less than the aggregate exercise price reflected in the Merger Agreement. AVECOR does not anticipate that any such adjustment will be required.

    If, prior to the Effective Time, Medtronic recapitalizes, splits, or combines the Medtronic Common Stock or pays a stock dividend or other stock distribution in shares of Medtronic Common Stock, then the Conversion Fraction will be appropriately adjusted.


    Based on the number of shares of AVECOR Common Stock outstanding on the Record Date (assuming a Conversion Fraction of .1980, or one Medtronic share for every 5.05 AVECOR shares, calculated by using the September 21, 1998 Medtronic closing sale price of $56.1875 as the assumed Average Stock Price solely for illustrative purposes of this paragraph), an estimated 1,595,085 shares of Medtronic Common Stock will be issued in exchange for AVECOR Common Stock upon consummation of the Merger. Such shares would represent less than 1% of the shares of Medtronic Common Stock that would be outstanding after consummation of the Merger.


    Medtronic intends to purchase, on the open market, a number of its shares equivalent to the number of shares to be issued as a result of the Merger.

    AVECOR shareholders should understand that shareholders receiving Medtronic Common Stock in the Merger will receive a number of Medtronic shares determined pursuant to the Conversion Fraction, as defined at the beginning of this section. Because the market price of Medtronic Common Stock is subject to fluctuation, the market value of the Medtronic shares that AVECOR shareholders receive in the Merger (whether measured at the Effective Time of the Merger or another date) may be less than or greater than the Average Stock Price used for purposes of determining the Conversion Fraction. In addition, because of such fluctuations in the value of Medtronic shares, the market value of the Medtronic Common Stock that AVECOR shareholders receive in the Merger may increase or decrease following the Merger. See "Comparative Stock Prices and Dividends" for information regarding the historical market prices of Medtronic Common Stock.

    FRACTIONAL SHARES

    No certificates or scrip representing fractional shares of Medtronic Common Stock will be issued, and no Medtronic dividend, stock split, or interest will relate to any fractional share. No fractional share interests will entitle the owner thereof to vote or to any rights of a shareholder of Medtronic. All fractional shares of Medtronic Common Stock to which a holder of AVECOR Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple AVECOR stock certificates of such holder are submitted together to Norwest Bank Minnesota, N.A., the exchange agent for the Merger (the "Exchange Agent"). If a fractional share results from such aggregation, then, in lieu of any such fractional share, each holder of AVECOR Common Stock who otherwise would be entitled to receive a fractional share of Medtronic Common Stock in the Merger will receive an amount of cash (without interest) determined by multiplying (i) the Average Stock Price by (ii) the fractional share interest of Medtronic Common Stock to which such holder would otherwise be entitled.

    EXCHANGE OF SHARES OF AVECOR COMMON STOCK

    As soon as practicable after the Effective Time, the Exchange Agent will mail a letter of transmittal to holders of a certificate or certificates that prior to the Effective Time represented outstanding shares of AVECOR Common Stock. The letter of transmittal will include instructions regarding the surrender of certificates representing shares of AVECOR Common Stock in exchange for certificates representing shares of Medtronic Common Stock.

    As soon as practicable after the Effective Time, the Exchange Agent will distribute to holders of shares of AVECOR Common Stock, upon surrender to the Exchange Agent of one or more certificates for such shares of AVECOR Common Stock for cancellation, together with a duly-executed letter of transmittal, (i) one or more certificates representing the number of whole shares of Medtronic Common Stock into which the shares represented by the certificate(s) have been converted and (ii) a check in the amount of any cash in lieu of fractional shares. Holders of AVECOR Common Stock will not be entitled to receive interest on any cash to be received in the Merger.

    After the Effective Time, certificates representing shares of AVECOR Common Stock converted into Medtronic Common Stock in the Merger will be deemed for all purposes to evidence ownership of the shares of Medtronic Common Stock into which they were converted. Holders of AVECOR Common Stock will be entitled to any dividends that become payable to persons who are holders of record of Medtronic Common Stock as of a record date on or after the Effective Time, but only after they have surrendered their certificates representing shares of AVECOR Common Stock for exchange. Any such dividends will be remitted to each AVECOR shareholder entitled thereto, without interest, at the time that such certificates representing shares of AVECOR Common Stock are surrendered for exchange, subject to any applicable abandoned property, escheat, or similar law. Holders of AVECOR Common Stock will not be entitled, however, to dividends that become payable before or after the Effective Time to persons who were holders of record of Medtronic Common Stock as of a record date prior to the Effective Time.

SHAREHOLDER RIGHTS PLANS

    Medtronic will not become an Acquiring Person and the Merger will not cause a Distribution Date under AVECOR's Rights Agreement, as amended, as such terms are defined therein. Further, pursuant to an amendment to the AVECOR Rights Agreement adopted on August 21, 1998, Medtronic will not be declared an Adverse Person under the AVECOR Rights Agreement because of Medtronic's beneficial ownership of AVECOR Common Stock resulting from the Stock Option Agreement and the voting agreements entered into with officers and directors of AVECOR.

    Under the terms of the AVECOR Rights Agreement, each outstanding AVECOR Right (as defined therein) will expire automatically pursuant to the terms of the AVECOR Rights Agreement upon consummation of the Merger and without any action on the part of AVECOR shareholders. No additional consideration will be paid to AVECOR shareholders in connection with the expiration of the AVECOR Rights as a result of the Merger.

    Each AVECOR shareholder entitled to receive shares of Medtronic Common Stock in connection with the Merger or upon exercise of AVECOR options will receive, together with each share of Medtronic Common Stock, one Medtronic Preferred Stock Purchase Right pursuant to the Medtronic Shareholder Rights Plan, represented by the certificate representing the share of Medtronic Common Stock. See "Comparative Rights of Medtronic and AVECOR Shareholders--Shareholder Rights Plans."

TREATMENT OF STOCK OPTIONS

    Under the terms of the outstanding options to purchase shares of AVECOR Common Stock, any such options not otherwise vested will become fully vested and exercisable at the Effective Time as a result of the Merger. All such options that are not exercised and remain outstanding at the Effective Time will be assumed by Medtronic and, following the Effective Time, will be exercisable upon the same terms and conditions as such options were exercisable prior to the Merger, except that the exercise price and the number of shares of Medtronic Common Stock that can be purchased upon exercise of the options will be revised to reflect conversion of the options on the same basis as shares of AVECOR Common Stock are converted into shares of Medtronic Common Stock in the Merger. As promptly as practicable after the Effective Time, Medtronic will provide to each holder of an AVECOR option a written statement informing such holder of the assumption by Medtronic of such option.

CONDUCT OF BUSINESS OF AVECOR PENDING THE MERGER

    AVECOR has agreed that, prior to consummation of the Merger, unless Medtronic agrees otherwise, it will conduct its business only in the ordinary course, it will use all reasonable efforts to preserve intact its business organization and relationships with third parties, and it will not: declare or pay any dividends or other distributions; amend or alter any material term of its securities; incur, assume or guarantee any indebtedness other than in the ordinary course of business; create, assume, or incur any lien on any material asset; issue or repurchase any securities (other than issuances of securities upon the exercise of stock options and other rights previously granted); alter its accounting principles; increase the compensation or benefits of any of its directors, officers, or other employees (except under existing agreements or in the ordinary course of business); amend its Articles of Incorporation or Bylaws; sell any property, pay any liabilities, or waive any claims, except in the ordinary course of business; make capital investments in any other company; purchase fixed assets exceeding a specified aggregate purchase price; distribute mass communications to any group without allowing Medtronic to comment on them; merge or consolidate with any person; acquire the stock or assets of any business; take or fail to take any action that would cause its representations and warranties in the Merger Agreement to be inaccurate; enter into or make any material change in any material agreements, except in the ordinary course and consistent with past practice; institute, settle, or compromise any claim or suit involving amounts in excess of a specified amount; knowingly take any action that would jeopardize the treatment of the Merger as a tax-free transaction; or agree or commit to do any of the foregoing.

    AVECOR has agreed that (except as is required by the fiduciary duties of AVECOR's directors and officers as so advised by independent counsel) neither AVECOR nor any of its representatives or affiliates will, directly or indirectly, solicit, initiate, or encourage any alternative proposal, or engage in any negotiations with, or provide any information to, any person, entity, or group (other than Medtronic) that has made or may make an alternative proposal with respect to AVECOR or any subsidiary (except that AVECOR may inform any third party who contacts AVECOR on an unsolicited basis concerning any alternative proposal that AVECOR is obligated under the Merger Agreement to disclose such solicitation to Medtronic). For these purposes, an "alternative proposal" would include a proposal involving a merger or consolidation, a sale, lease, or licensing of any significant portion of the assets, or a sale of shares of capital stock of AVECOR or any subsidiary. AVECOR has agreed that it will notify Medtronic promptly, and prior to furnishing information or entering into discussions or negotiations with a third party, regarding the terms of any such proposal that AVECOR may receive.

    Pursuant to the Merger Agreement and a confidentiality agreement between Medtronic and AVECOR, AVECOR has agreed to give Medtronic and its representatives access to AVECOR's offices, properties, books, and records, and to furnish to Medtronic and its representatives such financial and operating data and other information as Medtronic may reasonably request, and will have its employees and representatives cooperate with Medtronic in Medtronic's investigation of the business of AVECOR.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Board of Directors of AVECOR with respect to the Plan of Merger, the Merger Agreement, and the transactions contemplated thereby, shareholders of AVECOR should be aware that certain members of the management and Board of Directors of AVECOR have certain interests in the Merger that are in addition to, and may be in conflict with, the interests of shareholders of AVECOR generally.

    STOCK OPTIONS. Under the terms of the outstanding options to purchase shares of AVECOR Common Stock, any such options that are not otherwise vested will become fully vested and exercisable at the Effective Time as a result of the Merger. AVECOR's executive officers and directors collectively hold outstanding options to purchase 407,000 shares of AVECOR Common Stock, of which options to purchase an aggregate 297,750 shares will vest as a result of the Merger. The following executive officers and directors hold the following number of options that will become vested as a result of the Merger: Anthony Badolato, 50,000; Gregory Melsen, 86,250; Allan Seck, 30,000; William Haworth, 76,000; Edward Strickland, 18,500; David Stassen, 18,500; and Gordon Wright, 18,500. See "--Treatment of Stock Options."

    NONCOMPETITION AGREEMENTS. Simultaneously with or immediately following the execution of the Merger Agreement, Messrs. Badolato and Seck executed separate noncompetition agreements with Medtronic. AVECOR, pursuant to the Merger Agreement, has agreed to use all reasonable efforts to cause Messrs. Melsen, Haworth and Bradley Goskowicz to execute proposed noncompetition agreements with Medtronic. Each of the executed and proposed noncompetition agreements is expressly contingent upon the effectiveness of the Merger. Pursuant to these noncompetition agreements, the individual executing the agreement agrees that such individual will not be employed by, associated with, or render services to any person or entity (other than AVECOR or another Medtronic affiliate) engaged in the design, development, manufacture, marketing, or sale of products that are similar to current or planned products of AVECOR anywhere in the world. The noncompetition agreements executed by Messrs. Badolato and Seck expire 42 months after the Effective Time, and the other noncompetition agreements will expire 24 months after the Effective Time, if executed as proposed.

    CHANGE IN CONTROL AGREEMENTS. On April 29, 1996, AVECOR entered into change in control agreements with four executive officers (Messrs. Badolato, Melsen, Seck, and Haworth) and other employees. The agreements provide certain payments and benefits to these individuals in the event that, during the 12-month period following a "change in control" of AVECOR, (i) such individual's employment is terminated by AVECOR or its successors for any reason other than for death, disability, retirement, or "cause" or (ii) such individual terminates his employment for "good reason," which includes certain material adverse changes in the executive's status, position, base salary, benefits, or work location. The executive will be paid, in that event, a lump sum cash payment equal to 24 times the executive's highest monthly compensation for any 12-month period during the prior 36 months. The terminated executive will also be entitled to continue to receive coverage under AVECOR's benefit plans for 24 months. Consummation of the Merger will constitute the occurrence of a "change in control" under the change in control agreements.

    INDEMNIFICATION. Medtronic has agreed to provide to the individuals who have served as officers and directors of AVECOR, for at least six years after the Merger (or until any matters arising prior to the Merger have been resolved), indemnification equivalent to that provided by the Second Restated Articles of Incorporation, as amended, and Bylaws of AVECOR prior to the Effective Time. Medtronic has also agreed to provide, for six years, officers' and directors' liability insurance coverage comparable to that currently provided by AVECOR with respect to acts occurring prior to the Effective Time. See "--Indemnification."

    Each of Messrs. Badolato, Strickland, Stassen, and Wright participated in the discussions and deliberations of the AVECOR Board of Directors in connection with the Merger, and each of them voted in favor of the Merger. Messrs. Melsen, Seck, and Haworth participated in such discussions but are not Board members.

VOTING AGREEMENTS


    Pursuant to agreements to facilitate merger between Medtronic and each of the executive officers and directors of AVECOR (Messrs. Badolato, Seck, Melsen, Haworth, Strickland, Stassen, and Wright), such individuals have agreed to vote shares of AVECOR Common Stock owned by them as of the date of the Merger Agreement (i) in favor of the approval, consent, and ratification of the Merger and (ii) against any action that would impede, interfere with, or discourage the Merger, would facilitate an acquisition of AVECOR in any manner by a party (other than Medtronic), or would result in any breach of any representation, warranty, covenant, or agreement of AVECOR under the Merger Agreement. These voting agreements terminate upon termination of the Merger Agreement by Medtronic. As of the Record Date, the shareholders who executed the voting agreements owned an aggregate 1,084,524 shares of AVECOR Common Stock, representing approximately 13.5% of the AVECOR Common Stock outstanding on the Record Date.


STOCK OPTION AGREEMENT

    Simultaneously with the execution of the Merger Agreement, AVECOR and Medtronic entered into a Stock Option Agreement pursuant to which AVECOR granted to Medtronic an option, exercisable only under certain specified circumstances, to purchase a number of shares of AVECOR Common Stock equal to an aggregate 19.9% of the shares of AVECOR Common Stock outstanding on the date of the Merger Agreement, or 1,600,851 such shares, at an exercise price of $11.125 per share. The specified circumstances under which the stock option becomes exercisable are the same as those that could result in the payment by AVECOR of a termination fee upon certain events triggering termination of the Merger Agreement. See "The Merger--Amendment and Termination of the Merger Agreement."

    Under the Stock Option Agreement, Medtronic also has the right, under certain circumstances following the occurrence of specified proposals by third parties to acquire stock or assets of AVECOR or to merge or combine with AVECOR, and in lieu of exercising Medtronic's option, to require AVECOR to pay to Medtronic, in cancellation of Medtronic's option, the in-the-money value of such option. Such value is calculated as the lesser of (i) $2.75 million or (ii) the number of shares subject to Medtronic's option multiplied by the excess of the then-current trading price of AVECOR Common Stock or the price per share offered in the third-party proposal, whichever is greater, over $11.125. In no event, however, can the sum of such cancellation amount and the $2.75 million termination fee under the Merger Agreement, if then payable, exceed $3.6 million. See "--Amendment and Termination of the Merger Agreement."

CONDITIONS; WAIVER

    The respective obligations of Medtronic, Merger Subsidiary, and AVECOR to effect the Merger are subject to the satisfaction at or prior to the Merger of certain conditions, including, among others: (a) the approval by the AVECOR shareholders of the Merger; (b) the effectiveness of the Registration Statement;

(c) the expiration or termination of the waiting periods applicable to the consummation of the Merger under the HSR Act and any foreign merger laws; (d) the shares of Medtronic Common Stock issuable in the Merger having been duly authorized for listing by the NYSE, subject to official notice of issuance; and
(e) the absence of an order, decree, or injunction by any federal or state court or other governmental body, agency, or official that would prevent or materially delay consummation of the Merger. See "The Merger--Regulatory Requirements."


    In addition, the obligations of AVECOR to effect the Merger are subject to the satisfaction at or prior to the Merger of certain conditions, including that: (a) Medtronic and Merger Subsidiary have performed in all material respects their obligations under the Merger Agreement required to be performed by them; (b) each representation and warranty of Medtronic contained in the Merger Agreement is true in all material respects as of the Effective Time; and
(c) AVECOR has received an opinion of Oppenheimer Wolff & Donnelly LLP, to the effect that the Merger will constitute a "tax-free" reorganization for federal income tax purposes. See "The Merger--Certain Federal Income Tax Consequences."

    In addition, the obligations of Medtronic and Merger Subsidiary to effect the Merger are subject to the satisfaction at or prior to the Merger of certain conditions, including that: (a) AVECOR has performed in all material respects its obligations under the Merger Agreement required to be performed by it; (b) each representation and warranty of AVECOR contained in the Merger Agreement is true in all material respects as of the Effective Time; (c) all necessary consents have been received; (d) Medtronic has received written resignations from each of the directors and specified officers of AVECOR specified by Medtronic effective as of the Effective Time; and (e) Anthony Badolato has agreed to continue his employment with AVECOR following the Merger.

AMENDMENT AND TERMINATION OF THE MERGER AGREEMENT

    Any of the provisions of the Merger Agreement may be amended by written agreement of the respective parties at any time before or after approval of the Merger by the AVECOR shareholders; however, after such approval, no amendment may be made to the Plan of Merger attached hereto as Appendix A that materially affects the rights of the AVECOR shareholders without shareholder approval.

    The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the AVECOR shareholders, only as follows:

        (a) By mutual consent of the Board of Directors of each of Medtronic and AVECOR;

        (b) By either Medtronic or AVECOR if the Merger has not been effected by January 12, 1999, except that a party cannot terminate the Merger Agreement if its own breach of the Merger Agreement is the primary cause of, or results in, the Merger not being effected by such date, and except that such date can be extended by 90 days if the applicable governmental authorities make requests for additional information under the HSR Act or foreign merger laws;

        (c) By either Medtronic or AVECOR if a court or other governmental authority has issued a final, nonappealable order, decree, or ruling that permanently enjoins or prohibits the Merger;

        (d) By either Medtronic or AVECOR if the AVECOR shareholders do not vote to approve the Merger, except that a party cannot terminate the Merger Agreement if its own failure to perform under the Merger Agreement is the primary cause of, or results in, the failure of the AVECOR shareholders to approve the Merger;

        (e) By Medtronic if AVECOR has solicited, entertained, or negotiated a competing offer to acquire AVECOR in violation of the Merger Agreement, or recommended, approved, or entered into an agreement regarding any such offer, or withdrawn or modified (in a manner adverse to Medtronic) its recommendation of the Merger, or if a tender or exchange offer for 15% or more of the AVECOR

    Common Stock is commenced and the AVECOR Board, within 10 business days thereafter, fails to recommend against acceptance or takes no position regarding acceptance of the offer;

        (f) By AVECOR if it is not in material breach of its obligations under the Merger Agreement and its Board of Directors has accepted a competing offer by a party other than Medtronic to acquire AVECOR, and has paid to Medtronic the termination fee described below;

        (g) By Medtronic if it is not then in material breach and there occurs a material breach of any representation, warranty, or obligation under the Merger Agreement on the part of AVECOR, or by an affiliate of AVECOR under such person's affiliate's letter, or by an officer or director of AVECOR under his voting agreement, that cannot be cured within 30 days; or

        (h) By AVECOR if it is not then in material breach and there occurs a material breach of any representation, warranty, or obligation under the Merger Agreement on the part of Medtronic that cannot be cured within 30 days.

    AVECOR has agreed to pay Medtronic $2.75 million if either (i) the Merger Agreement is terminated as described in paragraph (e) or (f) above or (ii) a third party either makes an alternative proposal to which AVECOR responds or in fact acquires 15% or more of the outstanding AVECOR Common Stock prior to the Meeting, and either (A) the AVECOR shareholders do not approve the Merger or (B) the Merger Agreement is terminated pursuant to either paragraph (g) above (where AVECOR's breach is willful and intentional) or paragraph (d) above.

EXPENSES AND FEES

    Whether or not the Merger is consummated, all out-of-pocket expenses incurred in connection with the Merger (including but not limited to accounting and legal fees) and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, except that Medtronic and AVECOR will share equally all expenses related to printing and mailing the Registration Statement and this Proxy Statement/Prospectus and the filing fees required under the HSR Act and any foreign merger laws.

RESTRICTIONS ON RESALE OF MEDTRONIC COMMON STOCK

    The Medtronic Common Stock issuable in connection with the Merger has been registered under the Securities Act and will be freely transferable by the recipients, except that this registration does not cover resales by shareholders of AVECOR who may be deemed to control or be under common control with AVECOR at the time of the Meeting ("Affiliates"). Affiliates may not sell their shares of Medtronic Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. AVECOR has delivered to Medtronic, and agreed to update as necessary, a list identifying all persons who, in AVECOR's opinion, upon advice of counsel, are Affiliates of AVECOR for purposes of Rule 145. AVECOR has delivered to Medtronic from each person already identified as an Affiliate, and has agreed to use all reasonable efforts to cause each person who is subsequently identified as an Affiliate to deliver to Medtronic at or prior to the Effective Time, an agreement that such persons (i) will not offer to sell, sell, or otherwise dispose of any shares of Medtronic Common Stock received in the Merger in violation of the Securities Act, and (ii) have no present intention to sell, transfer, or otherwise dispose of any of the Medtronic Common Stock received in the Merger. It is expected that Affiliates will be able to sell such shares without registration and in accordance with the volume, manner of sale, and other applicable limitations of the Securities Act and the rules and regulations of the Commission thereunder.


    It is estimated that Affiliates of AVECOR will receive a maximum of approximately 294,575 shares of Medtronic Common Stock upon consummation of the Merger (assuming full exercise of all outstanding AVECOR options held by such Affiliates and assuming a Conversion Fraction of .1980). Such shares would constitute less than 1% of the total number of shares of Medtronic Common Stock anticipated to be outstanding immediately after the Effective Time after giving effect to the shares issued pursuant to the Merger. Solely for illustrative purposes of the foregoing estimate, the Conversion Fraction was calculated by using the September 21, 1998 Medtronic closing sale price of $56.1875 as the assumed Average Stock Price. See "The Merger--Conversion of AVECOR Common Stock in the Merger."


DEREGISTRATION OF AVECOR COMMON STOCK

    If the Merger is consummated, the AVECOR Common Stock will cease to be quoted on the Nasdaq National Market, and Medtronic will apply to the Commission for the deregistration of AVECOR Common Stock under the Exchange Act.

ACCOUNTING TREATMENT OF THE MERGER

    Medtronic intends to account for the Merger as a purchase for accounting and financial reporting purposes under generally accepted accounting principles. Under the purchase method, AVECOR's results of operations will be included in Medtronic's consolidated results of operations from and after the Effective Time. For purposes of preparing Medtronic's consolidated financial statements, Medtronic will establish a new accounting basis for AVECOR's identifiable tangible and intangible assets and liabilities based upon the fair values thereof, and record goodwill for the difference between Medtronic's purchase price, including the direct costs of acquisition, and the fair value of AVECOR's identifiable tangible and intangible net assets. A final determination of required purchase accounting adjustments and of the fair value of the assets and liabilities of AVECOR has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the comparative pro forma per share financial information appearing elsewhere in this Proxy Statement/Prospectus are preliminary and subject to change. Using the purchase method to account of the Merger would not materially affect Medtronic's cash flow or the results of operations on a continuing basis based on current and anticipated profitability levels.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a discussion of certain material United States federal income tax considerations in connection with the Merger. This discussion merely summarizes certain principal United States federal income tax consequences of the Merger and does not purport to be a complete analysis of all of the potential tax effects relevant to the Merger. In this regard, this discussion does not deal with all federal income tax considerations that may be relevant to certain AVECOR shareholders in light of their particular circumstances, such as dealers in securities, insurance companies, shareholders who do not hold their AVECOR Common Stock as capital assets, foreign persons, tax-exempt entities, or persons who are subject to the alternative minimum tax provisions of the Code. Furthermore, it does not address (i) the tax consequences to AVECOR shareholders who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions, or (ii) the acceleration of vesting periods and/ or assumption by Medtronic of outstanding options to purchase shares of AVECOR Common Stock pursuant to the Merger. See "The Merger--Treatment of Stock Options," and "--Interests of Certain Persons in the Merger." Moreover, it does not address the tax consequences of the Merger under foreign, state, or local tax laws.

    AVECOR SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES TO THEM.

    Oppenheimer Wolff & Donnelly LLP, counsel to AVECOR, will render at closing an opinion (the "Tax Opinion") that the Merger constitutes a reorganization under Section 368 of the Code. Neither AVECOR nor Medtronic will request a ruling from the Internal Revenue Service (the "IRS") with regard to any of the United States federal income tax consequences of the Merger. The Tax Opinion is based on and subject to certain assumptions and limitations as well as factual representations received from AVECOR and Medtronic, as discussed below. An opinion of counsel represents only counsel's best legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues.

    Subject to the accuracy of representations contained in certain certificates received from AVECOR and Medtronic, it is the opinion of Oppenheimer Wolff & Donnelly LLP that the material United States federal income tax consequences of the Merger are as follows:

    NATURE OF THE MERGER. The Merger will constitute a reorganization as defined in Section 368(a)(1)(A) of the Code by application of Section 368(a)(2)(E) of the Code, and AVECOR, Medtronic, and Merger Subsidiary will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code if the Merger is carried out in the manner set forth in the Merger Agreement.

    CONSEQUENCES TO AVECOR. AVECOR will not recognize gain or loss upon Medtronic's issuance of Medtronic Common Stock to the AVECOR shareholders in the Merger and the transfer by operation of law of Merger Subsidiary's assets and liabilities to AVECOR upon consummation of the Merger.

    CONSEQUENCES TO AVECOR'S SHAREHOLDERS. No gain or loss will be recognized by AVECOR's shareholders upon their receipt in the Merger of Medtronic Common Stock, except to the extent of cash received in lieu of a fractional share of Medtronic Common Stock.

    The aggregate tax basis of Medtronic Common Stock received by an AVECOR shareholder in the Merger (including any fractional share deemed received) will be the same as the aggregate tax basis of the AVECOR Common Stock surrendered in exchange therefor.

    The holding period of each share of Medtronic Common Stock received by each of AVECOR's shareholders in the Merger will include the period during which such AVECOR shareholder held his or her AVECOR Common Stock surrendered in exchange therefor, provided that the AVECOR Common Stock is held as a capital asset at the time of the Merger.

    Cash payments in lieu of a fractional share should be treated as if a fractional share of Medtronic Common Stock had been issued in the Merger and then redeemed by Medtronic. An AVECOR shareholder receiving such cash should generally recognize capital gain or loss upon such payment equal to the difference (if any) between the amount of cash received and such shareholder's basis in the fractional share that is being treated as redeemed (which will be a pro rata portion of the shareholder's basis in the Medtronic Common Stock received in the Merger (including any fractional share deemed received)).

    An AVECOR shareholder who receives solely cash for his or her AVECOR Common Stock pursuant to the exercise of dissenters' rights will be obligated to report
(i) either capital gain or loss equal to the difference between the cash received by such shareholder and such shareholder's basis in his or her AVECOR Common Stock, if the shareholder held his or her AVECOR Common Stock as a capital asset on the date of the Merger, or (ii) dividend income, depending on whether the deemed redemption resulting from the exercise of dissenters' rights qualifies for sale or exchange treatment under the tests set forth in Section 302(b) of the Code. Under those tests, most AVECOR shareholders who exercise their dissenters' rights should receive capital gain or loss treatment (rather than dividend treatment), if the deemed redemption of their AVECOR Common Stock constitutes a "complete redemption" of their interests in AVECOR (and Medtronic, after the Merger). To the extent that persons related to any such shareholder continue to hold stock in Medtronic after the Merger, the rules of Section 318 of the Code may require dividend treatment unless Section 302(c) of the Code permits those rules to be waived in a particular instance.

    LIMITATIONS ON OPINION AND DISCUSSION. As noted above, the Tax Opinion is subject to certain assumptions, including, but not limited to, the truth and accuracy of certain representations made by AVECOR and Medtronic. Furthermore, the Tax Opinion will not bind the IRS and the IRS is, therefore, not precluded from asserting a contrary position. The Tax Opinion and this discussion are based on currently existing provisions of the Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the Tax Opinion or of statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger.

INDEMNIFICATION

    Under the Merger Agreement, Medtronic has agreed to continue to indemnify the present and former officers and directors of AVECOR for a period of at least six years following the Merger with respect to acts or omissions occurring prior to the Effective Time, to the extent that they are currently indemnified under AVECOR's Articles of Incorporation and Bylaws as of the date of the Merger Agreement. Medtronic has also agreed to provide directors' and officers' liability insurance coverage, comparable to that currently maintained by AVECOR, for six years after the Effective Time. See "The Merger--Interests of Certain Persons in the Merger."

REGULATORY REQUIREMENTS


    Under the HSR Act, certain acquisition transactions, including the Merger, cannot be consummated unless certain information has been furnished to the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice and certain waiting period requirements have been satisfied. Medtronic and AVECOR each furnished such information on July 22, 1998. Pursuant to the HSR Act, the Merger may not be consummated until the expiration of at least 30 days following the receipt of each filing, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. On August 21, 1998, Medtronic and AVECOR received a request for additional information relating to the notifications that they had earlier filed under the HSR Act. This request extends the waiting period during which the FTC and the Antitrust Division can review the Merger. The waiting period will expire on the 20th day after the companies substantially comply with the request. The companies have discussed and clarified the request with the governmental authorities and expect to file shortly their response.


    The Antitrust Division of the United States Department of Justice and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of substantial assets of AVECOR or Medtronic. AVECOR and Medtronic believe that the Merger will not violate the antitrust laws. There can be no assurance, however, that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, what the results will be.

    Due to the international scope of Medtronic's and AVECOR's businesses, regulatory filings may also be required in certain European and other jurisdictions. Medtronic and AVECOR are in the process of determining whether any such filings will be required, but they do not expect any such filings to affect the expected timing of the Merger.

    Other than as described herein, the Merger does not require the approval of any federal, state, or other agency. See "The Merger--Conditions; Waiver."

RIGHTS OF DISSENTING AVECOR SHAREHOLDERS

    If the Merger occurs, AVECOR shareholders are entitled to dissenters' rights under Sections 302A.471 and 302A.473 of the MBCA in connection with the Merger. Medtronic shareholders are not entitled to dissenters' rights in connection with the Merger.

    THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTERS' RIGHTS UNDER THE MBCA AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTIONS 302A.471 AND 302A.473 OF THE MBCA, COPIES OF WHICH ARE ATTACHED TO THIS TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX C. Any shareholder of AVECOR who wishes to exercise, or to preserve his or her right to exercise, dissenters' rights should review the following discussion and Appendix C carefully, because failure to timely and properly comply with the specified procedures will result in the loss of dissenters' rights under the MBCA.

    In accordance with Sections 302A.471 and 302A.473 of the MBCA, AVECOR shareholders have the right to dissent with respect to the Merger and, subject to certain conditions, to be paid in cash the "fair value" of their AVECOR shares. In this context, the term "fair value" means the value of the AVECOR shares immediately before the Effective Time of the Merger. Under Section 302A.473, where a merger is to be submitted for approval at a meeting of shareholders, the corporation must notify each of its shareholders of the right to dissent, include in such notice a copy of Sections 302A.471 and 302A.473 and provide a brief description of the procedures to be followed under these sections. This Proxy Statement/ Prospectus constitutes such notice to the shareholders of AVECOR, and the following discussion describes the procedures to be followed by a dissenting shareholder.

    A shareholder of AVECOR wishing to exercise the right to demand the fair value of his or her shares must:

    - BEFORE THE VOTE OF SHAREHOLDERS IS TAKEN AT THE MEETING, FILE WITH AVECOR A WRITTEN NOTICE OF INTENT TO DEMAND THE FAIR VALUE OF HIS OR HER SHARES AND, IN ADDITION, HE OR SHE MUST NOT VOTE IN FAVOR OF THE MERGER. Because a proxy that does not contain voting instructions will, unless revoked, be voted FOR approval of the Merger, a shareholder of AVECOR who votes by proxy and who wishes to exercise dissenters' rights must (i) vote AGAINST the approval of the Merger, or (ii) ABSTAIN from voting on the approval of the Merger. A vote against the Merger in person or by proxy will not in and of itself constitute a written notice of intent to demand the fair value of a shareholder's AVECOR shares satisfying the requirements of the MBCA.

    - A DEMAND FOR FAIR VALUE MUST BE EXECUTED BY OR FOR THE SHAREHOLDER OF RECORD AS SUCH SHAREHOLDER'S NAME APPEARS ON HIS OR HER AVECOR STOCK CERTIFICATE OR CERTIFICATES. If the AVECOR stock is owned of record in a fiduciary capacity such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner.

      A record owner who holds shares of AVECOR as a nominee for others, such as a broker, may demand fair value of the shares held for all, or fewer than all of the beneficial owners of such shares. In such a case, the written demand should set forth the number of shares to which it relates. When no number of shares is expressly mentioned, the demand will be presumed to cover all shares standing in the name of the record owner. BENEFICIAL OWNERS OF AVECOR SHARES WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE DISSENTERS' RIGHTS SHOULD SUBMIT TO AVECOR AT OR BEFORE THE ASSERTION OF THE RIGHTS A WRITTEN CONSENT OF THE RECORD OWNER OR INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF DISSENTERS' RIGHTS BEFORE THE DATE OF THE MEETING.

    - AVECOR shareholders who have previously filed a notice of intent to demand the fair value of their shares and have not voted in favor of the Merger may, after shareholder approval of the Merger, elect to exercise dissenters' rights and demand fair value by mailing or delivering their written demand to: Gregory Melsen, Chief Financial Officer, AVECOR Cardiovascular Inc., 7611

      Northland Drive, Minneapolis, Minnesota 55428. The written demand should specify the shareholder's name and mailing address, the number of shares owned, and that the shareholder is thereby demanding the fair value of his or her shares.

    - After the Effective Time, AVECOR, as the surviving corporation, will cause to be mailed to each shareholder of AVECOR who has properly asserted dissenters' rights a notice that contains (i) the address to which a demand for payment and stock certificates must be sent in order to receive payment and the date by which they must be received; (ii) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired his or her AVECOR shares or an interest in them and to demand payment; and (iii) another copy of Sections 302A.471 and 302A.473 together with a brief description of these sections. TO RECEIVE THE FAIR VALUE OF HIS OR HER AVECOR SHARES, A DISSENTING SHAREHOLDER MUST DEMAND PAYMENT AND DEPOSIT HIS OR HER CERTIFICATES WITHIN 30 DAYS AFTER THIS NOTICE FROM AVECOR IS GIVEN TO DISSENTING SHAREHOLDERS.

    - After the Effective Time or after AVECOR receives a valid demand for payment, whichever is later, AVECOR must remit to each dissenting shareholder who has complied with the dissenters' rights provisions the amount AVECOR estimates to be the fair value of the shares, plus interest, along with (i) AVECOR's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the Merger, together with the latest available interim financial statement; (ii) an estimate by AVECOR of the fair value of the shares and a brief description of the method used to reach the estimate; and (iii) another copy of Sections 302A.471 and 302A.473 and a brief description of the procedure to be followed in demanding supplemental payment. If AVECOR fails to remit payment within 60 days of the deposit of certificates, AVECOR must return all deposited certificates. However, AVECOR may again give notice and require deposit at a later time.

    - IF A DISSENTING AVECOR SHAREHOLDER BELIEVES THAT THE AMOUNT REMITTED BY AVECOR IS LESS THAN THE FAIR VALUE OF HIS OR HER SHARES PLUS INTEREST, SUCH DISSENTING SHAREHOLDER MAY GIVE WRITTEN NOTICE TO AVECOR OF HIS OR HER OWN ESTIMATE OF THE FAIR VALUE FOR THE SHARES PLUS INTEREST AND DEMAND A SUPPLEMENTAL PAYMENT FOR THE DIFFERENCE. Any written demand for supplemental payment must be made within 30 days after AVECOR mailed its original remittance. Otherwise, a dissenter is entitled only to the amount remitted by AVECOR.

    - Within 60 days after receiving a demand for supplemental payment, AVECOR, as the surviving corporation, must either pay the amount of the supplemental payment demanded (or agreed to between the dissenting shareholder and AVECOR) or file a petition in the state courts of Minnesota requesting that the court determine the fair value of the shares plus interest. Any petition so filed must name as parties all dissenting shareholders who have demanded supplemental payments and who have been unable to reach an agreement with AVECOR concerning the fair value of their shares. If AVECOR files such a petition, it must serve all parties with a summons and a copy of the petition under the rules of civil procedure. The court may appoint appraisers, with such power and authority as the court deems proper, to receive evidence on and recommend the amount of fair value of the shares. The jurisdiction of the court is plenary and exclusive, and the fair value as determined by the court is binding on all shareholders, wherever located. A dissenting shareholder, if successful, is entitled to a judgment for the amount in cash by which the fair value of his or her shares as determined by the court exceeds the amount originally remitted by AVECOR, plus interest.

    Generally, the costs and expenses associated with a court proceeding to determine the fair value of the AVECOR shares will be borne by AVECOR, as the surviving corporation, unless the court finds that a dissenting shareholder has demanded supplemental payment in a manner that is arbitrary, vexatious, or not in good faith. Similar costs and expenses may also be assessed in instances where AVECOR has failed to comply with the procedures in Section 302A.473 of the MBCA pertaining to dissenters' rights discussed above. The court may, in its discretion, award attorneys' fees to an attorney representing dissenting shareholders out of any amount awarded to such dissenters.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 302A.473 FOR ASSERTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF A SHAREHOLDER'S RIGHTS TO DEMAND THE FAIR VALUE OF HIS OR HER AVECOR SHARES. Shareholders considering seeking appraisal should realize that the fair value of their shares, as determined under Section 302A.473 of the MBCA in the manner outlined above, could be more than, the same as, or less than the amount of value of the shares of Medtronic Common Stock they would be entitled to receive as a result of the Merger if they did not seek appraisal of their shares.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

    Medtronic Common Stock is listed and traded on the New York Stock Exchange (symbol: MDT), and it is a condition to all parties' obligations to consummate the Merger that the Medtronic Common Stock to be issued in the Merger be approved for such listing. AVECOR Common Stock is traded on the Nasdaq National Market (symbol: AVEC).

    The following table sets forth, for the quarters indicated, the high and low sales prices per share of Medtronic Common Stock on the NYSE and the cash dividends paid per share of Medtronic Common Stock. Also set forth, for the calendar period indicated, are the high and low sales prices per share of AVECOR Common Stock as reported by the Nasdaq National Market. The prices set forth below for AVECOR Common Stock exclude adjustments for retail mark-ups, mark-downs, or commissions.


                                                                                               AVECOR COMMON STOCK
                                                                MEDTRONIC COMMON STOCK
                                                          -----------------------------------  --------------------
                                                             HIGH        LOW       DIVIDENDS     HIGH        LOW
                                                          ----------  ----------  -----------  ---------  ---------
CALENDAR 1996
First Quarter...........................................  $  31.3125  $  22.25     $   .0325   $  17.25   $  10.50
Second Quarter..........................................  $  29.875   $  24.375    $   .0325   $  14.125  $  12.00
Third Quarter...........................................  $  32.4375  $  23.50     $   .0475   $  15.875  $  11.625
Fourth Quarter..........................................  $  34.9375  $  30.25     $   .0475   $  14.875  $  10.875
CALENDAR 1997
First Quarter...........................................  $  35.875   $  28.8125   $   .0475   $  13.375  $  10.75
Second Quarter..........................................  $  44.4375  $  30.375    $   .0475   $  12.25   $   8.75
Third Quarter...........................................  $  49.25    $  42.50     $   .055    $  12.375  $   9.875
Fourth Quarter..........................................  $  52.75    $  40.5625   $   .055    $  12.00   $   6.00
CALENDAR 1998
First Quarter...........................................  $  58.4375  $  45.4375   $   .055    $   8.00   $   5.625
Second Quarter..........................................  $  66.00    $  47.9375   $   .055    $   7.438  $   6.125
Third Quarter (through September 21)....................  $  72.75    $  51.00     $   .065    $  10.625  $   7.25


    AVECOR has never paid cash dividends. Under the Merger Agreement, AVECOR has agreed not to pay any dividends on AVECOR Common Stock prior to the Merger. Medtronic has paid regular quarterly cash dividends on Medtronic Common Stock since 1978. It is expected that the Board of Directors of Medtronic will continue the practice of declaring cash dividends on a quarterly basis; however, no assurance can be given as to the amount of future dividends, which will necessarily be dependent on future earnings, financial requirements of Medtronic and its subsidiaries, and other factors.

    In the Merger, shares of AVECOR Common Stock will be converted into shares of Medtronic Common Stock based on the Conversion Fraction, which equals $11.125 divided by the Average Stock Price for the 18 consecutive NYSE trading days ending on the second NYSE trading day immediately preceding the Effective Time of the Merger. On July 10, 1998, the last trading day preceding public announcement of the Merger, the reported closing sale price of Medtronic Common Stock on the NYSE was $69.8125 per share, resulting in an implied Conversion Fraction (if it were determined based on the closing sale price that day) of
0.1594. On that day, the reported closing sale price of AVECOR Common Stock on the Nasdaq National Market was $9.875 per share. On September 21, 1998, the latest practicable trading day prior to the printing of this Proxy Statement/Prospectus, the closing sale price of Medtronic Common Stock on the NYSE was $56.1875 per share, resulting in an implied Conversion Fraction (if it were determined based on the closing sale price that day) of .1980. The reported closing sale price of AVECOR Common Stock on the Nasdaq National Market on that day was $9.50 per share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.



    As of September 21, 1998, there were approximately 32,000 registered holders of Medtronic Common Stock and approximately 310 registered holders of AVECOR Common Stock.


                              RECENT DEVELOPMENTS

MEDTRONIC STOCK OFFERING


    To be eligible to use the pooling of interests accounting method to account for its merger with Physio-Control International Corporation ("Physio-Control") and future acquisitions, Medtronic has recently completed an offering, at a price per share of $56.75, of 12.5 million shares of Medtronic Common Stock, which approximates that number of shares which were tainted for purposes of pooling of interests accounting and were purchased by Medtronic in the open market pursuant to its share repurchase program.


PHYSIO-CONTROL INTERNATIONAL CORPORATION

    On June 27, 1998, Medtronic entered into an agreement to acquire Physio-Control, a company that designs, manufactures, markets, and services an integrated line of noninvasive emergency cardiac defibrillator and vital sign assessment devices, disposable electrodes, and data management software. Physio-Control's products are used in both out-of-hospital and hospital settings for the detection and treatment of life-threatening events including trauma, heart attack, and the acute heart rhythm disturbances of ventricular fibrillation, tachycardia, and bradycardia.

    Pursuant to the acquisition agreement, upon the fulfillment or waiver of certain conditions, a wholly-owned subsidiary of Medtronic created for the Physio-Control acquisition will merge with and into Physio-Control. Physio-Control will then become a wholly-owned subsidiary of Medtronic in a stock-for-stock merger that is expected to be tax-free and accounted for using pooling of interests accounting treatment. In the Physio-Control merger, each outstanding share of stock of Physio-Control will be exchanged for the right to receive the fraction of a share of Medtronic Common Stock equal to $27.50 divided by the Average Stock Price of Medtronic Common Stock for a specified period preceding the effective time of the Physio-Control merger. Physio-Control has approximately 21 million shares outstanding on a fully diluted basis.


MIDAS REX, L.P.



    On September 22, 1998, Medtronic entered into an agreement to acquire Midas Rex, a privately-held company with anticipated 1998 revenues of approximately $55 million. Midas Rex, based in Fort Worth, Texas, designs, manufactures, markets, distributes, and sells high-speed neurological powered instruments, including pneumatic instrumentation for surgical dissection of bones, biometals, bioceramics, and bioplastics. Other instruments manufactured by Midas Rex assist in orthopedic, otolaryngological, maxillofacial, and craniofacial procedures, as well as plastic surgery. Midas Rex also provides, through the Midas Rex Institute, hands-on training and workshops designed to teach surgeons the capabilities and procedures associated with Midas Rex's products. Pursuant to the acquisition agreement, upon the fulfillment or waiver of certain conditions, Medtronic or a subsidiary of Medtronic will acquire for a cash purchase price all of the assets and certain liabilities of Midas Rex.

OTHER INVESTMENTS AND ACQUISITIONS

    Medtronic has historically been, and continues to be, actively engaged in exploring business opportunities through investments and acquisitions. As such, at any particular time, in addition to investments and acquisitions for which definitive agreements have been executed and publicly announced, Medtronic is routinely reviewing several other investment or acquisition opportunities of varying magnitude and significance or negotiating the terms of such potential investments or acquisitions prior to the execution of definitive agreements and public announcements thereof.

            COMPARATIVE RIGHTS OF MEDTRONIC AND AVECOR SHAREHOLDERS

    Upon consummation of the Merger, shareholders of AVECOR will become shareholders of Medtronic. Although Medtronic and AVECOR are both incorporated under the laws of the state of Minnesota, the rights of Medtronic shareholders under Medtronic's Restated Articles of Incorporation as amended ("Medtronic's Articles") and Medtronic's Bylaws differ in certain respects from the rights of AVECOR shareholders under AVECOR's Second Restated Articles of Incorporation, as amended ("AVECOR's Articles"), and AVECOR's Bylaws, as amended ("AVECOR's Bylaws"). Certain significant differences between the rights of Medtronic shareholders and AVECOR shareholders are summarized below. This summary does not, however, purport to be a complete description of all of the differences between the rights of shareholders of AVECOR and the rights of shareholders of Medtronic.

CLASSIFICATION, REMOVAL, AND NOMINATION OF DIRECTORS

    CLASSIFICATION. Medtronic's Articles provide for a classified Board of Directors, under which directors are elected to three-year terms, with one-third of the directors being elected each year. AVECOR's Articles do not classify its Board of Directors, and directors are elected each year for a one-year term.

    REMOVAL. Medtronic's Articles provide that directors may be removed, with or without cause, only by the vote of not less than 75% of the voting power of all then outstanding voting shares. AVECOR's Bylaws provide that directors may be removed, with or without cause, by the vote of the holders of a majority of the shares then entitled to vote at an election of directors.

    NOMINATION. Medtronic's Articles provide that nominations for the election of directors may be made by or at the direction of the Medtronic Board of Directors or by any shareholder entitled to vote in the election of directors generally. Nominations by shareholders must be made pursuant to timely notice in writing to the Secretary of Medtronic. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of Medtronic not less than 50 days nor more than 90 days prior to the meeting; provided, however, that if less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must set forth certain information concerning such shareholder and his or her nominee(s), including their names and addresses, the principal occupation or employment of the nominee(s), the class and number of shares of capital stock of Medtronic that are beneficially owned by such persons, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder, and the consent of each nominee to serve as a director of Medtronic if so elected. AVECOR's Articles and Bylaws do not address the issue of nomination of directors.

    AMENDMENT OF PROVISIONS. Medtronic's Articles require the affirmative vote of not less than 75% of the voting power of all then outstanding voting shares to amend, repeal or adopt any provisions inconsistent with provisions of Medtronic's Articles regarding classification, removal, and nomination of directors. AVECOR's Bylaws provide that AVECOR's Board of Directors has the power to make, alter, amend or rescind provisions of AVECOR's Bylaws including provisions regarding removal of directors.

    The above-described provisions of Medtronic's Articles and AVECOR's Articles regarding directors will be subject to the terms of the certificate of designation or other instrument creating any class or series of preferred stock giving the holders of such class or series of preferred stock the right, voting separately as a class, to elect one or more directors (such as is often required by the terms of preferred stock in the event that dividend payments are in arrears for a period of time). See "Comparative Rights of Medtronic Shareholders and AVECOR Shareholders--Preferred Stock."

    These provisions regarding classification, removal, and nomination of directors afford some assurance of stability in the composition of the Medtronic Board of Directors, but may discourage or deter attempts by individuals or entities to take control of Medtronic by electing their own slate of directors. To the extent that potential acquirers of Medtronic stock are deterred by the classified Board, such provision also may deter certain mergers, tender offers, or other future takeover attempts which some or a majority of holders of Medtronic Common Stock may deem to be in their best interests. In addition, the classified Medtronic Board would delay shareholders who do not favor the policies of Medtronic's Board of Directors from removing a majority of the Medtronic Board of Directors for two years, unless they can obtain the requisite vote.

    LIABILITY OF DIRECTORS. Both Medtronic's Articles and AVECOR's Articles exempt directors from personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by Minnesota law.

PREFERRED STOCK

    Medtronic has 2,500,000 authorized but unissued shares of Preferred Stock, par value $1 per share. Medtronic's Articles provide that whenever the holders of a class or series of Preferred Stock have the right to elect any directors, the election, term and other features of such directorships shall be governed by the terms set forth in the resolution of the Medtronic Board of Directors designating the rights and preferences of such class or series of Preferred Stock, and any directors elected by the holders of Preferred Stock shall not be divided into classes unless provision is expressly made for such classification by the terms of such Preferred Stock. Shares of Medtronic Preferred Stock could be issued that would have the right to elect directors, either separately or together with the Medtronic Common Stock, with such directors either divided or not divided into classes.

    Under certain circumstances such Medtronic Preferred Stock could be used to create voting impediments or to deter persons seeking to effect a takeover or otherwise gain control of Medtronic in a transaction which holders of some or a majority of the Medtronic Common Stock may deem to be in their best interests. Such shares of Medtronic Preferred stock could be sold in public or private transactions to purchasers who might support the Medtronic Board of Directors in opposing a takeover bid that the Medtronic Board of Directors determines not to be in the best interests of Medtronic and its shareholders. In addition, the Medtronic Board of Directors could authorize holders of a class or series of Preferred Stock to vote, either separately as a class or together with the holders of Medtronic Common Stock, on any merger, sale, or exchange of assets by Medtronic or any other extraordinary corporate transaction. The ability to issue such Medtronic Preferred Stock might have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Medtronic Common Stock, to acquire control of Medtronic with a view to imposing a merger, sale of all or any part of the assets or a similar transaction, because the issuance of new shares could be used to dilute the stock ownership of such person or entity.

    AVECOR has 2,000,000 authorized but unissued shares of Preferred Stock, par value $.01 per share, and the Board of Directors has the authority to fix or alter the terms of such shares. In connection with the adoption of the AVECOR Rights Agreement, 200,000 of such shares were designated as Series A Junior Preferred Stock. See "Comparative Rights of Medtronic and AVECOR Shareholders--Shareholder Rights Plans."

SPECIAL MEETINGS OF SHAREHOLDERS

    Under Minnesota law, a special meeting of shareholders may be called by certain officers, two or more directors, a person authorized to do so in the articles or bylaws, or shareholders holding at least 10% of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering an action to effect, directly or indirectly, a business combination must be called by shareholders holding at least 25% of the voting power of all shares entitled to vote.

VOTING RIGHTS; SHAREHOLDER APPROVALS

    Under both Medtronic's Articles and AVECOR's Articles, holders of Medtronic Common Stock and AVECOR Common Stock, respectively, are entitled to one vote per share on all matters submitted to a vote of the shareholders. Medtronic's Bylaws provide that, except as specifically required otherwise under Medtronic's Articles, Bylaws or Minnesota law, all matters submitted to the shareholders are decided by a majority vote of the shares entitled to vote and represented at a meeting at which there is a quorum.

CUMULATIVE VOTING

    Neither Medtronic's Articles nor AVECOR's Articles provide for cumulative voting with regard to the Medtronic Common Stock or the AVECOR Common Stock, respectively.

PREEMPTIVE RIGHTS

    Under Medtronic's Articles and AVECOR's Articles, holders of Medtronic stock and AVECOR stock, respectively, are expressly denied preemptive rights. The MBCA provides that a corporation's shareholders have preemptive rights only if such rights are expressly granted in the corporation's articles of incorporation.

AMENDMENT OF THE ARTICLES OF INCORPORATION

    Under Minnesota law, an amendment to the articles of incorporation requires the affirmative vote of the holders of a majority of the shares present and entitled to vote unless a larger affirmative vote is required by the corporation's articles. Except as specifically described otherwise in this "Comparative Rights of Medtronic Shareholders and AVECOR Shareholders," neither Medtronic's Articles nor AVECOR's Articles contain any provisions that require a larger affirmative vote in order to amend Medtronic's Articles.

BUSINESS COMBINATIONS AND CONTROL SHARE ACQUISITIONS

    Medtronic and AVECOR are governed by Sections 302A.671 and 302A.673 of the MBCA. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock. Such provisions of Minnesota law could have the effect of delaying, deferring, or preventing a change in control of Medtronic or AVECOR.

SHAREHOLDER RIGHTS PLANS

    MEDTRONIC. Medtronic has in effect a Shareholder Rights Plan and has entered into a Rights Agreement with Norwest Bank Minnesota, N.A., as Rights Agent. The Rights Plan provides for a dividend distribution of one preferred stock purchase right (a "Medtronic Right") to be attached to each outstanding share of Medtronic Common Stock. The Medtronic Right associated with each outstanding share of Medtronic Common Stock entitles the holder to buy 1/1600th of a Series A Junior Participating Preferred Share (the "Series A Preferred Shares") of Medtronic, which is substantially equivalent to one share of Medtronic Common Stock, at an exercise price of $37.50 per 1/1600th of a Series A Preferred Share. The Medtronic Rights are not currently exercisable or transferable apart from the Medtronic Common Stock.

    The Medtronic Rights will become exercisable if a person or group acquires 15% or more of the Medtronic Common Stock (and thereby becomes an "Acquiring Person") or announces a tender offer or exchange offer that would increase the Acquiring Person's beneficial ownership to 15% or more of the outstanding Medtronic Common Stock, subject to certain exceptions. After the Medtronic Rights become exercisable, each Medtronic Right entitles the holder (other the Acquiring Person), instead, to purchase Medtronic Common Stock that has a market value of two times the exercise price of the Medtronic Right. If Medtronic is acquired in a merger or other business combination transaction, each exercisable Medtronic Right entitles the holder to purchase common stock of the Acquiring Person or an affiliate that has a market value of two times the exercise price of the Medtronic Right. Each Medtronic Right is redeemable by Medtronic at $.000625 any time before a person or group triggers the 15% threshold to become an Acquiring Person. The Medtronic Rights expire on July 10, 2001.

    The Medtronic Rights issued under the Medtronic Shareholder Rights Plan may make any merger not approved by Medtronic's Board of Directors prohibitively expensive, because the Medtronic Rights allow Medtronic shareholders to purchase the voting securities of Medtronic or a potential acquirer at one-half of its fair market value.

    AVECOR. AVECOR also has entered into a Rights Agreement with Norwest Bank Minnesota, N.A. (the "AVECOR Rights Agreement"). The AVECOR Rights Agreement provides for issuance of one preferred share purchase right (an "AVECOR Right") to be attached to each outstanding share of AVECOR Common Stock. Upon certain events, each AVECOR Right entitles the registered holder to purchase from AVECOR one one-thousandth of a share (a "Preferred Share Fraction") of AVECOR's Series A Junior Preferred Stock or a combination of securities and assets of equivalent value at a purchase price of $80.00, subject to adjustment.

    The AVECOR Rights Agreement further provides that, with certain exceptions, upon 10 days after (i) a person or group (an "Acquiring Person") becomes the beneficial owner of more than 15% of the then outstanding shares of AVECOR Common Stock, or (ii) at least a majority of the "Continuing Directors" of AVECOR's Board of Directors (as defined in the AVECOR Rights Agreement) determine that a person is an "Adverse Person" (also as defined in the AVECOR Rights Agreement), then each holder of an AVECOR Right (other than the Acquiring Person or the Adverse Person, as the case may be) will thereafter have the right to receive, upon exercise, that number of Preferred Share Fractions (or, in certain circumstances, that number of shares of AVECOR Common Stock, cash, property, or other securities of AVECOR) having a market value equal to two times the exercise price of the AVECOR Right.

    In the event that (i) AVECOR is acquired in a merger or other business combination in which AVECOR is not the surviving corporation or in which AVECOR Common Stock is changed or exchanged, or (ii) 50% or more of AVECOR's assets or earning power is sold or transferred, and such transactions described in (i) and
(ii) are not "Permitted Offers" (as defined in the AVECOR Rights Agreement), then the AVECOR Rights Agreement provides that each holder of an AVECOR Right (except for an Acquiring Person or an Adverse Person) shall thereafter have the right to receive, upon exercise, shares of common stock of the acquiring entity at half of the then-current market price of such shares.

    The AVECOR Rights may be redeemed by action taken by a majority of the Continuing Directors at a price of $.001 per AVECOR Right at any time prior to the time 10 days after which a person is declared an Adverse Person or after which an Acquiring Person acquires or obtains the right to acquire beneficial ownership of 15% or more of the then outstanding shares of AVECOR Common Stock.

    In connection with the consideration and approval of the Merger, AVECOR's Board of Directors approved amendments to the AVECOR Rights Agreement on July 12 and August 21, 1998. These amendments were adopted to clarify the effect under the AVECOR Rights Agreement of the Merger with Medtronic or any similar transaction, and to provide that Medtronic will not be declared an Adverse Person because of Medtronic's beneficial ownership of AVECOR Common Stock as a result of the Stock Option Agreement and the voting agreements between Medtronic and officers and directors of AVECOR. Pursuant to the AVECOR Rights Agreement, as amended, all AVECOR Rights will expire upon consummation of the Merger.

RELATED PERSON BUSINESS TRANSACTIONS

    Medtronic's Articles provide that, in certain circumstances, an affirmative vote of two-thirds of the voting power of all then outstanding voting shares is required for the approval or authorization of any "related person business transaction." Such two-thirds approval is not required, however, if (i) a majority vote of "continuing directors" (as defined below) expressly approves the related person business transaction, or (ii) the related person business transaction is a merger, consolidation, exchange of shares or sale of all or substantially all of the assets of Medtronic, and the cash or fair market value of the property received by the Medtronic shareholders is equal to a defined minimum purchase price. For purposes of this provision, a "continuing director" means, generally, those directors who were directors before the "related person" (as defined below) became a related person.

    Generally, a related person business transaction includes (i) any merger or consolidation of Medtronic with or into a related person, (ii) any exchange of shares of Medtronic (or a subsidiary) for shares of a related person which would have required an affirmative vote of at least a majority of the voting power of the outstanding shares entitled to vote, (iii) any sale, lease, exchange, transfer, or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any substantial part of the assets of Medtronic (or a subsidiary) to or with a related person, (iv) any sale, lease, transfer, or other disposition (in one transaction or a series of transactions) of all or any substantial part of the assets of a related person to or with Medtronic (or a subsidiary), (v) the issuance, sale, transfer, or other disposition to a related person of any securities of Medtronic (except pursuant to stock dividends, stock splits, or similar transactions that would not have the effect of increasing the proportion of voting power of a related person) or of a subsidiary (except pursuant to a pro rata distribution to all holders of Medtronic Common Stock), (vi) any recapitalization or reclassification that would have the effect of increasing the proportionate voting power of a related person, and (vii) any agreement, contract, arrangement, or understanding providing for any of the transactions described above.

    Generally, for purposes of a related person business transaction, the term "related person" is broadly defined to include a wide range of potential persons, including any person or entity that, together with affiliates and associates, beneficially owns 15% or more of the outstanding voting stock of Medtronic.

    Such a provision could have the effect of impeding a potential acquirer of Medtronic by requiring a larger than normal majority of Medtronic shareholders to approve a transaction. There is no similar "related person business transaction" provision in AVECOR's Articles.

                          INFORMATION REGARDING AVECOR

GENERAL DEVELOPMENT OF BUSINESS

    AVECOR develops, manufactures, and markets specialty medical devices for heart/lung bypass surgery and long-term respiratory support. AVECOR's products include the AFFINITY microporous, hollow fiber membrane oxygenator and related blood reservoirs, a line of solid silicone membrane oxygenators and related blood reservoirs, the AFFINITY blood pump, the MYOTHERM cardioplegia delivery system, SIGNATURE custom tubing packs, and the AFFINITY arterial filter.

    AVECOR was incorporated in Minnesota in December 1990 and began operations in 1991 when it purchased the surgical division of SCIMED Life Systems, Inc. (the "Predecessor Business"). The assets purchased included a line of solid silicone membrane oxygenators. Since the acquisition of the Predecessor Business, AVECOR has engaged in extensive product development, resulting in the introduction and receipt of regulatory clearance from the U.S. Food and Drug Administration (the "FDA") to market the following proprietary products:

PRODUCT                                                                                           APPROVAL DATE
----------------------------------------------------------------------------------------------  ------------------
MYOTHERM cardioplegia delivery system.........................................................        October 1991
SIGNATURE custom tubing packs.................................................................           July 1993
AFFINITY oxygenator...........................................................................       November 1993
AFFINITY blood reservoirs.....................................................................           July 1994
AFFINITY arterial filter......................................................................        October 1995
MYOTHERM XP-TM- (improved cardioplegia delivery system).......................................           July 1997
AFFINITY blood pump...........................................................................         August 1997
AFFINITY oxygenator with TRILLIUM-TM- bio-passive surface.....................................       February 1998

    In December 1992, AVECOR acquired Cardio Med Ltd., a corporation organized under the laws of England and Wales ("Cardio Med"). Cardio Med had been a distributor of AVECOR's disposable membrane oxygenators, cardiotomy reservoirs, and cardioplegia systems and manufactured its own proprietary line of custom tubing packs. As a result of the acquisition, Cardio Med has become a wholly-owned subsidiary of AVECOR. Cardio Med's name has since been changed to AVECOR Cardiovascular Ltd. ("AVECOR Ltd."). During 1995, AVECOR incorporated AVECOR Foreign Sales Corporation as a wholly-owned subsidiary of AVECOR and opened a sales office in France, organized as AVECOR Cardiovascular France S.A.R.L., a French subsidiary of AVECOR Ltd.

INDUSTRY BACKGROUND AND MARKETS

    INDUSTRY BACKGROUND. AVECOR's products are used in surgical procedures requiring heart/lung bypass, such as the treatment of coronary artery disease by coronary artery bypass graft surgery ("CABG" or "coronary bypass surgery"), heart valve replacement surgery, and pediatric and neonatal congenital heart defect surgery. There were approximately 850,000 heart/lung bypass procedures performed worldwide in 1997, including approximately 400,000 of such procedures performed in the United States, and approximately 265,000 of such procedures performed in Europe. Certain of AVECOR's products are also used in nonsurgical applications, such as the long-term cardiopulmonary support of premature infants, newborns, and other patients with life-threatening respiratory disorders.

    The primary use of AVECOR's products is for heart/lung bypass procedures during the surgical treatment of coronary artery disease. Coronary artery disease, the leading cause of death in the United States, is the atherosclerotic narrowing of the coronary arteries that supply blood to the heart. Atherosclerosis is the accumulation of cholesterol and blood products on the inner lining of an artery that causes the arterial wall to thicken and lose elasticity, narrowing the inner diameter of the artery. According to an estimate by the American Heart Association, approximately 13,490,000 Americans have a history of heart attack, angina pectoris (chest pain), or both, which are generally associated with coronary artery disease. The American Heart Association estimated that, in the United States in 1996, coronary artery disease would result in 1,500,000 acute myocardial infarctions, or heart attacks, of which approximately 500,000 would result in death.

    In the late 1960s, cardiovascular surgeons pioneered coronary bypass surgery, a surgical treatment for severe cases of coronary artery disease in which blood vessel grafts are used to bypass the site of the blocked arteries. Several of these procedures or "grafts" may be performed during a single surgery in order to bypass atherosclerotic lesions in more than one of the coronary arteries, which is commonly referred to as "multi-vessel" coronary artery disease. Coronary bypass surgery generally requires that the patient be put on a heart/lung bypass circuit to enable the surgeon to operate on a still, relatively bloodless heart. The heart/lung bypass circuit is a series of interconnected specialty medical devices that together function as a patient's heart and lungs by temporarily oxygenating and circulating blood while the patient's own heart and lungs are rendered inactive. AVECOR believes coronary bypass surgery accounts for approximately 75% of the total heart/lung bypass procedures performed in the United States and over 50% of the procedures performed in Europe.

    Although coronary bypass surgery is a highly invasive procedure, it has been shown to be highly effective in treating coronary artery disease, and the number of procedures performed annually in the United States has grown from approximately 200,000 in 1982 to over 400,000 in 1997 (multiple procedures may be performed during a single surgery where multi-vessel disease is present). The annual worldwide growth rate in the number of coronary bypass procedures has fluctuated from year to year for various reasons.

    Since the development of coronary bypass surgery, a number of nonsurgical interventional treatments for coronary artery disease have been developed which, depending on the extent and nature of the disease as well as physician preference, may be used as an alternative to coronary bypass surgery. These nonsurgical treatments, while generally less costly per procedure, have limitations and to date have not resulted in reduced demand for coronary bypass surgery.

    Percutaneous transluminal coronary angioplasty ("PTCA") was introduced in the early 1980s as a nonsurgical treatment for coronary artery disease. PTCA is performed by guiding a balloon-tipped catheter to the site of an atherosclerotic lesion, followed by several courses of dilation under high balloon pressure. For many patients, PTCA represents a less costly and less traumatic alternative to bypass surgery, while for other patients it represents a preferred alternative to drug therapy. While the number of PTCA procedures performed grew significantly in the 1980s and early 1990s, the number of coronary bypass procedures performed annually also continued to grow during this period.

    Although the average cost of a PTCA procedure is approximately one-half of the average cost of coronary bypass surgery, the need for further interventions for many patients tends to significantly reduce the long-term cost differential between these two types of procedures. Studies have indicated that 30% to 50% of PTCA procedures are complicated by "restenosis," a renarrowing, or often reclosure, of the dilated vessel within six months. An artery complicated by restenosis often requires repeat procedures, reducing the overall cost-effectiveness of PTCA. For a significant number of PTCA patients, coronary bypass surgery is ultimately performed. In patients with multi-vessel coronary artery disease, a randomized study has shown that within three years of receiving treatment, only 14% of patients receiving coronary bypass surgery required retreatment ("revascularization") while 60% of patients receiving PTCA required revascularization. Additional studies have confirmed that approximately 20% of PTCA patients with multi-vessel disease will undergo coronary bypass surgery within one year of receiving PTCA. Based upon the higher rates of revascularization of patients receiving PTCA rather than coronary bypass surgery, several studies have concluded that over a three-year period the overall average cost of PTCA procedures exceeds 75% of the average cost of coronary bypass surgery.

    In response to the limitations of PTCA, a variety of "second generation" interventional devices for coronary artery disease have been developed, including atherectomy devices (catheter devices that cut and remove atherosclerotic materials from the arterial wall), rotational ablation devices (catheter devices that use a rotating burr to remove material), laser catheter devices (devices that use laser energy to reduce accumulated materials in arteries), and coronary stents (expandable metal frames that are positioned within the diseased area in the coronary artery to maintain the vessel opening). Of these devices, coronary stents have demonstrated the best potential to date to reduce restenosis in a randomized population. Studies have concluded that the rate of restenosis in patients receiving coronary stents following PTCA is approximately 30% lower than in patients treated only by PTCA. However, the use of stenting in connection with PTCA greatly increases the cost of the PTCA procedure. One study has indicated that the average cost per procedure for elective stenting in connection with PTCA was approximately twice the cost of PTCA without stenting (or approximately equal to the cost of coronary bypass surgery).

    In addition to the existing nonsurgical treatments for coronary artery disease, an additional treatment modality has emerged for both coronary artery disease and heart valve replacement procedures (discussed below), which involves "least" or "minimally" invasive surgical procedures. A significant number of these techniques involve small surgical incisions in the patient's chest in lieu of the larger incision used in traditional CABG or valve replacement surgeries. Specialized surgical instruments used in connection with endoscopes enable surgeons to perform CABG or valve replacement surgeries via these smaller incisions. In some variations of this type of procedure, only a modified form of the heart/lung bypass circuit is required, which includes an oxygenator and related disposables. In other variations of this type of procedure, however, a heart/lung bypass circuit is not utilized.

    While this modality is in its developmental stages and currently requires significant surgical skill and training, the potential benefits to patients from this type of surgery are a reduced recovery period from the elimination of the heart/lung bypass circuit in some procedures and lower risk of infection as a result of the smaller incision utilized in some of the procedures. Although some of the patients currently eligible for treatment using these types of procedures are not candidates for more invasive and less costly procedures, there can be no assurance that this type of surgical procedure will not represent a significant portion of the CABG or heart valve replacement procedures in the future. Therefore, it cannot be determined at this time what effect, if any, the development and acceptance of these procedures may have on the market for AVECOR's disposable heart/lung bypass circuit components.

    A second significant use of AVECOR's products in conjunction with heart/lung bypass procedures is in heart valve replacement surgery. Heart valve replacement surgery is also an open heart surgical procedure, involving the replacement of valves that regulate the flow of blood between chambers in the heart. Valve replacement may be required where the valve has become narrowed or ineffective due to the build-up of calcium or scar tissue, or where there is a congenital defect or some other form of physical damage to the valve. Like coronary bypass surgery, valve replacement surgery requires that the patient be put on a heart/lung bypass circuit. AVECOR believes approximately 20% of the heart/lung bypass procedures performed in the United States, and 25% of those performed in Europe, are performed in heart valve replacement surgery.

    Pediatric and neonatal congenital heart defect surgery is another heart/lung bypass procedure that uses several of AVECOR's products. These procedures are undertaken to correct developmental defects in the heart of a child or infant. AVECOR believes approximately 5% of the heart/lung bypass procedures performed in the United States and approximately 10% of those performed in Europe are performed in connection with this type of corrective surgery.

    The primary nonsurgical use of AVECOR's products is in connection with a procedure known as extracorporeal membrane oxygenation ("ECMO"). ECMO is the long-term cardiopulmonary support of premature infants, newborns, and other patients with life threatening respiratory disorders. The relatively small ECMO market served by AVECOR is comprised of 118 established centers worldwide, in which approximately 1,500 neonatal ECMO procedures (procedures performed on children younger than one year) were performed in 1997. Neonatal ECMO procedures constitute the vast majority of all ECMO procedures performed. There has been relatively little growth in the overall ECMO market in recent years and AVECOR believes growth in this market will remain limited until technology overcomes complications that are common in long-term respiratory support, such as intracranial bleeding due to the associated long-term use of anti-coagulants. Since AVECOR manufactures what it believes to be the only oxygenator that has received clearance from the FDA for sale for long-term cardiopulmonary support for periods greater than 24 hours, AVECOR believes it has a competitive advantage in this relatively small market.

    HEART/LUNG BYPASS CIRCUIT. In procedures requiring cardiopulmonary support, the patient is connected to a series of interconnected specialty medical devices, collectively called a heart/lung bypass circuit. The heart/lung bypass circuit functions as the patient's heart and lungs by temporarily oxygenating and circulating blood while the patient's own heart and lungs are rendered inactive. The devices in the heart/ lung bypass circuit are operated by a skilled medical professional known as a perfusionist, under the direction of a surgeon. The primary components of a heart/lung bypass circuit, including the oxygenator, are single-use, disposable products. Heart/lung bypass circuits are customized for the particular practices of individual perfusionists.

    In a typical heart/lung bypass procedure, blood is removed via surgically inserted "cannulae" (hollow tubes with specifically designed tips that facilitate the drainage or infusion of blood into or out of a patient's body) from the patient's vena cava (the large vessels leading to the heart). The blood flows from the patient's vena cava by gravity into a venous blood reservoir where it is collected and "de-bubbled" (air is eliminated from the blood). In addition, blood that is suctioned from the patient or drained from the heart is filtered and de-bubbled through a cardiotomy reservoir. This blood is then also added to the venous blood reservoir. From the venous blood reservoir, the blood is mechanically pumped by a blood pump serving as a replacement for the patient's heart through an oxygenator. The oxygenator serves as a replacement for the patient's lungs by removing carbon dioxide from and adding oxygen to the blood. The carbon dioxide and oxygen levels in the blood are monitored with blood gas monitoring equipment, allowing the perfusionist to make the proper adjustments to maintain the correct concentrations. The oxygenator also controls the temperature of the blood by means of an integral heat exchanger connected to a heater-cooler console. The oxygenated blood is then returned to the patient through a final (arterial) filter that removes any potential air or small particles. This artificial heart/lung system is the primary component of the bypass circuit.

    In addition to the artificial heart/lung system, most bypass circuits also include a cardioplegia delivery system. During most cardiac surgical procedures, the heart is stopped (arrested) to provide the surgeon with a motionless field for the delicate surgery. When this occurs, the heart muscle receives very little blood supply. A cardioplegia system infuses specially formulated solutions (which often include oxygenated blood) directly into the patient's coronary arteries. In addition to delivering nutrients to the heart, these solutions are also used to arrest the heart and maintain prescribed temperatures.

    In order to salvage the patient's own blood during surgery, a cell-saver circuit may be used to collect and concentrate the patient's blood into washed, packed cells which can be reinfused at a later time to improve the patient's red blood cell count without the risks associated with donated blood. Another method of concentrating the patient's red blood cells is with the use of a hemoconcentrator. This device removes excess fluid from the patient's blood (concentrating the red blood cells) and also preserves the plasma of the blood that is generally discarded with typical blood cell salvaging.

    The heart/lung bypass circuit is completed by connecting all of the devices with tubing. Frequently, this tubing is pre-connected according to the instructions of individual perfusionists with all or some of the devices in the circuit and marketed as custom tubing packs. Increasingly, all of the components in the heart/lung bypass circuit are assembled and packaged in a complete, single container for a single heart/lung bypass procedure.

    MARKETS. AVECOR's products are primarily sold to hospitals that perform heart/lung bypass surgery. There were approximately 1,000 hospitals in the United States and about 400 hospitals in Europe that performed these procedures in 1997. Over 400,000 heart/lung bypass procedures were performed in the United States and approximately 265,000 such procedures were performed in Europe in 1997. Coronary bypass surgeries constitute a significant portion of the total number of heart/lung bypass procedures performed each year. Although the number of heart/lung bypass procedures performed may have been less than the number of coronary bypass surgeries due to multiple grafts being performed during some surgeries, the number of graft procedures performed in the United States each year grew from less than 200,000 in 1982 to over 400,000 in 1997.

    The current annual worldwide market for disposable products and related hardware and accessories for heart/lung bypass surgery is estimated by industry analysts to be approximately $800 million, over $600 million of which is estimated to be attributable to disposable products. The two largest individual markets for disposable products are the oxygenator market, estimated at approximately $200 million in annual sales, and the custom tubing pack market, estimated at approximately $100 million in annual sales. AVECOR's current proprietary product offerings participate in an annual worldwide market for disposable products estimated to be approximately $480 million, and AVECOR anticipates that its proprietary products under development, including additional products coated with its new TRILLIUM bio-passive surface, should allow AVECOR to pursue a greater portion of the disposable product market.

PRODUCTS

    AVECOR currently offers four primary product lines: the AFFINITY line; the solid silicone membrane oxygenator line; the MYOTHERM cardioplegia delivery system; and SIGNATURE custom tubing packs. "Other products" include products distributed by AVECOR which do not represent any of AVECOR's primary product lines and, combined or individually, do not represent a primary product line within AVECOR's business. The following table sets forth the amounts and percentages of AVECOR's consolidated net sales attributable to these four product lines for the periods shown.

                                                                              YEARS ENDED DECEMBER 31,
                                                          ----------------------------------------------------------------
                                                                  1997                  1996                  1995
                                                          --------------------  --------------------  --------------------

                                                                               (DOLLARS IN THOUSANDS)
AFFINITY line...........................................  $  26,185         56% $  25,488         57% $  18,329         55%
SIGNATURE custom tubing packs...........................      9,803         21      7,402         17      3,459         10
Silicone membrane oxygenator line.......................      7,081         15      7,517         17      7,793         24
MYOTHERM cardioplegia deliver system....................      3,655          8      3,994          9      3,759         11
Other products..........................................        140     --         --         --         --         --
                                                          ---------        ---  ---------        ---  ---------        ---
  TOTAL.................................................  $  46,864        100% $  44,401        100% $  33,340        100%
                                                          ---------        ---  ---------        ---  ---------        ---
                                                          ---------        ---  ---------        ---  ---------        ---

    AFFINITY LINE. AVECOR's AFFINITY line is currently comprised of the AFFINITY oxygenator, the AFFINITY blood pump, a hardshell cardiotomy venous reservoir, and a venous reservoir bag.

    The AFFINITY oxygenator is a microporous, hollow fiber membrane oxygenator which exchanges the carbon dioxide in the patient's blood for oxygen, returning oxygenated blood to the patient through the heart/lung bypass circuit. This oxygenator incorporates AVECOR's patented radial flow and graduated density fiber bundle, both of which were developed through AVECOR's use of "computational fluid dynamics." Computational fluid dynamics helped AVECOR design the AFFINITY oxygenator with features such as a lowered blood phase pressure drop, a more uniform flow of blood through the device's fiber bundle, and reduced damage to the blood as it passes through the device's blood phase. The key features of the AFFINITY oxygenator include the following:

    - HIGH GAS TRANSFER. AVECOR believes that the AFFINITY oxygenator offers superior gas transfer performance. Studies conducted by independent investigators have demonstrated that the AFFINITY oxygenator has gas transfer performance equal or superior to that of most competing oxygenators. AVECOR believes that most perfusionists desire oxygenators that provide optimum gas transfer performance to assure safety for patients requiring greater oxygen transfer capability, such as larger patients and patients operated on under lighter anesthesia or at warmer temperatures.

    - LOW PRESSURE DROP. Studies conducted by independent investigators have determined the pressure drop across the blood phase of the AFFINITY oxygenator to be as low or lower than that of other leading products. AVECOR believes that perfusionists generally wish to avoid large pressure drops during heart/lung bypass procedures due to the risk of line failures associated with high pressure drop.

    - LOW PRIMING VOLUME. The AFFINITY oxygenator has a priming volume which AVECOR believes to be one of the lowest priming volumes among oxygenators currently available. Lower priming volume can result in less set-up time for the perfusionist, reduced dilution of the patient's blood with priming solutions, and a reduced use of the patient's blood for priming, which lessens the possibility that costly and potentially dangerous donor blood products will need to be introduced during the procedure.

    - EASE OF USE. The AFFINITY oxygenator has been designed to be convenient to set up, prime, and operate. The AFFINITY oxygenator's relatively small size and universal adaptability contribute to its ease of handling, and its clear case helps to assure quick, complete priming and ongoing visual checks during the procedure. The device's unique casing design and a proprietary manufacturing technique result in precise alignment of the uppermost blood port with the top of the fiber bundle, allowing for ease in venting air during the priming procedure. AVECOR believes that perfusionists have a preference for oxygenators that permit easy removal of air during priming and ease of monitoring for the presence of air during the procedure.

    Although competing oxygenators are generally designed to maximize one or more of these key features, AVECOR believes the performance of the AFFINITY oxygenator to be equal or superior to competing products across a broad range of performance characteristics: gas transfer capability, pressure drop, priming volume, and ease of use.

    In July 1993, AVECOR began international marketing of the AFFINITY oxygenator. AVECOR began the commercial release of the AFFINITY oxygenator in the U.S. market in February 1994, following marketing clearance from the FDA.

    In February 1997, AVECOR received regulatory clearance from the FDA to market its AFFINITY oxygenator with TRILLIUM bio-passive surface. The TRILLIUM bio-passive surface is produced by coating all blood-contact surfaces in the oxygenator with a non-leaching synthetic hydrophilic polymer that contains a small amount of heparin, a widely used anti-coagulant. This surface is designed to minimize activation of blood constituents which otherwise occurs as a result of contact with conventional synthetic surfaces. By adding the AFFINITY oxygenator with TRILLIUM bio-passive surface, AVECOR will be able to offer a product option that certain competitors now promote.

    In the heart/lung bypass circuit, the blood reservoir serves as a filtering and storage device. The AFFINITY line offers two blood reservoirs, a hardshell cardiotomy venous reservoir, and a venous reservoir bag. Computational fluid dynamics modeling was also used in the development of these reservoirs. The hardshell reservoir can be used as a stand-alone unit or can be integrated with the AFFINITY oxygenator in one unit. The venous reservoir bag maintains simplicity in its design while offering optimum priming ease, efficient air handling, and excellent mixing characteristics. AVECOR received U.S. marketing clearance from the FDA for its AFFINITY blood reservoirs in July 1994 and began marketing the devices following clearance. By offering these blood reservoirs in the AFFINITY line, AVECOR is able to configure systems to meet its customers' needs.

    The AFFINITY Blood Pump System incorporates a motor and control console, a rotor housing, rotor assembly, and a disposable pump chamber. AVECOR believes that the AFFINITY Blood Pump System offers a number of clinical safety advantages over existing centrifugal or standard roller-type pumps. In particular, the modified roller-type design of the AFFINITY Blood Pump System is designed to (i) prevent significant negative pressure at the inlet, which minimizes the potential for cavitation; (ii) not permit the draining of the venous reservoir and the resulting introduction of air into the bypass circuit;
(iii) not create high discharge pressures sufficient to disrupt the tubing connections in the bypass circuit; and (iv) not allow retrograde flow. AVECOR believes that the AFFINITY Blood Pump System is the first and only available blood pump to combine these safety features with performance comparable to available pumps.

    There can be no assurance that the AFFINITY Blood Pump System will be perceived as superior to currently available blood pumps, that competitors will not introduce future products with superior performance characteristics, or that the AFFINITY Blood Pump System will achieve market acceptance or generate material revenues for AVECOR at any time in the near future, if at all.

    In August 1997, AVECOR received regulatory clearance from the FDA to market the AFFINITY Blood Pump System. By adding the AFFINITY Blood Pump System to its product line, AVECOR is now able to offer a complete line of proprietary devices comprising the major components of the heart/lung bypass circuit.

    SIGNATURE CUSTOM TUBING PACKS. AVECOR's Signature custom tubing packs include the tubing and other connections used to integrate the various components of the heart/lung bypass circuit and ECMO system. The components to be included in each tubing pack and the manner in which they are arranged and connected are determined by the specifications provided by AVECOR's individual customers. AVECOR has developed computer software that allows it to design and fully document custom tubing packs according to individual customer specifications and to quote prices based on these specifications within hours of a customer request. AVECOR believes that this service provides it with a significant competitive advantage. While many of the devices included in AVECOR's SIGNATURE custom tubing packs are manufactured by AVECOR, AVECOR currently does not manufacture all the devices that may be requested by customers. Consequently, AVECOR is currently required to purchase certain components of its SIGNATURE custom tubing packs from other medical device manufacturers. AVECOR received marketing clearance from the FDA for its SIGNATURE custom tubing packs in June 1993.

    In October 1995, AVECOR received FDA clearance to market its AFFINITY arterial filter. AVECOR began sales of this product to customers in late 1995, with full worldwide release in the first quarter of 1996. The AFFINITY arterial filter is the final component in the circuit of specialized medical devices used in heart/lung bypass surgery, ensuring that the oxygenated blood is free of air or particulate emboli before re-entering the patient's body. AVECOR believes that the AFFINITY arterial filter offers low volume priming, high visibility, and excellent air handling and hemodynamics. The vast majority of AFFINITY arterial filter devices are sold as components of its SIGNATURE custom tubing packs. Previously, AVECOR had sold filters from other manufacturers as part of its custom tubing packs.

    SILICONE MEMBRANE OXYGENATOR LINE. AVECOR's solid silicone membrane oxygenator line consists of AVECOR's solid silicone membrane oxygenator and associated cardiotomy reservoirs and AVECOR's ECMO (extracorporeal membrane oxygenation) devices. This product line was purchased by AVECOR from the Predecessor Business.

    AVECOR's solid silicone membrane oxygenators allow gases to pass to and from blood using proprietary silicone membrane technology, as opposed to the most widely used oxygenators that use microporous membrane technology (including the AFFINITY oxygenator). The solid silicone membrane technology permits, and may be sold for, extended use applications because it does not experience the performance deterioration over a longer period of use that occurs in a microporous membrane oxygenator. In addition, some perfusionists continue to prefer silicone membrane oxygenators for heart/lung bypass procedures. AVECOR believes that its solid silicone membrane oxygenator is the only oxygenator which is approved for sale for extended use of periods greater than 24 hours, providing AVECOR with a

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competitive advantage in this relatively small market. AVECOR markets a full line of solid silicone membrane oxygenators in several models and sizes.

    AVECOR's solid silicone membrane oxygenator is also part of AVECOR's ECMO system. ECMO is the long-term cardiopulmonary support of premature infants, newborns, and other patients with life-threatening respiratory disorders. The ECMO system includes the membrane oxygenator, reservoir bladder bags, and a heat exchanger.

    MYOTHERM CARDIOPLEGIA DELIVERY SYSTEM. AVECOR's MYOTHERM cardioplegia delivery system is used to infuse specially formulated solutions, which often include oxygenated blood, directly into the patient's coronary arteries while the heart is stopped during heart/lung bypass surgery. In addition to delivering nutrients to the heart, these solutions are also used to arrest the heart and maintain prescribed temperatures. AVECOR believes that the MYOTHERM cardioplegia delivery system provides superior levels of heat exchange performance for optimum temperature control during both the cooling and warming phases of heart/lung bypass surgery. The MYOTHERM cardioplegia delivery system also offers adaptability and convenience for varying cardioplegia techniques used by cardiovascular surgeons. The perfusionist is able to specify mixtures of cardioplegia solutions and blood in the MYOTHERM cardioplegia delivery system without changing the pump set-up. AVECOR released its MYOTHERM cardioplegia delivery system worldwide in October 1991.

    In July 1997, AVECOR received marketing clearance from the FDA for an improved MYOTHERM cardioplegia delivery system known as the MYOTHERM XP. The MYOTHERM XP offers lower priming volume, better air handling, and a new safety valve to prevent an air pressure induced failure of the MYOTHERM XP while retaining all the other advantages of the predecessor MYOTHERM cardioplegia delivery system.

    ONCOURSE-REGISTERED TRADEMARK- CONTINUOUS QUALITY CONTROL IMPROVEMENT SOFTWARE. In addition to AVECOR's medical device products, AVECOR introduced its ONCOURSE continuous quality improvement (CQI) manager in December 1995. This Microsoft Windows-Registered Trademark--based software program is currently offered free of charge to customers who make a major commitment to AVECOR's products. ONCOURSE CQI Manager guides perfusionists through the necessary steps in establishing a CQI program. In addition, it generates a variety of useful reports for perfusionists, including the annual American Board of Cardiovascular Perfusion clinical activity report and several other specialized reports.

    In March 1997, AVECOR released ONCOURSE II, an improved version of its original ONCOURSE CQI software. The major improvements for ONCOURSE II include upgraded report generation capabilities, user-defined study parameters, tracking of blood usage during procedures, and a benchmarking utility to compare the host hospital data to aggregate data from other hospitals via online communications. Further improvements and upgrades are planned for 1998. Although AVECOR markets this product for sale to other customers, AVECOR does not expect that this product will contribute significantly to its results of operations in the foreseeable future.

RESEARCH AND DEVELOPMENT

    AVECOR's research and development strategy encompasses continuing the development of a complete line of products for the heart/lung bypass circuit, ensuring that existing products are enhanced or replaced, based on changing on market conditions and developing products that address new markets and opportunities outside of the heart/lung bypass market and that leverage AVECOR's core technologies and expertise.

    As an integral part of both its research and development and sales and marketing strategies, AVECOR strives to involve its customers to a large extent in its product development activities. Under confidentiality agreements, AVECOR consults with selected customers from time to time as to market needs and assessments of products under development by AVECOR. AVECOR believes that this practice

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allows it to receive end-user assessments of products in development at an early stage and to better assure market acceptance.

    AVECOR's research and development staff consisted of approximately 24 full-time engineers, scientists, designers, and technicians as of December 31, 1997. Research and development expenses in 1997 were $3,902,000, as compared with $3,651,000 in 1996 and $2,773,000 in 1995.

MARKETING

    AVECOR markets its products in the United States and internationally, with domestic sales accounting for 59%, 59%, and 58% of consolidated net sales in 1997, 1996, and 1995, respectively. The majority of AVECOR's international sales are in Europe.

    To serve the U.S. market, AVECOR has developed a sales organization that markets its products directly to cardiovascular surgeons, perfusionists, neonatologists, and ECMO specialists. This organization consists of a staff of 17 direct sales employees and is supplemented by seven independent sales representative organizations, all with cardiovascular sales experience. This network is managed by four regional sales managers and a vice president of marketing and sales. At its inception, AVECOR marketed its products primarily through distributors and independent sales representatives. Since that time, AVECOR has shifted the composition of its distribution network in the United States to its current direct sales organization. Approximately 93% of AVECOR's U.S. sales in 1997 occurred through direct sales employees and independent sales representatives. AVECOR believes that this shift to a larger direct sales force allows better control of the sales process and assists AVECOR in developing closer relationships with its customers.

    Internationally, AVECOR sells its products through 38 cardiovascular distributors who cover most major foreign markets. AVECOR's U.K. subsidiary, AVECOR Ltd., is the base of AVECOR's international marketing efforts, and manufactures, assembles, and distributes AVECOR's products to the majority of AVECOR's international distribution network. This international distribution network is managed by an international sales director and an export sales manager, both of whom are experienced in marketing heart/lung bypass devices in Europe. AVECOR's international distribution network is supplemented by seven direct sales employees, three in the U.K., two in France, and two in Canada. In October 1995, AVECOR opened a sales office in France, which is organized as a subsidiary of AVECOR Ltd. Total export sales from the U.S. to unaffiliated entities (primarily to Europe and Asia and payable in U.S. dollars) and sales made by AVECOR Ltd. were $4,952,000 and $14,230,000, respectively, for the year ended December 31, 1997; $4,912,000 and $13,111,000, respectively, for the year ended December 31, 1996; and $3,480,000 and $10,702,000, respectively, for the year ended December 31, 1995.

    AVECOR currently has written agreements with 21 of its independent sales representatives and international distributors. These agreements generally impose geographic exclusivity and noncompetition obligations on AVECOR's independent sales representatives and distributors. AVECOR's sales representative agreements typically include a provision that requires AVECOR to pay a commission to the sales representative for any sales made directly by AVECOR to customers within such sales representative's or distributor's territory. Distributor agreements generally do not require AVECOR to pay commissions. AVECOR may typically terminate these agreements upon breach of the agreement by the distributor or sales representative, including breach of the quota or minimum sales obligations imposed by the agreement, as well as certain extraordinary events. In addition to these written agreements, AVECOR has verbal arrangements with 17 other international distributors. While AVECOR generally considers its relationships with its distributors and sales representatives to be good, the announcement of the Merger with Medtronic may have an adverse impact on AVECOR's sales of products through certain of its distributors and sales representatives. The impact of this announcement on AVECOR's relationships with its distributors could ultimately have a material, adverse impact on AVECOR's business, financial condition, and

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results of operations during the pendancy of the Merger or if the Merger is not consummated for any reason.

    AVECOR's products are primarily sold to hospitals that perform heart/lung bypass procedures. In the United States, AVECOR believes there are approximately 1,000 hospitals at which heart/lung bypass procedures are performed, while in Europe approximately 400 hospitals perform such procedures. There are approximately 118 hospitals worldwide where ECMO is performed. AVECOR's products are used by perfusionists, and AVECOR estimates that there are about 3,000 perfusionists practicing in the United States.

    A small portion of AVECOR's business is subject to longer term (longer than one year) commitments with customers. These commitments involve fixed pricing terms and minimum or exclusive purchase obligations. Many of AVECOR's competitors, which have greater financial resources and broader and longer-standing product lines than AVECOR, have experienced relatively greater success in establishing these types of customer commitments. AVECOR anticipates that there will be increased use of these longer term, firm commitment arrangements in its markets due to cost concerns and other factors.

    AVECOR's sales and marketing strategy includes developing and maintaining a close working relationship with its customers in order to assess and satisfy their needs for products and services. AVECOR meets with certain designated customers several times each year, during which ideas are shared regarding the marketplace in general, specific products, products under development and existing or proposed programs. In lieu of expensive advertising and promotional materials, AVECOR maintains extensive contact with its customers for the purpose of educating them in AVECOR's technologies and manufacturing methods as well as to receive input and feedback about AVECOR's product development and customer service functions. AVECOR believes these efforts to be cost-effective in producing awareness of, and loyalty to, AVECOR's products.

    AVECOR conducts frequent training of its sales force to facilitate response to customer needs. AVECOR also maintains a 24-hour/day assistance program in order to respond quickly to clinical questions and problems encountered by its customers. The assistance services are provided by a former certified clinical perfusionist employed by AVECOR and are supplemented by other certified clinical perfusionists employed by AVECOR as well as a network of perfusionist consultants located across the country.

    No single customer accounted for more than 10% of AVECOR's 1997 net sales.

COMPETITION

    The cardiovascular device market in which AVECOR competes is characterized by intense competition. This market is dominated by established manufacturers that have broader product lines, greater distribution capabilities, substantially greater capital resources, and larger marketing, research, and development staffs and facilities than AVECOR. Many of these competitors offer broader product lines within the specific heart/lung bypass product market and/or in the general field of medical devices and supplies. Broader product lines give many of AVECOR's competitors the ability to negotiate exclusive, long-term medical device supply contracts and, consequently, the ability to offer comprehensive pricing of their competing products. By offering a broader product line in the general field of medical devices and supplies, competitors may also have a significant advantage in marketing competing products to group purchasing organizations, health maintenance organizations, and other managed-care organizations that increasingly seek to reduce costs through centralization of purchasing functions. In addition, AVECOR's competitors continue to use price reductions to preserve market share in the oxygenator and other product markets. Therefore, AVECOR must present competitive product pricing when required to protect or improve its market share in certain key areas. There can be no assurance that AVECOR's competitors will not use more significant and more prolonged price competition across AVECOR's product lines in the future.

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    During 1995 and 1996, one of AVECOR's competitors, the Bentley Division of
Baxter Healthcare Corporation, purchased three companies which provide contract perfusion services to hospitals. AVECOR believes that control of contract perfusion groups by its competitors will continue to have a negative impact on AVECOR's ability to market its products to such groups or to hospitals or other medical providers that contract with competitor-controlled groups for perfusion services, and could have a material adverse effect on AVECOR's business, financial condition, and results of operation. This forward-looking statement is subject to the degree of control exerted by AVECOR's competitors with respect to purchasing decisions made by controlled groups of perfusionists, the extent of future acquisitions of contract perfusion groups by AVECOR's competitors, the breadth of AVECOR's product offerings relative to those competitors controlling contract perfusion groups, and the degree to which AVECOR's research and development and marketing efforts result in the successful commercialization of products with enhanced or superior performance characteristics.

    AVECOR's primary competitors within the heart/lung bypass market include COBE Cardiovascular Inc. (a subsidiary of Gambro, Inc.), Medtronic, the Bentley Division of Baxter Healthcare Corporation, C.R. Bard Inc., Sorin Biomedical, Inc., Terumo Medical Corporation, and SARNS Inc. (a subsidiary of 3M Company).

    AVECOR believes that the principal competitive factors in the market for heart/lung bypass and long-term respiratory support products are product performance, quality, price, ease of use, technical innovation, cost-effectiveness, field sales support, customer service, and breadth of product line. AVECOR intends to continue to compete on the basis of its high performance products, innovative technologies, cost-effective manufacturing techniques, close customer relations and support, and its strategy to increase and enhance, as dictated by market conditions, its offerings of products within the heart/lung bypass circuit and other medical device technologies.

MANUFACTURING

    AVECOR manufactures oxygenators and other products and assembles custom tubing packs at its U.S. facility located in Minneapolis, Minnesota. AVECOR also performs certain final manufacturing processes with respect to its oxygenators and blood reservoirs and assembles SIGNATURE custom tubing packs at its Bellshill, Scotland facility.

    AVECOR's U.K. and U.S. manufacturing facilities have been inspected by the British Standards Institute ("BSI") and, as a result, AVECOR has received ISO 9001 certification. BSI is also the "Notified Body" that has verified that AVECOR's quality certification procedures conform with the essential requirements necessary for AVECOR to prepare a Declaration of Conformity and therefore place the "CE" mark on its products. See "Information Regarding AVECOR--Governmental Regulation."

    As a part of the development process for new products, AVECOR simultaneously designs and develops manufacturing processes and equipment to be used to manufacture the products. Because of AVECOR's ability to design and produce its manufacturing equipment internally in conjunction with new product development, AVECOR has been able to implement a highly automated, cost-efficient manufacturing process for the products in its AFFINITY line.

    AVECOR manufactures its oxygenators, blood pump, blood reservoirs, and ancillary products from standard raw materials, components, and custom manufactured components presently purchased from outside suppliers. AVECOR intends to continue to purchase these raw materials, components, and custom-manufactured components from outside suppliers in the future. While AVECOR believes that the raw materials, components, and custom manufactured components used in the manufacture of its products are readily available from multiple sources, certain of these items are purchased from single sources. Although AVECOR has qualified, or is in the process of investigating, alternate sources of supply for key components and materials, any significant interruption in supply of these items could have a material

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adverse effect on AVECOR's ability to manufacture its products. AVECOR has not experienced shortages or significant delays in supply of these materials and components from its suppliers.

GOVERNMENTAL REGULATION

    AVECOR's products, development activities, and manufacturing processes are subject to regulation by numerous governmental authorities, principally the FDA and corresponding foreign agencies. In the United States, the FDA administers the Federal Food, Drug and Cosmetics Act and amendments thereto, including the Safe Medical Devices Act of 1990. AVECOR is subject to the standards and procedures with respect to manufacture and marketing of medical devices contained in the Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder and is subject to inspection by the FDA for compliance with such standards and procedures. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and criminal prosecution.

    In the United States, medical devices are classified into one of three classes (class I, II or III), on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Under FDA regulations, class I devices are subject to general controls (e.g., labeling, premarket notification, and adherence to good manufacturing practices) and class II devices are subject to general and special controls (e.g., performance standards, postmarket surveillance, patient registries, and FDA guidelines ). In general, class III devices (e.g., life-sustaining, life-supporting, and implantable devices, or new devices that have not been found substantially equivalent to a legally marketed device), in addition to being subject to general and special controls, must receive premarket approval ("PMA") by the FDA to ensure their safety and effectiveness.

    Before a new or significantly modified device can be introduced into the market, the manufacturer must generally obtain marketing clearance through a 510(k) notification or approval of a PMA application. A 510(k) clearance will be granted if the proposed device is "substantially equivalent" to a predicate device (I.E., a legally marketed class I or class II medical device, or a class III medical device for which the FDA has not called for the submission of a PMA application). Commercial distribution of a device for which a 510(k) notification is required can begin only after the FDA issues a written determination that the device is "substantially equivalent" to a predicate device. The FDA may determine that a proposed device is not substantially equivalent to a predicate device, or that additional information or data are needed before a substantial equivalence determination can be made. A request for additional data may require that clinical studies of the device's safety and efficacy be performed. The process of obtaining a 510(k) clearance typically can take several months to a year or longer.

    A PMA application must be filed if a proposed device is not substantially equivalent to a legally marketed class I or class II device, or if it is a class III device for which the FDA has called for a PMA application. Certain class III devices that were on the market before May 28, 1976 ("preamendments class III devices"), and devices that are substantially equivalent to them, can be brought to market through the 510(k) process until the FDA calls for the submission of PMA applications for preamendments class III devices.

    The process of obtaining a PMA can be expensive, uncertain, and lengthy, frequently requiring anywhere from one to several years from the date the PMA is submitted to the FDA, if approval is obtained at all. Moreover, a PMA application, if granted, may include significant limitations on the indicated uses for which a product may be marketed. FDA enforcement policy strictly limits the marketing of approved medical devices for unapproved or "off label" uses. In addition, product approvals can be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. All of AVECOR's current products have been the subject of successful 510(k)

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submissions, and AVECOR believes that its products currently in development will also be eligible for the 510(k) submission process, although there can be no assurance that the FDA will agree with this view.

    Certain of AVECOR's products are within product categories set forth in an FDA order dated August 14, 1995, issued to all manufacturers of these devices, which requires all of such manufacturers to submit additional data to the FDA regarding the safety and the efficacy of the identified devices. The products affected include AVECOR's blood oxygenators, arterial filters, and defoamers, which, by current FDA interpretation, include both cardiotomy and venous blood reservoirs. Each of these devices is currently classified by the FDA as a class III medical device which, because it was viewed as substantially equivalent to preamendments class III devices, was cleared for marketing through the 510(k) premarket notification process. Through its August 14, 1995 order, the FDA has requested data from AVECOR and other manufacturers of these devices in order to make a determination as to whether these products should be reclassified as either class I or class II medical devices. If the FDA were to determine that such devices should remain classified as class III medical devices, it would require manufacturers such as AVECOR to submit PMA applications concerning such devices within 90 days after the final FDA classification order.

    AVECOR has gathered the required data for submission to the FDA, and is working with various industry groups and the FDA to seek reclassification of these devices. Although the FDA order requiring the submission of data on blood oxygenators and arterial filters has characterized these devices as having a high potential for down-classification, and AVECOR believes that the devices will be reclassified, there can be no assurance that these devices will be reclassified. Although the FDA order requesting data on defoamers has characterized these devices as unlikely to be reclassified, and, therefore, likely to require PMA submission, AVECOR is currently working to seek down-classification. AVECOR's efforts, in conjunction with those of other manufacturers, are based on the belief that the types of blood reservoirs currently used in heart/lung bypass circuits are significantly different from the defoamers used with older, bubble-type oxygenators, and based on safety and efficacy data, should be reclassified. While there can be no assurance that these efforts will be successful, AVECOR believes that the likelihood of reclassification of blood reservoirs is currently greater than indicated in the FDA order. Reclassification data on all of the affected products was submitted to the FDA for review on February 13, 1998. In the event that any of the devices are not reclassified, AVECOR and its competitors may be required to submit a PMA application. During the gathering and submission of data for any such PMA application and throughout the FDA review of this information, AVECOR and its competitors would most likely be allowed to continue marketing their products. As discussed above, the PMA application process can be expensive, uncertain, and lengthy, and, if required, could have a material adverse effect on AVECOR's future business, financial condition or results of operations.

    AVECOR is also subject to regulation in each of the foreign countries in which it sells its products with regard to product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties, and tax requirements. Many of the regulations applicable to AVECOR's products in such countries are similar to those of the FDA. The national health or social security organizations of certain of such countries require AVECOR's products to be qualified before they can be marketed in those countries. AVECOR relies on its independent distributors and AVECOR regulatory personnel, in countries where AVECOR has employed direct sales personnel, to comply with the majority of the foreign regulatory requirements. To date, AVECOR has not experienced significant difficulty in complying with these regulations.

    AVECOR is subject to periodic inspections by the FDA, which is charged with auditing AVECOR's compliance with quality assurance systems established by the FDA and other applicable government standards. AVECOR is also subject to inspections by the United Kingdom's Medical Devices Directorate ("MDD") and other European regulatory agencies. Strict regulatory action may be initiated in response to audit deficiencies or to product performance problems. AVECOR believes that its manufacturing and quality control procedures are in compliance with the requirements of the FDA and MDD regulations.

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AVECOR's manufacturing facilities and processes are also subject to periodic inspection and review by BSI in conjunction with AVECOR's ISO 9001 certification. ISO certification is a series of standards that define the basics of establishing, documenting, and maintaining an effective production quality management system. AVECOR believes that ISO certification creates value for AVECOR both internally, by providing an objective criteria for measuring AVECOR's quality assurance efforts, and externally, through customer recognition of, and demand for, products manufactured by ISO certified manufacturers.

    BSI is also the "Notified Body" that has verified that AVECOR's quality certification procedures conform with the "essential requirements" set forth by the MDD for the class of products produced by AVECOR. Conformity with these essential requirements enables AVECOR to prepare a Declaration of Conformity which supports the placement of the "CE" mark on AVECOR's products. The CE mark enables AVECOR's products to be marketed, sold, and used throughout the European Union (the "EU"), subject to limited "safeguard" powers of member states. Beginning in June 1998, all of AVECOR's products (and those of its competitors) are required to comply with the essential requirements in order to be marketed in the EU.

    The financial arrangements through which AVECOR markets, sells, and distributes its products may be subject to certain federal and state laws as well as regulations in the United States with respect to the provision of services or products to patients who are Medicare or Medicaid beneficiaries. The "fraud and abuse" laws and regulations prohibit the knowing and willful offer, payment or receipt of anything of value to induce the referral of Medicare or Medicaid patients for services or goods. In addition, the physician anti-referral laws prohibit the referral of Medicare or Medicaid patients for certain "Designated Health Services" to entities in which the referring physician has an ownership or compensation interest. Violations of these laws and regulations may result in civil and criminal penalties, including substantial fines and imprisonment. In a number of states, the scope of fraud and abuse or physician anti-referral laws and regulations, or both, have been extended to include the provision of services or products to all patients, regardless of the source of payment, although there is variation from state to state as to the exact provisions of such laws or regulations. In other states, and, on a national level, several health care reform initiatives have been proposed which would have a similar impact. AVECOR believes that its operations and its marketing, sales, and distribution practices currently comply in all respects with all current fraud and abuse and physician anti-referral laws and regulations, to the extent they are applicable. Although AVECOR does not believe that it will need to undertake any significant expense or modification to its operations or its marketing, sales, and distribution practices to comply with federal and state fraud and abuse and physician anti-referral regulations currently in effect or proposed, financial arrangements between manufacturers of medical devices and other health care providers may be subject to increasing regulation in the future. Compliance with such regulation could adversely affect AVECOR's marketing, sales, and distribution practices, and may affect AVECOR in other respects not presently foreseeable, but which could have a material adverse impact on AVECOR's business, financial condition, and results of operations.

THIRD-PARTY REIMBURSEMENT AND COST CONTAINMENT

    AVECOR's products are purchased by hospitals and other users, which then bill various third-party payors for the health care products and services provided to the patients. These payors, which include Medicare, Medicaid, private insurance companies, and managed care organizations, reimburse part or all of the costs and fees associated with the procedures performed with these devices.

    Medicare and Medicaid reimbursement for hospitals is based on a fixed amount for admitting a patient with a specific diagnosis. Because of this fixed reimbursement method, hospitals have incentives to use less costly methods in treating Medicare and Medicaid patients, and will frequently make capital expenditures to take advantage of less costly treatment technologies. Frequently, reimbursement is reduced to reflect the availability of a new procedure or technique and, as a result, hospitals are generally willing to implement new cost saving technologies before these downward adjustments take effect.

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Likewise, because the rate of reimbursement for certain physicians who perform certain procedures has been, and may in the future be, reduced in the event of further changes in the resource-based relative value scale method of payment calculation, physicians may seek greater cost efficiency in treatment to minimize any negative impact of reduced reimbursement. Any amendments to existing reimbursement rules and regulations which restrict or terminate the reimbursement eligibility (or the extent or amount of coverage) of medical procedures using AVECOR's products or the eligibility (or the extent or amount of coverage) of AVECOR's products could have a material adverse impact on AVECOR's business, financial condition, and results of operations.

    In response to the focus of national attention on rising health care costs, a number of changes to reduce costs have been proposed or have begun to emerge. There have been, and may continue to be, proposals by legislators and regulators and third-party payors to curb these costs. There has also been a significant increase in the number of Americans enrolling in some form of managed care plan, and more than 80% of hospitals participate in or have agreements with HMOs. It has become a typical practice for hospitals to affiliate themselves with as many managed care plans as possible. Higher managed care penetration typically drives down the prices of health care procedures, which in turn places pressure on medical supply prices. This causes hospitals to implement tighter vendor selection and certification processes, by reducing the number of vendors used, purchasing more products from fewer vendors and trading discounts on price for guaranteed higher volumes to vendors. Hospitals have also sought to control and reduce costs over the last decade by joining group purchasing organizations or purchasing alliances. AVECOR cannot predict what continuing or future impact existing or proposed legislation, regulation or such third-party payor measures may have on its future business, financial condition or results of operations.

    Because the primary application of AVECOR's products is in coronary bypass procedures, changes in reimbursement policies and practices of third-party payors with respect to coronary bypass surgery could have a substantial and material adverse impact on sales of AVECOR's heart/lung bypass products. The development or increased use of more cost-effective treatments for coronary artery disease could cause such payors to decrease or deny reimbursement for coronary bypass surgery or to favor these other treatments.

PATENTS AND PROPRIETARY RIGHTS

    AVECOR protects its technology by filing patent applications for the patentable technologies that it considers important to the development of its business. AVECOR also relies upon trade secrets, know-how, and continuing technological innovations to develop and maintain its competitive position.

    AVECOR currently holds eight U.S. patents and has three pending U.S. patent applications. In addition, AVECOR has eight pending foreign patent applications. Four of AVECOR's present U.S. patents cover significant design features of the AFFINITY oxygenator, including the AFFINITY oxygenator's winding mandrel, graduated density fiber bundle, and heat exchanger water diverter. AVECOR's other issued U.S. patents cover the designs of the AFFINITY venous blood reservoirs and AFFINITY arterial filter. Also, AVECOR owns a patent relating to the use of its silicone membrane for cell culture applications. AVECOR has pending U.S. patent applications relating to additional features of the AFFINITY venous blood reservoir, the AFFINITY arterial filter, and its improved MYOTHERM XP cardioplegia heat exchanger. AVECOR's pending foreign patent applications consist of selected overseas filings addressing the same intellectual property addressed by AVECOR's issued and pending U.S. patents.

    The three U.S. patents acquired by AVECOR from the Predecessor Business cover AVECOR's solid silicone membrane oxygenator product line and have expired. AVECOR believes that the market for solid silicone membrane oxygenators might not be large enough to justify the expenses associated with market entry by a competitor, and therefore, the effect of the expiration of these patents on the revenues of AVECOR will not be material.

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
    AVECOR, like other firms that engage in the development and marketing of medical technology products, must address issues and risks relating to patents and trade secrets. There can be no assurance that any of AVECOR's pending or future U.S. or foreign patent applications will result in issued patents, that any current or future U.S. or foreign patents of AVECOR will not be challenged or circumvented by competitors or others, or that such patents will be found to be valid or sufficiently broad to protect AVECOR's technology or provide AVECOR with its desired competitive advantage. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions and therefore may be highly uncertain. AVECOR may be required to institute litigation to enforce patents issued to AVECOR or to determine the enforceability, scope, and validity of the proprietary rights of others.

    AVECOR also relies on trade secrets and proprietary know-how that it seeks to protect, in part, through confidentiality agreements with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that AVECOR will have adequate remedies for any breach, or that AVECOR's trade secrets will not otherwise become known to or independently developed by competitors.

    Claims by competitors and other third parties that AVECOR's products allegedly infringe the patent rights of others could have a material adverse effect on AVECOR. The medical device industry is characterized by frequent and substantial intellectual property litigation. Intellectual property litigation is complex and expensive, and the outcome of such litigation is difficult to predict.

    In March 1997, AVECOR filed a suit in U.S. District Court for the District of Minnesota, seeking to invalidate a newly issued U.S. patent held by Minntech Corporation ("Minntech"), a competing manufacturer of blood oxygenators and other medical devices, and requesting a determination that AVECOR's AFFINITY oxygenator does not infringe the Minntech patent. AVECOR filed the suit in response to a December 1996 letter from Minntech, alleging that the AFFINITY oxygenator infringes certain claims under Minntech's patent, and requesting discussion regarding a possible license agreement. On October 6, 1997, the Magistrate Judge of the United States District Court vacated a previous order and granted a stay in the proceedings, including the suspension of discovery, pending the outcome of Minntech's request for re-issuance of the aforementioned patent.

    AVECOR's action against Minntech and any future litigation, regardless of outcome, could result in substantial expense to AVECOR and significant diversion of the efforts of AVECOR's technical and management personnel. In addition, if Minntech were successfully to bring an infringement counterclaim against AVECOR, or if AVECOR were to be subject to an adverse determination in any other legal proceeding in the future alleging patent infringement, AVECOR could become subject to an injunction preventing the manufacture and sale of the infringing products and to monetary damages, or might be forced to seek a license from the party alleging patent infringement in order to continue to manufacture and sell any infringing products, which it might not be able to obtain. The outcome of any such legal action, including the possibility of entering into such a license, could have a material adverse effect on AVECOR's business, financial condition, and results of operations.

    Pursuant to an Asset Purchase Agreement dated June 7, 1991 ("Asset Purchase Agreement"), for approximately $1 million in cash and a $2.5 million note, AVECOR acquired the business and assets, and assumed certain liabilities, of the Predecessor Business. In addition, under the terms of a Royalty Agreement also dated June 7, 1991 ("Royalty Agreement"), AVECOR is obligated to pay to SCIMED Life Systems, Inc. ("SCIMED") specified royalties based on a percentage of net sales (as defined) of products previously manufactured by the Predecessor Business and future products developed from then-existing technology if AVECOR achieves certain net sales thresholds with those products. The Royalty Agreement also provides for royalty payments on certain new generations of developed products, if any, that use certain technology embodied in the then-existing models of such products. In June 1996, the Royalty Agreement expired with respect to products previously manufactured by the Predecessor Business and expires with respect to current products under development at the time of the acquisition and certain new generation products in June 2001. AVECOR has charged $95,000 in 1996 and $178,000 in 1995 to operations for royalties due under the Royalty Agreement for sales of products previously manufactured by the Predecessor Business. No related royalty amounts accrued in 1997. AVECOR believes that none of the products in the AFFINITY line nor any of AVECOR's products currently under development (including the products with the TRILLIUM coating applied) will require royalty payments under the Royalty Agreement.

    In connection with the Asset Purchase Agreement, SCIMED also assigned to AVECOR 10 trademarks (one of which is registered) related to AVECOR's current line of products previously manufactured by the Predecessor Business.

    AVECOR also entered into a royalty agreement in connection with AVECOR's acquisition of an exclusive license to market the AFFINITY blood pump. The agreement requires AVECOR to make payments based on net sales of the pump chamber (the disposable portion of the AFFINITY blood pump system) and net profits of the pump console (the equipment portion of the AFFINITY blood pump system) through August 2002. The term of the agreement may be extended by AVECOR until the expiration of the last to expire of the patents covered by this agreement or the useful life of the know-how (as defined) licensed, whichever is longer. Under the terms of the agreement, AVECOR is required to pay minimum royalties each year. AVECOR incurred royalties of $55,000 for the year ended December 31, 1997, which amount exceeded the minimum royalty related to the first year of the royalty agreement.

    AVECOR also has use of an exclusive license allowing it to apply its TRILLIUM bio-passive surface to its products. The agreement requires AVECOR to make quarterly payments based on a percentage of net sales of products utilizing the bio-passive surface. AVECOR can retain exclusivity of the license if it pays minimum annual royalties. AVECOR incurred royalties of $35,000 for the year ended December 31, 1997 under this agreement.

EMPLOYEES

    As of December 31, 1997, AVECOR employed 339 persons full-time including 29 in research and development, 223 in manufacturing, 53 in sales and marketing, and 34 in general and administrative functions. AVECOR's employees are not represented by a union, and AVECOR considers its relationship with its employees to be good.

                 SELECTED CONSOLIDATED FINANCIAL DATA OF AVECOR
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The selected consolidated financial data as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 of AVECOR has been derived from financial statements of AVECOR audited by PricewaterhouseCoopers LLP, independent accountants, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of AVECOR" included elsewhere in this Proxy Statement/Prospectus.

    The selected unaudited consolidated financial data presented below as of and for the six-month periods ended June 30, 1997 and 1998 have been prepared by AVECOR and are derived from the unaudited consolidated financial statements of AVECOR included and incorporated by reference in this Proxy Statement/Prospectus. In the opinion of AVECOR's management, the unaudited interim consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the consolidated operating results and financial position of AVECOR as of and for the unaudited periods described above. The results of operations for AVECOR for the six-month period ended June 30, 1998 are not necessarily indicative of the results of operations that may be expected for the entire fiscal year ending December 31, 1998.

                                                  SIX MONTHS ENDED
                                                      JUNE 30                        YEARS ENDED DECEMBER 31
                                                --------------------  -----------------------------------------------------
                                                  1998       1997       1997       1996       1995       1994       1993
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                    (UNAUDITED)
OPERATING DATA:
  Net sales...................................  $  26,021  $  24,004  $  46,864  $  44,401  $  33,340  $  21,486  $  14,125
  Cost of sales...............................     15,437     13,960     27,574     25,986     18,180     12,556      9,067
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Gross profit..............................     10,584     10,044     19,290     18,415     15,160      8,930      5,058
Operating Expenses:
  Selling, general and administrative.........      7,883      6,832     13,428     11,885      8,727      6,779      5,044
  Litigation expense..........................     --         --         --          4,205        170     --         --
  Research and development....................      1,726      2,076      3,902      3,651      2,773      2,309      1,891
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Operating income (loss)...................        975      1,136      1,960     (1,326)     3,490       (158)    (1,877)
Interest income...............................        164        273        495        725        586        143        204
Interest expense..............................        199        176        383     --         --         --         --
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes.............        940      1,233      2,072       (601)     4,076        (15)    (1,673)
Income tax provision (benefit)................        310        443        745        (34)       780         24        (23)
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)]............................  $     630  $     790  $   1,327  $    (567) $   3,296  $     (39) $  (1,650)
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Diluted earnings (loss) per share.............  $     .08  $     .10  $     .17  $    (.07) $     .45  $    (.01) $    (.26)
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average common and common equivalent
  shares outstanding(1).......................      8,029      7,979      7,990      7,767      7,353      6,390      6,361
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------

BALANCE SHEET DATA:
  Working capital.............................  $  19,974  $  19,776  $  20,204  $  20,563  $  26,247  $  10,150  $   9,725
  Total assets................................     46,049     44,363     42,759     37,161     33,519     15,877     15,031
  Long-term debt..............................      4,632      4,823      4,694     --         --         --         --
  Shareholders equity.........................  $  33,445     31,350     32,618     29,938     29,322     13,145     12,970

------------------------

(1) Weighted average common and common equivalent shares outstanding are calculated according to the definitions of "diluted earnings per share" as defined by the Financial Accounting Standards Board (FASB) in Statement on Financial Accounting Standards No. 128, "Earnings per Share." All periods presented were prepared under this standard for computing earnings per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AVECOR

    The following is a discussion of the results of operations and financial condition of AVECOR and should be read in conjunction with AVECOR's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Proxy Statement/Prospectus. The discussion set forth below reflects management's discussion of historical results and trends in the business, financial condition, and results of operations of AVECOR for periods prior to the public announcement of the Merger. There can be no assurance that AVECOR's business, financial condition, and results of operations will not be adversely impacted as a result of the announcement of the Merger and, in particular, the effect of the announcement on AVECOR's ability to sell its products through its distributors and sales representatives.

RESULTS OF OPERATIONS

COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 1998 WITH THE SIX MONTHS ENDED JUNE
  30, 1997

    NET SALES. Net sales increased 8% to $26,021,000 for the six months ended June 30, 1998 from $24,004,000 for the six months ended June 30, 1997. This increase was primarily the result of a higher volume of product shipments of AVECOR's SIGNATURE custom tubing pack line, AFFINITY line and the MYOTHERM cardioplegia line. AVECOR received FDA marketing approval for its new AFFINITY blood pump system in August 1997 and the MYOTHERM XP cardioplegia delivery system in July 1997. These products positively influenced the comparative sales growth. Overall, average prices of product shipments declined slightly when compared to the corresponding period in 1997, principally due to competitive pressures.

    Sales from the SIGNATURE custom tubing pack, AFFINITY and MYOTHERM cardioplegia lines increased approximately $789,000 (16.5%), $784,000 (5.8%) and $269,000 (13.8%), respectively, during the six months ended June 30, 1998 as compared to the corresponding period in 1997.

    During the third quarter of 1997, AVECOR terminated agreements with its last remaining United States distributor and its only Canadian distributor. These markets are now being served by AVECOR's direct sales force. Sales in the territories formerly represented by these distributors increased approximately $1,200,000 in the six month period ended June 30, 1998 as compared to the corresponding period in 1997. AVECOR cannot be certain whether revenues in these territories will be maintained, improve or decline.

    Sales to customers located outside of the United States were approximately 40% and 41% of net sales for the six month periods ended June 30, 1998 and 1997, respectively. Sales to customers located outside of the United States could be adversely impacted in future periods as a result of the announcement of the Merger and the effect of that announcement on AVECOR's relationships with its distributors and sales representatives.

    AVECOR has continued to experience decreased sales to contract perfusion groups controlled by certain of its competitors. Sales to contract perfusion groups controlled by one of AVECOR's competitors decreased $458,000 to $258,000 for the six months ended June 30, 1998 from $716,000 for the six months ended June 30, 1997. AVECOR believes that control of contract perfusion groups by its competitors will continue to have a negative impact on AVECOR's ability to market its products to such groups or to hospitals or other medical providers that contract with competitor-controlled groups for perfusion services, and could have a material adverse effect on AVECOR's business, financial condition and results of operation. This forward-looking statement is subject to the degree of control exerted by AVECOR's competitors with respect to purchasing decisions made by controlled groups of perfusionists, the extent of future acquisitions of contract perfusion groups by AVECOR's competitors, the breadth of AVECOR's product offerings relative to those competitors controlling contract perfusion groups, and the degree to which AVECOR's research and development and marketing efforts result in the successful commercialization of products with enhanced or superior performance characteristics.

    COST OF SALES/GROSS PROFIT. Gross profit as a percentage of net sales decreased 1.1% to 40.7% for the six months ended June 30, 1998 from 41.8% for the six months ended June 30, 1997. The gross profit percentage for the six-month period ended June 30, 1998 was unfavorably impacted by significant increases in sales of AVECOR's lower-margin SIGNATURE custom tubing pack line as well as competitive pricing pressures in the marketplace. The mix of products sold in any period will influence the cost of sales and gross profit for the period. Gross margins during the six months ended June 30, 1998 were also negatively impacted by lower production volumes experienced late in the fourth quarter of 1997 which continued into the first quarter of 1998.

    AFFINITY oxygenator product costs continued to decline due to efficiency and material cost improvements, although these improvements were largely offset by an ongoing decrease in average selling prices.

    AVECOR's future gross profit margin percentages will be influenced by the ongoing pressures of the competitive pricing environment, changes in the sales mix, the required levels of production, new product introductions and the extent of further product cost improvements through increased manufacturing efficiencies and reduced material costs, if any. Given the uncertainty associated with new product introductions, the ultimate realization of any such product cost improvements and the continuing price pressures characteristic of AVECOR's markets, AVECOR cannot be certain if its gross profit margin will be maintained, improve or decline.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 15% to $7,883,000 for the six months ended June 30, 1998 from $6,832,000 for the six months ended June 30, 1997. This increase is primarily attributed to costs associated with the continuing development of a direct sales force in certain of AVECOR's territories formerly served by distributors and independent sales representatives, marketing costs incurred for the introduction of new products, including the AFFINITY blood pump, and increased seasonal trade show costs. Various costs associated with the acquisition of AVECOR also contributed to the incremental increase in selling, general and administrative expenses during the six-month period ended June 30, 1998 as compared to the corresponding period in 1997. As a percent of sales, selling, general and administrative expenses increased to 30.3% for the six-month period ended June 30, 1998 from 28.5% for the six-month period ended June 30, 1997.

    Without considering the impact of the acquisition of AVECOR, management anticipates that selling, general and administrative expenses for 1998 will be higher than 1997 and will approximate 1997 levels as a percentage of sales. These forward-looking statements will be influenced by revenue increases achieved by AVECOR, its ability to attract and retain qualified sales personnel as AVECOR continues to develop its direct sales force, and the timing and extent of promotional activities associated with the AFFINITY oxygenator with TRILLIUM bio-passive surface, the new oxygen saturation/hematocrit monitor and other new product introductions, if any.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased 17% to $1,726,000 for the six months ended June 30, 1998 from $2,076,000 for the six month period ended June 30, 1997. This decreased spending is a result of the transition from the completion or near completion of major projects including the AFFINITY blood pump, MYOTHERM XP and the AFFINITY oxygenator with TRILLIUM bio-passive surface to a new generation of products including the new oxygen saturation/hematocrit monitor.

    Without considering the impact of the acquisition of AVECOR, management anticipates that research and development expenses for 1998 will approximate 1997 levels, as AVECOR continues to expand and improve its proprietary line of disposable medical devices. This forward-looking projection is dependent upon the extent and timing of new product development and the impact of the regulatory process in obtaining marketing clearance for new products, including the new oxygen saturation/hematocrit device which was submitted for approval to the FDA near the end of the second quarter of 1998, and the extent of expenses related to research studies commenced in an attempt to prove the clinical efficacy and, thus, market advantage of the TRILLIUM coating. The need or desire to modify AVECOR's existing products could also influence the level of research and development expenses. There can be no assurance, however, that AVECOR's research and development efforts will result in any additional regulatory submissions to the FDA or will result in any commercially successful products. The forward-looking statements regarding anticipated regulatory submissions contained in this paragraph will be impacted by the results of AVECOR's development efforts, the availability of any required clinical data, any changes in the regulatory scheme for such products, and AVECOR's assessment of the cost and anticipated benefit of such submissions.

    INTEREST INCOME AND EXPENSE. Interest income decreased to $164,000 for the six months ended June 30, 1998 from $273,000 for the six months ended June 30, 1997. This decrease in interest income is primarily due to the use of cash and cash equivalents and investments for the purchase of manufacturing molds and equipment and additional inventories needed to support AVECOR's new products and revenue growth. At June 30, 1998, the majority of AVECOR's cash and cash equivalents was invested with two investment portfolio managers who invested in bank certificates of deposit, U.S. government securities, agency paper, money markets, commercial paper, and corporate obligations.

    Interest expense for the six-month period ended June 30, 1998 was $199,000 compared to $176,000 for the six-month period ended June 30, 1997. The interest expense was exclusively due to the mortgage on AVECOR's U.S. facility. The closing on the facility purchase occurred in late January 1997.

    INCOME TAX PROVISION. For the six-month period ended June 30, 1998, a tax provision of $310,000 was recorded compared to $443,000 for the six-month period ended June 30, 1997. The tax provisions recorded correspond to the pretax income for those respective periods. These provisions vary from the statutory U.S. federal corporate rate primarily due to losses incurred by AVECOR's French subsidiary for which no tax benefit has been recognized because of uncertainty of realization, partially offset by the generation of research and experimentation credits.

    NET INCOME. Net income was $630,000 or $.08 per share, on a diluted basis, for the six-month period ended June 30, 1998, compared to $790,000 or $.10 per share, on a diluted basis, for the six- month period ended June 30, 1997.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1997 WITH THE YEAR ENDED DECEMBER 31,
  1996

    NET SALES. Net sales increased 6% to $46,864,000 for 1997 from $44,401,000 for 1996. This increase was principally the result of a higher volume of product shipments of AVECOR's SIGNATURE custom tubing packs and AFFINITY product line. Overall, average prices of product shipments declined slightly when compared to 1996.

    SIGNATURE custom tubing pack and the AFFINITY product line net sales increased $2,401,000 and $697,000 from 1996, respectively. A significant portion of the AFFINITY revenue increase was attributed to the AFFINITY blood pump which AVECOR began marketing internationally in June 1997. AVECOR received FDA marketing approval for this product in August 1997. These increases were partially offset by decreases in the silicone membrane oxygenator line which decreased by $436,000 and the MYOTHERM cardioplegia line which decreased by $339,000. Management believed the decline in net sales of the MYOTHERM cardioplegia line was temporary as customers delayed their purchasing decisions in anticipation of AVECOR's launch of its new version of the MYOTHERM cardioplegia system (MYOTHERM XP). As noted above, the MYOTHERM XP cardioplegia system received marketing clearance from the FDA in July 1997 and was launched both in the United States and internationally in early 1998.

    Sales to customers located outside of the United States were approximately 41% of consolidated net sales for 1997 and 1996.

    During the third quarter of 1997, AVECOR terminated agreements with its last remaining United States distributor and its only Canadian distributor. Sales in the territories formerly represented by these distributors decreased approximately $1,400,000 in 1997 when compared to 1996. These markets are now being served by AVECOR's direct sales force. Management's belief that these revenue declines were temporary and caused by the transition to a direct sales force in these territories and the depletion of product inventories of the former distributors is supported by the previously mentioned $1,200,000 increase in sales in these territories for the six-month period ended June 30, 1998 compared to the same period in 1997.

    Although revenues from distributors in the continental European countries and Asia increased about $800,000 during the twelve months ended December 31, 1997 when compared to the corresponding period in 1996, these distributors' sales for the six-month period ended December 31, 1997 decreased approximately $690,000 when compared to the six-month period ended December 31, 1996 and decreased about $983,000 when compared to the six-month period ended June 30, 1997. During the latter half of 1997, currencies in Europe and Asia substantially weakened relative to the U.S. dollar and the U.K. pound sterling. AVECOR believes that these types of fluctuations in currency exchange rates reduce demand for AVECOR's products by increasing the price of AVECOR's products in the currency of the countries in which the product is sold.

    Sales to AVECOR's formerly exclusive Mexican distributor declined about $340,000 in 1997 when compared to 1996. On October 9, 1997, AVECOR entered into an agreement with St. Jude Medical to distribute AVECOR's products in Mexico and in Central and South America. Previous sales in these countries were not significant to AVECOR. The formerly exclusive Mexican distributor continues to market AVECOR's silicone membrane product line in Mexico.

    The aforementioned factors impacted sales within all of AVECOR's product lines. The revenue declines discussed above were exceeded by revenue growth in AVECOR's other domestic and foreign markets.

    Sales to contract perfusion groups controlled by one of AVECOR's competitors decreased $750,000 to $1,100,000 for 1997 from $1,850,000 for 1996.

    COST OF SALES/GROSS PROFIT. Gross profit as a percentage of net sales decreased to 41.2% for 1997 from 41.5% for 1996. The cost of sales percentage for 1997 was unfavorably impacted by significant increases in sales of AVECOR's lower-margin SIGNATURE custom tubing pack line, as well as competitive pricing pressures in the marketplace. The mix of products sold in any period will influence the cost of sales and gross profit for the period.

    AFFINITY oxygenator costs continued to improve due to material cost and efficiency improvements, although these improvements were largely offset by an ongoing decrease in average selling prices and reduced production volume, primarily in the fourth quarter, due to lower-than-expected sales volume.

    SELLING, GENERAL AND ADMINISTRATIVE, AND LITIGATION EXPENSE. Selling, general and administrative expenses increased 13% to $13,428,000 for 1997 from $11,885,000 for 1996. This increase is primarily attributed to costs associated with the continuing development of a direct sales force in certain of AVECOR's territories formerly served by distributors and independent sales representatives and costs incurred for the introduction of new products, including the AFFINITY blood pump. As a percent of sales, selling, general and administrative expenses increased to 28.7% for 1997 from 26.8% for 1996.

    On July 17, 1996, AVECOR reached an agreement with COBE Laboratories Inc.
(COBE) to settle COBE's patent suit against AVECOR. The terms of the settlement with COBE provided for AVECOR to make net payments totaling $2,200,000. Two net payments of $1,100,000 were made in August 1996 and August 1997, respectively. AVECOR recorded settlement costs and professional expenses of approximately $4,205,000 in 1996 in connection with the COBE suit. No related expenses were incurred for the COBE matter in 1997.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 7% to $3,902,000 for 1997 from $3,651,000 for 1996. This increased research and development spending is a result of AVECOR's ongoing efforts to pursue a number of potential and realized product opportunities including the MYOTHERM XP, AFFINITY blood pump, the AFFINITY oxygenator with TRILLIUM bio-passive surface and new oxygen saturation/hematocrit technology. AVECOR received the appropriate marketing clearances from the FDA for the MYOTHERM XP, AFFINITY blood pump and AFFINITY oxygenator with TRILLIUM bio-passive surface in July 1997, August 1997 and February 1998, respectively.

    INTEREST. Interest income decreased to $495,000 for 1997 from $725,000 for 1996. This decrease in interest income is primarily due to the use of cash and cash equivalents and investments for AVECOR's new facility, the purchase of manufacturing molds and equipment, additional inventories needed to support AVECOR's new product lines and revenue growth, and the costs associated with the COBE matter. Interest income during 1997 and 1996 was earned primarily from the investment of the remaining net proceeds from AVECOR's June 1995 stock offering. At December 31, 1997, the majority of these remaining net proceeds were invested with two investment portfolio managers who invested in U.S. government securities, agency paper, money markets, commercial paper and corporate obligations.

    Interest expense for 1997 was $383,000 and exclusively due to the mortgage on the new facility. The closing on the facility purchase occurred in late January 1997.

    INCOME TAX PROVISION. For 1997, a tax provision of $745,000 was recorded as compared to a tax benefit of $34,000 for 1996. The 1997 and 1996 effective tax rates differ from the normal U.S. statutory tax rate primarily due to losses incurred by AVECOR's French subsidiary for which no tax benefit has been recognized because of uncertainty of realization partially offset by the generation of research and experimentation credits.

    NET INCOME (LOSS). Net income was $1,327,000 or $.17 per share, on a diluted basis, for 1997 compared to net loss of $567,000 or $.07 per share, on a diluted basis, for 1996. The 1996 loss is primarily due to litigation and settlement expense incurred during 1996 in connection with the COBE lawsuit, which resulted in a charge to operations of $4,205,000.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1996 WITH THE YEAR ENDED DECEMBER 31,
  1995

    NET SALES. Net sales increased 33% to $44,401,000 for 1996 from $33,340,000 for 1995. This increase was principally the result of a higher volume of product shipments of AVECOR's AFFINITY product line and SIGNATURE custom tubing packs. Overall, average prices associated with 1996 product shipments declined slightly from those of 1995 in response to competitive pricing in the marketplace. Selective price increases were implemented in the last half of 1996.

    Sales from the AFFINITY product line and SIGNATURE custom tubing packs increased $7,159,000 and $3,943,000 from 1995, respectively. The favorable impact of increased net sales of these product lines was partially offset by a decrease of $276,000 in net sales of AVECOR's older solid silicone membrane oxygenator product line.

    COST OF SALES/GROSS PROFIT. Gross profit as a percentage of net sales decreased to 41.5% for 1996 from 45.5% for 1995. The cost of sales percentage for 1996 was unfavorably impacted by significant increases in sales of AVECOR's lower-margin SIGNATURE custom tubing pack line, as well as competitive pricing pressures in the marketplace.

    Higher production volumes continued to improve AFFINITY oxygenator product costs, although these improvements were offset, primarily by an ongoing decrease in average selling prices due to AVECOR being in a competitive pricing environment. Also, optimal volume-related manufacturing efficiencies were not achieved throughout 1996 for production of AVECOR's AFFINITY arterial filter. Production of the AFFINITY arterial filter began on or about December 31, 1995.

    SELLING, GENERAL AND ADMINISTRATIVE AND LITIGATION EXPENSE. Selling, general and administrative expenses increased 36% to $11,885,000 for 1996 from $8,727,000 for 1995. This increase is attributed to costs associated with the development of a direct sales force in certain of AVECOR's territories formerly served by distributors and independent sales representatives and the overall increase in support needed to achieve AVECOR's sales levels. In connection with AVECOR's development of a direct sales force, in October 1995, AVECOR opened a sales office in France from which it fields a direct sales force to serve the French market. AVECOR recorded non-recurring charges in the fourth quarter of 1996 associated with relocation and lease abandonment expenses in connection with the consolidation of AVECOR's U.S. operations from four leased facilities into one owned property and the addition and subsequent resignation of a Chief Operating Officer.

    Additionally, AVECOR recorded settlement costs and professional fees of $4,205,000 in 1996, in connection with the COBE suit, compared to $170,000 in 1995.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 32% to $3,651,000 for 1996 from $2,773,000 for 1995. This increased research and development spending was a result of AVECOR's efforts to pursue a number of potential product opportunities, including the AFFINITY blood pump.

    INTEREST INCOME. Interest income increased to $725,000 for 1996 from $586,000 for 1995. Interest income during 1996 and 1995 was earned primarily from the investment of the remaining net proceeds from AVECOR's June 1995 stock offering. At December 31, 1996, the majority of these remaining net proceeds was invested with two investment portfolio managers who invested in U.S. government securities, agency paper, money markets, commercial paper, and corporate obligations.

    INCOME TAX PROVISION. For 1996, a tax benefit of $34,000 was recorded as compared to a tax provision of $780,000 for 1995. The 1996 effective tax rate differs from the normal statutory tax rate primarily due to losses incurred by AVECOR's French subsidiary for which no tax benefit has been recognized because of uncertainty of realization partially offset by the generation of research and experimentation credits. The 1995 tax provision reflects an effective rate which benefited from use of previously generated net operating loss carryforwards and research and experimentation credits.

    NET INCOME (LOSS). Net loss was $567,000 or $.07 per share, on a diluted basis, for 1996 compared to net income of $3,296,000 or $.45 per share, on a diluted basis, for 1995. The 1996 loss was primarily due to litigation and settlement expense incurred during 1996 in connection with the COBE lawsuit, which resulted in a charge to operations of $4,205,000.

LIQUIDITY AND CAPITAL RESOURCES

    For the six months ended June 30, 1998, AVECOR's operating activities provided net cash of $2,848,000 compared to $479,000 provided by operating activities for the same period in 1997. Net income after adjustments for depreciation and amortization was $294,000 greater in the six months ended June 30, 1998 as compared to the same period in 1997. The net change of approximately $2,369,000 is primarily the result of increased accounts payable balances principally due to the timing of check runs and increased accrued expenses, and smaller increases in inventories and accounts receivable when compared to the six months ended June 30, 1997. These net sources of cash were partially offset by the use of cash for increased other current assets during the six months ended June 30, 1998.

    During 1997, AVECOR used $891,000 in operating activities compared to $2,470,000 used for operating activities in 1996. The net change of $1,579,000 is primarily the result of $3,100,000 of cash usages during 1996 related to the COBE litigation compared to $1,100,000 of cash usages during 1997, smaller increases in levels of inventories and reduced prepaid expenses. These operating provisions for cash were partially offset by a smaller increase in accrued expenses in 1997 when compared to 1996, reduced accounts payable and increased accounts receivable balances in 1997 when compared to 1996.

AVECOR's inventories continued to increase as a result of inventories needed to support AVECOR's new product lines, revenue growth and, in part, as a result of lower than anticipated shipments of the AFFINITY product line primarily in the third and fourth quarters of 1997.

    AVECOR believes that its existing cash and cash equivalents and investments as well as anticipated cash generated from operations will be sufficient to satisfy AVECOR's cash requirements for the foreseeable future.

    Cash expenditures for capital additions totaled $2,090,000 for the six months ended June 30, 1998 compared to $1,911,000 for six months ended June 30, 1997 when excluding the 1997 cash expenditures for AVECOR's U.S. facility and related furniture, fixtures and equipment. These expenditures were primarily related to equipment, molds and tooling necessary to further production, increase production efficiencies, improve quality and reduce raw material costs of the AFFINITY blood pump, MYOTHERM XP and the AFFINITY oxygenator and related blood reservoirs. The investment in equipment for the six months ended June 30, 1998 includes $300,000 related to the AFFINITY blood pump. This pump equipment is placed with customers in exchange for a long-term commitment to purchase disposable products from AVECOR.

    For 1997, cash expenditures for capital additions, other than the purchase of the new facility and related furniture, fixtures and equipment, totaled $4,628,000 compared to $1,979,000 in 1996. These expenditures were primarily related to equipment, molds and tooling necessary to begin the production and marketing of the AFFINITY blood pump and MYOTHERM XP, and to also increase production efficiencies and reduce raw material costs of the AFFINITY oxygenator and related blood reservoirs. The investment in equipment for 1997 included $1,494,000 related to the AFFINITY blood pump. This pump equipment is placed with customers in exchange for a long-term commitment to purchase disposable products from AVECOR. During 1997, the expenditures for furniture, fixtures and equipment additions related to AVECOR's new U.S. manufacturing, research and development and administrative facility were approximately $760,000.

    Leases for AVECOR's U.S. manufacturing, research and development, and administrative facilities expired on December 31, 1996. In January 1997, AVECOR consolidated its four separate facilities into a newly constructed facility, which AVECOR has purchased. The cost of this facility was approximately $8,600,000, plus approximately $1,050,000 for the purchase of furniture, fixtures and manufacturing equipment for the facility. To finance the $9,650,000 total cost of the project, AVECOR entered into a $5,167,000 bank note payable agreement in January 1997 and, in addition, paid $4,483,000 out of corporate funds. Closing occurred on January 30, 1997.

    The note payable agreement bears interest at 8.11% and requires monthly principal payments of $21,531, plus interest, through January 2002 with the remaining principal and interest due February 2002. The note payable is collateralized by the new corporate headquarters and manufacturing facility and, among other things, requires AVECOR to maintain certain ratios related to leverage, debt service and cash flow. As of June 30, 1998 AVECOR was in compliance with the ratios required by the note payable. Additionally, the bank note payable agreement prohibits AVECOR from distributing dividends to its shareholders.

    At June 30, 1998, AVECOR had no restricted cash or investments. Of the $4,450,000 which was restricted at December 31, 1996 for purchase of the new facility, $1,000,000 was used in payment of the facility and $3,450,000 became unrestricted, was reinvested and is being used for general corporate purposes, research and development and working capital.

    Without considering the impact of the Merger, AVECOR's capital expenditures for 1998 are expected to be approximately $4,000,000. This estimate includes additional equipment, molds and tooling for the new oxygen saturation/hematocrit device, AFFINITY blood pump, MYOTHERM XP, and for furthering production and related efficiencies of the AFFINITY oxygenator line.

    The foregoing forward-looking statements relating to the amount of capital expenditures and ultimate cash usage are dependent on the progress of AVECOR's product development efforts, the outcome of certain patent matters, the timing of the receipt of FDA marketing clearances for any future products and the investment made in opportunities to further existing products' production related to production efficiencies and quality, and reduced cost.

FOREIGN CURRENCY TRANSACTIONS

    Transactions by AVECOR's international subsidiaries are negotiated, invoiced and paid in various foreign currencies, primarily pounds sterling, and U.S. dollars. Accordingly, AVECOR is currently subject to risks associated with fluctuations in exchange rates between the various currencies.

    Substantially all of AVECOR's other international transactions are denominated in U.S. dollars. Fluctuations in currency exchange rates in other countries may therefore reduce the demand for AVECOR's products by increasing the price of AVECOR's products in the currency of the countries in which the products are sold.

YEAR 2000 ISSUES

    Computer programs have historically been written to abbreviate dates by using two digits instead of four digits to identify a particular year. The so-called "Year 2000" problem or "millennium bug" is the inability of computer software or hardware to recognize or properly process dates ending in or after "00." As the year 2000 approaches, significant attention is being focused on updating or replacing such software and hardware in order to avoid system failures, miscalculations or business interruptions that might otherwise result.

    AVECOR has reviewed its internal information systems and believes that the costs and effort to address the Year 2000 problem will not be material to its business, financial condition or results of operations, and, to the extent necessary, may be resolved through replacement and upgrades to the software it licenses from third parties. AVECOR has also reviewed its ONCOURSE software product, the software embedded in its AFFINITY blood pump console and the software for its saturation/hematocrit monitor under development and believes them to be Year 2000 compliant. However, the Year 2000 problem may also adversely impact AVECOR by affecting the business and operations of parties with which AVECOR transacts business. AVECOR expects to initiate formal communication with such parties regarding the Year 2000 problem later in 1998. There can be no assurance that AVECOR will be able to effectively address Year 2000 issues internally in a cost-efficient manner and without interruption to its business, or that Year 2000 difficulties encountered by its suppliers, customers or other parties will not have a material impact on AVECOR's business, financial condition and results of operations.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information," a new standard of reporting information about operating or business segments in financial statements. The new standard will be effective for AVECOR's annual financial statements in 1998. Although AVECOR has not specifically evaluated what impact, if any, this new standard will have on AVECOR's current reporting of operating and business segments, AVECOR believes it will continue reporting as one operating and business segment.

QUARTERLY OPERATING DATA

    The following table sets forth certain unaudited operating data of AVECOR for the first two quarters in 1998 and each of the four quarters in 1997 and 1996. In the opinion of AVECOR's management, the data include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the information set forth therein.

                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                         QUARTER    QUARTER    QUARTER    QUARTER
                                                                        ---------  ---------  ---------  ---------
                                                                                       (UNAUDITED)
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
1998
Net sales.............................................................  $  12,456  $  13,565         --         --
Gross profit..........................................................      4,982      5,602         --         --
Net income............................................................        220        410         --         --
Diluted earnings per share............................................  $     .03  $     .05         --         --
1997
Net sales.............................................................  $  12,043  $  11,961  $  11,273  $  11,587
Gross profit..........................................................      4,983      5,061      4,785      4,461
Net income............................................................        387        403        365        172
Diluted earnings per share............................................  $     .05  $     .05  $     .05  $     .02
1996
Net sales.............................................................  $  10,293  $  11,145  $  11,315  $  11,648
Gross profit..........................................................      4,342      4,702      4,534      4,837
Net income (loss).....................................................        211     (1,876)       628        470
Diluted earnings (loss) per share.....................................  $     .03  $    (.24) $     .08  $     .06

    The summation of quarterly diluted earnings (loss) per share may not equate to the calculation for the year, as quarterly calculations are prepared on a discrete basis. All earnings per share calculations are presented per the definition of "diluted earnings per share" from FASB Statement No. 128.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS
                          BETWEEN AVECOR AND MEDTRONIC

    STOCK OPTION AGREEMENT. AVECOR and Medtronic are parties to a Stock Option Agreement dated July 12, 1998, pursuant to which AVECOR has granted to Medtronic an option, exercisable under certain specified circumstances, to purchase 19.9% of the AVECOR Common Stock. See "The Merger--Stock Option Agreement."

                                 LEGAL MATTERS

    The validity of the Medtronic Common Stock to be issued in connection with the Merger will be passed upon for Medtronic by Fredrikson & Byron, P.A., Minneapolis, Minnesota. Members of such firm own, in the aggregate, approximately 86,400 shares of Medtronic Common Stock.

    Certain legal matters for AVECOR, including the federal income tax consequences in connection with the Merger, were passed upon by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota. Members of such firm own, in the aggregate, approximately 46,235 shares of Medtronic Common Stock.

                                    EXPERTS

    The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Medtronic, Inc. for the year ended April 30, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997 of AVECOR Cardiovascular Inc. included or incorporated by reference herein have been included or incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
AVECOR CARDIOVASCULAR INC.

AUDITED FINANCIAL STATEMENTS AND RELATED NOTES

  Report of Independent Accountants........................................................................        F-2

  Consolidated Balance Sheets as of December 31, 1997 and 1996.............................................        F-3

  Consolidated Statements of Operations for the years ended December 31, 1997, 1996 and 1995...............        F-4

  Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 1997, 1996
    and 1995...............................................................................................        F-5

  Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995...............        F-6

  Notes to Consolidated Financial Statements...............................................................        F-7

UNAUDITED FINANCIAL STATEMENTS AND RELATED NOTES

  Consolidated Balance Sheet as of June 30, 1998...........................................................       F-21

  Consolidated Statements of Operations for the three months ended June 30, 1998 and 1997, and the six
    months ended June 30, 1998 and 1997....................................................................       F-22

  Consolidated Statements of Cash Flow for the six months ended June 30, 1998 and 1997.....................       F-23

  Notes to Consolidated Financial Statements...............................................................       F-24

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of AVECOR Cardiovascular Inc.:

    We have audited the accompanying consolidated balance sheets of AVECOR Cardiovascular Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AVECOR Cardiovascular Inc. as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand L.L.P.

Minneapolis, Minnesota
March 16, 1998

                           AVECOR CARDIOVASCULAR INC.

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                               AS OF DECEMBER 31,
                                                                                              --------------------
                                                                                                1997       1996
                                                                                              ---------  ---------
                                                      ASSETS
Current assets:
  Cash and cash equivalents.................................................................  $   1,215  $   6,114
  Short-term investments....................................................................      3,727      2,638
  Accounts receivable, net..................................................................      8,277      7,298
  Inventories...............................................................................     10,634      9,476
  Deferred taxes............................................................................      1,315      1,274
  Other current assets......................................................................        330        744
                                                                                              ---------  ---------
    Total current assets....................................................................     25,498     27,544
Restricted cash and investments.............................................................         --      4,450
Property, plant and equipment, net..........................................................     16,689      4,808
Other assets................................................................................        572        359
                                                                                              ---------  ---------
    Total assets............................................................................  $  42,759  $  37,161
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................................................  $   1,978  $   2,790
  Accrued expenses..........................................................................      3,058      3,091
  Current maturities of long-term debt......................................................        258         --
  Accrued litigation settlement.............................................................         --      1,100
                                                                                              ---------  ---------
    Total current liabilities...............................................................      5,294      6,981
Deferred grant..............................................................................        153        205
Deferred taxes..............................................................................         --         37
Long-term debt..............................................................................      4,694         --

Commitments and contingencies (Notes 5 and 9)

Shareholders' equity:
  Serial preferred stock, par value $.01 per share; authorized 2,000,000 shares; none issued
  Common stock, par value $.01 per share; authorized 20,000,000 shares; issued and outstanding shares 8,021,000 and 7,812,000 shares at December 31, 1997 and 1996,
    respectively............................................................................         80         78
  Additional paid-in capital................................................................     30,482     29,024
  Retained earnings.........................................................................      1,936        609
  Cumulative translation adjustments........................................................        120        227
                                                                                              ---------  ---------
    Total shareholders' equity..............................................................     32,618     29,938
                                                                                              ---------  ---------
                                                                                              ---------  ---------
    Total liabilities and shareholders' equity..............................................  $  42,759  $  37,161
                                                                                              ---------  ---------
                                                                                              ---------  ---------

   The accompanying notes are an integral part of the consolidated financial statements

                           AVECOR CARDIOVASCULAR INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                    FOR THE YEARS ENDED DECEMBER
                                                                                                 31,
                                                                                   -------------------------------
                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
Net sales........................................................................  $  46,864  $  44,401  $  33,340
Cost of sales....................................................................     27,574     25,986     18,180
                                                                                   ---------  ---------  ---------
    Gross profit.................................................................     19,290     18,415     15,160
Operating expenses:
  Selling, general and administrative............................................     13,428     11,885      8,727
  Litigation expense.............................................................         --      4,205        170
  Research and development.......................................................      3,902      3,651      2,773
                                                                                   ---------  ---------  ---------
    Operating income (loss)......................................................      1,960     (1,326)     3,490
  Interest income................................................................        495        725        586
  Interest expense...............................................................        383         --         --
                                                                                   ---------  ---------  ---------
Income (loss) before income taxes................................................      2,072       (601)     4,076
Income tax provision (benefit)...................................................        745        (34)       780
                                                                                   ---------  ---------  ---------
    Net income (loss)............................................................  $   1,327  $    (567) $   3,296
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Earnings per share:
  Basic..........................................................................  $    0.17  $   (0.07) $    0.47
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
  Diluted........................................................................  $    0.17  $   (0.07) $    0.45
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

   The accompanying notes are an integral part of the consolidated financial statements

                           AVECOR CARDIOVASCULAR INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                             COMMON STOCK       ADDITIONAL               CUMULATIVE
                                                        ----------------------    PAID-IN    RETAINED    TRANSLATION
                                                         SHARES     PAR VALUE     CAPITAL    EARNINGS    ADJUSTMENTS     TOTAL
                                                        ---------  -----------  -----------  ---------  -------------  ---------
Balances at December 31, 1994.........................      6,414   $      64    $  15,205   $  (2,120)   $      (4)   $  13,145
Sale of shares pursuant to public stock offering, net
  of expenses of $1,283...............................      1,161          12       12,641          --           --       12,653
Sale of shares for cash pursuant to Employee Stock
  Purchase Plan.......................................         18          --          178          --           --          178
Exercise of stock options.............................         71           1         (155)         --           --         (154)
Tax benefit realized upon exercise of stock options...         --          --          255          --           --          255
Net income for 1995...................................         --          --           --       3,296           --        3,296
Cumulative translation adjustments....................         --          --           --          --          (51)         (51)
                                                        ---------       -----   -----------  ---------       ------    ---------
Balances at December 31, 1995.........................      7,664          77       28,124       1,176          (55)      29,322
Exercise of stock warrants, net of expenses of $35....         85           1          528          --           --          529
Sale of shares for cash pursuant to Employee Stock
  Purchase Plan.......................................         23          --          250          --           --          250
Exercise of stock options.............................         40          --          (70)         --           --          (70)
Tax benefit realized upon exercise of stock options...         --          --          192          --           --          192
Net loss for 1996.....................................         --          --           --        (567)          --         (567)
Cumulative translation adjustments....................         --          --           --          --          282          282
                                                        ---------       -----   -----------  ---------       ------    ---------
Balances at December 31, 1996.........................      7,812          78       29,024         609          227       29,938
Exercise of stock warrants............................          5          --           28          --           --           28
Sale of shares for cash pursuant to Employee Stock
  Purchase Plan.......................................         34          --          283          --           --          283
Exercise of stock options.............................        168           2          975          --           --          977
Shares issued pursuant to Medical Advisory Board
  agreement...........................................          2          --           29          --           --           29
Tax benefit realized upon exercise of stock options...         --          --          143          --           --          143
Net income for 1997...................................         --          --           --       1,327           --        1,327
Cumulative translation adjustments....................         --          --           --          --         (107)        (107)
                                                        ---------       -----   -----------  ---------       ------    ---------
Balances at December 31, 1997.........................      8,021   $      80    $  30,482   $   1,936    $     120    $  32,618
                                                        ---------       -----   -----------  ---------       ------    ---------
                                                        ---------       -----   -----------  ---------       ------    ---------

   The accompanying notes are an integral part of the consolidated financial statements

                           AVECOR CARDIOVASCULAR INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                      FOR YEARS ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1997       1996       1995
                                                                                     ---------  ---------  ---------
Cash flows from operating activities:
  Net income (loss)................................................................  $   1,327  $    (567) $   3,296
  Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
    Depreciation and amortization..................................................      1,748      1,375      1,063
    Accretion of discount on investments...........................................       (280)      (508)      (189)
    Provision for bad debts........................................................        214        104         42
    Deferred income taxes..........................................................        (78)      (867)      (370)
    Stock compensation.............................................................         29         --         --
    Deferred grant.................................................................        (52)       (67)       (19)
    Changes in operating assets and liabilities:
      Accounts receivable..........................................................     (1,292)      (958)    (2,088)
      Inventories..................................................................     (1,185)    (3,547)    (1,696)
      Other current assets.........................................................        401       (199)      (127)
      Accounts payable.............................................................       (762)       122        946
      Accrued expenses.............................................................        139      1,542        623
      Accrued litigation settlement................................................     (1,100)     1,100         --
                                                                                     ---------  ---------  ---------
        Net cash (used in) provided by operating activities........................       (891)    (2,470)     1,481
                                                                                     ---------  ---------  ---------
Cash flows from investing activities:
  Purchase of property, plant and equipment........................................    (12,628)    (2,629)    (1,146)
  Purchase of short-term investments...............................................     (6,891)    (6,183)    (7,666)
  Proceeds upon sale or maturity of short-term investments.........................      6,082     11,810      2,000
  Restricted cash and investments..................................................      3,450     (4,450)        --
  Increase in other assets.........................................................       (222)       (53)      (162)
                                                                                     ---------  ---------  ---------
        Net cash used in investing activities......................................    (10,209)    (1,505)    (6,974)
                                                                                     ---------  ---------  ---------
Cash flows from financing activities:
  Net proceeds from sales of common stock..........................................        283        250     12,831
  Net proceeds from options exercised..............................................        977        (70)      (154)
  Net proceeds from warrants exercised.............................................         28        529         --
  Borrowings on long-term debt.....................................................      5,167         --         --
  Principal payments on long-term debt.............................................       (215)        --         --
  Grant proceeds...................................................................         --        102         --
                                                                                     ---------  ---------  ---------
      Net cash provided by financing activities....................................      6,240        811     12,677
                                                                                     ---------  ---------  ---------
Effect of exchange rates on cash...................................................        (39)       100        (41)
                                                                                     ---------  ---------  ---------
Net (decrease) increase in cash and cash equivalents...............................     (4,899)    (3,064)     7,143
Cash and cash equivalents, beginning of year.......................................      6,114      9,178      2,035
                                                                                     ---------  ---------  ---------
Cash and cash equivalents, end of year.............................................  $   1,215  $   6,114  $   9,178
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
Supplemental disclosure:
  Significant non-cash investing and financing transactions:
    Use of restricted funds for purchase of the U.S. facility......................  $   1,000         --         --
    Accounts payable recorded for the purchase of property, plant and equipment....         --  $     387         --
Cash paid for income taxes.........................................................  $     235  $      57  $     654
Cash paid for interest.............................................................  $     348         --         --

   The accompanying notes are an integral part of the consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS DESCRIPTION:

    AVECOR Cardiovascular Inc. (the "Company") was incorporated on December 13, 1990. The Company develops, manufactures and markets specialty medical devices for heart/lung bypass surgery and long-term respiratory support.

PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements include the accounts of AVECOR Cardiovascular Inc. and its wholly-owned subsidiaries, AVECOR Cardiovascular Ltd. and AVECOR Foreign Sales Corporation, after elimination of all significant intercompany transactions and accounts.

CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS:

    For financial reporting purposes, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company's cash and cash equivalent balances are concentrated primarily with two investment managers, the majority of which is invested in daily money market funds.

    Short-term investments consist of bank certificates of deposit, U.S. government securities, agency paper, commercial paper and other corporate obligations, and money market instruments and are classified as short-term in the balance sheet based on their maturity date. All of the Company's short-term investments mature in 1998 and are considered by management to be "available for sale." At December 31, 1997 and 1996, the estimated fair value of the short-term investments approximated their cost. Unrealized gains and losses were not significant.

    At December 31, 1997, the Company had no restricted cash or investments. At December 31, 1996, cash and short-term investments totaling $4,450,000 were restricted as to their use.

CONCENTRATIONS OF CREDIT RISK:

    The Company's accounts receivable are primarily due from hospitals and independent foreign distributors located mainly in the U.S. and Western Europe. Although the Company does not require collateral from its customers, concentrations of credit risk in the U.S. are somewhat mitigated by a large number of geographically dispersed customers. The Company does not presently anticipate credit risk associated with foreign trade receivables (see Note 6), although collection could be impacted by the underlying economies of the respective countries.

INVENTORIES:

    Inventories are stated at the lower of cost or market, with cost determined on the first-in, first-out method.

PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are generally recorded using the straight-line method over estimated useful asset lives. The Company's new U.S. facility carries asset lives of forty, fifteen and seven years for the building and shell, improvements, and equipment and furniture, respectively. The cost of molds, tooling and dies is capitalized and depreciated generally over periods of three to five years using straight-line or units of production methods. Other equipment and leasehold improvements are generally carry estimated useful lives of five years or less (shorter of asset life or lease term for leasehold improvements). See "REVENUE RECOGNITION" below for the Company's policy with regards to its blood pump equipment placed with customers.

    Maintenance, repairs and minor improvements are charged to expense as incurred while major betterments and renewals are capitalized. When assets are sold or retired, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss is included in operations.

LONG-LIVED ASSETS:

    The recoverability of long-lived assets is assessed annually or whenever adverse events or changes in circumstances or business climate indicate that the expected cash flows previously anticipated warrant reassessment. When such reassessments indicate the potential of impairment, all business factors are considered and, if the carrying values of long-lived assets are not likely to be recovered from future net operating cash flows, they will be written down for financial reporting purposes.

REVENUE RECOGNITION:

    For all products, other than when the equipment portion of the AFFINITY blood pump system is shipped to the customer but title remains with the Company, the Company recognizes sales upon product shipment.

    During 1997, the Company began marketing the AFFINITY blood pump system. This blood pump system has both equipment and disposable products which are manufactured and marketed by the Company. Typically, when the equipment portion of the system is shipped, title to the equipment remains with the Company. Subsequently, the total cost of this equipment is realized through ongoing sales of disposable products to the customer, and accordingly is amortized and recorded as a charge to operations over the life of the equipment, generally using an asset life of three to five years.

RESEARCH AND DEVELOPMENT:

    Research and development costs are expensed as incurred.

INCOME TAXES:

    The Company accounts for income taxes using the liability method. The liability method provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes ("temporary differences") using enacted tax rates in effect in the years in which the differences are expected to reverse. Temporary differences relate primarily to the allowance for doubtful accounts, obsolete inventory allowances, depreciation, and accruals for vacation, product liability and warranty costs.

NET INCOME (LOSS) PER SHARE:

    In February 1997, the Financial Accounting Standards Board issued Statement No. 128, a new standard for computing and presenting earnings per share. As required, the Company adopted this new standard in the fourth quarter of 1997. Net income (loss) per share for all periods presented have been computed by dividing net income (loss) by the weighted average number of common shares outstanding

("basic EPS") and by the weighted average number of common and common equivalent shares outstanding ("diluted EPS"). Common equivalent shares relate to stock options and stock warrants when their effect is not antidilutive.

    For all periods presented, the weighted average common and common equivalent shares outstanding are as follows:

                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                             ----------------------------------
                                                                                1997        1996        1995
                                                                             ----------  ----------  ----------
Weighted average common shares outstanding.................................   7,921,000   7,767,000   7,046,000
Common equivalent shares outstanding:
Option equivalents.........................................................      68,000          --     262,000
Warrant equivalents........................................................       1,000          --      45,000
                                                                             ----------  ----------  ----------
Weighted average common and common equivalent shares outstanding...........   7,990,000   7,767,000   7,353,000
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------

FOREIGN CURRENCY TRANSLATION:

    All assets and liabilities of the Company's international subsidiaries are translated to U.S. dollars at year-end exchange rates, while elements of the statement of operations are translated at average exchange rates in effect during the year. Translation adjustments arising from the use of differing exchange rates are included in cumulative translation adjustments in shareholders' equity.

USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant areas which require the use of management's estimates relate to the determination of the allowances for doubtful accounts receivable and obsolete inventories, the need for a valuation allowance on deferred tax assets and the determination related to the probability of the patent contingency matter.

2. BALANCE SHEET INFORMATION:

    The following provides additional information concerning selected balance sheet accounts as of December 31, 1997 and 1996:

                                                                                           1997           1996
                                                                                       -------------  ------------
Accounts receivable, net:
  Accounts receivable................................................................  $   8,611,000  $  7,418,000
  Allowance for doubtful accounts....................................................       (334,000)     (120,000)
                                                                                       -------------  ------------
                                                                                       $   8,277,000  $  7,298,000
                                                                                       -------------  ------------
                                                                                       -------------  ------------
Inventories:
  Raw materials......................................................................  $   3,758,000  $  3,424,000
  Work-in-progress...................................................................      2,189,000     2,343,000
  Finished goods.....................................................................      4,687,000     3,709,000
                                                                                       -------------  ------------
                                                                                       $  10,634,000  $  9,476,000
                                                                                       -------------  ------------
                                                                                       -------------  ------------
Property, plant and equipment, net:
  Land...............................................................................  $   1,409,000  $         --
  Building...........................................................................      7,413,000       557,000
  Machinery and equipment............................................................      5,181,000     3,324,000
  Office and laboratory equipment....................................................      3,448,000     2,430,000
  Molds, tooling and dies............................................................      3,011,000     2,183,000
  Leasehold improvements.............................................................        829,000       786,000
  Equipment placed with customers....................................................      1,494,000            --
                                                                                       -------------  ------------
                                                                                          22,785,000     9,280,000
Accumulated depreciation and amortization............................................     (6,096,000)   (4,472,000)
                                                                                       -------------  ------------
                                                                                       $  16,689,000  $  4,808,000
                                                                                       -------------  ------------
                                                                                       -------------  ------------
Accrued expenses:
  Payroll............................................................................  $     150,000  $    472,000
  Vacation...........................................................................        319,000       288,000
  Commissions........................................................................        290,000       447,000
  Income taxes.......................................................................        709,000       616,000
  Real estate taxes..................................................................        355,000            --
  Other..............................................................................      1,235,000     1,268,000
                                                                                       -------------  ------------
                                                                                       $   3,058,000  $  3,091,000
                                                                                       -------------  ------------
                                                                                       -------------  ------------

3. SHAREHOLDERS' EQUITY:

SERIAL PREFERRED STOCK:

    The Company's Second Restated Articles of Incorporation, as amended, provide for 2,000,000 shares of preferred stock, par value $.01 per share, issuable in series ("Serial Preferred Stock"). The Board of Directors is empowered to authorize the issuance and establish the terms of any shares of the Serial Preferred Stock without shareholder approval. In 1996, the Board of Directors authorized 200,000 shares for issuance as Series A Junior Preferred Stock under the Shareholder Rights Plan.

STOCK INCENTIVE PLAN:

    The Company's 1991 Stock Incentive Plan ("Plan") provides for granting to eligible employees and certain other individuals nonqualified and incentive options. The Company has reserved 1,050,000 shares of common stock for issuance under the Plan. At December 31, 1997 there were 20,000 options available for grant under the Plan. In December 1997, the Company's Board of Directors authorized, subject to shareholder approval, an additional 450,000 shares of common stock to be reserved for issuance under the Plan. Also, in December 1997, the Company's Board of Directors authorized 50,000 stock option grants under the Plan, subject to shareholder approval. Options granted under the Plan are generally exercisable beginning one year from the date of grant in cumulative yearly amounts of 25% of the shares under option and expire, if not exercised, five to ten years after the date of grant.

    Pursuant to the terms of the Plan, optionees may use cash, tender previously owned shares, or be credited for a portion of the shares exercised to reimburse the Company for the cost of exercising the options and the taxes due on the recognized gain. The shares tendered from the optionee or credited at time of exercise are at the fair market value of the stock on the transaction date. No common shares were credited to optionees to satisfy such obligations in 1997. In 1996, 19,000 common shares valued at $278,000 and, in 1995, 33,000 shares valued at $486,000 were credited the optionees at the exercise date to satisfy such obligations.

    Upon the occurrence of a change of control (as defined), all outstanding options become immediately exercisable in full and all restrictions with respect to outstanding restricted stock awards immediately lapse.

    The Plan also provides for stock bonuses and awards of restricted shares of the Company's common stock to eligible recipients. Restricted shares awarded may not be sold, assigned, or otherwise transferred by the recipient until the shares awarded become free of restrictions on transferability. All shares still subject to restrictions will be forfeited and returned to the Plan if affiliation with the Company terminates. Plan administrators may waive or accelerate the lapsing of restrictions.

    There were no stock bonuses and no restricted shares issued under the Plan for the years ended December 31, 1997, 1996 and 1995.

    A summary of option transactions under the Plan for 1997, 1996 and 1995 follows:

                                                                                   WEIGHTED
                                                                                    AVERAGE           OPTION
                                                                                   EXERCISE         PRICE RANGE
                                                                      SHARES    PRICE PER SHARE      PER SHARE
                                                                    ----------  ---------------  -----------------
Balances, December 31, 1994.......................................     570,000     $    6.65        $1.00-$9.94
  Options granted.................................................      42,000     $   10.63       $8.38-$12.63
  Options exercised...............................................    (104,000)    $    3.20        $1.00-$9.88
  Options cancelled...............................................      (3,000)    $    9.88           $9.88
                                                                    ----------
Balances, December 31, 1995.......................................     505,000     $    7.67       $1.00-$12.63
  Options granted.................................................     309,000     $   12.32       $10.88-$14.75
  Options exercised...............................................     (58,000)    $    3.58       $1.00-$12.00
  Options cancelled...............................................    (113,000)    $   11.99       $9.88-$12.00
                                                                    ----------
Balances, December 31, 1996.......................................     643,000     $    9.51       $2.00-$14.75
  Options granted.................................................     286,000     $    8.28       $7.00-$12.00
  Options exercised...............................................    (168,000)    $    5.81        $2.00-$9.94
  Options cancelled...............................................     (77,000)    $   11.16       $6.38-$14.00
                                                                    ----------
Balances, December 31, 1997.......................................     684,000     $    9.72       $5.13-$14.75
                                                                    ----------
                                                                    ----------

    The following table summarizes information about stock options outstanding and exercisable at December 31, 1997:

                            OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                   -------------------------------------  ------------------------
                                 WEIGHTED-
                                   AVG.       WEIGHTED-                 WEIGHTED-
    RANGE OF                     REMAINING      AVG.                      AVG.
    EXERCISE         NUMBER     CONTRACTUAL   EXERCISE      NUMBER      EXERCISE
     PRICES        OUTSTANDING     LIFE         PRICE     EXERCISABLE     PRICE
-----------------  -----------  -----------  -----------  -----------  -----------
   $5.13-$7.00         29,000    2.0 years    $    6.72       19,000    $    6.57
      $7.13           182,000    9.9 years    $    7.13           --           --
  $7.63-$10.00        222,000    3.1 years    $    9.74      114,000    $    9.70
  $10.13-$14.75       251,000    3.4 years    $   11.94       56,000    $   12.00
                   -----------                            -----------
                      684,000    5.0 years    $    9.72      189,000    $   10.08
                   -----------                            -----------
                   -----------                            -----------

1995 NON-EMPLOYEE DIRECTOR PLAN:

    In 1995, the Company's Board of Directors authorized, and in 1996, the Company's shareholders approved, a reserve of 250,000 shares of the Company's common stock for issuance to Non-Employee Directors of the Company, pursuant to the 1995 Non-Employee Director Plan (the "1995 Director Plan"). Options granted under the 1995 Director Plan vest on a cumulative basis, with one third exercisable as of the date of grant and the remainder becoming exercisable in equal installments on each of the first and second anniversaries of the date of grant. Each option expires and is no longer exercisable on the date ten years from its date of grant. Options to purchase 42,000 shares at $13.38 and 10,500 shares at $12.25 per share were granted during 1995 and 1996, respectively. At December 31, 1997, there were 197,500 options available for grant under the 1995 Director Plan.

    The following table summarizes information about stock options outstanding and exercisable at December 31, 1997:

                            OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                   -------------------------------------  ------------------------
                                 WEIGHTED-
                                   AVG.       WEIGHTED-                 WEIGHTED-
    RANGE OF                     REMAINING      AVG.                      AVG.
    EXERCISE         NUMBER     CONTRACTUAL   EXERCISE      NUMBER      EXERCISE
     PRICES        OUTSTANDING     LIFE         PRICE     EXERCISABLE     PRICE
-----------------  -----------  -----------  -----------  -----------  -----------
  $12.25-$13.38        52,500    7.7 years    $   13.15       49,000    $   13.21

ACCOUNTING FOR STOCK-BASED COMPENSATION:

    The Company adopted Financial Accounting Standards Board Issued Statement No. 123, "Accounting for Stock-Based Compensation", in 1996. The Company has continued to measure compensation cost for its stock-based compensation plans using the intrinsic value-based method of accounting and, therefore, the new standard has had no effect on the Company's operating results.

    Had the Company used the fair value-based method of accounting for its 1991 Stock Incentive Plan and 1995 Non-Employee Director Plan beginning with options granted in 1995 and charged this compensation cost along with the value of the shares granted through the Employee Stock Purchase Plan against income, over the plans' vesting periods, based on the fair value of options at the date of grant, net income (loss) and diluted earnings (loss) per share for 1997, 1996 and 1995 would have been as follows:

                                                                               1997         1996          1995
                                                                           ------------  -----------  ------------
Net income (loss)........................................  As reported     $  1,327,000  $  (567,000) $  3,296,000
                                                           Pro forma       $  1,011,000  $  (845,000) $  3,117,000
Diluted net earnings (loss) per share....................  As reported     $       0.17  $     (0.07) $       0.45
                                                           Pro forma       $       0.13  $     (0.11) $       0.42

    The pro forma information above only includes stock options granted and stock purchased under the Employee Stock Purchase Plan in 1995, 1996 and 1997.

    The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model for the 1991 Stock Incentive Plan and the 1995 Non-Employee Director Plan. The assumptions for 1997, 1996 and 1995 were as follows:

                                             1997                       1996                       1995
                                   -------------------------  -------------------------  -------------------------
                                        1991         1995          1991         1995          1991         1995
                                     INCENTIVE     DIRECTOR     INCENTIVE     DIRECTOR     INCENTIVE     DIRECTOR
                                        PLAN         PLAN          PLAN         PLAN          PLAN         PLAN
                                   --------------  ---------  --------------  ---------  --------------  ---------
Risk-free interest rates.........    5.8%-6.6%       6.2%       5.2%-6.8%       6.2%       6.2%-7.8%       6.6%
Expected life....................   4.3-8 years     8 years     4.3 years      8 years     4.3 years      8 years
Expected volatility..............       50%           50%          50%           50%          50%           50%
Expected dividends...............        0%           0%            0%           0%            0%           0%

WARRANTS:

    In connection with the completion of its initial public offering of common shares in 1992, the Company granted to the representatives of the underwriters warrants for 90,000 shares of common stock at an exercise price of $6.60 per share. During 1997 and 1996, the Company issued 5,000 and 85,000 shares of common stock, respectively, pursuant to the exercise of these warrants. At December 31, 1997, there are no outstanding warrants.

EMPLOYEE STOCK PURCHASE PLAN:

    The AVECOR Cardiovascular Inc. Employee Stock Purchase Plan ("Stock Purchase Plan"), which is available to substantially all employees, enables eligible employees to contribute up to 10% of their wages toward quarterly purchases of the Company's common stock at 85% of market value on the first or last day of each calendar quarter, whichever had the lower stock price. The Company has reserved 100,000 shares of common stock for issuance under the Stock Purchase Plan. Employees purchased 34,000 shares at an average price of $7.72 per share in 1997, 23,000 shares at an average price of $11.00 per share in 1996, and 18,000 shares at an average price of $10.17 per share in 1995. In 1997, the Company's Board of Directors authorized, subject to shareholder approval, an additional 125,000 shares of common stock to be reserved for issuance under the Stock Purchase Plan as, at December 31, 1997, there were no shares of common stock available for purchase under this plan.

SHAREHOLDER RIGHTS PLAN:

    In June 1996, the Company adopted a shareholder rights plan, pursuant to which the Company declared a dividend distribution of one Preferred Share Purchase Right on each share of the Company's Common Stock outstanding on August 2, 1996. Each Right entitles the holder to buy one-thousandth of a share of the Company's Series A Junior Preferred Stock, or a combination of securities and assets of equivalent value, at an exercise price of $80.00, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated June 26, 1996, as amended, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent.

4. LONG-TERM DEBT:

    In January 1997, the Company purchased a new corporate headquarters and manufacturing facility for $9,650,000 and consolidated its former four separate U.S. facilities. In connection with this purchase, the Company entered into a $5,167,000 bank note payable agreement in January 1997 and, in addition, utilizing restricted cash and investments, funded the remaining cost of the new building.

    The bank note payable agreement bears interest at 8.11% and requires monthly principal payments of $21,531, plus interest, through January 2002 with the remaining principal and interest due February 2002. The bank note payable is collateralized by the new corporate headquarters and manufacturing facility and, among other things, requires the Company to meet certain ratios related to leverage, debt service and cash flow. Additionally, the bank note payable agreement prohibits the Company from distributing dividends to its shareholders. The Company believes the fair value of this debt approximates its carrying value at December 31, 1997.

    At December 31, 1997, remaining principal payments on the bank note payable are as follows:

YEAR ENDING DECEMBER 31
------------------------------------------------------------------------------------
1998................................................................................  $    258,000
1999................................................................................       258,000
2000................................................................................       258,000
2001................................................................................       258,000
2002................................................................................     3,920,000
                                                                                      ------------
                                                                                      $  4,952,000
                                                                                      ------------
                                                                                      ------------

5. COMMITMENTS:

LEASES:

    In 1996 and years prior, the Company leased all of its facilities and certain equipment pursuant to operating leases. The leases for the Company's United States operating facilities expired in December 1996, at which time the Company occupied its new corporate headquarters. The Company's facility near Glasgow, Scotland is leased for a period of ten years ending in October 2003. This lease agreement provides for adjustment of minimum rentals based upon market rates in 1998 and requires minimum monthly rental payments plus real estate taxes and applicable common facility operating expenses.

    Rent expense, including allocated real estate taxes and operating expenses, under all rental agreements was $325,000, $725,000 and $596,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

    The following is a schedule of future minimum lease payments pursuant to the terms of the non-cancellable leases for the Glasgow, Scotland facility described above:

YEAR ENDING DECEMBER 31
--------------------------------------------------------------------------------------
1998..................................................................................  $  147,000
1999..................................................................................     147,000
2000..................................................................................     147,000
2001..................................................................................     147,000
2002..................................................................................     147,000
2003 and thereafter...................................................................     112,000
                                                                                        ----------
                                                                                        $  847,000
                                                                                        ----------
                                                                                        ----------

ROYALTY AGREEMENTS:

    SILICONE PRODUCTS--

    In connection with the Company's June 1991 acquisition of the Surgical Division of SCIMED Life Systems, Inc. (the Predecessor Business), the Company entered into a royalty agreement with SCIMED. The agreement required the Company to make payments to SCIMED primarily based on net sales (as defined), through June 1996, of products previously manufactured by the Predecessor Business as of the acquisition date. The Company incurred royalties of $95,000 and $178,000 for the years ended December 31, 1996 and 1995, respectively, under this agreement.

    The agreement also provides for royalty payments should the Company develop and sell new products (new generation products) using certain technology embodied in product models developed by the Predecessor Business. This element of the agreement expires in June 2001. The Company has not paid or incurred any such royalties through December 31, 1997.

    AFFINITY BLOOD PUMP--

    The Company also entered into a royalty agreement in connection with the Company's acquisition of an exclusive license to market the AFFINITY blood pump. This agreement requires the Company to make payments based on net sales of the pump chamber (the disposable portion of the AFFINITY blood pump system) and net profits of the pump console (the equipment portion of the AFFINITY blood pump system) through August 2002. The term of the agreement may be extended by the Company until the expiration of the last-to-expire of the patents covered by this agreement or the useful life of the know-how (as defined) licensed, whichever is longer. Under the terms of the royalty agreement, the Company must pay minimum royalties each year. The Company's royalties incurred of $55,000 for the year ended December 31, 1997 exceeded the minimum royalty related to the first year of the royalty agreement.

    BIO-PASSIVE SURFACE--

    The Company also has use of an exclusive license allowing it to apply a bio-passive surface to its products. The agreement requires the Company to make quarterly payments based on a percentage of net sales of products utilizing the bio-passive surface. The Company can retain exclusivity of the license if it pays minimum annual royalties. The Company incurred royalties of $35,000 for the year ended December 31, 1997 under this agreement.

PRODUCT LIABILITY:

    The Company is self-insured on product liability claims below a certain dollar limitation and maintains product liability insurance above this limitation per claim and in the aggregate.

CONFIDENTIALITY AND NONCOMPETE AGREEMENTS:

    The Company has entered into confidentiality and non-compete agreements with certain employees. If any of these employees are terminated, the Company is conditionally required to pay the employee 75% of his or her base salary, as defined, during the non-compete period (one to two years) if the employee remains unemployed during this period.

6. INDUSTRY SEGMENT INFORMATION:

    Since its inception, the Company has operated in the single industry segment of developing, manufacturing and marketing medical devices.

    The Company distributes its products through its direct sales force and independent sales representatives in the United States, Canada, the United Kingdom and France. Additionally, the Company distributes its products through foreign independent distributors, primarily in Europe and Asia, who then market the products directly to medical institutions. During 1997, the Company terminated agreements with its last remaining domestic distributor and its only Canadian distributor. A direct sales force now serves the markets formerly assigned to these distributors. Management does not believe the Company is primarily dependent upon any one distributor for the ultimate sale of products to medical institutions. Sales to distributors accounting for 10% or more of the Company's net sales were as follows:

                                                                       1997         1996          1995
                                                                       -----        -----     ------------
Distributor #1....................................................          (1)          (1)  $  3,503,000

------------------------

(1) Accounted for less than 10% of the Company's net sales.

    Total export sales from the U.S. to unaffiliated entities (primarily to Europe and payable in U.S. dollars) were $4,952,000, $4,912,000 and $3,480,000, respectively, for the years ended December 31, 1997, 1996 and 1995.

    At December 31, 1997 and 1996, consolidated accounts receivable include $4,366,000 and $3,738,000, respectively, due from customers located outside of the U.S.

                                                                         AVECOR          AVECOR
                                                                     CARDIOVASCULAR  CARDIOVASCULAR
YEAR ENDED DECEMBER 31                                                    INC.            LTD.       CONSOLIDATED
-------------------------------------------------------------------  --------------  --------------  -------------
1997
Sales to unaffiliated customers....................................   $ 32,634,000    $ 14,230,000   $  46,864,000
Operating income...................................................      1,640,000         320,000       1,960,000
Identifiable assets................................................     36,705,000       6,054,000      42,759,000
1996
Sales to unaffiliated customers....................................     31,290,000      13,111,000      44,401,000
Operating income (loss)............................................     (1,738,000)        412,000      (1,326,000)
Identifiable assets................................................     30,699,000       6,462,000      37,161,000
1995
Sales to unaffiliated customers....................................     22,638,000      10,702,000      33,340,000
Operating income...................................................      2,806,000         684,000       3,490,000
Identifiable assets................................................     27,902,000       5,617,000      33,519,000

    During the years ended December 31, 1997, 1996, and 1995, AVECOR Cardiovascular Ltd. made capital expenditures of approximately $393,000, $146,000 and $57,000, respectively.

    In June 1997, the Financial Accounting Standards Board issued Statement 131, "Disclosures About Segments of an Enterprise and Related Information," a new standard of reporting information about operating or business segments in financial statements. The new standard will be effective for the Company's annual financial statements in 1998. Although the Company has not evaluated what impact, if any, this new standard will have on the Company's current reporting of operating and business segments, the Company believes it will continue reporting as one operating and business segment.

7. RETIREMENT SAVINGS PLAN:

    The AVECOR Cardiovascular Inc. Retirement Savings Plan (the "Savings Plan") is a profit sharing plan which provides for voluntary pre-tax employee contributions and discretionary employer matching and profit sharing contributions and is intended to satisfy the requirements of Section 401(k) of the Internal Revenue Code. Generally, all employees of the Company who are over 21 years of age and who have completed one year of service with the Company are eligible to participate in the Savings Plan. The

Company did not make any contributions to the Savings Plan in 1997, and made contributions of $23,000 and $10,000 to the Savings Plan related to 1996 and 1995, respectively.

8. INCOME TAXES:

    The components of the Company's income tax provision (benefit) are as follows:

                                                                 YEAR ENDED DECEMBER 31
                                                           ----------------------------------
                                                              1997        1996        1995
                                                           ----------  ----------  ----------
Current
  U.S. federal...........................................  $  585,000  $  484,000  $  875,000
  U.S. state.............................................      15,000      57,000       5,000
  International..........................................     223,000     292,000     270,000
Deferred.................................................     (78,000)   (867,000)   (370,000)
                                                           ----------  ----------  ----------
                                                           $  745,000  $  (34,000) $  780,000
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    The variance of the 1997 and 1996 effective tax rate from the U.S. statutory tax rate was primarily due to losses incurred by the Company's French subsidiary for which no tax benefit has been recorded because of the uncertainty of their realization, offset by the generation of research and experimentation credits. The variance of the 1995 effective tax rate from the U.S. statutory tax rate was primarily due to utilization of $1,730,000 of net operating loss carryforwards ("NOLs") and $26,000 of state research and experimentation credits.

    Components of the Company's deferred tax assets and liabilities are as follows:

                                                                           DECEMBER 31
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
Deferred tax assets:
  Patent settlement...............................................  $         --  $    418,000
  Research and experimentation credits............................       881,000       560,000
  French subsidiary NOL carryforwards.............................       226,000       119,000
  AMT carryforwards...............................................       195,000            --
  Other, primarily certain accrued expenses.......................       239,000       296,000
  Valuation allowance.............................................      (226,000)     (119,000)
                                                                    ------------  ------------
                                                                       1,315,000     1,274,000
Deferred tax liabilities:
  Depreciation....................................................            --       (37,000)
                                                                    ------------  ------------
Net deferred tax assets...........................................  $  1,315,000  $  1,237,000
                                                                    ------------  ------------
                                                                    ------------  ------------

    The Company has established a valuation allowance to offset its deferred tax asset related to its French subsidiary's NOL carryforwards due to the uncertainty of their realization. The NOL carryforwards expire from 2000 to 2002. The Company expects its future taxable income will be sufficient to realize its other deferred tax assets; therefore, there is no valuation allowance offsetting them.

    Available research and experimentation credits at December 31, 1997, represent federal and state amounts of approximately $632,000 and $249,000, respectively, with expiration dates ranging from 2007 to 2012. The Company's AMT credit carryforwards do not expire.

    Domestic and international components of income (loss) before income taxes are as follows:

                                                              YEAR ENDED DECEMBER 31
                                                     -----------------------------------------
                                                         1997          1996           1995
                                                     ------------  -------------  ------------
AVECOR Cardiovascular Inc..........................  $  1,663,000  $  (1,088,000) $  3,351,000
AVECOR Cardiovascular Ltd..........................       409,000        487,000       725,000
                                                     ------------  -------------  ------------
                                                     $  2,072,000  $    (601,000) $  4,076,000
                                                     ------------  -------------  ------------
                                                     ------------  -------------  ------------

    Undistributed earnings of the Company's foreign subsidiary are indefinitely reinvested in foreign operations. Accordingly, no provision has been made for income taxes that might be payable upon remittance.

9. PATENT MATTERS:

    In March 1997, the Company filed suit in U.S. District Court for the District of Minnesota, seeking to invalidate a newly issued U.S. patent held by a competing manufacturer of blood oxygenators and other medical devices, and requesting a determination that the Company's AFFINITY oxygenator does not infringe the competitor's patent. The Company filed suit in response to a December 1996 letter from the competitor, alleging that the AFFINITY oxygenator infringes certain claims under the competitor's patent, and requesting discussion regarding a possible license agreement. The Company reviewed the subject patent and concluded, based on an opinion from its patent counsel, that none of the claims in the patent are infringed by the AFFINITY oxygenator, and that the patent is, in any event, invalid. On October 6, 1997, the Magistrate Judge of the United States District Court vacated a previous order and granted a stay in the proceedings, including the suspension of discovery, pending the outcome of the competitor's request for re-issuance of the aforementioned patent. The expense and effort potentially required to bring this action, as well as the outcome of any counterclaim successfully brought against the Company by the competitor, could have a material adverse effect on the Company's business, financial condition and results of operations.

    In 1996, the Company reached an agreement with COBE Laboratories Inc. (COBE) to settle COBE's patent suit against the Company. The terms of the settlement with COBE provided for the Company to make net payments totaling $2,200,000. Two net payments of $1,100,000 were made in August 1996 and August 1997, respectively. The net settlement costs of $2,200,000 and the associated legal costs were recognized as a charge to operations in 1996.

10. QUARTERLY DATA (UNAUDITED):

    The following table sets forth certain unaudited operating data for the four quarters in 1997 and 1996. In the opinion of management, the data include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the information set forth therein.

                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                         QUARTER    QUARTER    QUARTER    QUARTER
                                                                        ---------  ---------  ---------  ---------
                                                                                       (UNAUDITED)
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
1997
Net sales.............................................................  $  12,043  $  11,961  $  11,273  $  11,587
Gross profit..........................................................      4,983      5,061      4,785      4,461
Net income............................................................        387        403        365        172
Diluted income per share..............................................  $     .05  $     .05  $     .05  $     .02

1996
Net sales.............................................................  $  10,293  $  11,145  $  11,315  $  11,648
Gross profit..........................................................      4,342      4,702      4,534      4,837
Net income (loss).....................................................        211     (1,876)       628        470
Diluted income (loss) per share.......................................  $     .03  $    (.24) $     .08  $     .06

    The summation of quarterly diluted earnings (loss) per share may not equate to the calculation for the year as quarterly calculations are prepared on a discrete basis. All earnings per share calculations are presented per the definition of "diluted earnings per share" from FASB Statement No. 128.

11. NEW ACCOUNTING STANDARD:

    In June 1997, the Financial Accounting Standards Board issued Statement 130, "Reporting Comprehensive Income," a new standard requiring the reporting and display of "comprehensive income" (defined as the change in equity of a business enterprise during a period from sources other than those resulting from investments by owners and distributors to owners) and its components in a full set of general purpose financial statements. The new standard will be effective for the Company's annual financial statements in 1998. The Company's cumulative translation adjustment is considered a component of "comprehensive income," however the Company has not evaluated what other components of its changes in equity would be components of "comprehensive income."

                           AVECOR CARDIOVASCULAR INC.

                           CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                         JUNE 30,
                                                                                                           1998
                                                                                                         ---------
                                                      ASSETS

Current assets:
  Cash and cash equivalents............................................................................  $   3,837
  Short-term investments...............................................................................      1,966
  Accounts receivable, net.............................................................................      9,443
  Inventories..........................................................................................     10,837
  Deferred taxes.......................................................................................      1,315
  Other current assets.................................................................................        412
                                                                                                         ---------
    Total current assets...............................................................................     27,810

Property, plant and equipment, net.....................................................................     17,658
Other assets...........................................................................................        581
                                                                                                         ---------
    Total assets.......................................................................................  $  46,049
                                                                                                         ---------
                                                                                                         ---------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable.....................................................................................  $   3,845
  Accrued expenses.....................................................................................      3,733
  Current portion of long-term debt....................................................................        258
                                                                                                         ---------
    Total current liabilities..........................................................................      7,836
Deferred grant.........................................................................................        136
Long-term debt.........................................................................................      4,632

Shareholders' equity:
  Serial preferred stock, par value $.01 per share; authorized 2,000,000 shares; none issued...........
  Common stock, par value $.01 per share; authorized 20,000,000 shares; issued and outstanding shares
    8,042,000 and 8,021,000 shares at June 30, 1998 and December 31, 1997, respectively................         80
  Additional paid-in capital...........................................................................     30,622
  Retained earnings....................................................................................      2,566
  Cumulative translation adjustments...................................................................        177
                                                                                                         ---------
    Total shareholders' equity.........................................................................     33,445
                                                                                                         ---------
    Total liabilities and shareholders' equity.........................................................  $  46,049
                                                                                                         ---------
                                                                                                         ---------

   The accompanying notes are an integral part of the consolidated financial statements.

                           AVECOR CARDIOVASCULAR INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                       JUNE 30,                JUNE 30,
                                                                ----------------------  ----------------------
                                                                   1998        1997        1998        1997
                                                                ----------  ----------  ----------  ----------
Net sales.....................................................  $   13,565  $   11,961  $   26,021  $   24,004
Cost of sales.................................................       7,963       6,900      15,437      13,960
                                                                ----------  ----------  ----------  ----------
    Gross profit..............................................       5,602       5,061      10,584      10,044
Operating expenses:
  Selling, general and administrative.........................       4,075       3,482       7,883       6,832
  Research and development....................................     895,000         974       1,726       2,076
                                                                ----------  ----------  ----------  ----------
    Operating income..........................................         632         605         975       1,136
  Interest income.............................................          78         129         164         273
  Interest expense............................................         (99)       (105)       (199)       (176)
                                                                ----------  ----------  ----------  ----------
Income before income taxes....................................         611         629         940       1,233
Income tax provision..........................................         201         226         310         443
                                                                ----------  ----------  ----------  ----------
    Net income................................................  $      410  $      403  $      630  $      790
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------
Earnings per share:
  Basic.......................................................  $     0.05  $     0.05  $     0.08  $     0.10
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------
  Diluted.....................................................  $     0.05  $     0.05  $     0.08  $     0.10
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------
Weighted average common shares outstanding....................   8,032,000   7,914,000   8,027,000   7,880,000
  Common equivalents:
    Options...................................................       2,000      63,000       2,000      97,000
    Warrants..................................................          --       2,000          --       2,000
                                                                ----------  ----------  ----------  ----------
Weighted average common and common equivalents................   8,034,000   7,979,000   8,029,000   7,979,000
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------

   The accompanying notes are an integral part of the consolidated financial statements

                           AVECOR CARDIOVASCULAR INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                               FOR THE SIX MONTHS
                                                                                                 ENDED JUNE 30,
                                                                                              ---------------------
                                                                                                1998        1997
                                                                                              ---------  ----------
Cash flows from operating activities:
  Net income................................................................................  $     630  $      790
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization...........................................................      1,191         737
    Accretion of discount on investments....................................................        (83)       (170)
    Changes in operating assets and liabilities:
      Accounts receivable...................................................................     (1,118)     (1,524)
      Inventories...........................................................................       (197)       (782)
      Other current assets..................................................................        (80)        277
      Accounts payable......................................................................      1,845         758
      Accrued expenses......................................................................        660         393
                                                                                              ---------  ----------
        Net cash provided by operating activities...........................................      2,848         479
                                                                                              ---------  ----------
Cash flows from investing activities:
  Purchase of property, plant and equipment.................................................     (2,090)     (9,911)
  Purchase of investments...................................................................         --      (8,768)
  Proceeds upon sale or maturity of short-term investments..................................      1,844       5,140
  Cash and investments restricted as to use.................................................         --       3,450
  Increase in other assets..................................................................        (11)       (154)
                                                                                              ---------  ----------
    Net cash used in investing activities...................................................       (257)    (10,243)
                                                                                              ---------  ----------
Cash flows from financing activities:
  Net proceeds from sales of common stock...................................................        140         130
  Net proceeds from options exercised.......................................................         --         582
  Borrowings on long-term debt..............................................................         --       5,167
  Principal payments on long-term debt......................................................       (129)        (86)
                                                                                              ---------  ----------
    Net cash provided by financing activities...............................................         11       5,793
                                                                                              ---------  ----------
Effect of exchange rates on cash............................................................         20         (35)
                                                                                              ---------  ----------
Net increase (decrease) in cash and cash equivalents........................................      2,622      (4,006)
Cash and cash equivalents at beginning of period............................................      1,215       6,114
                                                                                              ---------  ----------
Cash and cash equivalents at end of period..................................................  $   3,837       2,108
                                                                                              ---------  ----------
                                                                                              ---------  ----------
Significant non-cash investing and financing transactions:
Acquisition of equipment through capital leases.............................................  $      67          --
                                                                                              ---------  ----------
                                                                                              ---------  ----------
Use of restricted funds for purchase of the U.S. facility...................................         --  $    1,000
                                                                                              ---------  ----------
                                                                                              ---------  ----------

   The accompanying notes are an integral part of the consolidated financial statements.

                           AVECOR CARDIOVASCULAR INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The consolidated financial statements included in this Proxy Statement/Prospectus have been prepared by AVECOR Cardiovascular Inc. (the Company), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed, or omitted, pursuant to these rules and regulations. The year-end balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. These unaudited consolidated interim financial statements should be read in conjunction with the audited financial statements and related notes included elsewhere in this Proxy Statement/Prospectus.

    The consolidated interim financial statements presented herein as of June 30, 1998 and for the three and six month periods ended June 30, 1998 and 1997 reflect, in the opinion of management, all adjustments (which include only normal, recurring adjustments) necessary for a fair presentation of financial position and the results of operations and cash flows for the periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year.

ORGANIZATION

    The Company was incorporated on December 13, 1990. The Company designs, develops, manufactures and markets specialty medical devices for heart/lung bypass surgery and long-term respiratory support.

    The consolidated financial statements include the accounts of AVECOR Cardiovascular Inc. and its wholly-owned subsidiaries, AVECOR Cardiovascular Ltd. and AVECOR Foreign Sales Corporation after elimination of all significant intercompany transactions and accounts.

3. INVENTORIES

    Inventories consist of the following:

                                                                                   JUNE 30,
                                                                                     1998
                                                                                 -------------
Raw materials..................................................................  $   3,735,000
Work-in-process................................................................      2,121,000
Finished goods.................................................................      4,981,000
                                                                                 -------------
                                                                                 $  10,837,000
                                                                                 -------------
                                                                                 -------------

4. INDUSTRY SEGMENT INFORMATION

    The Company distributes its products through its direct sales force and independent sales representatives in the United States, Canada, the United Kingdom and France. Additionally, the Company distributes its products through foreign independent distributors who then market the products directly to medical institutions. No one independent distributor or other customer accounted for 10% or more of the Company's net sales for the six months ended June 30, 1998 or 1997.

                           AVECOR CARDIOVASCULAR INC.

                                  (UNAUDITED)

4. INDUSTRY SEGMENT INFORMATION (CONTINUED)
    Total export sales from the U.S. to unaffiliated entities (primarily to Europe and payable in U.S. dollars) were $1,960,000 and $3,338,000 for the three and six month periods ended June 30, 1998, respectively, compared to $1,248,000 and $2,563,000 for the three and six month periods ended June 30, 1997, respectively. Sales to customers located outside of the United States were approximately 41% and 40% of net sales for the three and six month periods ended June 30, 1998, respectively, compared to 41% for the three and six month periods ended June 30, 1997.

    At June 30, 1998, consolidated accounts receivable included $4,943,000 due from customers located outside of the U.S.

    In June 1997, the Financial Accounting Standards Board issued Statement 131, "Disclosures About Segments of an Enterprise and Related Information," a new standard of reporting information about operating or business segments in financial statements. The new standard will be effective for the Company's annual financial statements in 1998. Although the Company has not specifically evaluated what impact, if any, this new standard will have on the Company's current reporting of operating and business segments, the Company believes it will continue reporting as one operating and business segment.

5. COMPREHENSIVE INCOME

    In the first quarter of 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The standard requires the display and reporting of comprehensive income, which includes all changes in shareholders' equity with the exception of additional investments by shareholders or distributions to shareholders. Comprehensive income for the Company includes net income and foreign currency translation which is charged or credited to the cumulative translation account within shareholders' equity. Comprehensive income for the three and six months ended June 30, 1998 and 1997 and the year ended December 31, 1997, was as follows:

                                                                     THREE MONTHS ENDED      SIX MONTHS ENDED,
                                                                          JUNE 30,                JUNE 30,
                                                                   ----------------------  ----------------------
                                                                      1998        1997        1998        1997
                                                                   ----------  ----------  ----------  ----------
Net income.......................................................  $  410,000  $  403,000  $  630,000  $  790,000
Changes in cumulative translation................................      (9,000)     74,000      58,000     (90,000)
                                                                   ----------  ----------  ----------  ----------
Comprehensive income.............................................  $  401,000  $  477,000  $  688,000  $  700,000
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

6. PATENT MATTERS

    In March 1997, the Company filed suit in U.S. District Court for the District of Minnesota, seeking to invalidate a newly issued U.S. patent held by a competing manufacturer of blood oxygenators and other medical devices, and requesting a determination that the Company's AFFINITY oxygenator does not infringe the competitor's patent. The Company filed suit in response to a December 1996 letter from the competitor, alleging that the AFFINITY oxygenator infringes certain claims under the competitor's patent, and requesting discussion regarding a possible license agreement. The Company reviewed the subject patent and concluded, based on an opinion from its patent counsel, that none of the claims in the patent are infringed by the AFFINITY oxygenator, and that the patent is, in any event, invalid. On October 6, 1997, the Magistrate Judge of the U.S. District Court vacated a previous order and granted a stay in the proceedings,

                           AVECOR CARDIOVASCULAR INC.

                                  (UNAUDITED)

6. PATENT MATTERS (CONTINUED)
including the suspension of discovery, pending the outcome of the competitor's request for re-issuance of the aforementioned patent. The expense and effort potentially required to bring this action, as well as the outcome of any counterclaim successfully brought against the Company by the competitor, could have a material adverse effect on the Company's business, financial condition and results of operations.

7. ACQUISITION OF THE COMPANY

    On July 12, 1998, Medtronic, Inc. ("Medtronic") and the Company entered into an agreement under which Medtronic will acquire the Company in a transaction valued at approximately $91 million. The transaction calls for the Company's shareholders to receive $11.125 in Medtronic stock for each share of the Company's stock they hold at the transaction close date. In addition to shareholder approval, the transaction is subject to customary conditions including Hart-Scott-Rodino clearance. The companies expect completion of the transaction in late 1998.

                                   APPENDIX A



                                 PLAN OF MERGER
                                       OF
                                AC MERGER CORP.
                                      INTO
                           AVECOR CARDIOVASCULAR INC.


                                   ARTICLE 1
                       NAMES OF CONSTITUENT CORPORATIONS


    1.1 CONSTITUENT CORPORATIONS. The names of the Constituent Corporations are AC Merger Corp., a Minnesota corporation ("Merger Subsidiary"), and AVECOR Cardiovascular Inc., a Minnesota corporation (the "Company"). The Constituent Corporations shall be combined by the merger of Merger Subsidiary into the Company as the Surviving Corporation (the "Merger"), pursuant to the applicable provisions of the Minnesota Business Corporation Act ("MBCA").


    1.2 CERTAIN DEFINITIONS. As used in this Plan of Merger, the following capitalized terms shall have the following meanings:

        (a) "Company Common Stock" means common stock of the Company, par value $.01 per share.

        (b) "Company Options" means all options to purchase shares of Company Common Stock that are outstanding at the Effective Time.

        (c) "Conversion Fraction" means as defined in Section 2.2(a) hereof.

        (d) "Merger Agreement" means that certain Agreement and Plan of Merger dated July 12, 1998, by and among Medtronic, Inc., a Minnesota corporation and sole shareholder of Merger Subsidiary ("Parent"), Merger Subsidiary, and the Company, a copy of which shall be maintained at the Surviving Corporation's principal executive office and made available to any shareholder of either Constituent Corporation upon request.

        (e) "Merger Subsidiary Common Stock" means common stock of Merger Subsidiary, par value $.01 per share.

        (f) "Parent Average Stock Price" shall mean the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the daily closing sale prices of a share of Parent Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape, as reported in The Wall Street Journal, for the 18 consecutive NYSE trading days ending on and including the second NYSE trading day immediately preceding the Effective Time.

        (g) "Parent Common Stock" means common stock of Parent, par value $.10 per share.

        (h) "Surviving Corporation" means the Company as the surviving corporation of the merger of Merger Subsidiary with and into the Company.

        (i) "Surviving Corporation Common Stock" means common stock of the Surviving Corporation, par value $.01 per share.

                                   ARTICLE 2
                              TERMS AND CONDITIONS

    2.1 MERGER; EFFECTIVE TIME. The Merger shall be effective upon the filing with the Minnesota Secretary of State of Articles of Merger including this Plan of Merger and such other documents as are required by the MBCA to be filed with the Secretary of State of Minnesota (the time of such filing being the "Effective Time"). At the Effective Time, the separate existence of Merger Subsidiary shall cease and the Company shall alone continue in existence as the Surviving Corporation. All transactions on and after the Effective Time shall be deemed transactions of and for the account of the Company as the Surviving Corporation.

    2.2 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any share of capital stock of the Company or Merger Subsidiary:

        (a) Each share of Company Common Stock issued and outstanding immediately prior thereto (except for Dissenting Shares, as defined in Section 2.3 hereof, and except for shares referred to in Section 2.2(b) hereof) shall be converted into the right to receive the fraction of a share (subject to adjustment as provided below, the "Conversion Fraction") of Parent Common Stock equal to $11.125 divided by the Parent Average Stock Price.

        Notwithstanding the foregoing, if the sum of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the number of shares subject to then outstanding options, warrants, or other rights to acquire shares of Company Common Stock (collectively, "Company Stock Acquisition Rights") is greater than 8,879,725 shares plus that number of shares issuable pursuant to the current offering period in process as of the date of the Merger Agreement under the Company's Employee Stock Purchase Plan or if the aggregate exercise price of all such Company Stock Acquisition Rights then outstanding is less than the aggregate exercise price reflected in Section 3.4 of the Merger Agreement, then the $11.125 amount per share of Company Common Stock, as described above, shall be reduced to an amount, if lower, equal to (i) $11.125 times [8,879,725 shares plus that number of shares issuable pursuant to the current offering period in process as of the date of the Merger Agreement under the Company's Employee Stock Purchase Plan] minus the aggregate exercise price reflected in Section 3.4 of the Merger Agreement plus the aggregate amount received by the Company as a result of any issuance of Company Common Stock after the date of this Agreement and prior to the Effective Time plus the aggregate exercise price of all Company Stock Acquisition Rights outstanding immediately prior to the Effective Time divided by (ii) the sum of (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus (B) the number of shares subject to Company Stock Acquisition Rights then outstanding.

        An appropriate adjustment shall similarly be made in the event that, prior to the Effective Time, the outstanding shares of Company Common Stock, without new consideration, are changed into or exchanged for a different kind of shares or securities through a reorganization, reclassification, stock dividend, stock combination, or other like change in the Company's capitalization. Notwithstanding the foregoing, nothing in this section shall be deemed to constitute authorization or permission for or consent from Parent or Merger Subsidiary to any increase in the number of shares of Company Common Stock outstanding or subject to outstanding Company Stock Acquisition Rights, to any decrease in the exercise price of such Rights, or to any reorganization, reclassification, stock dividend, stock combination, or other like change in capitalization.

        (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is then owned beneficially or of record by Parent, Merger Subsidiary, or any direct or indirect subsidiary of Parent or the Company shall be cancelled without payment of any consideration therefor and without any conversion thereof.

        (c) Each share of any other class of capital stock of the Company (other than Company Common Stock) shall be cancelled without payment of any consideration therefor and without any conversion thereof.

        (d) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Surviving Corporation Common Stock.

    2.3 DISSENTING SHARES. Notwithstanding any provision of the Merger Agreement to the contrary, each outstanding share of Company Common Stock, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Parent Common Stock into which shares of Company Common Stock are converted pursuant to
Section 2.2 hereof, but the holder thereof shall be entitled only to such rights as are granted by the MBCA. Parent shall cause the Company to make all payments to holders of shares of Company Common Stock with respect to such demands in accordance with the MBCA. The Company shall give Parent (i) prompt written notice of any notice of intent to demand fair value for any shares of Company Common Stock, withdrawals of such notices, and any other instruments served pursuant to the MBCA or any other provisions of Minnesota law and received by the Company, and (ii) the opportunity to conduct jointly all negotiations and proceedings with respect to demands for fair value for shares of Company Common Stock under the MBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for shares of Company Common Stock or offer to settle or settle any such demands.

    2.4  EXCHANGE OF COMPANY COMMON STOCK.

        (a) Promptly after the Effective Time, Parent shall cause Parent's stock transfer agent or such other person as Parent may appoint to act as exchange agent (the "Exchange Agent") to mail to each holder of record (other than Parent, Merger Subsidiary, or any other subsidiary of Parent or the Company) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Company Certificates") a form letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Company Certificate(s) shall pass, only upon delivery of the Company Certificate(s) to the Exchange Agent) and instructions for such holder's use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock.

        (b) As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of shares of Company Common Stock, upon surrender to the Exchange Agent of one or more Company Certificates for cancellation, together with a duly-executed letter of transmittal, (i) one or more Parent certificates representing the number of whole shares of Parent Common Stock into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 2.2(a), and
    (ii) a bank check in the amount of cash into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 2.4(f) (relating to fractional shares), and the Company Certificate(s) so surrendered shall be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition to the issuance of shares of Parent Common Stock that the Company Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (i) pay to the Exchange Agent any transfer or other taxes required, or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (c) Holders of Company Common Stock will be entitled to any dividends or other distributions pertaining to the Parent Common Stock received in exchange therefor that become payable to persons who are holders of record of Parent Common Stock as of a record date on the same date as or after the Effective Time, but only after they have surrendered their Company Certificates for exchange. Subject to the effect, if any, of applicable law, the Exchange Agent shall receive, hold, and remit any such dividends or other distributions to each such record holder entitled thereto, without interest, at the time that such Company Certificates are surrendered to the Exchange Agent for exchange.

    Holders of Company Common Stock will not be entitled, however, to dividends or other distributions that become payable before or after the Effective Time to persons who were holders of record of Parent Common Stock as of a record date that is prior to the Effective Time.

        (d) All shares of Parent Common Stock issued upon the surrender for exchange of Company Common Stock in accordance with the terms hereof (including any cash paid for fractional shares pursuant to Section 2.4(f) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

        (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 2. As of the Effective Time, the holders of Company Certificates representing shares of Company Common Stock shall cease to have any rights as shareholders of the Company, except such rights, if any, as they may have pursuant to the MBCA. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate shall, after the Effective Time, represent for all purposes only the right to receive the number of whole shares of Parent Common Stock into which the shares of Company Common Stock shall have been converted pursuant to the Merger as provided in Section 2.2(a) hereof and the right to receive the cash value of any fraction of a share of Parent Common Stock as provided in Section 2.4(f) hereof.

        (f) No fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued upon the surrender for exchange of Company Certificates, no dividend or other distribution of Parent shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent. All fractional shares of Parent Common Stock to which a holder of Company Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple Company Certificates of such holder are submitted together to the Exchange Agent. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of shares of Company Common Stock who otherwise would be entitled to receive such fractional share of Parent Common Stock an amount of cash (without interest) determined by multiplying
    (i) the Parent Average Stock Price by (ii) the fractional share of Parent Common Stock to which such holder would otherwise be entitled. Parent will make available to the Exchange Agent any cash necessary for this purpose.

        (g) In the event any Company Certificates shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to this
    Article 2; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Company Certificate to deliver a bond in such sum as Parent may direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to such Company Certificate alleged to have been lost, stolen, or destroyed.

        (h) Each person entitled to receive shares of Parent Common Stock pursuant to this Article 2 shall receive together with such shares the number of Parent preferred share purchase rights (pursuant to the Rights Agreement dated as of June 27, 1991, between Parent and Norwest Bank Minnesota, N.A., the "Parent Rights Plan") per share of Parent Common Stock equal to the number of Parent preferred share purchase rights associated with one share of Parent Common Stock at the Effective Time.

    2.5 EXCHANGE OF MERGER SUBSIDIARY COMMON STOCK. From and after the Effective Time, each outstanding certificate previously representing shares of Merger Subsidiary Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Merger Subsidiary Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate or certificates representing such shares of Surviving Corporation Common Stock in exchange for the certificate or certificates that formerly represented shares of Merger Subsidiary Common Stock, which shall be cancelled.

    2.6  STOCK OPTIONS.

        (a) Except as provided below with respect to the Company's Employee Stock Purchase Plan, each option to purchase shares of Company Common Stock that is outstanding at the Effective Time (a "Company Option") shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent (and a registration statement on Form S-8 therefor shall be filed promptly after the Effective Time) in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such Company Option, would be such a corporation were Section 424 of the Code applicable to such Company Option. From and after the Effective Time, all references to the Company in the Company Options shall be deemed to refer to Parent (other than for purposes of determining whether there has been a change in control of the Company). The Company Options assumed by Parent shall be exercisable upon the same terms and conditions as under the Company Options (including provisions thereof, if any, relating to the acceleration of vesting upon a change in control of the Company) except that (i) such Company Options shall entitle the holder to purchase from Parent the number of shares of Parent Common Stock (rounded to the nearest whole number of such shares) that equals the product of the Conversion Fraction multiplied by the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time, and (ii) the option exercise price per share of Parent Common Stock shall be an amount (rounded to the nearest full cent) equal to the option exercise price per share of Company Common Stock in effect immediately prior to the Effective Time divided by the Conversion Fraction; provided, however, that in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock option"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code. As promptly as practicable after the Effective Time, Parent shall issue to each holder of a Company Option a written instrument informing such holder of the assumption by Parent of such Company Option.

        (b) The current offering period in process as of the date of the Merger Agreement under the Company's Employee Stock Purchase Plan shall continue and shares shall be issued to participants thereunder as provided under, and subject to the terms and conditions of, such Plan; provided, however, that if the Effective Time occurs prior to the originally scheduled expiration of such current offering period on September 30, 1998, then immediately prior to the Effective Time, the current offering period under the Company's Employee Stock Purchase Plan shall be ended, and each participant shall be deemed to have purchased immediately prior to the Effective Time, to the extent of payroll deductions accumulated by such participant as of such offering period end, the number of whole shares of Company Common Stock at a per share price determined pursuant to the provisions of the Company's Employee Stock Purchase Plan, and each participant shall receive a cash payment equal to the balance, if any, of such accumulated payroll deductions remaining after such purchase of such shares. As of the Effective Time, all such shares shall be converted in the manner provided in Section 2.2. No offering periods under the Company's Employee Stock Purchase Plan that are subsequent to the current offering period in process as of the date of the Merger Agreement shall be commenced, and, the Company's Employee Stock Purchase Plan and all purchase rights thereunder shall terminate effective as of the Effective Time.

    2.7 CAPITALIZATION CHANGES. If, between the date of the Merger Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or stock dividend, the Conversion Fraction and all per-share price amounts and calculations set forth in the Merger Agreement shall be appropriately adjusted.

                                   ARTICLE 3
                   ORGANIZATION OF THE SURVIVING CORPORATION

    3.1 ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. The Articles of Incorporation of the Company, as the Surviving Corporation, shall, as of the Effective Time, be amended so as to be restated in their entity to read as set forth on Schedule A-1 attached to this Plan of Merger.

    3.2 BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

    3.3 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors shall be duly elected and qualified.

                                   ARTICLE 4
                               GENERAL PROVISIONS

    4.1 CERTAIN EFFECTS OF THE MERGER. As of the Effective Time, the Company, as the Surviving Corporation, shall succeed to and possess all the rights, privileges, powers, immunities, franchises, concessions, certificates and authority, of a public as well as a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and every interest therein, and all other choses in action of or belonging to either of the Constituent Corporations on whatever account shall be vested in the Company as the Surviving Corporation, without any further act or deed; and all property, assets, rights, privileges, powers, immunities, franchises, concessions, certificates and authority shall be thereafter as effectively the property of the Company, as the Surviving Corporation, as they were or would be of the Constituent Corporations or either of them; and title to any real estate or any interest therein vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger.

    4.2 RIGHTS AND DUTIES OF SURVIVING CORPORATION. The Company, as the Surviving Corporation, shall be responsible and liable for all the debts, liabilities, duties and obligations of each of the Constituent Corporations, and as of the Effective Time all such debts, liabilities, duties and obligations shall attach to the Company, as the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities, duties and obligations had been originally incurred or contracted by it; and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the merger had not taken place; or the Company, as the Surviving Corporation, may be substituted in its place; and neither the rights of creditors nor any liens upon property of either of the Constituent Corporations shall be impaired by the merger.

    4.3 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any instruments of further assurance are desirable in order to evidence the vesting in it of the title of either of the Constituent Corporations to any of the property rights of the Constituent Corporations, the appropriate officers or directors of Merger Subsidiary and the Company are hereby authorized to execute, acknowledge, and deliver all such instruments of further assurance and to do all acts or things, either in the name of Merger Subsidiary or the Company, as may be requisite or desirable to carry out the provisions hereof.

                                                                    SCHEDULE A-1



                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                           AVECOR CARDIOVASCULAR INC.



                                ARTICLE 1--NAME



   1.1) The name of the corporation shall be Medtronic AVECOR Cardiovascular, Inc.



                     ARTICLE 2--REGISTERED OFFICE AND AGENT



   2.1) The registered office of the corporation in the State of Minnesota is 405 Second Avenue South, Minneapolis, Minnesota 55401. The name of its registered agent at such address is CT Corporation System, Inc.



                                ARTICLE 3--STOCK



    3.1) AUTHORIZED SHARES. The aggregate number of shares the corporation has authority to issue shall be 2,500 shares of Common Stock, $.10 par value. Holders of Common Stock shall be entitled to one vote for each share of Common Stock held of record.



    3.2) ISSUANCE OF SHARES TO HOLDERS OF ANOTHER CLASS OR SERIES. The Board of Directors is authorized to issue shares of the corporation of one class or series to holders of that class or series or to holders of another class or series to effectuate share dividends or splits.



                       ARTICLE 4--RIGHTS OF SHAREHOLDERS



    4.1) NO PREEMPTIVE RIGHTS. No holder of any class of stock of the corporation shall be entitled to subscribe for or purchase such holder's proportionate share of stock of any class of the corporation now or hereafter authorized or issued.



    4.2) NO CUMULATIVE VOTING RIGHTS. No shareholder shall be entitled to cumulate votes for the election of directors and there shall be no cumulative voting for any purpose whatsoever.



    4.3) VOTING AGREEMENTS. A written agreement among shareholders or subscribers for shares to be issued, relating to the voting of their shares, is valid and specifically enforceable by and against the parties to the agreement under Section 302A.455 of the Minnesota Statutes.



                     ARTICLE 5--WRITTEN ACTION BY DIRECTORS



   5.1) Any action required or permitted to be taken at a Board meeting may be taken by written action signed by all of the directors or, in cases where the action need not be approved by the shareholders, by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present.



                  ARTICLE 6--LIMITATION OF DIRECTOR LIABILITY



   6.1) A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its shareholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, as amended, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date that this Article becomes effective. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                   APPENDIX B



                            AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                                MEDTRONIC, INC.,
                                AC MERGER CORP.,
                                      AND
                           AVECOR CARDIOVASCULAR INC.


                                 JULY 12, 1998

                               TABLE OF CONTENTS

ARTICLE 1             THE MERGER; CONVERSION OF SHARES.........................................        B-5
                 1.1  The Merger...............................................................        B-5
                 1.2  Effective Time...........................................................        B-5
                 1.3  Conversion of Shares.....................................................        B-6
                 1.4  Dissenting Shares........................................................        B-7
                 1.5  Exchange of Company Common Stock.........................................        B-7
                 1.6  Exchange of Merger Subsidiary Common Stock...............................        B-9
                 1.7  Stock Options............................................................        B-9
                 1.8  Capitalization Changes...................................................       B-10
                 1.9  Articles of Incorporation of the Surviving Corporation...................       B-10
                1.10  Bylaws of the Surviving Corporation......................................       B-10
                1.11  Directors and Officers of the Surviving Corporation......................       B-11

ARTICLE 2             CLOSING..................................................................       B-11
                 2.1  Time and Place...........................................................       B-11
                 2.2  Filings at the Closing...................................................       B-11

ARTICLE 3             REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................       B-11
                 3.1  Disclosure Schedule......................................................       B-11
                 3.2  Organization.............................................................       B-11
                 3.3  Authorization............................................................       B-12
                 3.4  Capitalization...........................................................       B-12
                 3.5  Reports and Financial Statements.........................................       B-13
                 3.6  Absence of Undisclosed Liabilities.......................................       B-14
                 3.7  Consents and Approvals...................................................       B-14
                 3.8  Compliance with Laws.....................................................       B-15
                 3.9  Litigation...............................................................       B-15
                3.10  Absence of Material Adverse Changes......................................       B-15
                3.11  Environmental Laws and Regulations.......................................       B-16
                3.12  Officers, Directors and Employees........................................       B-17
                3.13  Taxes....................................................................       B-17
                3.14  Contracts................................................................       B-18
                3.15  Title to Properties; Liens...............................................       B-19
                3.16  Permits, Licenses, Etc...................................................       B-19
                3.17  Intellectual Property Rights.............................................       B-19
                3.18  Benefit Plans............................................................       B-20
                3.19  Minute Books.............................................................       B-22
                3.20  Insurance Policies.......................................................       B-22
                3.21  Bank Accounts............................................................       B-22
                3.22  Powers of Attorney.......................................................       B-22
                3.23  Product Liability Claims.................................................       B-22
                3.24  Warranties...............................................................       B-22
                3.25  Inventories..............................................................       B-22
                3.26  Relations with Suppliers and Customers...................................       B-23
                3.27  No Finders...............................................................       B-23
                3.28  Proxy Statement..........................................................       B-23
                3.29  Merger Filings...........................................................       B-23
                3.30  Fairness Opinion.........................................................       B-24
                3.31  State Takeover Laws......................................................       B-24

ARTICLE 4             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
                      SUBSIDIARY...............................................................       B-24
                 4.1  Organization.............................................................       B-24
                 4.2  Authorization............................................................       B-25
                 4.3  Capitalization...........................................................       B-25
                 4.4  Consents and Approvals...................................................       B-25
                 4.5  Reports; Financial Statements; Absence of Changes........................       B-26
                 4.6  Registration Statement...................................................       B-27
                 4.7  Merger Filings...........................................................       B-27
                 4.8  No Finders...............................................................       B-27

ARTICLE 5             COVENANTS................................................................       B-27
                 5.1  Conduct of Business of the Company.......................................       B-27
                 5.2  No Solicitation..........................................................       B-30
                 5.3  Access and Information...................................................       B-31
                 5.4  Approval of Shareholders; Proxy Statement; Registration Statement........       B-31
                 5.5  Consents.................................................................       B-32
                 5.6  Affiliates' Letters......................................................       B-33
                 5.7  Expenses.................................................................       B-33
                 5.8  Further Actions..........................................................       B-33
                 5.9  Regulatory Approvals.....................................................       B-33
                5.10  Certain Notifications....................................................       B-34
                5.11  Voting of Shares.........................................................       B-34
                5.12  Noncompetition Agreements................................................       B-34
                5.13  NYSE Listing Application.................................................       B-34
                5.14  Indemnification..........................................................       B-34
                5.15  .........................................................................
                5.16  Subsidiary Shares........................................................       B-35
                5.17  Stock Option Agreement...................................................       B-35
                5.18  Benefit Plans and Employee Matters.......................................       B-35
                5.19  Tax......................................................................       B-35

ARTICLE 6             CLOSING CONDITIONS.......................................................       B-35
                 6.1  Conditions to Obligations of Parent, Merger Subsidiary, and the
                      Company..................................................................       B-35
                 6.2  Conditions to Obligations of Parent and Merger Subsidiary................       B-36
                 6.3  Conditions to Obligations of the Company.................................       B-37

ARTICLE 7             TERMINATION AND ABANDONMENT..............................................       B-38
                 7.1  Termination..............................................................       B-38
                 7.2  Effect of Termination....................................................       B-39

ARTICLE 8             MISCELLANEOUS............................................................       B-40
                 8.1  Amendment and Modification...............................................       B-40
                 8.2  Waiver of Compliance; Consents...........................................       B-40
                 8.3  Investigation; Survival of Representations and Warranties................       B-40
                 8.4  Notices..................................................................       B-41
                 8.5  Assignment...............................................................       B-42

                 8.6  Governing Law............................................................       B-42
                 8.7  Counterparts.............................................................       B-42
                 8.8  Knowledge................................................................       B-42
                 8.9  Interpretation...........................................................       B-42
                8.10  Publicity................................................................       B-42
                8.11  Entire Agreement.........................................................       B-42

EXHIBITS:

Exhibit A:    Form of Plan of Merger
Exhibit B:    Form of Affiliate's Letter
Exhibit C:    Form of Agreement to Facilitate Merger
Exhibit D:    Form of Noncompetition Agreement
Exhibit E:    Form of Stock Option Agreement
Exhibit F:    Form of Opinion of the Company's Counsel
Exhibit G:    Form of Opinion of Parent's Counsel

                          AGREEMENT AND PLAN OF MERGER


    THIS AGREEMENT is dated as of July 12, 1998, by and among MEDTRONIC, INC., a Minnesota corporation ("Parent"), AC MERGER CORP., a Minnesota corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary"), and AVECOR CARDIOVASCULAR INC., a Minnesota corporation (the "Company").


    WHEREAS, the Boards of Directors of Parent, Merger Subsidiary, and the Company have approved the merger of Merger Subsidiary with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) and
(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, prior to the execution of the Stock Option Agreement described in
Section 5.17, officers and directors of the Company have, to induce Parent to execute this Agreement, executed and delivered to Parent the Agreements to Facilitate Merger described in Section 5.11; and

    WHEREAS, as a further and subsequent inducement to have Parent execute this Agreement, Parent and the Company are entering into the Stock Option Agreement described in Section 5.17 hereof after execution and delivery of the Agreements to Facilitate Merger described in Section 5.11; and

    WHEREAS, the parties hereto desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1
                        THE MERGER; CONVERSION OF SHARES

    1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Merger Subsidiary shall be merged with and into the Company in accordance with the provisions of the Minnesota Business Corporation Act (the "MBCA"), whereupon the separate corporate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, and franchises and be subject to all the restrictions, disabilities, and duties of the Company and Merger Subsidiary, all as more fully described in the MBCA.

    1.2 EFFECTIVE TIME. As soon as practicable after each of the conditions set forth in Article 6 has been satisfied or waived, the Company and Merger Subsidiary will file, or cause to be filed, with the Secretary of State of the State of Minnesota Articles of Merger for the Merger, which Articles shall be in the form required by and executed in accordance with the applicable provisions of the MBCA and shall include as a part thereof a plan of merger (the "Plan of Merger") substantially in the form attached hereto as Exhibit A. The Merger shall become effective at the time such filing is made or, if agreed to by Parent and the Company, such later time or date set forth in the Articles of Merger (the "Effective Time").

    1.3 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any share of capital stock of the Company or Merger Subsidiary:

        (a) Each share of common stock of the Company, par value $.01 per share ("Company Common Stock"), issued and outstanding immediately prior thereto (except for Dissenting Shares, as defined in Section 1.4 hereof, and except for shares referred to in Section 1.3(b) hereof) shall be converted into the right to receive the fraction of a share (subject to adjustment as provided below, the "Conversion Fraction") of common stock of Parent, par value $.10 per share ("Parent Common Stock"), equal to

    $11.125 divided by the Parent Average Stock Price. The "Parent Average Stock Price" shall mean the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the daily closing sale prices of a share of Parent Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape, as reported in The Wall Street Journal, for the 18 consecutive NYSE trading days ending on and including the second NYSE trading day immediately preceding the Effective Time.

        Notwithstanding the foregoing, if the sum of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the number of shares subject to then outstanding options, warrants, or other rights to acquire shares of Company Common Stock (collectively, "Company Stock Acquisition Rights") is greater than 8,879,725 shares plus that number of shares issuable pursuant to the current offering period in process as of the date of this Agreement under the Company's Employee Stock Purchase Plan or if the aggregate exercise price of all such Company Stock Acquisition Rights then outstanding is less than the aggregate exercise price reflected in Section 3.4 hereof, then the $11.125 amount per share of Company Common Stock, as described above, shall be reduced to an amount, if lower, equal to (i) $11.125 times [8,879,725 shares plus that number of shares issuable pursuant to the current offering period in process as of the date of this Agreement under the Company's Employee Stock Purchase Plan] minus the aggregate exercise price reflected in Section 3.4 hereof plus the aggregate amount received by the Company as a result of any issuance of Company Common Stock after the date of this Agreement and prior to the Effective Time plus the aggregate exercise price of all Company Stock Acquisition Rights outstanding immediately prior to the Effective Time divided by (ii) the sum of (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus (B) the number of shares subject to Company Stock Acquisition Rights then outstanding.

        An appropriate adjustment shall similarly be made in the event that, prior to the Effective Time, the outstanding shares of Company Common Stock, without new consideration, are changed into or exchanged for a different kind of shares or securities through a reorganization, reclassification, stock dividend, stock combination, or other like change in the Company's capitalization. Notwithstanding the foregoing, nothing in this Section shall be deemed to constitute authorization or permission for or consent from Parent or Merger Subsidiary to any increase in the number of shares of Company Common Stock outstanding or subject to outstanding Company Stock Acquisition Rights, to any decrease in the exercise price of such Rights, or to any reorganization, reclassification, stock dividend, stock combination, or other like change in capitalization.

        (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is then owned beneficially or of record by Parent, Merger Subsidiary, or any direct or indirect subsidiary of Parent or the Company shall be cancelled without payment of any consideration therefor and without any conversion thereof.

        (c) Each share of any other class of capital stock of the Company (other than Company Common Stock) shall be cancelled without payment of any consideration therefor and without any conversion thereof.

        (d) Each share of common stock of Merger Subsidiary, par value $.01 per share ("Merger Subsidiary Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation, par value $.01 per share ("Surviving Corporation Common Stock").

    1.4 DISSENTING SHARES. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Parent Common Stock into which shares of Company Common Stock are converted pursuant to Section 1.3 hereof, but the holder thereof shall be entitled only to such rights as are granted by the MBCA. Parent shall cause the Company to make all payments to holders of shares of Company Common Stock with respect to such demands in accordance with the MBCA. The Company shall give Parent (i) prompt written notice of any notice of intent to demand fair value for any shares of Company Common Stock, withdrawals of such notices, and any other instruments served pursuant to the MBCA and received by the Company, and
(ii) the opportunity to conduct jointly all negotiations and proceedings with respect to demands for fair value for shares of Company Common Stock under the MBCA. The Company shall not, except with the prior written consent of Parent or as otherwise required by law, voluntarily make any payment with respect to any demands for fair value for shares of Company Common Stock or offer to settle or settle any such demands.

    1.5  EXCHANGE OF COMPANY COMMON STOCK.

        (a) Promptly after the Effective Time, Parent shall cause Parent's stock transfer agent or such other person as Parent may appoint to act as exchange agent (the "Exchange Agent") to mail to each holder of record (other than Parent, Merger Subsidiary, or any other subsidiary of Parent or the Company) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Company Certificates") a form letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Company Certificate(s) shall pass, only upon delivery of the Company Certificate(s) to the Exchange Agent) and instructions for such holder's use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock.

        (b) As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of shares of Company Common Stock, upon surrender to the Exchange Agent of one or more Company Certificates for cancellation, together with a duly-executed letter of transmittal, (i) one or more Parent certificates representing the number of whole shares of Parent Common Stock into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 1.3(a), and
    (ii) a bank check in the amount of cash into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 1.5(f) (relating to fractional shares), and the Company Certificate(s) so surrendered shall be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition to the issuance of shares of Parent Common Stock that the Company Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (i) pay to the Exchange Agent any transfer or other taxes required, or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (c) Holders of Company Common Stock will be entitled to any dividends or other distributions pertaining to the Parent Common Stock received in exchange therefor that become payable to persons who are holders of record of Parent Common Stock as of a record date on the same date as or after the Effective Time, but only after they have surrendered their Company Certificates for exchange. Subject to the effect, if any, of applicable law, the Exchange Agent shall receive, hold, and remit any such dividends or other distributions to each such record holder entitled thereto, without interest, at the time that such Company Certificates are surrendered to the Exchange Agent for exchange. Holders of Company Common Stock will not be entitled, however, to dividends or other distributions that become payable before or after the Effective Time to persons who were holders of record of Parent Common Stock as of a record date that is prior to the Effective Time.

        (d) All shares of Parent Common Stock issued upon the surrender for exchange of Company Common Stock in accordance with the terms hereof (including any cash paid for fractional shares pursuant to Section 1.5(f) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

        (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 1. As of the Effective Time, the holders of Company Certificates representing shares of Company Common Stock shall cease to have any rights as shareholders of the Company, except such rights, if any, as they may have pursuant to the MBCA. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate shall, after the Effective Time, represent for all purposes only the right to receive the number of whole shares of Parent Common Stock into which the shares of Company Common Stock shall have been converted pursuant to the Merger as provided in Section 1.3(a) hereof and the right to receive the cash value of any fraction of a share of Parent Common Stock as provided in Section 1.5(f) hereof.

        (f) No fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued upon the surrender for exchange of Company Certificates, no dividend or other distribution of Parent shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent. All fractional shares of Parent Common Stock to which a holder of Company Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple Company Certificates of such holder are submitted together to the Exchange Agent. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of shares of Company Common Stock who otherwise would be entitled to receive such fractional share of Parent Common Stock an amount of cash (without interest) determined by multiplying
    (i) the Parent Average Stock Price by (ii) the fractional share of Parent Common Stock to which such holder would otherwise be entitled. Parent will make available to the Exchange Agent any cash necessary for this purpose.

        (g) In the event any Company Certificates shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to this
    Article 1; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Company Certificate to deliver a bond in such sum as Parent may direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to such Company Certificate alleged to have been lost, stolen, or destroyed.

        (h) Each person entitled to receive shares of Parent Common Stock pursuant to this Article 1 shall receive together with such shares the number of Parent preferred share purchase rights (pursuant to the Rights Agreement dated as of June 27, 1991, between Parent and Norwest Bank Minnesota, N.A., the "Parent Rights Plan") per share of Parent Common Stock equal to the number of Parent preferred share purchase rights associated with one share of Parent Common Stock at the Effective Time.

    1.6 EXCHANGE OF MERGER SUBSIDIARY COMMON STOCK. From and after the Effective Time, each outstanding certificate previously representing shares of Merger Subsidiary Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Merger Subsidiary Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate or certificates representing such shares of Surviving Corporation Common Stock in exchange for the certificate or certificates that formerly represented shares of Merger Subsidiary Common Stock, which shall be cancelled.

    1.7  STOCK OPTIONS.

        (a) Except as provided below with respect to the Company's Employee Stock Purchase Plan, each option to purchase shares of Company Common Stock that is outstanding at the Effective Time (a "Company Option") shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent (and a registration statement on Form S-8 therefor shall be filed promptly after the Effective Time) in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such Company Option, would be such a corporation were Section 424 of the Code applicable to such Company Option. From and after the Effective Time, all references to the Company in the Company Options shall be deemed to refer to Parent (other than for purposes of determining whether there has been a change in control of the Company). The Company Options assumed by Parent shall be exercisable upon the same terms and conditions as under the Company Options (including provisions thereof, if any, relating to the acceleration of vesting upon a change in control of the Company) except that (i) such Company Options shall entitle the holder to purchase from Parent the number of shares of Parent Common Stock (rounded to the nearest whole number of such shares) that equals the product of the Conversion Fraction multiplied by the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time, and (ii) the option exercise price per share of Parent Common Stock shall be an amount (rounded to the nearest full cent) equal to the option exercise price per share of Company Common Stock in effect immediately prior to the Effective Time divided by the Conversion Fraction; provided, however, that in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code. As promptly as practicable after the Effective Time, Parent shall issue to each holder of a Company Option a written instrument informing such holder of the assumption by Parent of such Company Option.

        (b) The current offering period in process as of the date of this Agreement under the Company's Employee Stock Purchase Plan shall continue and shares shall be issued to participants thereunder as provided under, and subject to the terms and conditions of, such Plan; provided, however, that if the Effective Time occurs prior to the originally scheduled expiration of such current offering period on September 30, 1998, then immediately prior to the Effective Time, such current offering period under the Company's Employee Stock Purchase Plan shall be ended, and each participant shall be deemed to have purchased immediately prior to the Effective Time, to the extent of payroll deductions accumulated by such participant as of such offering period end, the number of whole shares of Company Common Stock at a per share price determined pursuant to the provisions of the Company's Employee Stock Purchase Plan, and each participant shall receive a cash payment equal to the balance, if any, of such accumulated payroll deductions remaining after such purchase of such shares. As of the Effective Time, all such shares shall be converted in the manner provided in Section 1.3. No offering periods under the Company's Employee Stock Purchase Plan that are subsequent to the current offering period in process as of the date of this Agreement shall be commenced, and the Company's Employee Stock Purchase Plan and all purchase rights thereunder shall terminate effective as of the Effective Time.

    1.8 CAPITALIZATION CHANGES. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or stock dividend, the Conversion Fraction and all per-share price amounts and calculations set forth in this Agreement shall be appropriately adjusted.

    1.9 ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. The Articles of Incorporation of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law; provided, however, that upon the Effective Time, Article 1 of the Articles of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of the corporation shall be Medtronic AVECOR Cardiovascular, Inc."

    1.10 BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

    1.11 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors shall be duly elected and qualified.

                                   ARTICLE 2
                                    CLOSING

    2.1 TIME AND PLACE. Subject to the satisfaction or waiver of the provisions of Article 6, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, on the day the Merger is approved by the shareholders of the Company at the Company Shareholders Meeting (as defined in Section 5.4 hereof), or as soon thereafter as all conditions to Closing have been satisfied or waived, or on such other date and/or at such other time as Parent and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date." The Closing shall take place at the corporate headquarters offices of Parent, or at such other place or in such other manner (E.G., by telecopy exchange of signature pages with originals to follow by overnight delivery) as the parties hereto may agree.

    2.2  FILINGS AT THE CLOSING.  At the Closing, subject to the provisions of
Article 6, Parent, Merger Subsidiary, and the Company shall cause Articles of Merger to be filed in accordance with the provisions of Section 302A.615 of the MBCA, and take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Merger Subsidiary as of the date hereof as follows:


    3.1 DISCLOSURE SCHEDULE. As of the date hereof, the Company has not completed its internal investigation and review for purposes of confirming and verifying the representations and warranties of the Company contained in this Agreement. On or prior to the close of business on the tenth business day after the date hereof, the Company shall deliver to Parent a disclosure schedule ( the "Disclosure Schedule") with each disclosure therein set forth in the Section or subsection which corresponds by number for purposes of exceptions to a representation or warranty to the applicable Section or subsection of this
Article 3. In the event that Parent determines that the Disclosure Schedule contains information which in Parent's good faith, reasonable business judgment adversely affects the value of the Company's business or prospects, then Parent shall have the right, within 10 business days of the receipt of the full and complete Disclosure Schedule, to terminate this Agreement as set forth in
Section 7.1(i) hereto.


    3.2 ORGANIZATION. The Company and each subsidiary of the Company (referred to herein as a "Subsidiary") is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. The Company and each Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify could reasonably be expected to have a Company Material Adverse Effect (as defined below). "Company Material Adverse Effect" means any effect, change or event that, individually or in the aggregate with all similar effects, changes or events, is or would reasonably be expected to be material and adverse: (i) either before or immediately after the Effective Time, to the business, properties, liabilities, results of operation, or financial condition of the Company and its Subsidiaries, considered as a whole; or (ii) to the Company's ability to perform any of its obligations under this Agreement or to consummate the Merger; provided, however, that Company Material Adverse Effect shall not be deemed to include the impact of actions or omissions of the Company taken with the prior written consent of Parent in contemplation of the transactions contemplated hereby, or the effects of the Merger (or any announcement with respect thereto) and compliance with the provisions of this Agreement on the operating performance or prospects of the Company and its subsidiaries, including without limitation, any such loss of customer or distributor relationships or employees following the announcement of the Merger. The jurisdictions in which the Company and each Subsidiary are qualified are listed on the Disclosure Schedule. The Company has heretofore delivered to Parent complete and accurate copies of the Articles of Incorporation and Bylaws of the Company and each Subsidiary, as currently in effect. Except to the extent specifically disclosed on the Disclosure Schedule, or any entity in which the Company owns, directly or indirectly, an equity interest of less than 1% of the fair market value of such entity's outstanding equity securities, neither the Company nor any Subsidiary, directly or indirectly, owns or controls or has any capital, equity, partnership, participation, or other ownership interest in any corporation, partnership, joint venture, or other business association or entity.

    3.3 AUTHORIZATION. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its shareholders, the requisite corporate power and authority to consummate the transactions contemplated hereby, and to file and distribute the Proxy Statement/Prospectus (as defined in Section 5.4 hereof). The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's Board of Directors and, in accordance with Section 302A.673 of the MBCA, by the required committee of such Board of Directors, no other corporate proceedings on the part of the Company or any Subsidiary are necessary to authorize this Agreement, and, subject to obtaining the approval of the Company's shareholders, no other corporate action on the part of the Company or any Subsidiary is necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief, or other equitable remedies. To the Company's knowledge, each Agreement to Facilitate Merger and Affiliate's Letter (as described in Sections 5.11 and 5.6) has been duly and validly executed and delivered by the Company shareholder who is a party thereto and constitutes the valid and binding obligation of such shareholder, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief, or other equitable remedies.

    3.4 CAPITALIZATION. The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock, par value $.01 per share, of which 8,044,475 shares are issued and outstanding, and (ii) 2,000,000 shares of Company Preferred Stock, par value $.01 per share, including 200,000 shares of Series A Junior Preferred Stock, none of which are issued or outstanding. Except as set forth on the Disclosure Schedule, all issued and outstanding shares of capital stock of each Subsidiary are owned, beneficially and of record, by the Company, free and clear of any Liens (as defined in Section 3.15). All issued and outstanding shares of Company Common Stock have been validly issued, are fully paid and nonassessable, and have not been issued in violation of and are not currently subject to any preemptive rights. Except as set forth on the Disclosure Schedule and except for options to purchase an aggregate 832,250 shares of Company Common Stock at an aggregate exercise price of $8,005,782 granted pursuant to the Company's 1991 Stock Incentive Plan and 1995 Non-Employee Director Option Plan (collectively, the "Company Option Plans") listed, together with their respective exercise prices, on the Disclosure Schedule, and except for the rights to purchase under the Company's Employee Stock Purchase Plan shares of Company Common Stock (estimated to be approximately 10,000 shares, at a per share price of $7.44, based on the current contribution rates of the participants, as listed on the Disclosure Schedule, and assuming the current Plan offering period in process as of the date of this Agreement is ended on September 30, 1998 for this purpose), there are not any outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, commitments, restrictions, arrangements, or any other agreements of any character to which the Company or any Subsidiary is a party that, directly or indirectly, (i) obligate the Company or any Subsidiary to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (ii) call for or relate to the sale, pledge, transfer, or other disposition or encumbrance by the Company or any Subsidiary of any shares of its capital stock, or (iii) to the knowledge of the Company, relate to the voting or control of such capital stock. The Disclosure Schedule sets forth a complete and accurate list of all stock options, warrants, and other rights to acquire Company Common Stock, including the name of the holder, the date of grant, acquisition price, expiration date, number of shares, exercisability schedule, and, in the case of options, the type of option under the Code. The Disclosure Schedule also sets forth the contractual restrictions to which any shares of Company Common Stock issued pursuant to the Company Option Plans or otherwise are currently subject and also sets forth the restrictions to which such shares will be subject immediately after the Effective Time, other than as set forth in the Company Option Plans or stock option agreements thereunder. No consent of holders or participants under the Company Option Plans or Employee Stock Purchase Plan is required to carry out the provisions of Section 1.7. All actions, if any, required on the part of the Company under the Company Option Plans or Employee Stock Purchase Plan to allow for the treatment of Company Options and the Employee Stock Purchase Plan as is provided in Section 1.7, has been, or prior to the Closing will be, validly taken by the Company, and the Company will not from and after the date hereof allow any increase in the rate of a participant's contributions to the Employee Stock Purchase Plan, any new enrollments or re-enrollments in the current offering period in process as of the date of this Agreement under such Plan or the commencement of any offering periods under such Plan subsequent to the current offering period in process as of the date of this Agreement.

    3.5 REPORTS AND FINANCIAL STATEMENTS. The Company has filed all forms, reports, registration statements, and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since January 1, 1995 (such forms, reports, registration statements, and documents, together with any amendments thereto, are referred to as the "Company SEC Filings"). As of their respective dates, the Company SEC Filings (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 and the rules and regulations thereunder (the "1933 Act") and the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "1934 Act"), as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Company SEC Filings, including but not limited to the Company's audited financial statements at and for the year ended December 31, 1997 (the "Company 1997 Financials"), (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), subject, in the case of unaudited interim financial statements, to the absence of notes and to year-end adjustments, (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly presented the consolidated financial position of the Company as of the dates thereof and the income, cash flows, and changes in shareholders' equity for the periods involved. The statements of earnings included in the audited or unaudited interim financial statements in the Company SEC Filings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified in the applicable statement of operations or notes thereto. Prior to the date hereof, the Company has delivered to Parent complete and accurate copies of all Company SEC Filings since January 1, 1995. The Company has also delivered to Parent complete and accurate copies of all statements on Schedule 13D and Schedule 13G known to the Company to have been filed with the SEC since January 1, 1997, with respect to capital stock of the Company. Since January 1, 1997, the Company has filed in a timely manner all reports required to be filed by it pursuant to Sections 13, 14, or 15(d) of the 1934 Act.

    3.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent specifically disclosed on the Disclosure Schedule, neither the Company nor any Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) which would have a Company Material Adverse Effect except (a) liabilities or obligations that are accrued or reserved against in the audited consolidated balance sheet of the Company as of December 31, 1997 contained in the Company 1997 Financials (the "Company Audited Balance Sheet") or in the unaudited consolidated balance sheet of the Company as of March 31, 1998 contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998 (the "Company Interim Balance Sheet"), and (b) liabilities or obligations disclosed in this Agreement.

    3.7 CONSENTS AND APPROVALS. Except for (i) any applicable requirements of the 1933 Act, the 1934 Act, state securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder (the "HSR Act"), and the antitrust, competition, foreign investment, or similar laws of any foreign countries or supranational commissions or boards that require pre-merger notifications or filings with respect to the Merger (collectively, "Foreign Merger Laws"), (ii) approval by the Company's shareholders, (iii) the filing and recordation of appropriate merger documents as required by the MBCA,
(iv) compliance with Sections 302A.471 and 302A.473 of the MBCA regarding dissenters' rights, or (v) any items disclosed on the Disclosure Schedule, the execution and delivery of this Agreement and the Stock Option Agreement by the Company, and, to the Company's knowledge, the execution and delivery of the Agreements to Facilitate Merger, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Articles of Incorporation or Bylaws of the Company or any Subsidiary; (b) violate any statute, rule, regulation, order, or decree of any federal, state, local, or foreign body or authority (including, but not limited to, the Food and Drug Administration (the "FDA") or any nongovernmental self-regulatory agency) by which the Company or any Subsidiary or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent, or approval of any federal, state, local, or foreign public body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency); or
(d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien (as defined in Section 3.15) on any of the properties or assets of the Company or any Subsidiary under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Company or any Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, (x) in the cases of clauses (b) or (c), where such violation, failure to make any such filing or failure to obtain such permit, consent or approval, would not prevent or delay consummation of this Merger or otherwise prevent the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect, and (y) in the case of clause
(d), for any such violations, breaches, defaults, or other occurrences that would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not have a Company Material Adverse Effect.

    3.8 COMPLIANCE WITH LAWS. Except to the extent specifically disclosed on the Disclosure Schedule, all activities of the Company and each Subsidiary have been, and are currently being, conducted in compliance with all applicable federal, state, local, and foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements (including, but not limited to FDA Good Manufacturing Practices), orders, and other similar items of any court or other governmental entity (including, but not limited to, those of the FDA or any nongovernmental self-regulatory agency), the failure to comply with which could reasonably be expected to have a Company Material Adverse Effect. The Company and each Subsidiary has timely filed or otherwise provided all registrations, reports, data, and other information and applications with respect to its medical device, pharmaceutical, consumer, health care, and other governmentally regulated products (the "Regulated Products") required to be filed with or otherwise provided to the FDA or any other federal, state, local, or foreign governmental authorities with jurisdiction over the manufacture, use, or sale of the Regulated Products, and all regulatory licenses or approvals in respect thereof are in full force and effect, except where the failure to file timely such registrations, reports, data, information, and applications or the failure to have such licenses and approvals in full force and effect would not have a Company Material Adverse Effect.

    3.9 LITIGATION. Except to the extent specifically disclosed on the Disclosure Schedule, to the Company's knowledge, no investigation or review by any federal, state, local, or foreign body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency) with respect to the Company or any Subsidiary is pending or threatened, nor has any such body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency) indicated to the Company or any Subsidiary an intention to conduct the same. Except to the extent specifically disclosed on the Disclosure Schedule, there are no claims, actions, suits, or proceedings by any private party that could reasonably be expected to involve individually an amount in excess of $50,000 or collectively an aggregate amount in excess of $200,000, or by any governmental body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency), against or affecting the Company or any Subsidiary, pending or, to the knowledge of the Company, threatened at law or in equity, or before any federal, state, local, foreign, or other governmental department, commission, board, bureau, agency, or instrumentality (including, but not limited to, the FDA or any nongovernmental self-regulatory agency).

    3.10 ABSENCE OF MATERIAL ADVERSE CHANGES. Except to the extent specifically disclosed in the Disclosure Schedule, since December 31, 1997 there has not been any (a) change or circumstance that could reasonably be expected to have a Company Material Adverse Effect; (b) action by the Company or any Subsidiary that, if taken on or after the date of this Agreement, would require the consent or approval of Parent pursuant to Section 5.1 hereof, except for actions as to which consent or approval has been given as provided therein or actions prior to March 31, 1998; (c) damage, destruction, or loss, whether or not covered by insurance, that could reasonably be expected to have a Company Material Adverse Effect; (d) change by the Company or any Subsidiary in accounting methods or principles used for financial reporting purposes, except as required by a change in generally accepted accounting principles and concurred with by the Company's independent public accountants; or (e) agreement, whether in writing or otherwise, to take any action described or referenced in this Section 3.10.

    3.11 ENVIRONMENTAL LAWS AND REGULATIONS. The Disclosure Schedule completely and accurately sets forth the following: (a) a list of all above-ground storage tanks or underground storage tanks for Hazardous Materials (as defined below) on real property now or at any time in the past owned, leased, or occupied by the Company or any Subsidiary (such real property referred to in this Section as the "Real Property"); (b) the identity of any Hazardous Materials (as defined below) used, generated, transported or disposed of by the Company or any Subsidiary now or at any time in the past, together with a brief description and location of each activity using such Hazardous Materials; (c) a summary of the identity of, to the Company's knowledge, any Hazardous Materials that have been disposed of or found on, above or below any Real Property; and (d) a list of all reports, studies, and tests in the possession of the Company or any Subsidiary or initiated by the Company or any Subsidiary pertaining to the existence of Hazardous Materials on, above, or below any Real Property or any property adjoining or which could reasonably be expected to affect the Real Property, or concerning compliance with or liability under the Regulations (as defined below). The Company has heretofore delivered to Parent complete and accurate copies of such reports, studies, and tests.

    The Company and each Subsidiary have obtained, and maintained in full force and effect, all required environmental permits and other governmental approvals and are in compliance with all applicable Regulations (as defined below), except where the failure to so obtain and maintain or to be in compliance would not have a Company Material Adverse Effect. Neither the Company nor any Subsidiary
(i) has received a written notice or Claim (as defined below) alleging potential liability under any of the Regulations or alleging a violation of the Regulations or (ii) has any knowledge that such a notice or Claim may be issued in the future. Neither the Company nor any Subsidiary has any knowledge of any notices to or Claims against any persons, alleging potential liability under any of the Regulations with respect to the Real Property or any adjoining properties or which could reasonably be expected to affect the Real Property. Neither the Company nor any Subsidiary (i) has been or is presently subject to or, to the knowledge of the Company, threatened with any administrative or judicial proceeding pursuant to the Regulations, or (ii) has any information that it may be subject to or, to the knowledge of the Company, threatened with such a proceeding in the future. Neither the Company nor any Subsidiary has knowledge of any conditions or circumstances that could reasonably be expected to result in the determination of liability against the Company or any Subsidiary relating to environmental matters that would have a Company Material Adverse Effect, including, but not limited to, any Claim arising from past or present environmental practices with respect to Hazardous Materials, the Real Property, or any disposal sites. To the knowledge of the Company, and except as allowed under applicable Laws or Regulations, no Hazardous Materials have been or are threatened to be discharged, emitted, or released into the air, water, soil, or subsurface at or from the Real Property by the Company.

    For purposes of this Section 3.11, the following terms shall have the following meanings: (i) "Hazardous Materials" means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known human carcinogens, petroleum products or other substances or materials listed, identified, or designated as toxic or hazardous or as a pollutant or contaminant in, or the use, release or disposal of which is regulated by, the Regulations; (ii) "Regulations" means the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. Section Section 9601 ET SEQ.; the Federal Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section Section 6901 ET SEQ.; the Clean Water Act, 33 U.S.C. Section Section 1321 ET SEQ.; the Clean Air Act, 42 U.S.C. Section Section 7401 ET SEQ., and any other federal, state, county, local, foreign, or other governmental statute, regulation, or ordinance, as adopted and in effect as of the date hereof, that relates to or deals with employee safety and human health, pollution, health, or the environment including, but not limited to, the use, generation, discharge, transportation, disposal, recordkeeping, notification, and reporting of Hazardous Materials; and (iii) "Claim" means any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, penalties, attorneys' fees, and any other expenses incurred, assessed, sustained or alleged by or against the Company or any Subsidiary.

    3.12 OFFICERS, DIRECTORS AND EMPLOYEES. Prior to the date hereof, the Company has provided to Parent a list that completely and accurately sets forth the name and current annual salary rate of each officer or exempt employee of the Company or any Subsidiary whose total remuneration for the last fiscal year was, or for the current fiscal year has been set at, in excess of $50,000, together with a summary of the bonuses, commissions and additional compensation, if any, paid or payable to such persons for the last fiscal year and proposed for the current fiscal year. The Disclosure Schedule completely and accurately sets forth (i) the names of all former employees whose employment with the Company or any Subsidiary has terminated either voluntarily or involuntarily during the preceding 12-month period; and (ii) the names of the officers (with all positions and titles indicated) and directors of the Company and each Subsidiary. No unfair labor practice complaint against the Company or any Subsidiary is pending before the National Labor Relations Board, and there is no labor strike, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or involving the Company or any Subsidiary. Since January 1, 1995, no unionizing efforts have, to the knowledge of the Company, been made by employees of the Company or any Subsidiary, neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company or any Subsidiary. There is no material labor dispute pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and its employees.

    3.13 TAXES. The Company has previously furnished to Parent complete and accurate copies of all tax or assessment reports and tax returns (including any applicable information returns) required by any law or regulation (whether United States, foreign, state, local, or other jurisdiction) and filed by the Company for each of the three fiscal years ended December 31, 1995, 1996, and 1997 and of all such returns filed separately by any Subsidiary for fiscal years ended during or after 1995. The Company and each Subsidiary has filed, or has obtained extensions to file (which extensions have not expired without filing), all state, local, United States, foreign, or other tax reports and returns required to be filed by any of them. The Company and each Subsidiary has duly paid, or accrued on its books of account, all taxes (including estimated taxes) shown as due on such reports and returns (or such extension requests), or assessed against it, or that it is obligated to withhold from amounts owed by it to any person. The liabilities and reserves for taxes reflected on the Company Audited Balance Sheet or the Company Interim Balance Sheet are adequate to cover all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof ending on or before the dates thereof. There are no Liens (as defined in Section 3.14) for taxes upon any property or asset of the Company or any Subsidiary. Neither the Company nor any Subsidiary is delinquent in the payment of any tax assessment (including, but not limited to, any applicable withholding taxes). None of the tax returns or reports for the tax periods ended December 31, 1995, 1996, and 1997 have been audited by the Internal Revenue Service (the "IRS") or by any other taxing authority. Further, to the knowledge of the Company, except as set forth in the Disclosure Schedule, no state of facts exists or has existed that could reasonably be expected to subject the Company or any Subsidiary to an additional tax liability for any taxes assessable by either the IRS or any separate state, local, foreign, or other taxing authority with respect to any reports or returns filed on or before the date hereof (other than extension requests for which returns have not been filed as of the date hereof) that would have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code. Except to the extent specifically disclosed on the Disclosure Schedule, neither the Company nor any Subsidiary has
(i) received notification of any pending or proposed examination by either the IRS or any state, local, foreign, or other taxing authority, (ii) received notification of any pending or proposed deficiency by either the IRS or any state, local, foreign, or other taxing authority, or (iii) granted any extension of the limitations period applicable to any claim for taxes.

    For the purposes of this Section 3.12, "tax" shall mean and include taxes, additions to tax, penalties, interest, fines, duties, withholdings, assessments, and charges assessed or imposed by any governmental authority, including but not limited to all federal, state, county, local, and foreign income, profits, gross receipts, import, ad valorem, real and personal property, franchise, license, sales, use, value added, stamp, transfer, withholding, payroll, employment, excise, custom, duty, and any other taxes, obligations and assessments of any kind whatsoever; "tax" shall also include any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability under any tax allocation, tax sharing, tax indemnity, or similar agreement.

    3.14 CONTRACTS. Except as set forth on the Disclosure Schedule, neither the Company nor any Subsidiary (i) is a party to any collective bargaining agreement or contract with any labor union, (ii) is a party to any written or oral contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, or relating to severance pay for any such person, (iii) is a party to any (A) written or oral agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets) or (B) agreement for the sale of any capital asset, (iv) is a party to any contract, arrangement, commitment or understanding (whether written or oral) which provides for future payments by the Company in excess of $50,000 and is not terminable by the Company nor any Subsidiary within 60 days without payment of a penalty or premium, other than employment contracts, benefit plans and leases otherwise disclosed in the Disclosure Schedule or listed as an exhibit in the Company SEC Filings, (v) is a party to any independent sales representative, OEM, supply, distribution, manufacturers' representative, dealer, licensing (except for immaterial licenses, which include without limitation, licenses for off-the-shelf software) joint development, joint venture, research and development, or similar contract, (vi) is a party to any contract, arrangement, commitment or understanding which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Filings, (vii) is a party to any confidentiality agreement or any agreement which prohibits the Company or the Subsidiary from freely engaging in any business anywhere in the world, (viii) is a party to any agreement or indenture relating to the borrowing of money, (ix) has guaranteed any obligation for borrowed money, or (x) is a party to any agreement or contract that obligates the Company to pay consequential damages. The Company and each Subsidiary has performed all obligations required to be performed by it under any listed or material contract, plan, agreement, understanding, or arrangement made or obligation owed by or to the Company or any Subsidiary, except where the failure would not have a Company Material Adverse Effect; there has not been any event of default (or any event or condition which with notice or the lapse of time, both or otherwise, would constitute an event of default) thereunder on the part of the Company, any Subsidiary, or, to the Company's knowledge, any other party to any thereof that would have a Company Material Adverse Effect; the same are in full force and effect and valid and enforceable by the Company or its Subsidiaries in accordance with their respective terms subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules or law governing specific performance, injunctive relief, and other equitable remedies; and the performance of any such contracts, plans, agreements, understandings, arrangements, or obligations would not have a Company Material Adverse Effect.

    3.15 TITLE TO PROPERTIES; LIENS. The Company and/or its Subsidiaries have good and marketable title to all properties and assets reflected on the Company Audited Balance Sheet or the Company Interim Balance Sheet or acquired after the dates thereof (except for properties and assets sold or otherwise disposed of in the ordinary course of business since the dates thereof), which includes each asset the absence or unavailability of which would have a Company Material Adverse Effect, subject only to (a) statutory Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent, (b) with respect to personal property, the rights of customers of the Company or any Subsidiary with respect to inventory or work in progress under orders or contracts entered into by the Company or any Subsidiary in the ordinary course of business, (c) Liens reflected on the Company Audited Balance Sheet or the Company Interim Balance Sheet, (d) Liens for taxes not yet delinquent, and (e) and defects in title that would not have a Company Material Adverse Effect. The term "Lien" as used in this Agreement means any mortgage, pledge, security interest, encumbrance, lien, claim, or charge of any kind. All properties and assets purported to be leased by the Company or any Subsidiary are subject to valid and effective leases that are in full force and effect, and there does not exist, and the Merger will not result in, any default or event that with notice or lapse of time, or both or otherwise, would constitute a default under any such leases which would have a Company Material Adverse Effect. The properties and assets of the Company and each Subsidiary are in good working condition. 3.16 Permits, Licenses, Etc. Except as specifically disclosed on the Disclosure Schedule, the Company and each Subsidiary has all rights, permits, certificates, licenses, consents, franchises, approvals, registrations, and other authorizations necessary to sell its products and services and otherwise carry on and conduct its business and to own, lease, use, and operate its properties and assets at the places and in the manner now conducted and operated, except those the absence of which would not have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice or claim pertaining to the failure to obtain any permit, certificate, license, franchise, approval, registration, or other authorization required by any federal, state, local, or foreign body or authority (including, but not limited to, any nongovernmental self-regulatory agency) except for any such notice or claim regarding any such failure that would not have a Company Material Adverse Effect, nor has the Company or any Subsidiary received any notice or claim pertaining to the failure to obtain any permit, certificate, license, franchise, approval, registration, or other authorization from the FDA or any similar foreign regulatory agency.

    3.17 INTELLECTUAL PROPERTY RIGHTS. The Disclosure Schedule contains a complete and accurate list of all patents, trademarks, trade names, service marks, and all applications for or registrations of any of the foregoing that the Company uses in its business (other than generally available computer software) as to which the Company or any Subsidiary is the owner or a licensee (indicating whether such license is exclusive or nonexclusive). To the knowledge of the Company and except as disclosed on the Disclosure Schedule, the Company and each Subsidiary exclusively owns, free and clear of any Lien (as defined in Section 3.14), or is exclusively (unless otherwise indicated in the Disclosure Schedule) licensed to use, all patents, trademarks, trade names, service marks, applications for or registrations of any of the foregoing, processes, inventions, designs, technology, formulas, computer software programs, know-how, and trade secrets used in or necessary for the conduct of its respective business as currently conducted or proposed to be conducted and where the lack of ownership or such license would have a Company Material Adverse Effect (the "Company Intellectual Property"). Except to the extent specifically disclosed on the Disclosure Schedule, no claim has been asserted or, to the knowledge of the Company, threatened by any person, and, to the Company's knowledge, its patent counsel has not concluded that any claim exists, with respect to the Company's ownership of the Company Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement to which the Company is a party with respect thereto. To the knowledge of the Company, neither the use of the Company Intellectual Property by the Company or any Subsidiary in the present or planned conduct of its business nor any product or service of the Company or any Subsidiary infringes on the intellectual property rights of any person. No current or former shareholder, employee, or consultant of the Company or any Subsidiary has any material rights in or to any of the Company Intellectual Property. All Company Intellectual Property listed on the Disclosure Schedule has the status indicated therein and all applications are still pending in good standing and have not been abandoned. Except to the extent disclosed on the Disclosure Schedule: (i) to the Company's knowledge, patents included within the Company Intellectual Property are valid and have not been challenged in any judicial or administrative proceeding; (ii) the Company and each Subsidiary have made all statutorily required filings, if any, to record their interests, and taken reasonable actions to protect their rights, in the Company Intellectual Property, where the failure to make any such filing, record such interest or take such other actions could reasonably be expected to have a Company Material Adverse Effect; (iii) to the knowledge of the Company, no person or entity nor such person's or entity's business or products has infringed or misappropriated any Company Intellectual Property or currently is infringing or misappropriating any Company Intellectual Property; and (iv) no other person or entity has any right to receive or any obligation to pay a royalty with respect to any Company Intellectual Property or any product or service of the Company or any Subsidiary.

    3.18  BENEFIT PLANS.

        (a) Except to the extent specifically disclosed on the Disclosure Schedule, neither the Company nor any Subsidiary sponsors, maintains, contributes to, or has sponsored, maintained, or contributed to or been required to contribute to, any "employee pension benefit plan" ("Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, solely for the purpose of this subsection, a plan excluded from coverage by

    Section 4(b)(5) of ERISA. No failure to comply with applicable provisions of ERISA, the Code and other applicable law in connection with any Pension Plan presently maintained by the Company or any Subsidiary could reasonably be expected to have a Company Material Adverse Effect.

        (b) Neither the Company nor any Subsidiary sponsors, maintains, contributes to, or has sponsored, maintained, or contributed to or been required to contribute to, any Pension Plan that is a "Multiemployer Plan" within the meaning of Section 4001(a)(3) of ERISA.

        (c) Except to the extent specifically disclosed on the Disclosure Schedule, neither the Company nor any Subsidiary sponsors, maintains, contributes to, or has sponsored, maintained, contributed to, or been required to contribute to, any "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise. No failure to comply with applicable provisions of ERISA, the Code and other applicable law, including, but not limited to, Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, in connection with any Welfare Plan presently maintained by the Company or any Subsidiary could reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has established or contributed to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

        (d) Except to the extent specifically disclosed on the Disclosure Schedule, neither the Company nor any Subsidiary sponsors, maintains, or contributes to, or has sponsored, maintained, or contributed to, a "self-insured medical reimbursement plan" within the meaning of Section 105(h) of the Code and the regulations thereunder.

        (e) Except to the extent specifically disclosed on the Disclosure Schedule, neither the Company nor any Subsidiary currently maintains or contributes to any oral or written bonus, profit-sharing, compensation (incentive or otherwise), commission, stock option, or other stock-based compensation, retirement, severance, change of control, vacation, sick or parental leave, dependent care, deferred compensation, cafeteria, disability, hospitalization, medical, death, retiree, insurance, or other benefit or welfare or other similar plan, policy, agreement, trust, fund, or arrangement providing for the remuneration or benefit of all or any employees or shareholders or any other person, that is neither a Pension Plan nor a Welfare Plan (collectively, the "Compensation Plans").

        (f) To the knowledge of the Company, neither any Pension Plans or Welfare Plans nor any trust created or insurance contract issued thereunder nor any trustee, fiduciary, custodian, or administrator thereof, nor any officer, director, or employee of the Company or any Subsidiary, custodian, or any other "disqualified person" within the meaning of Section 4975(e)(2) of the Code, or "party in interest" within the meaning of Section 3(14) of ERISA, with respect to any such plan has engaged in any act or omission that could reasonably be expected to result in a Company Material Adverse Effect in connection with a liability for breach of fiduciary duties under ERISA or a tax or penalty imposed by Section 502 of ERISA.

        (g) Except to the extent specifically disclosed on the Disclosure Schedule, (i) full and timely payment has been made of all amounts that the Company or any Subsidiary is required, under applicable law, with respect to any Pension Plan, Welfare Plan, or Compensation Plan, or any agreement relating to any Pension Plan, Welfare Plan, or Compensation Plan, to have paid as a contribution to each Pension Plan, Welfare Plan, or Compensation Plan, (ii) to the extent required by generally accepted accounting principles, the Company has made adequate provisions for reserves to meet contributions that have not been made because they are not yet due under the terms of any Pension Plan, Welfare Plan, or Compensation Plan or related agreements, (iii) there will be no change on or before the Closing Date in the operation of any Pension Plan, Welfare Plan, or Compensation Plan or documents under which any such plan is maintained that will result in an increase in the benefit liabilities under such plan, except as may be required by law or as provided by the terms of the Pension Plan, Welfare Plan, Compensation Plan or document in effect on the date of this Agreement, to the extent disclosed in or attached to the Disclosure Schedule, (iv) the IRS has issued favorable determination letters with respect to all Company and Subsidiary Pension Plans that are intended to be qualified under Section 401(a) of the Code, and (v) the Company has made available to Parent complete and accurate copies of all Pension Plans, Welfare Plans, Compensation Plans, and related agreements, annual reports (Form 5500), favorable determination letters, current summary plan descriptions, and all employee handbooks or manuals.

        (h) Except to the extent specifically disclosed on the Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in forgiveness of indebtedness or an increase in benefits or result in the acceleration of vesting, funding, benefit accruals or benefit payments under any Pension Plan, Welfare Plan or Compensation Plan. Except to the extent specifically disclosed on the Disclosure Schedule, no amount that could reasonably be expected to be received (whether in cash or property or the vesting of property) by any employee, officer, or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Pension Plan, Welfare Plan, or Compensation Plan currently in effect as a result of any of the transactions contemplated by this Agreement would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

    3.19 MINUTE BOOKS. The minute books of the Company and the Subsidiaries, as previously made available to Parent and its representatives, contain records of all actions taken at all meetings of and corporate actions or written consents by the shareholders, Boards of Directors, and committees of the Boards of Directors of the Company and the Subsidiaries, except for the absence of such records as would not have a Company Material Adverse Effect.

    3.20 INSURANCE POLICIES. The Disclosure Schedule sets forth a complete and accurate list of all policies of insurance (with copies attached) maintained by the Company or any Subsidiary with respect to any of its officers, directors, employees, shareholders, agents, properties, buildings, machinery, equipment, furniture, fixtures or operations and a description of each claim made in excess of $5,000 by the Company or any Subsidiary during the three-year period preceding the date hereof under any such policy of insurance. All such policies of insurance are in full force and effect.

    3.21 BANK ACCOUNTS. The Disclosure Schedule sets forth a list of each bank, broker, or other depository with which the Company or any Subsidiary has an account or safe deposit box, the names and numbers of such accounts or boxes and the names of all persons authorized to draw thereon or execute transactions.

    3.22 POWERS OF ATTORNEY. The Disclosure Schedule sets forth the names of all persons, if any, holding powers of attorney from the Company or any Subsidiary and a description of the scope of each such power of attorney. The Company has delivered to Parent prior to the date hereof complete and accurate copies of all such powers of attorney.

    3.23 PRODUCT LIABILITY CLAIMS. Except to the extent specifically disclosed on the Disclosure Schedule, during the three-year period preceding the date hereof neither the Company nor any Subsidiary has received a claim for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services (hereafter collectively referred to as "Product Liability").

    3.24 WARRANTIES. The terms of all product and service warranties and product return, sales credit, discount, warehouse allowance, advertising allowance, demo sales, and credit policies of the Company and each Subsidiary are specifically set forth on the Disclosure Schedule. The Company has attached to the Disclosure Schedule complete and accurate copies of all such warranties and policies.

    3.25 INVENTORIES. Except as specifically set forth on the Disclosure Schedule, all inventories of the Company and its Subsidiaries consist of items of merchantable quality and quantity usable or salable in the ordinary course of business, are salable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by the Company or the applicable Subsidiary therefor, conform to the specifications established therefor, and have been manufactured in accordance with applicable regulatory requirements, except to the extent that the failure of such inventories so to consist, be saleable, conform, or be manufactured would not have a Company Material Adverse Effect. Except as specifically set forth on the Disclosure Schedule, the quantities of all inventories, materials, and supplies of the Company and each Subsidiary (net of the obsolescence reserve therefor shown on the Company Interim Balance Sheet and determined in the ordinary course of business consistent with past practice) are not obsolete, damaged, slow-moving, defective, or excessive, and are reasonable and balanced in the circumstances of the Company and its Subsidiaries, except to the extent that the failure of such inventories to be in such conditions would not have a Company Material Adverse Effect. The Disclosure Schedule sets forth a true and complete list of the addresses of all warehouses or other facilities in which inventories of the Company or any Subsidiary are located.

    3.26 RELATIONS WITH SUPPLIERS AND CUSTOMERS. Since January 1, 1995, no current supplier of the Company or any Subsidiary has cancelled any contract or order for provision of, and, to the knowledge of the Company, there has been no threat by any such supplier not to provide, raw materials, products, supplies, or services to the businesses of the Company and its Subsidiaries either prior to or following the Merger except for any cancellation or threat which would not have a Company Material Adverse Effect. Except as specifically set forth on the Disclosure Schedule, neither the Company nor any Subsidiary has, to the knowledge of the Company, received any information from any customer that accounted for more than 5% of the revenues of the Company and its Subsidiaries during the last full fiscal year reasonably to the effect that such customer intends to materially decrease the amount of business it does with the businesses of the Company and its Subsidiaries either prior to or following the Merger. The Disclosure Schedule lists each supplier to the Company or any Subsidiary that is the sole source of a particular raw material, product, supply, or service.

    3.27 NO FINDERS. No act of the Company or any Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein, except payments in the amounts specified on the Disclosure Schedule to those parties identified thereon who have acted as a finder for the Company or have been retained by the Company as financial advisors pursuant to the agreements or other documents described in the Disclosure Schedule, copies of which have been provided to Parent prior to the date of this Agreement.

    3.28  PROXY STATEMENT.  The Proxy Statement/Prospectus (as defined in
Section 5.4 hereof) and any amendments or supplements thereto will comply as to form in all material respects with the provisions of the 1934 Act as amended, and the rules and regulations promulgated thereunder, and none of the information relating to the Company or its affiliates included or incorporated therein or in any amendments or supplements thereto, or any schedules required to be filed with the SEC in connection therewith, will, as of the date mailed to the Company's shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information relating to Parent or any affiliate of Parent.

    3.29 MERGER FILINGS. The information as to the Company and the Subsidiaries or any of their affiliates or shareholders included in the Company's filing, or submitted to Parent for inclusion in its filing, if any, required to be submitted under the HSR Act or under any Foreign Merger Laws shall be true, correct, and complete in all material respects and shall comply in all material respects with the applicable requirements of the HSR Act, the rules and regulations issued by the Federal Trade Commission pursuant thereto, and the Foreign Merger Laws.

    3.30 FAIRNESS OPINION. The Company has received a written opinion from Piper Jaffray, Inc. to the effect that, as of the date hereof, the consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view, and the Company will promptly deliver a copy of such opinion to Parent.

    3.31  STATE TAKEOVER LAWS; RIGHTS AGREEMENT.

        (a) The Board of Directors of the Company and, in accordance with
    Section 302A.673 of the MBCA, the required committee of such Board of Directors have approved the transactions contemplated by this Agreement, the Agreements to Facilitate Merger described in Section 5.11 hereof, and the Stock Option Agreement described in Section 5.17 hereof such that the provisions of Sections 302A.671 and 302A.673 of the MBCA will not apply to this Agreement or the Agreements to Facilitate Merger or the Stock Option Agreement or any of the transactions contemplated hereby or thereby.

        (b) The Company has taken all action and completed all amendments, if any, necessary or appropriate so that (i) the Rights Agreement dated as of June 26, 1996, as amended, between the Company and Northwest Bank Minnesota, N.A. (the "Company Rights Agreement"), is inapplicable to the transactions contemplated by the Agreements to Facilitate Merger, the Stock Option Agreement and this Agreement, (ii) the execution of this Agreement, the Stock Option Agreement, and the Agreements to Facilitate Merger, and the consummation of the transactions contemplated hereby and thereby, do not and will not result in the ability of any person to exercise any Rights under the Company Rights Agreement or enable or require the Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable, or otherwise result in the occurrence of a "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Company Rights Agreement), and (iii) immediately prior to the Effective Time, the Rights under the Company Rights Agreement shall, without any payment by the Company or Parent, expire with neither the Company nor Parent having any obligations under, and no holder of Rights having any rights under, the Rights or the Company Rights Agreement.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                        OF PARENT AND MERGER SUBSIDIARY

    Parent and Merger Subsidiary hereby jointly and severally represent and warrant to the Company as of the date hereof as follows:

    4.1 ORGANIZATION. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the state of Minnesota and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify could reasonably be expected to have a Parent Material Adverse Effect (as defined below). "Parent Material Adverse Effect" means any effect, change or event that, individually or in the aggregate with all similar effects, changes or events, is or would reasonably be expected to be material and adverse: (i) to the business, properties, liabilities, results of operation, or financial condition of Parent and its subsidiaries, considered as a whole, or (ii) to Parent's ability to perform any of its obligations under this Agreement or to consummate the Merger.

    4.2 AUTHORIZATION. Each of Parent and Merger Subsidiary has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and Parent has full corporate power and authority to prepare, file, and distribute the Registration Statement (as defined in Section 5.4 hereof). The execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Parent and Merger Subsidiary and by Parent as the sole shareholder of Merger Subsidiary, and no other corporate proceedings on the part of Parent and Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Subsidiary and constitutes the valid and binding obligation of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief, or other equitable remedies.

    4.3 CAPITALIZATION. As of July 2, 1998, the authorized capital stock of Parent consisted of (a) 800,000,000 shares of Common Stock with a par value of $.10 per share, of which there were 469,350,541 shares issued and outstanding and no shares held in Parent's treasury, and (b) 2,500,000 shares of Preferred Stock with a par value of $1.00 per share, of which there were no shares issued and outstanding. The authorized capital stock of Merger Subsidiary consists of 2,500 shares of Merger Subsidiary Common Stock, 100 of which are issued and outstanding and owned by Parent. All issued and outstanding shares of Parent Common Stock and Merger Subsidiary Common Stock are, and the shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 1 hereof shall be, at the time of issuance and delivery, validly issued, fully paid, nonassessable, and free of preemptive rights. The shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 1 hereof shall be registered under the 1933 Act and duly listed for trading on the NYSE, subject to official notice of issuance.

    4.4 CONSENTS AND APPROVALS. Except for (i) any applicable requirements of the 1933 Act, the 1934 Act, state securities laws, the NYSE, the HSR Act, and Foreign Merger Laws, (ii) the filing and recordation of appropriate merger documents as required by the MBCA, and (iii) compliance with Sections 302A.471 and 302A.473 of the MBCA regarding dissenters' rights of the Company's shareholders, the execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Articles of Incorporation or Bylaws of Parent or Merger Subsidiary; (b) violate any statute, rule, regulation, order, or decree of any public body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency) by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent, or approval of any public body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency); or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of Parent or its subsidiaries under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, or other instrument or obligation to which Parent or any of its subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound, except (x) in the cases of clauses (b) or (c), where such violation, failure to make any such filing or failure to obtain such permit, consent or approval, would not prevent or delay consummation of this Merger or otherwise prevent Parent from performing its obligations under the Agreement and would not have a Parent Material Adverse Effect, and (y) in the case of clause
(d), for any such violations, breaches, defaults, or other occurrences that would not prevent or delay consummation of any of the transaction contemplated hereby in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect, and would not have a Parent Material Adverse Effect.

    4.5 REPORTS; FINANCIAL STATEMENTS; ABSENCE OF CHANGES. Parent has filed all forms, reports, registration statements, and documents required to be filed by it with the SEC since January 1, 1995 (such forms, reports, registration statements and documents, together with any amendments thereto, are referred to as the "Parent SEC Filings"). As of their respective dates, the Parent SEC Filings (i) complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Parent SEC Filings (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present the consolidated financial position of Parent as of the dates thereof and the income, cash flows, and changes in shareholders' equity for the periods involved. Except to the extent disclosed in Parent's subsequent filings with the SEC or specifically disclosed on SCHEDULE 4.5, since April 30, 1997, there has not been any change or circumstance that would have a Parent Material Adverse Effect or as of the date hereof any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) that would have a Parent Material Adverse Effect. Except to the extent disclosed in the Parent SEC Filings or on SCHEDULE 4.5, (i) to Parent's knowledge, there is no investigation, review, claim, action, suit or proceeding by any federal, state, local or foreign body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency) or private party with respect to Parent that could reasonably be expected to have a Parent Material Adverse Effect, (ii) all activities of Parent and its subsidiaries have been, and are currently being, conducted in compliance with all applicable federal, state, local, and foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders and other similar items of any court or other governmental entity (including, but not limited to, those of the FDA or any nongovernmental self-regulatory agency), the failure to comply with which could reasonably be expected to have a Parent Material Adverse Effect, (iii) Parent and each of its subsidiaries has timely filed or otherwise provided all registrations, reports, data, and other information and applications with respect to its Regulated Products required to be filed with or otherwise provided to the FDA or any other federal, state, local, or foreign governmental authorities with jurisdiction over the manufacture, use or sale of the Regulated Products, and all regulatory licenses or approvals in respect thereof are in full force and effect, except for the failure to file timely such registrations, reports, data, information, and applications or the failure to have such licenses and approvals in full force and effect would not have a Parent Material Adverse Effect.

    4.6  REGISTRATION STATEMENT.  The Registration Statement (as defined in
Section 5.4 hereof) and any amendments or supplements thereto will comply in all material respects as to form with the 1933 Act, and none of the information relating to Parent or its affiliates included or incorporated therein or in any amendments or supplements thereto, or any schedules required to be filed with the SEC in connection therewith, will, at the time the Registration Statement becomes effective or as of the date of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent with respect to information relating to the Company or any affiliate of the Company.

    4.7 MERGER FILINGS. The information as to Parent and Merger Subsidiary or any of their affiliates or shareholders included in Parent's filing, or submitted to the Company for inclusion in its filing, if any, required to be submitted under the HSR Act or under any Foreign Merger Laws shall be true, correct, and complete in all material respects and shall comply in all material respects with the applicable requirements of the HSR Act, the rules and regulations issued by the Federal Trade Commission pursuant thereto, and Foreign Merger Laws.

    4.8 NO FINDERS. No act of Parent or Merger Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein.

                                   ARTICLE 5
                                   COVENANTS

    5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement or to the extent that Parent otherwise consents in writing, during the period from the date of this Agreement to the Effective Time, the Company and each Subsidiary will conduct its respective operations according to its ordinary and usual course of business and consistent with past practice, and the Company and each Subsidiary will use all reasonable efforts to preserve intact in all material respects its respective business organizations, to maintain its present and planned business, to keep available the services of its respective officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, physicians, consultants, customers, and others having business relationships with it; provided, however, that the Company will not be required to make any payments or enter into or amend any contractual arrangements or understandings to satisfy the foregoing obligations. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, prior to the Effective Time, neither the Company nor any Subsidiary will, without the prior written consent of Parent:

        (a) amend its Articles of Incorporation or Bylaws;

        (b) authorize for issuance, issue, sell, pledge, or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any stock of any class or any securities convertible into shares of stock of any class (other than the issuance of the number of shares of Company Common Stock indicated in Section 3.4 hereof upon the exercise in accordance with the current terms of the stock options and other rights listed in the Disclosure Schedule hereof as outstanding on the date of this Agreement, and the actual number of shares issued for the final offering period under the Company's Employee Stock Purchase Plan in accordance with the Section 3.3 hereof);

        (c) split, combine, or reclassify any shares of its capital stock, declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock; or redeem or otherwise acquire any shares of its capital stock or other securities; or amend or alter any material term of any of its outstanding securities;

        (d) other than in the ordinary course of business and consistent with past practice, create, incur, or assume any indebtedness for borrowed money, or assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other person, or make any loans, advances or capital contributions to, or investments in, any other person; or create, incur or assume any Lien on any material asset;

        (e) knowingly take any action that would have the effect of jeopardizing the qualification of the Merger as a reorganization within the meaning of
    Section 368(a)(2)(E) of the Code;

        (f) (i) increase in any manner the compensation of any of its directors, officers, employees, shareholders, or consultants, except in the ordinary course of business and consistent with past practice or consistent with existing contractual commitments, in each case to the extent disclosed in the Disclosure Schedule or accelerate the payment of any such compensation (whether or not any such acceleration is consistent with past practice) other than as required by existing contractual commitments to the extent disclosed in the Disclosure Schedule; (ii) pay or accelerate or otherwise modify the payment, vesting, exercisability, Company matching amount, or other feature or requirement of any pension, retirement allowance, severance, change of control, stock option, or other employee benefit not required by any existing plan, agreement, or arrangement or by applicable law to any such director, officer, employee, shareholder, or consultant, whether past or present, except as determined by the Company to be necessary to comply with applicable law or maintain tax-favored status (and any nonmaterial changes incidental thereto); or (iii) except for normal increases in the ordinary course of business in accordance with its customary past practices or consistent with existing contractual commitments, in each case to the extent disclosed in the Disclosure Schedule, commit itself to any additional or increased pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance, change of control, retirement or other benefit, plan, agreement, or arrangement, or to any employment or consulting agreement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

        (g) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof,
    (i) sell, transfer, mortgage, or otherwise dispose of or encumber any real or personal property, (ii) pay, discharge, or satisfy any material claim, liability, or obligation (absolute, accrued, contingent, or otherwise), or
    (iii) cancel any debts or waive any claims or rights, which involve payments or commitments to make payments that individually exceed $50,000 or, in the aggregate, exceed $100,000;

        (h) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association, or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company, except as provided in subSection (i) below and except purchases of inventory in the ordinary course of business consistent with past practice;

        (i) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $50,000 or, in the aggregate, are in excess of $100,000;

        (j) enter into, amend, or terminate any joint ventures or any other agreements, commitments, or contracts that, individually or in the aggregate, are material to the Company or any Subsidiary (except agreements, commitments, or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale, or lease of goods, services, or properties in the ordinary course of business, consistent with past practice), or otherwise make any material change in the conduct of the business or operations of the Company or any Subsidiary;

        (k) enter into or terminate, or amend, extend, renew, or otherwise modify (including, but not limited to, by default or by failure to act) any distribution, OEM, independent sales representative, noncompetition, licensing, franchise, research and development, supply, or similar contract, agreement, or understanding (except agreements, commitments, or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale, or lease of goods, services, or properties in the ordinary course of business, consistent with past practice);

        (l) change in any material respect its credit policy as to sales of inventories or collection of receivables or its inventory consignment practices;

        (m) remove or permit to be removed from any building, facility, or real property any machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business;

        (n) alter or revise its accounting principles, procedures, methods, or practices, except as required by a change in generally accepted accounting principles and concurred with by the Company's independent public accountants;

        (o) institute, settle, or compromise any claim, action, suit, or proceeding pending or threatened by or against it involving amounts in excess of $100,000, at law or in equity or before any federal, state, local, foreign, or other governmental department, commission, board, bureau, agency, or instrumentality (including, but not limited to, the FDA or any nongovernmental self-regulatory agency);

        (p) distribute or otherwise circulate any notices, directives, or other communications directed to all or groups of customers, vendors, employees, distributors, or others associated with its business relating to the transactions contemplated hereby or to the operation of business after completion of the Merger without consulting with Parent, giving Parent reasonable opportunity to comment thereon, and obtaining prior to distribution Parent's approval thereof, which shall not unreasonably be withheld;

        (q) knowingly take any action that would cause the condition set forth in Section 6.2(a) not to be met; or

        (r) agree, whether in writing or otherwise, to do any of the foregoing.

provided, however, that in the event that the Company or any of its Subsidiaries would be prohibited from taking any action by reason of this Section 5.1 without the prior written consent of Parent, such action may nevertheless be taken if the Company or any of its Subsidiaries is expressly required to do so by law and the Company prior to taking such action informs Parent in writing of such requirement.

    5.2 NO SOLICITATION. From the date hereof until the termination of this Agreement, the Company will not and will cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents, or affiliates (including, but not limited to any investment banker, attorney, or accountant retained by the Company or any Subsidiary), to not, directly or indirectly, solicit, encourage, initiate, or participate in any way in discussions or negotiations with, or knowingly provide any information to, any corporation, partnership, person, or other entity or group (other than Parent or any affiliate or agent of Parent) concerning any merger, sale or licensing of any significant portion of the assets, sale of shares of capital stock (including without limitation any proposal or offer to the Company's shareholders), or similar transactions involving the Company or any Subsidiary (an "Alternative Proposal"), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal. The Company will promptly communicate to Parent the terms of any proposal or inquiry that it has received or may receive in respect of any such transaction or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with the Company and may inform any third party who contacts the Company on an unsolicited basis concerning an Alternative Proposal that the Company is obligated hereunder to disclose such to Parent. Notwithstanding the foregoing, this Section shall not prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Alternative Proposal, if, and only to the extent that, (a) the Board of Directors of the Company determines in good faith, after receipt of advice to such effect from outside legal counsel, that such action is so required for the board of Directors to comply with its fiduciary duties to shareholders imposed by law, (b) prior to furnishing information to, or entering into discussions and negotiations with, such person or entity, the Company promptly provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (c) the Company keeps Parent informed of the status and all material terms and events with respect to any such Alternative Proposal; and (ii) to the extent applicable, complying with Rules 14d-9 and 14e-2 promulgated under the 1934 Act, as amended, with regard to an Alternative Proposal. Nothing in this Section shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof),
(y) permit the Company to enter into any agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal), or (z) affect any other obligation of the Company under this Agreement while this Agreement remains in effect.

    5.3 ACCESS AND INFORMATION. The Company shall afford to Parent, and to Parent's accountants, officers, directors, employees, counsel, and other representatives, reasonable access during normal business hours, from the date hereof through the Effective Time, to all of its properties, books, contracts, commitments, and records, and, during such period, the Company shall furnish promptly to Parent all information concerning the Company's and its Subsidiaries' businesses, prospects, properties, liabilities, results of operations, financial condition, testing, clinicals, officers, employees, investigators, distributors, customers, suppliers, and others having dealings with the Company as Parent may reasonably request and reasonable opportunity to contact and obtain information from such officers, employees, investigators, distributors, customers, suppliers, and others having dealings with the Company as Parent may reasonably request, subject, however, to limitations under existing confidentiality agreements with other bidders with respect to prior offers. During the period from the date hereof to the Effective Time, the parties shall in good faith meet and correspond on a regular basis for mutual consultation concerning the conduct of the Company's and the Subsidiaries' businesses and, in connection therewith, Parent shall be entitled to have employees or other representatives present at the offices of the Company and its Subsidiaries to observe, and be kept informed concerning, the Company's and the Subsidiaries' operations and business planning. Parent shall hold in confidence all such nonpublic information as required and in accordance with the confidentiality letter agreement dated June 2, 1998, between Parent and the Company, as amended by the amendment to confidentiality letter agreement dated the same date (the "Confidentiality Agreement").

    5.4  APPROVAL OF SHAREHOLDERS; PROXY STATEMENT; REGISTRATION STATEMENT.

        (a) The Company shall take all action necessary in accordance with Minnesota law and the Company's Articles of Incorporation and Bylaws to cause a special meeting of the Company's shareholders (the "Company Shareholders Meeting") to be duly called and held as soon as reasonably practicable following the date upon which the Registration Statement (as defined below) becomes effective for the purpose of voting upon the Merger. The shareholder vote or consent required for approval of the Plan of Merger and the Merger shall be no greater than that set forth in the MBCA and the Company's Articles of Incorporation as previously provided to Parent. Accordingly, the Company represents and warrants that the affirmative vote of the holders of record of a majority of the outstanding shares of Company Common Stock is all that is necessary to obtain shareholder approval of the Plan of Merger and the Merger. The Company shall use all reasonable efforts to obtain the approval by the Company's shareholders of this Agreement, the Plan of Merger, and the Merger. In accordance therewith, the Company shall, with the cooperation of Parent, prepare and file, as soon as reasonably practicable, a proxy statement/prospectus included as part of the Registration Statement (such proxy statement/prospectus, together with notice of meeting, form of proxy, and any letter or other materials to the Company's shareholders included therein are referred to in this Agreement as the "Proxy Statement/Prospectus"). The Company shall use all reasonable efforts to cause the definitive Proxy Statement/Prospectus to be mailed to the shareholders of the Company, as soon as reasonably practicable following its effectiveness, with the date of mailing as mutually determined by the Company and Parent. The Company will, through its Board of Directors, recommend to its shareholders approval of the Merger in the definitive Proxy Statement/Prospectus.

        (b) Parent shall, with the cooperation of the Company, prepare and file, as soon as reasonably practicable, a registration statement under the 1933 Act registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement"), which Registration Statement shall include the Proxy Statement/Prospectus. Parent will use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly thereafter as practicable. Parent shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant to the Merger. The Company shall furnish to Parent all information concerning the Company and its Subsidiaries and the holders of its capital stock, and shall take such other action and otherwise cooperate, as Parent may reasonably request in connection with any such action.

        (c) Parent shall notify the Company promptly of the receipt of the comments of the SEC and of any request by the SEC for amendments or supplements to the Registration Statement and shall supply the Company with copies of all correspondence with the SEC with respect to the Registration Statement.

        (d) If at any time prior to the Company Shareholders Meeting, any event should occur relating to the Company, any Subsidiary, or the Company's officers or directors that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, the Company shall promptly inform Parent. If at any time prior to the Company Shareholders Meeting, any event shall occur relating to Parent or Merger Subsidiary or their respective officers or directors that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, Parent shall promptly inform the Company. Whenever any event occurs that should be described in an amendment of, or supplement to, the definitive Proxy Statement/Prospectus or the Registration Statement, the Company or Parent, as the case may be, shall, upon learning of such event, promptly notify the other and consult and cooperate with the other in connection with the preparation of a mutually acceptable amendment or supplement. The parties shall promptly file such amendment or supplement with the SEC and mail such amendment or supplement as soon as practicable after it is cleared by the SEC.

    5.5 CONSENTS. The Company will, at its cost and expense, use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of the Company or its Subsidiaries to consummate the transactions contemplated hereby. Parent agrees to cooperate with the Company in connection with obtaining such approvals and consents. Parent will, at its cost and expense, use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of Parent to consummate the transactions contemplated hereby. The Company agrees to cooperate with Parent in connection with obtaining such approvals and consents.

    5.6  AFFILIATES' LETTERS.

        (a) The Company has delivered to Parent a list of names and addresses of those persons, in the Company's reasonable judgment after consultation with outside legal counsel, who, as of the date hereof, are affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person, an "Affiliate") of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list and shall promptly update such list to reflect any changes thereto. The Company has caused to be delivered to Parent an affiliate's letter in the form attached hereto as EXHIBIT B, executed by each of the Affiliates of the Company identified in the foregoing list who were available, and shall use all reasonable efforts to deliver or cause to be delivered to Parent as soon as practicable prior to the Effective Time such an affiliate's letter executed by any Affiliate who was not available to sign and deliver such letter on or prior to the date hereof and by any additional persons who become Affiliates after the date hereof. Parent shall be entitled to place legends as specified in such affiliates' letters on the certificates evidencing any of the Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such letters.

        (b) For so long as resales of shares of Parent Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the Securities Act, Parent will use all reasonable efforts to comply with Rule 144(c)(1) under the Securities Act.

    5.7 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the transactions contemplated hereby, the Proxy Statement/Prospectus, and the Registration Statement will be paid by the party incurring such costs and expenses, except that the Company and Parent will share equally the cost of printing and filing with the SEC the Proxy Statement/ Prospectus and the Registration Statement, the filing fees required under the HSR Act or any Foreign Merger Laws, and the fees charged by PricewaterhouseCoopers LLP for the letters described in Section 5.15 (the "Shared Expenses").

    5.8 FURTHER ACTIONS. Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

    5.9 REGULATORY APPROVALS. The Company and Parent will take all reasonable action as may be necessary under federal or state securities laws or the HSR Act or Foreign Merger Laws applicable to or necessary for, and will file as soon as reasonably practicable and, if appropriate, use all reasonable efforts to have declared effective or approved all documents and notifications with the SEC and other governmental or regulatory bodies (including, without limitation, the FDA and equivalent foreign regulatory bodies, and other foreign regulatory bodies that administer Foreign Merger Laws, and any foreign labor councils or bodies as may be required) that they deem necessary or appropriate for, the consummation of the Merger and the transactions contemplated hereby, and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions. Notwithstanding the foregoing or anything herein to the contrary, neither Parent nor Merger Subsidiary shall be required to make arrangements for or to effect the cessation, sale, or other disposition of particular assets or categories of assets or businesses of Parent, Merger Subsidiary, the Company, or any of their affiliates.

    5.10 CERTAIN NOTIFICATIONS. From time to time prior to the Effective Time within 5 days of the end of each calendar month, the Company will provide written notice to the Parent of any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule which has been rendered inaccurate thereby, or (b) would constitute a breach of any covenant contained in this Agreement. For purposes of determining the accuracy of the representations and warranties of the Company contained in Article 3 of this Agreement in order to determine the fulfillment of the conditions set forth in Section 6.2(a) and to determine whether a breach has occurred for purposes of Section 6.2(b) or pursuant to Section 7.1(g) hereof, the Disclosure Schedule delivered by Company in accordance with Section 3.1 shall be deemed to include only the information contained therein when delivered in accordance with Section 3.1 and shall be deemed to exclude any information contained in any subsequent notifications hereunder.

    5.11 VOTING OF SHARES. To induce Parent to execute this Agreement, certain officers and directors of the Company have executed and delivered as of the date hereof (and prior to the Company's execution and delivery of the Stock Option Agreement described in Section 5.17 below) Agreements to Facilitate Merger in the form attached hereto as EXHIBIT C, pursuant to which each such person has agreed to vote his or her shares of Company Common Stock in favor of the Merger at the Company Shareholders Meeting. At the request of Parent, after the execution of this Agreement the Company will use all reasonable efforts to have other officers and directors of the Company also execute Agreements to Facilitate Merger.

    5.12 NONCOMPETITION AGREEMENTS. To induce Parent to execute this Agreement, the Company has caused Anthony Badolato and Allan Seck to execute and deliver to Parent as of the date hereof (but expressly contingent upon the Closing of the Merger), noncompetition agreements substantially in the form of EXHIBIT D hereto each with a term of 42 months from the Effective Time, and the Company shall use all reasonable efforts to cause Gregory Melsen, William Haworth and Bradley Goskowicz to execute and deliver to Parent within 30 days of the date hereof (but expressly contingent upon the Closing of the Merger) noncompetition agreements substantially in the form of EXHIBIT D hereto each with a term of 24 months from the Effective Time.

    5.13 NYSE LISTING APPLICATION. Parent shall prepare and submit to the NYSE a listing application for the Parent Common Stock to be issued in the Merger pursuant to Article 1 of this Agreement. The Company shall cooperate with Parent in such listing application.

    5.14 INDEMNIFICATION. Parent agrees that it will, after the Effective Time, provide to those individuals who have served as directors or officers of the Company or its Subsidiaries indemnification equivalent to that provided by the Articles of Incorporation and Bylaws of the Company with respect to matters occurring prior to the Effective Time, including without limitation the authorization of this Agreement and the transactions contemplated hereby, for a period of six years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which, have not been resolved prior to the sixth anniversary, until such matters are finally resolved). To the extent permitted by law, Parent will advance expenses in connection with the foregoing indemnification. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and the Surviving Corporation shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section
5.14. For a period of six years after the Effective Time, Parent will provide that portion of directors' and officers' liability insurance that serves to reimburse officers and directors of the Company and its Subsidiaries with respect to claims against such officers and directors arising from facts or events that occurred before the Effective Time of at least the same coverage and amounts, and containing terms and conditions no less advantageous, as that coverage currently provided by the Company and its Subsidiaries.

    5.15  [INTENTIONALLY OMITTED]

    5.16 SUBSIDIARY SHARES. At or prior to the Closing, the Company shall cause all issued and outstanding Subsidiary shares owned by any person other than the Company to be transferred for no or nominal consideration to such person or persons designated by Parent.

    5.17 STOCK OPTION AGREEMENT. To induce Parent to execute this Agreement, the Company has executed and delivered to Parent as of the date hereof (and after the execution and delivery of certain Agreements to Facilitate Merger described in Section 5.11 above) a Stock Option Agreement in the form attached hereto as EXHIBIT E, pursuant to which the Company has granted to Parent an option to acquire from the Company such number of shares of Company Common Stock as equals 19.9% of the aggregate number of outstanding shares of Company Common Stock, at an exercise price equal to $11.125 per share or such lesser amount as is described in the second paragraph of Section 1.3(a) hereof. Such option shall become exercisable only in the events described in the Stock Option Agreement.

    5.18 BENEFIT PLANS AND EMPLOYEE MATTERS. From and after the Effective Time, Parent shall to the extent practicable cause the Surviving Corporation to provide employee benefits and programs to the Company's employees that, in the aggregate, are substantially comparable or more favorable than those in existence as of the date hereof and disclosed in writing to Parent prior to the date hereof.

    5.19 TAX. Parent agrees that it will not knowingly take any action that would have the effect of jeopardizing the qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

                                   ARTICLE 6
                               CLOSING CONDITIONS

    6.1 CONDITIONS TO OBLIGATIONS OF PARENT, MERGER SUBSIDIARY, AND THE COMPANY. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

        (a) NO INJUNCTION. None of Parent, Merger Subsidiary, or the Company shall be subject to any final order, decree, or injunction of a court of competent jurisdiction within the United States that (i) prevents or materially delays the consummation of the Merger, or (ii) would impose any material limitation on the ability of Parent effectively to exercise full rights of ownership of the Company or the assets or business of the Company.

        (b) SHAREHOLDER APPROVAL. The approval of the shareholders of the Company referred to in Section 5.4 hereof shall have been obtained, in accordance with the MBCA and the Company's Articles of Incorporation and Bylaws.

        (c) REGISTRATION STATEMENT. The Registration Statement (as amended or supplemented) shall have become effective under the 1933 Act and shall not be subject to any "stop order," and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness or qualification thereof shall have been initiated and be continuing or have been threatened and be unresolved. Parent shall also have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated hereby.

        (d) NYSE LISTING. The shares of Parent Common Stock to be delivered pursuant to the Merger shall have been duly listed on the NYSE, subject to official notice of issuance.

        (e) WAITING PERIODS. The waiting periods applicable to the consummation of the Merger under the HSR Act and any Foreign Merger Laws shall have expired or been terminated.

    6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The respective obligations of Parent and Merger Subsidiary to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

        (a) REPRESENTATIONS AND WARRANTIES TRUE. Each representation and warranty of the Company contained in this Agreement, without regard to any qualification or reference to immateriality or "Company Material Adverse Effect," shall be true and correct on the date hereof and on the Closing Date as though such representations and warranties were made on such date (except those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date), except for any inaccuracies that, individually or in the aggregate, have not had, and would not have, a Company Material Adverse Effect.

        (b) PERFORMANCE. The Company shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing, and Parent shall have received a certificate to such effect signed by the Chief Executive Officer of the Company.

        (c) CONSENTS. The Company shall have obtained all permits, authorizations, consents, and approvals required on its part to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance reasonably satisfactory to Parent, and Parent and Merger Subsidiary shall have received evidence reasonably satisfactory to them of the receipt of such permits, authorizations, consents, and approvals.

        (d) OPINION OF COUNSEL FOR THE COMPANY. Parent and Merger Subsidiary shall have received an opinion of Oppenheimer Wolff & Donnelly LLP, counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, to the effect set forth in EXHIBIT F hereto.

        (e) AFFILIATES' LETTERS. Parent shall have received a letter from each of the Affiliates pursuant to Section 5.6 hereof.

        (f) NONCOMPETITION AGREEMENTS. Parent shall have received executed agreements from such persons, and in such form satisfactory to Parent, as described in Section 5.12 hereof.

        (g) RESIGNATIONS. Such officers and directors of the Company or of any Subsidiary as shall have been specified Parent shall have tendered their respective resignations effective as of the Effective Time.

        (h) [Intentionally omitted]

        (i) CONTINUED EMPLOYMENT OF CEO. The chief executive officer of the Company shall have agreed to continue his employment with the Company following the Merger on such terms as are mutually satisfactory to Parent and such officer.

        (j) SUBSIDIARY SHARES. The transfer of Subsidiary shares as provided in
    Section 5.16 shall have occurred.

    6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

        (a) REPRESENTATIONS AND WARRANTIES TRUE. Each representation and warranty of Parent contained in this Agreement, without regard to any qualification or reference to immateriality or "Parent Material Adverse Effect," shall be true and correct on the date of this Agreement and on the Closing Date as though such representations and warranties were made on such date (except those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date), except for any inaccuracies that, individually or in the aggregate, have not had, and would not have, a Parent Material Adverse Effect.

        (b) PERFORMANCE. Parent and Merger Subsidiary shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing.

        (c) CONSENTS. Parent and Merger Subsidiary shall have obtained all permits, authorizations, consents, and approvals required on their part to perform their obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance satisfactory to the Company, and the Company shall have received evidence satisfactory to it of the receipt of such permits, authorizations, consents, and approvals.

        (d) OPINION OF COUNSEL FOR PARENT. The Company shall have received an opinion of Fredrikson & Byron, P.A., counsel to Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect set forth in Exhibit G hereto.

        (e) TAX OPINION. The Company shall have received an opinion of Oppenheimer Wolff & Donnelly LLP, counsel to the Company, to the effect that, subject to customary conditions and representations, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(2)(E) of the Code. This condition shall be deemed waived in the event that such tax opinion is not rendered because the Company or its shareholders have failed to provide such customary representations.

                                   ARTICLE 7
                          TERMINATION AND ABANDONMENT

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company, only:

        (a) by mutual written consent duly authorized by the Board of Directors of Parent and the Board of Directors of the Company;

        (b) by either Parent or the Company if the Merger shall not have been consummated on or before the date that is six months after the date hereof; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by such date and provided further, however, that, if a request for additional information is received from the U.S. Federal Trade Commission ("FTC") or Department of Justice ("DOJ") pursuant to the HSR Act or additional information is requested by an authority (a "Foreign Authority") pursuant to Foreign Merger Laws, such date shall be extended to the 90th day following acknowledgment by the FTC, DOJ, or Foreign Authority, as applicable, that Parent and the Company have complied with such request, but in any event not later than nine months from the date hereof;

        (c) by either Parent or the Company if a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

        (d) by either Parent or the Company if, at the Company Shareholders Meeting, the requisite vote of the shareholders of the Company is not obtained, except that the right to terminate this Agreement under this
    Section 7.1(d) will not be available to any party whose failure to perform any material obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the requisite vote of the shareholders of the Company;

        (e) by Parent if either (i) the Company has breached its obligations under Section 5.2 in any material respect, (ii) the Board of Directors of the Company has recommended, approved, accepted, or entered into an agreement regarding, an Alternative Proposal, as defined in Section 5.2,
    (iii) the Board of Directors of the Company has withdrawn or modified in a manner adverse to Parent its recommendation of the Merger, or (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced, and the Board of Directors of the Company, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its shareholders;

        (f) by the Company if (i) it is not in material breach of its obligations under Section 5.2, (ii) the Board of Directors of the Company has authorized acceptance of an Alternative Proposal, and (iii) the Company has paid to Parent the fee required by Section 7.2 to be paid to Parent in the manner therein provided;

        (g) by Parent if (i) Parent is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Company of any of its representations, warranties, or obligations under this Agreement of by an Affiliate of the Company under such person's affiliate's letter described in Section 5.6 or by an officer or director of the Company under such person's Agreement to Facilitate Merger described in Section 5.11 such that the conditions in Section 6.2 will not be satisfied, and the breach is not curable or, if curable, is not cured by the Company within 30 calendar days after receipt by the Company of written notice from Parent of such breach;

        (h) by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by Parent of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.3 will not be satisfied, and the breach is not curable or, if curable, is not cured by Parent within 30 calendar days after receipt by Parent of written notice from the Company of such breach.

        (i) by Parent if, within 10 business days following receipt of the Disclosure Schedule as described in Section 3.1, Parent determines that the Disclosure Schedule contains information which in Parent's good faith, reasonable business judgment adversely affects the value of the Company's business or prospects.

    7.2  EFFECT OF TERMINATION.

        (a) In recognition of the time, efforts, and expenses expended and incurred by Parent with respect to the Company and the opportunity that the acquisition of the Company presents to Parent, if:

           (i) this Agreement is terminated pursuant to Section 7.1(e) or 7.1(f); or

           (ii) any third party makes an Alternative Proposal to which the Company has made a response or any third party acquires 15% or more of the outstanding Company Common Stock prior to the Company Shareholders Meeting, and either (A) the requisite vote of the shareholders of the Company to approve the Merger is not obtained or (B) this Agreement is terminated pursuant to Section 7.1(g) where the Company's breach is willful and intentional or is terminated pursuant to Section 7.1(d), then, in any such event, the Company will pay to Parent, upon the termination date in the event of termination pursuant to Section 7.1(f), and immediately upon the date of entering into an agreement providing for an Alternative Proposal (if such agreement is entered into within 12 months of the termination of this Agreement), in the case of a termination pursuant to
    Section 7.1(e) or in the case of the events specified in clause (ii) above (by wire transfer of immediately available funds to an account designated by Parent for such purpose), a fee equal to $2.75 million. The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails to pay promptly the fee due pursuant to this Section 7.2, the Company shall also pay to Parent Parent's costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under this section, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by Norwest Bank Minnesota, N.A. Any change in the interest rate hereunder resulting from a change in such prime rate shall be effective at the beginning of the day of such change in such prime rate.

        (b) Except as provided in the next sentence of this paragraph, in the event of the termination of this Agreement pursuant to any paragraph of
    Section 7.1, the obligations of the parties to consummate the Merger will expire, and none of the parties will have any further obligations under this Agreement except pursuant to Sections 5.3, 5.7, and 7.2(a) and which shall survive termination of this Agreement. In the event of the termination of this Agreement pursuant to any paragraph of Section 7.1 that is caused by a breach of a party, the party whose breach was the basis for the termination will not be relieved from any liability for its breach or its obligations pursuant to Section 7.2(a), and the other party will have no further obligations under this Agreement except as provided in Sections 5.3 and 5.7 and Article 8.

                                   ARTICLE 8
                                 MISCELLANEOUS

    8.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of Parent, Merger Subsidiary, and the Company at any time prior to the Effective Time with respect to any of the terms contained herein. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Parent or Merger Subsidiary on the one hand, or the Company on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by the Company or Parent, respectively, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing. Merger Subsidiary agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon Merger Subsidiary, whether or not given expressly on its behalf.

    8.3 INVESTIGATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of Parent and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every representation and warranty contained herein shall be deemed to be conditions to the Merger and shall not survive the Merger. This Section 8.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing. Parent acknowledges and agrees that (i) other than the representations and warranties of the Company and its Subsidiaries specifically contained in this Agreement, including for this purpose the Disclosure Schedule and other matters referred to in this Agreement or the Disclosure Schedule, there are no representations or warranties of the Company or its Subsidiaries either expressed or implied with respect to the Company, its Subsidiaries or their respective assets, liabilities and businesses, and (ii) other than as incorporated, referred to or repeated in the representations and warranties of the Company made in this Agreement or in the Disclosure Schedule, it shall have no claim or right to indemnification with respect to any information (whether written or oral), documents or material furnished by the Company, its Subsidiaries or any of their respective officers, directors, employees, agents or advisors to Parent, including any information, documents or material made available to Parent in certain "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement

    8.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally by commercial courier service or otherwise, or by telecopier, or three days after such notice is mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent or Merger Subsidiary, to it at:

            Medtronic, Inc.
            7000 Central Avenue, N.E.
            Minneapolis, MN 55432

            with separate copies thereof addressed to

            Attention:  General Counsel
                        FAX: (612) 572-5459

            and

            Attention:  Vice President and Chief Development Officer
                        FAX: (612) 572-5404

        (b) If to the Company, to it at:


            AVECOR Cardiovascular Inc.
            7611 Northland Drive
            Minneapolis, MN 55428
            FAX: (612) 391-9020
            Attention: Anthony Badolato, CEO
            with a copy to:

            Oppenheimer Wolff & Donnelly LLP
            Plaza VII Building, Suite 3400
            45 South Seventh Street
            Minneapolis, MN 55402
            FAX: (612) 607-7100
            Attention: Richard Lareau

    8.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder, except that Section 5.14 of this Agreement shall inure to the benefit of the persons identified therein.

    8.6 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable Minnesota principles of conflicts of law).

    8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

    8.8 KNOWLEDGE. As used in this Agreement or the instruments, certificates or other documents required hereunder, the term "knowledge" of an entity shall mean knowledge actually possessed by any director or officer of such entity.

    8.9 INTERPRETATION. The Table of Contents, article and Section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

    8.10 PUBLICITY. Upon execution of this Agreement by Parent, Merger Subsidiary, and the Company, the parties shall jointly issue a press release, as agreed upon by them. The parties intend that all future statements or communications to the public or press regarding this Agreement or the Merger will be mutually agreed upon by them and neither party shall, without such mutual agreement or the prior consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by law or the rules of the NYSE or Nasdaq and then only (a) upon the advice of such party's legal counsel; (b) to the extent required by law or the rules of the NYSE or Nasdaq; and (c) following prior notice to the other party and an opportunity for the other party to discuss with the disclosing party (which notice shall include a copy of the proposed statement or communication to be issued to the press or public). The foregoing shall not restrict Parent's or the Company's communications with their employees or customers in the ordinary course of business.

    8.11 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto and the Confidentiality Agreement referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement and the Confidentiality Agreement supersede all prior agreements and the understandings between the parties with respect to such subject matter. No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein shall constitute an agreement among the parties hereto. Any agreement among the parties shall exist only when the parties have fully executed and delivered this Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                MEDTRONIC, INC.

                                BY   /S/ MICHAEL D. ELLWEIN
                                     -----------------------------------------
                                     Its: Vice President

                                AC MERGER CORP.

                                BY   /S/ MICHAEL D. ELLWEIN
                                     -----------------------------------------
                                     Its: President

                                AVECOR CARDIOVASCULAR INC.

                                BY   /S/ ANTHONY BADOLATO
                                     -----------------------------------------
                                     Its: CEO

                                   APPENDIX C
                       MINNESOTA BUSINESS CORPORATION ACT

302A.471. RIGHTS OF DISSENTING SHAREHOLDERS

    SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

        (1) alters or abolishes a preferential right of the shares;

        (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

        (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

        (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

    (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

    (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

    (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to vote on the plan; or

    (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

    SUBD. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

    (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

    SUBD. 3. RIGHTS NOT TO APPLY. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

    (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

    SUBD. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

    SUBDIVISION 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

    (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

    (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

    (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

    SUBD. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

    SUBD. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

    SUBD. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

        (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

        (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

    (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

    SUBD. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

        (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

        (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

        (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

    (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

    (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

    SUBD. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

    SUBD. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

    SUBD. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

    (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                   APPENDIX D

                                                                    [LETTERHEAD]

July 12, 1998

The Board of Directors
AVECOR Cardiovascular Inc.
7611 Northland Drive
Minneapolis, MN 55428

Members of the Board:

    In connection with the proposed transaction ("Transaction") in which Medtronic Merger Corporation, a wholly-owned subsidiary of Medtronic, Inc. ("Medtronic"), will be merged with and into AVECOR Cardiovascular Inc. ("AVECOR") and AVECOR will become a wholly-owned subsidiary of Medtronic, you have requested our opinion as to the fairness, from a financial point of view, to the shareholders of AVECOR of the proposed consideration to be received by the shareholders of AVECOR in the Transaction pursuant to the Agreement referred to below. Under the terms of the Agreement and Plan of Merger (the "Agreement"), at the effective time of the Transaction, each issued and outstanding share of AVECOR Common Stock will be converted into the fraction of a share of Medtronic common stock which is equivalent to $11.125 per share based upon the average of the daily closing stock price of Medtronic for the 18 consecutive trading days ending on and including the second trading day immediately preceding the closing. The terms and conditions of the Merger are more fully set forth in the Agreement. The Transaction is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    Piper Jaffray Inc., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as exclusive financial advisor to AVECOR in connection with the Transaction and will receive a fee for our services which is contingent upon consummation of the Transaction. In addition, we will receive a separate fee for providing this opinion, which will be credited against the fee for our services. This opinion fee is not contingent upon the consummation of the Transaction. AVECOR has also agreed to indemnify us against certain liabilities in connection with our services. We acted as lead manager of a public stock offering of AVECOR Common Stock on June 21, 1995. In the ordinary course of our business, we and our affiliates may actively trade securities of Medtronic and AVECOR for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

    In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) a draft dated July 10, 1998 of the Agreement and Plan of Merger, (ii) certain public information related to Medtronic, (iii) certain publicly available financial and securities data of Medtronic and selected public companies deemed comparable to Medtronic, (iv) certain analyst reports on Medtronic, (v) to the extent publicly available, information concerning selected transactions deemed comparable to the proposed Transaction ,
(vi) certain publicly available information relative to AVECOR and selected public companies deemed comparable to AVECOR, (vii) certain internal financial information of AVECOR on a stand-alone basis prepared for financial planning purposes, and furnished by AVECOR management and (viii) certain publicly available financial and securities data of AVECOR. We had discussions with members of the management of AVECOR concerning the financial condition, current operating results and business outlook for AVECOR on a stand-alone basis.

    We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by AVECOR, or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. AVECOR has advised us that it does not publicly disclose internal financial information of the type provided to us and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. We have relied upon the assurance of the management of AVECOR that the information provided to us by AVECOR has been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading.

    We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us, without modification of material terms or conditions by AVECOR or Medtronic. We have also assumed that the Transaction contemplated by the Agreement will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In addition, we have assumed that, in the course of obtaining the necessary regulatory approvals for the Transaction, no restrictions, including any divestiture requirements, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction.

    In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of AVECOR or Medtronic, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of any entity.

    This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of AVECOR or Medtronic Common Stock have traded or may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

    This opinion is directed to and is for the use and benefit of the Board of Directors of AVECOR and is rendered to the Board of Directors in connection with its consideration of the Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Transaction. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction. This opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

    Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the consideration proposed to be received by the shareholders of AVECOR in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the shareholders of AVECOR as of the date hereof.

Sincerely,


/s/ Piper Jaffray Inc.
PIPER JAFFRAY INC.

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Minnesota Statutes Section 302A.521, Subd. 2, requires Medtronic to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Medtronic, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met. In addition, Section 302A.521, Subd. 3, requires payment by Medtronic, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

     Medtronic's Bylaws provide for indemnification by Medtronic to the full extent permitted by Minnesota Statutes Section 302A.521, as now enacted or hereafter amended, against and with respect to threatened, pending, or completed actions, suits, or proceedings arising from, or alleged to arise from, a party's actions or omissions as a director, officer, employee, or agent of Medtronic or any subsidiary of Medtronic or of any other corporation, partnership, joint venture, trust, or other enterprise that has served in such capacity at the request of Medtronic if such acts or omissions occurred, or were or are alleged to have occurred, while such party was a director or officer of Medtronic. Generally, under Minnesota law, indemnification will be available only where an officer or director can establish that he or she acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Medtronic. As permitted by Minnesota Statutes Section 302A.521, Medtronic's Restated Articles of Incorporation provide that a director shall have no personal liability to Medtronic or its shareholders for breach of his or her fiduciary duty as a director, to the fullest extent permitted by law.

     In addition to providing indemnification as outlined above, Medtronic also purchases individual insurance coverage for its directors and officers. Subject to the stated conditions, the policy insures the directors and officers of Medtronic against liability arising out of actions taken in their official capacities. To the extent that such actions cannot be indemnified by Medtronic, the policy provides individual liability insurance protection for the directors and officers of Medtronic.

Item 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     (a)    Exhibits

     2*     Agreement and Plan of Merger, dated July 12, 1998, by and among
            Medtronic, Inc., AVECOR Cardiovascular Inc., and AC Merger Corp., including the Exhibits thereto. (The Agreement and Plan of Merger and Exhibit A thereto are furnished as Appendices B and A, respectively, to the Proxy Statement/Prospectus forming a part of this Registration Statement.) Upon the request of the Commission, Medtronic agrees to furnish supplementally to the Commission a copy of any disclosure schedules to the Agreement and Plan of Merger.

     5** Opinion and Consent of Fredrikson & Byron, P.A. regarding validity of shares.

     8** Opinion and Consent of Oppenheimer Wolff & Donnelly LLP regarding certain tax matters.

     23.1** Consent of Fredrikson & Byron, P.A. (included in Exhibit 5).

     23.2** Consent of Oppenheimer Wolff & Donnelly LLP regarding certain tax matters (included in Exhibit 8).

     23.3** Consent of PricewaterhouseCoopers LLP, independent accountants for Medtronic, Inc.

     23.4** Consent of PricewaterhouseCoopers LLP, independent accountants for AVECOR Cardiovascular Inc.

     23.5*  Consent of Piper Jaffray Inc.

     24*    Power of Attorney.

     99.1** Form of Proxy to be used by AVECOR Cardiovascular Inc.
            shareholders.

     (b)    Financial Statement Schedules.

            Not applicable.

     (c)    Reports, Opinions and Appraisals Materially Related to the
            Transaction.

            Opinion of Piper Jaffray Inc. is furnished as Appendix D to the Proxy Statement/Prospectus forming a part of this Registration
            Statement.

     ---------

     * Filed with the Registration Statement to which this Pre-Effective Amendment No. 1 relates.
    ** Filed herewith.


Item 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b)    (i)     The undersigned registrant hereby undertakes as follows:
that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

            (ii) The registrant undertakes that every prospectus [a] that is filed pursuant to paragraph (b)(i) immediately preceding, or [b] that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on September 23, 1998.

                                   MEDTRONIC, INC.


                                   By /s/ William W. George
                                      -----------------------------------
                                       William W. George, Chairman
                                        and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed on September 23, 1998 by the following persons in the capacities indicated.


Signature                               Title
---------                               -----
 /s/ William W. George                  Chairman, Chief Executive Officer and                September 23, 1998
---------------------------------       Director (principal executive officer)
William W. George

 /s/ Robert L. Ryan                     Senior Vice President and Chief                      September 23, 1998
---------------------------------       Financial Officer (principal
Robert L. Ryan                          financial and accounting officer)

               *                        Vice Chairman and Director       )
---------------------------------                                        )
Glen D. Nelson, M.D.                                                     )
                                                                         )
               *                        Director                         )
---------------------------------                                        )
William R. Brody, M.D., Ph.D.                                            )
                                                                         )
               *                        Director                         )       * By /s/ Ronald E. Lund
---------------------------------                                        )           -------------------
Paul W. Chellgren                                                        )            Ronald E. Lund
                                                                         )            Attorney-in-Fact
               *                        Director                         )
---------------------------------                                        )
Arthur D. Collins, Jr.                                                   )            Date: September 23, 1998
                                                                         )
               *                        Director                         )
---------------------------------                                        )
Antonio M. Gotto, Jr., M.D.                                              )
                                                                         )
               *                        Director                         )
---------------------------------                                        )
Bernadine P. Healy, M.D.                                                 )
                                                                         )
               *                        Director                         )
---------------------------------                                        )
Thomas E. Holloran                                                       )
                                                                         )
               *                        Director                         )
---------------------------------                                        )
Richard L. Schall                                                        )
                                                                         )
                 *                      Director                         )
---------------------------------                                        )
Jack W. Schuler                                                          )
                                                                         )
                 *                      Director                         )
---------------------------------                                        )
Gerald W. Simonson                                                       )
                                                                         )
                 *                      Director                         )
---------------------------------                                        )
Gordon M. Sprenger                                                       )
                                                                         )
                 *                      Director                         )
---------------------------------                                        )
Richard A. Swalin, Ph.D.                                                 )


---------------------------------       Director
Jean-Pierre Rosso

                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                               ---------------------

                                   EXHIBIT INDEX
                                         TO
                          FORM S-4 REGISTRATION STATEMENT

                               ---------------------

-------------------------------------------------------------------------------

                                  MEDTRONIC, INC.

-------------------------------------------------------------------------------


Exhibit     Description
-------     -----------
2*          Agreement and Plan of Merger, dated July 12, 1998, by and among
            Medtronic, Inc., AVECOR Cardiovascular Inc., and AC Merger Corp.,
            including the Exhibits thereto (The Agreement and Plan of Merger and
            Exhibit A thereto are furnished as Appendices B and A, respectively, to the Proxy Statement/Prospectus forming a part of this Registration
            Statement)

5 Opinion and Consent of Fredrikson & Byron, P.A. regarding validity of shares

8 Opinion and Consent of Oppenheimer Wolff & Donnelly LLP regarding certain tax matters

23.1        Consent of Fredrikson & Byron, P.A. (included in Exhibit 5)

23.2 Consent of Oppenheimer Wolff & Donnelly LLP regarding certain tax matters (included in Exhibit 8)

23.3        Consent of PricewaterhouseCoopers LLP, independent accountants for Medtronic, Inc.

23.4        Consent of PricewaterhouseCoopers LLP, independent accountants for AVECOR Cardiovascular Inc.

23.5*       Consent of Piper Jaffray Inc.

24*         Power of Attorney of certain officers and directors

99.1        Form of Proxy to be used by AVECOR Cardiovascular Inc. shareholders


     ---------
     * Previously filed.